Exhibit 4.1

AMENDED AND RESTATED

AGENCY AGREEMENT

relating to

BANK OF AMERICA CORPORATION

U.S. $65,000,000,000

Euro Medium-Term Note Program

among

BANK OF AMERICA CORPORATION

and

THE BANK OF NEW YORK MELLON

as Principal Agent

and

THE BANK OF NEW YORK (LUXEMBOURG) S.A.

as Transfer Agent and Registrar

DATED AS OF JULY 25, 2008

Schedule 1	-	Form of Bearer Temporary Global Note
Schedule 2	-	Form of Bearer Permanent Global Note
Schedule 3	-	Form of Bearer Definitive Note, Coupon, Receipt and Talon
Schedule 4	-	Form of Registered Global Certificate
Schedule 5	-	Form of Registered Definitive Certificate
Schedule 6-1	-	Terms and Conditions of the Notes
Schedule 6-2	-	Product Annexes
Schedule 7	-	Form of Certificate to be Presented by Euroclear or Clearstream, Luxembourg
Schedule 8	-	Form of Certificate of Beneficial Owner
Schedule 9	-	Provision for Meetings of Noteholders
Schedule 10	-	Form of Put Notice
Schedule 11	-	Form of Calculation Agency Agreement

i

Schedule 12	-	Form of Delivery Agency Agreement
Schedule 13	-	Form of Asset Transfer Notice
Schedule 14	-	Regulations Concerning the Transfer and Registration of Notes in Registered Form
Schedule 15	-	Form of Transfer

ii

THIS AMENDED AND RESTATED AGENCY AGREEMENT (this “Agreement”) dated as of July 25, 2008 is made by and among:

(i)	Bank of America Corporation, a Delaware corporation (the “Issuer”);

(ii)	The Bank of New York Mellon (the “Principal Agent”); and

(iii)	The Bank of New York (Luxembourg) S.A. (the “Transfer Agent” and “Registrar” and, together with the Principal Agent, the “Agents”, and each of them individually, an “Agent”).

WHEREAS, the Issuer and the Principal Agent wish to update the arrangements originally agreed among them pursuant to an Amended and Restated Agency Agreement dated August 21, 2006, as supplemented by a Supplemental Agreement dated July 26, 2007 (the “Prior Amended Agency Agreement”);

WHEREAS, the Issuer proposes to issue up to U.S. $65,000,000,000 (or its equivalent in other currencies) in aggregate principal amount of Euro Medium-Term Notes (the “Notes”) outstanding at any one time as provided in an Amended and Restated Program Agreement of even date herewith, among the Issuer, the Arranger and the Dealers named therein (as amended and supplemented from time to time, the “Program Agreement”) and as described in an Offering Circular (as defined in the Program Agreement);

WHEREAS, Notes will be issued in the denominations specified in the applicable Final Terms;

WHEREAS, the Issuer and the Principal Agent wish to amend and restate the Prior Amended Agency Agreement and the Issuer, the Principal Agent, the Registrar and Transfer Agent wish to make provisions for the issuance of Notes in registered form, all in accordance with the terms of this Agreement, with respect to the Notes to be issued by the Issuer under this Agreement on and after the date hereof;

WHEREAS, unless otherwise determined by the Issuer and specified in the applicable Final Terms, beneficial interests in each Tranche of Notes in bearer form (“Bearer Notes”) will initially be represented by a Bearer Temporary Global Note, exchangeable, as provided in such Bearer Temporary Global Note, for beneficial interests in a Bearer Permanent Global Note and, beneficial interests in a Bearer Global Note may under certain circumstances be exchangeable for Bearer Definitive Notes, in each case, as further described herein and in accordance with the terms of the Bearer Global Notes; and

WHEREAS, ownership interests in each Tranche of Notes in registered form (“Registered Notes”) will be constituted by an entry on the Register (as defined herein) and unless otherwise determined by the Issuer and specified in the applicable Final Terms, beneficial interests in each Registered Global Note shall be exchangeable, only in the limited circumstances as provided in such Registered Global Certificate, for Registered Definitive Notes, as further described herein and in accordance with the terms of the Registered Global Note.

NOW, THEREFORE, it is agreed as follows:

1.	Definitions and Interpretation

(1) Terms and expressions defined or specifically interpreted in the Program Agreement or the Notes or used in the applicable Final Terms shall have the same meanings or interpretations in this Agreement, except where the context requires otherwise.

(2) Without prejudice to the foregoing in this Agreement:

“Affiliate” means, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person;

“CGN” and “Classic Global Note” mean a Bearer Temporary Global Note in the form set out in Schedule 1 hereto or a Bearer Permanent Global Note in the form set out in Schedule 2 hereto, in either case where the applicable Final Terms specify the Notes as being in CGN form;

“Eurosystem-eligible NGN” means a NGN which is intended to be held in a manner which would allow Eurosystem eligibility, as stated in the applicable Final Terms;

“NGN” and “New Global Note” mean a Bearer Temporary Global Note in the form set out in Schedule 1 hereto or a Bearer Permanent Global Note in the form set out in Schedule 2 hereto, in either case where the applicable Final Terms specify the Notes as being in NGN form;

“outstanding” means, in relation to the Notes, all the Notes issued other than (a) those which have been redeemed in accordance with the Terms and Conditions, (b) those in respect of which the redemption date in accordance with the Terms and Conditions has occurred and the redemption consideration (including any interest accrued on such Notes to the date for such redemption and any interest or other amounts payable or deliverable under the Terms and Conditions after such date) have been duly paid to the Agents as provided in this Agreement or delivered pursuant to any Delivery Agency Agreement and remain available for payment or delivery against presentation and surrender of Registered Certificates or Bearer Notes, and/or Receipts and/or Coupons, as the case may be, (c) those which have become void under Condition 9, (d) those which have been purchased and cancelled as provided in Condition 6 (or as provided in the Global Notes), (e) those mutilated or defaced Bearer Notes or Registered Certificates which have been surrendered in exchange for replacement Bearer Notes or Registered Certificates respectively pursuant to Condition 11, (f) (for purposes only of determining how many Notes are outstanding and without prejudice to their status for any other purpose) those Bearer Notes alleged to have been lost, stolen or destroyed and in respect of which replacement Bearer Notes have been issued pursuant to Condition 11, (g) any Bearer Temporary Global Note to the extent that it shall have been exchanged for a Bearer Permanent Global Note, and any Bearer Global Note to the extent that it shall have been exchanged for one or more Bearer Definitive Notes, in each case pursuant to their respective provisions; provided that for the purposes of (i) ascertaining the right to attend and vote at any meeting of the Noteholders and (ii) the determination of how many Notes are outstanding for the purposes of Schedule 9 hereto, those Notes which are beneficially held by, or are held on behalf of, the Issuer or any of its Affiliates shall (unless and until ceasing to be so held) be deemed not to remain outstanding;

“Paying Agents” means the Principal Agent and such other paying agent or paying agents as may be appointed from time to time hereunder;

“Regulations” means the regulations referred to in Clause 17;

“Restricted Period” shall be determined as set forth in Clause 6(2), unless otherwise indicated; and

(3) The term “Notes” as used in this Agreement shall include the Bearer Notes and the Registered Notes. With respect to the Bearer Notes, it shall include the Bearer Temporary Global Note and the Bearer Permanent Global Note, Bearer Definitive Notes and Coupons. With respect to the Registered Notes, it shall include the Registered Global Note and the Registered Definitive Notes. The term “Global Note” as used in this Agreement shall include the Bearer Temporary Global Note, the Bearer Permanent Global Note and the Registered Global Note, each of which is a “Global Note.” The term “Noteholders” as used in this Agreement shall mean the several persons who are for the time being the holders of the Notes, which expression, (a) with respect to the Bearer Notes, while the Notes are represented by a Bearer Global Note, shall mean (except with respect to the payment of principal, premium, if any, interest, or any other amounts payable on, or deliveries in respect of, the Notes, the right to which shall be vested as against the Issuer solely in the bearer of such Bearer Global Note in accordance with and subject to its terms) the persons for the time being shown in the records of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) (other than Clearstream, Luxembourg, if Clearstream, Luxembourg shall be an accountholder of Euroclear, and Euroclear, if Euroclear shall be an accountholder of Clearstream, Luxembourg) as the Noteholders of particular principal amounts of Notes (in which regard any certificate or other document issued by Euroclear or Clearstream, Luxembourg as to the principal amount of Notes standing to the credit of the account of any person shall be conclusive and binding for all purposes), and (b) with respect to the Registered Notes, while the Notes are represented by a Registered Global Certificate, shall mean, (except with respect to the payment of principal, premium, if any, interest, or any other amounts payable on, or deliveries in respect of, the Notes, the rights to which shall be vested as against the Issuer solely in the person or persons for the time being shown in the Register (as defined below) maintained by the Registrar pursuant to Clause 3 below (“Register”) as the Noteholder or Noteholders of particular principal amounts of the Notes), the persons for the time being shown in the records of Euroclear or Clearstream, Luxembourg (other than Clearstream, Luxembourg, if Clearstream, Luxembourg shall be an accountholder of Euroclear, and Euroclear, if Euroclear shall be an accountholder of Clearstream, Luxembourg) as the Noteholders of particular principal amounts of Notes (in which regard any certificate or other document issued by Euroclear or Clearstream, Luxembourg as to the principal amount of Notes standing to the credit of the account of any person shall be conclusive and binding for all purposes).

(4) All references to Condition or Conditions shall be a reference to the corresponding conditions set out in the Terms and Conditions of the Notes.

(5) For purposes of this Agreement, the Notes of each Series shall form a separate series of Notes and the provisions of this Agreement shall apply mutatis mutandis separately and independently to the Notes of each Series and in such provisions the expressions “Notes,” “Noteholders,” “Receipts,” “Receiptholders,” “Coupons,” “Couponholders,” “Talons” and “Talonholders” shall be construed accordingly.

(6) The Issuer may create the Registered Notes by executing the applicable Final Terms and directing the Registrar to enter the details of the Registered Notes in the Register. The terms and conditions of the Registered Notes shall be constituted by the Terms and Conditions of the Notes, in the form attached to the Registered Certificate representing such Registered Notes.

(7) All references in this Agreement to principal and/or interest or both in respect of the Notes or to any monies payable or amounts deliverable by the Issuer in respect of the Notes under this Agreement shall have the meaning set out in Condition 4.

(8) All references in this Agreement to the “relevant currency” shall be construed as references to the currency in which the relevant Notes and/or Coupons are denominated (or payable in the case of Dual Currency Notes).

(9) In this Agreement, Clause headings are inserted for convenience and ease of reference only and shall not affect the interpretation of this Agreement. All references in this Agreement to the provisions of any statute shall be deemed to be references to that statute as from time to time modified, extended, amended or re-enacted or to any statutory instrument, order or regulation made thereunder or under such re-enactment.

(10) All references in this Agreement to an agreement, instrument or other document (including, without limitation, this Agreement, the Program Agreement, any Delivery Agency Agreement, any Calculation Agency Agreement, the Notes and any Terms and Conditions appertaining thereto) shall be construed as a reference to that agreement, instrument or document as the same may be amended, modified, varied or supplemented from time to time.

(11) Any references herein to Euroclear or Clearstream, Luxembourg shall be deemed to include, whenever the context permits, a reference to any additional or alternative clearance system approved by the Issuer and the Principal Agent. References to the “records” of Euroclear and Clearstream, Luxembourg shall be to the records that each of such entities holds for its customers, which reflect the amount of such customer’s interest in the Notes.

2.	Appointments of Principal Agent, Paying Agents, Delivery Agent and Calculation Agent

(1) The Issuer hereby continues the appointment of The Bank of New York Mellon, as principal agent, and The Bank of New York Mellon, hereby acknowledges its continued acceptance of such appointment as principal agent of the Issuer, upon the terms and subject to the conditions set out below, for the purposes of:

(a) subject to Clause 5(1)(a) below, completing, authenticating and delivering Bearer Global Notes and Registered Global Certificates and (if required) authenticating and delivering Bearer Definitive Notes and Registered Definitive Certificates;

(b) giving effectuation instructions in respect of each Global Note which is an Eurosystem-eligible NGN;

(c) exchanging Bearer Temporary Global Notes for Bearer Permanent Global Notes or Bearer Definitive Notes, as the case may be, in accordance with the terms of such Bearer Temporary Global Notes and, in respect of such exchange, (i) making all notations on Bearer Global Notes which are CGNs as required by their terms and (ii) instructing Euroclear and Clearstream, Luxembourg to make appropriate entries in their records in respect of all Bearer Global Notes which are NGNs;

(d) under certain circumstances, exchanging Bearer Permanent Global Notes for Bearer Definitive Notes in accordance with the terms of such Bearer Permanent Global Notes and, in respect of such exchange, (i) making all notations on Bearer Permanent Global Notes which are CGNs as required by their terms and (ii) instructing Euroclear and Clearstream, Luxembourg to make appropriate entries in their records in respect of all Bearer Permanent Global Notes which are NGNs;

(e) paying sums due on Global Notes, Bearer Definitive Notes, Registered Definitive Notes, Receipts and Coupons and instructing Euroclear and Clearstream, Luxembourg to make appropriate entries in their records in respect of all Bearer Global Notes which are NGNs (as provided in this Agreement);

(f) determining the end of the Restricted Period applicable to each Tranche of Bearer Notes;

(g) arranging on behalf of the Issuer for notices with respect to Bearer Notes to be communicated to the Noteholders;

(h) preparing and sending any required periodic reports to the Ministry of Finance of Japan (the “MoF”), or any other appropriate regulatory authority and, subject to confirmation from the Issuer for the need for such further reporting, ensuring that all necessary action is taken to comply with any reporting requirements of any competent authority of any relevant currency as may be in force from time to time with respect to the Bearer Notes to be issued under the Program;

(i) subject to the Procedures Memorandum, submitting to the appropriate stock exchange such number of copies of each Final Terms which relate to Notes which are to be listed on that stock exchange as it may reasonably require;

(j) receiving, on behalf of the Issuer, notice from Euroclear or Clearstream, Luxembourg relating to the certifications of non-United States beneficial ownership of Bearer Notes and providing copies of such notices to the Issuer;

(k) performing all other obligations and duties imposed upon it by the Terms and Conditions, this Agreement or as may be agreed between the Issuer and the Principal Agent in connection with a particular Series or Tranche of Notes;

(l) taking responsibility for compliance with all U.S. tax requirements with respect to the Notes, including those specified in Clause 11.

(2) The Issuer, in its discretion, may appoint (or remove) one or more agents outside the United States and its possessions (each, a “Paying Agent”) for the payment (subject to applicable laws and regulations) of the principal of, any interest, other amounts payable and Additional Amounts, if any, (as defined in Condition 8) on the Bearer Notes. Upon its written acceptance of such appointment or execution of a copy of this Agreement, each Paying Agent shall have the powers and authority granted to and conferred upon it herein and in the Notes, and such further powers and authority, acceptable to it, to act on behalf of the Issuer as the Issuer hereafter may grant to or confer upon it in writing. As used herein, “paying agencies” shall mean paying agencies maintained by a Paying Agent on behalf of the Issuer as provided elsewhere herein. As used herein, “possessions” shall include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

(3) The Issuer will appoint one or more agents to make certain calculations with respect to the Notes (each, a “Calculation Agent”) pursuant to the Terms and Conditions, pursuant to an agreement (each, a “Calculation Agency Agreement”) substantially in the form of Schedule 11 hereto, and will promptly provide to the Agents and each Paying Agent full details of each such agent appointed in respect of a particular Series of Notes.

(4) The Issuer may appoint one or more agents to deliver relevant Physical Delivery Amount(s) with respect to Physical Delivery Notes (each, a “Delivery Agent”) pursuant to the Terms and Conditions, pursuant to an agreement (each, a “Delivery Agency Agreement”) substantially in the form of Schedule 12 hereto, and will promptly provide to the Agents and each Paying Agent full details of each such agent appointed in respect of a particular Series of Notes.

(5) In relation to each issue of Eurosystem-eligible NGNs, the Issuer hereby authorizes and instructs the Principal Agent to elect, as directed by the Issuer, Euroclear or Clearstream, Luxembourg, as common safekeeper. From time to time, the Issuer and the Principal Agent may agree to vary this election. The Issuer acknowledges that any such election is subject to the right of Euroclear and Clearstream, Luxembourg to jointly determine that the other shall act as common safekeeper in relation to any such issue and agrees that no liability shall attach to the Principal Agent in respect of any such election made by it.

(6) The obligations of the Paying Agents under this Agreement shall be several and not joint.

3.	Appointments of Registrar and Transfer Agent

(1) The Issuer hereby appoints The Bank of New York (Luxembourg) S.A. as Transfer Agent and Registrar in respect of the Registered Notes, and The Bank of New York (Luxembourg) S.A. hereby accepts such appointment, upon the terms and subject to the conditions set out below, for the purposes of:

(a) maintaining a Register (as defined in Clause 4 (1)(a)) and making appropriate entries in the Register in respect of all Registered Notes;

(b) arranging on behalf of the Issuer for notices with respect to Registered Notes to be communicated to the Noteholders;

(c) performing all other obligations and duties imposed upon it by the Terms and Conditions of the Registered Notes and this Agreement or as may be agreed between the Issuer and the Transfer Agent or Registrar (as applicable) in connection with the Registered Notes; and

(d) delegating such functions to the Principal Agent as may be reasonably required in order to fulfill its obligations pursuant to (b) and (c) above.

4.	Duties of the Registrar and Transfer Agent

(1) The Registrar shall, subject to Clause 4(2), so long as any Registered Note is outstanding:

(a) maintain a register at an office or agency in Luxembourg (the “Register”) for the purpose of recording (i) the number of issued Registered Certificates, (ii) their nominal amounts, (iii) the date or dates of issue of all Registered Notes and their certificate numbers (which shall be unique for each Registered Certificate of a Series), (iv) all subsequent transfers and changes of ownership of Registered Notes, (v) the names, addresses and bank account details of the holders of the Registered Notes for payments on the Registered Notes, and (vi) all cancellations of Registered Notes, whether because of their redemption (whether in full or in part and whether at maturity or otherwise), purchase by the Issuer, or otherwise;

(b) subject to Clause 4(1)(c) below, upon its receipt of any request for the registration of transfer of any Registered Note, the Registrar will, within one business day (being for this purpose a day on which banks are open for business in the city where the specified office of the Registrar is located) of such receipt (or such longer period as may be required to comply with any applicable fiscal or other laws or regulations), update the Register to reflect the relevant transfer or transfers;

(c) provided that it has express knowledge thereof, give the Issuer prompt notice of any proposed transfer of any Registered Notes to any United States resident including, without limitation, any agency or branch of a foreign entity located in the United States, any corporation, partnership, or other entity created or organized under the laws of the United States or any political subdivision thereof, prior to effecting such transfer or the registration of such transfer and will act in accordance with the Issuer’s instructions with respect to the transfer or the registration of transfer of such Registered Notes;

(d) receive any document in relation to or affecting the title to any of the Registered Notes, including all forms of transfer, probates, letters of administration and powers of attorney;

(e) maintain proper records of the details of all documents received by it with respect to its obligations hereunder;

(f) prepare all such lists of holders of the Registered Notes as may be required by the Issuer or the Principal Agent or any person authorized by either of them;

(g) subject to applicable laws and regulations at all reasonable times during normal office hours in Luxembourg make the Register available (i) to the Issuer or any persons authorized by it for inspection and for the taking of copies or extracts, and (ii) to the Noteholder or Noteholders for inspection of, and for the taking of copies or extracts of, entries in the Register relating directly to such Noteholder or Noteholder’s holdings; and

(h) comply with the reasonable requests of the Issuer with respect to the maintenance of the Register and give to the Principal Agent such information as may be reasonably required by it for the proper performance of its duties. This includes, on or before each Record Date (as defined in the Terms and Conditions) or on any other date so requested by the Principal Agent, providing the Principal Agent with a complete copy of the Register.

(2) Upon its receipt of any request for the registration of transfer of any Registered Note to the Transfer Agent, the Transfer Agent shall forward a copy of such request to the Registrar (to the extent that the Transfer Agent and the Registrar are separate entities) within one business day (being for this purpose a day on which banks are open for business in the city where the specified office of the Transfer Agent is located) of such receipt.

(3) No Noteholder may require the transfer of a Registered Note of a particular Series to be registered:

(a) during the period commencing on the Record Date (as defined in the Terms and Conditions for the relevant Series) and ending on (and including) the due date for redemption of, or payment of any installment amount, or amount of interest, in respect of that Registered Note;

(b) during the period commencing on the Record Date and ending on any date on which Registered Notes may be called for redemption by the Issuer at its option pursuant to Condition 6(d);

(c) after any such Registered Note has been called for redemption;

(d) during the period commencing on the Record Date and ending on the date fixed for any meeting of Noteholders of that Series, or any adjourned meeting of Noteholders of that Series; or

(e) during the period of seven days ending on (and including) any Record Date.

5.	Issue of Bearer Temporary Global Notes or Registered Global Notes

(1) Subject to sub-clause (2), following receipt of a notification from the Issuer in respect of an issue of Notes (such notification being by receipt of a confirmation (a “Confirmation”), substantially in the applicable form set out in the Procedures Memorandum), the Principal Agent and the Registrar will take the steps required of the Principal Agent and the Registrar, respectively, in the Procedures Memorandum. For this purpose, the Principal Agent is hereby authorized on behalf of the Issuer:

(a) to prepare a Bearer Temporary Global Note in accordance with such Confirmation by attaching a copy of the applicable Final Terms to a copy of the relevant master Bearer Temporary Global Note and authenticate (or cause to be authenticated) such Bearer Temporary Global Note or, in the case of Registered Notes, to notify the Registrar of all relevant information, whereupon the Registrar shall prepare a Registered Global Certificate in an aggregate nominal amount equal to that of the Tranche to be issued (unless the Principal Agent is to do so in its capacity as agent for the Registrar), and deliver it to the Principal Agent not later than the time specified by the Principal Agent (which shall be no earlier than one Business Day after receipt by the Registrar of such instructions);

(b) to deliver the Bearer Temporary Global Note or Registered Global Certificate to the specified common depositary (if the Bearer Temporary Global Note is a CGN) or specified common safekeeper (if the Bearer Temporary Global Note is a NGN) for Euroclear and Clearstream, Luxembourg and (i) in the case of an issue of a Registered Global Certificate or a Bearer Temporary Global Note which is a CGN, to instruct Euroclear or Clearstream, Luxembourg, as the case may be, unless otherwise agreed in writing between the Principal Agent and the Issuer, (A) in the case of an issue of Notes on a non-syndicated basis, to credit such Notes to the Principal Agent’s distribution account, and (B) in the case of an issue of Notes on a syndicated basis, to hold such Notes pursuant to the Issuer’s order, and (ii) in the case of a Bearer Temporary Global Note which is a Eurosystem-eligible NGN, to instruct the common safekeeper to effectuate the same;

(c) to ensure that the Notes of each Tranche are assigned a common code (“Common Code”) and International Security Identification Number (“ISIN”) by Euroclear and Clearstream, Luxembourg which are different from the Common Code and ISIN assigned to Notes of any other Tranche of the same Series until 40 calendar days after the completion of the distribution of the Notes of such Tranche as notified by the Principal Agent to the relevant Dealer; and

(d) if the Bearer Temporary Global Note is a NGN, instruct Euroclear and Clearstream, Luxembourg to make the appropriate entries in their records to reflect the initial outstanding aggregate principal amount of the relevant Tranche of Notes.

(2) Each of the Principal Agent and the Registrar shall only be required to perform their respective obligations under sub-clause (1) if it holds:

(a) master Bearer Temporary Global Notes, duly executed by a person or persons authorized to execute the same on behalf of the Issuer, which may be used by the Principal Agent for the purpose of preparing Bearer Temporary Global Notes in accordance with Clause 5(1)(a); and

(b) master Bearer Permanent Global Notes, duly executed by a person or persons authorized to execute the same on behalf of the Issuer, which may be used by the Principal Agent for the purpose of preparing Bearer Permanent Global Notes in accordance with Clause 6 below.

(3) The Principal Agent will provide Euroclear and/or Clearstream, Luxembourg with the notifications, instructions, or other information to be given by the Principal Agent to Euroclear and/or Clearstream, Luxembourg in accordance with the standard procedures of Euroclear and/or Clearstream, Luxembourg.

6.	Determination of Exchange Date, Issue of Bearer Permanent Global Notes or Bearer Definitive Notes and Determination of Restricted Period

(1)    (a) The Principal Agent shall determine the Exchange Date for each Bearer Temporary Global Note, or portion thereof, in accordance with the terms thereof. Forthwith upon determining the Exchange Date in respect of any Tranche, the Principal Agent shall notify such determination to the Issuer, the relevant Dealer, Euroclear and Clearstream, Luxembourg.

(b) The Principal Agent shall deliver, upon notice from Euroclear or Clearstream, Luxembourg, a Bearer Permanent Global Note or Bearer Definitive Notes, as the case may be, in accordance with the terms of the Bearer Temporary Global Note, provided that in each case the Principal Agent has received certification of non-U.S. beneficial ownership as required by U.S. Treasury Regulations unless such certification has already been given. Upon any such exchange of a portion of a Bearer Temporary Global Note for an interest in a Bearer Permanent Global Note, the Principal Agent is hereby authorized on behalf of the Issuer:

(i) for the first Tranche of any Series of Notes, to prepare and complete a Bearer Permanent Global Note in accordance with the terms of the Bearer Temporary Global Note applicable to such Tranche by attaching a copy of the applicable Final Terms to a copy of the relevant master Bearer Permanent Global Note;

(ii) for the first Tranche of any Series of Notes where the Bearer Permanent Global Note is a CGN, to authenticate such Bearer Permanent Global Note;

(iii) for the first Tranche of any Series of Notes where the Bearer Permanent Global Note is a CGN, to deliver such Bearer Permanent Global Note to the common depositary which is holding the Bearer Temporary Global Note applicable to such Tranche for the time being on behalf of Euroclear and/or Clearstream, Luxembourg either in exchange for such Bearer Temporary Global Note or, in the case of a partial exchange, on entering details of such partial exchange of the Bearer Temporary Global Note in the relevant spaces in Schedule 2 of both the Bearer Temporary Global Note and the Bearer Permanent Global Note, and in either case against receipt from the common depositary of confirmation that such common depositary is holding the Bearer Permanent Global Note in safe custody for the account of Euroclear and/or Clearstream, Luxembourg;

(iv) for the first Tranche of any Series of Notes where the Bearer Permanent Global Note is a NGN, to deliver such Bearer Permanent Global Note to the common safekeeper, which is holding the Bearer Temporary Global Note representing the Tranche for the time being on behalf of Euroclear and/or Clearstream, Luxembourg, to effectuate (in the case of a Bearer Permanent Global Note which is a Eurosystem-eligible NGN) and to hold on behalf of the Issuer pending its exchange for the Bearer Temporary Global Note;

(v) in the case of a subsequent Tranche of any Series of Notes where the Bearer Permanent Global Note is a CGN, to attach a copy of the applicable Final Terms to the Bearer Permanent Global Note applicable to the relevant Series and to enter details of any exchange in whole or part as stated above; and

(vi) in the case of a subsequent Tranche of any Series of Notes where the Bearer Permanent Global Note is a NGN, to deliver the applicable Final Terms to the specified common safekeeper for attachment to the Bearer Permanent Global Note applicable to the relevant Series.

(c) The certifications of non-U.S. beneficial ownership received pursuant to paragraph (b) above shall contain all certifications and information set forth in the form set out in Schedule 7 hereto and shall be retained by the Principal Agent for the period specified in the U.S. Treasury Regulations. A copy of such certification shall upon request by the Issuer be promptly furnished to the Issuer, in no event later than 10 calendar days after receipt of such request. The Principal Agent shall confirm that any such certification by electronic transmission satisfies the Requirements set forth in U.S. Treasury Regulation Section 1.163-5(c)(2)(i)(D)(3)(ii).

(2)    (a) For a Tranche of Bearer Notes in respect of which there is only one Dealer, the Principal Agent will determine the end of the Restricted Period in respect of such Tranche as being the fortieth calendar day following the date certified by the relevant Dealer to the Principal Agent as being the date as of which distribution of the Notes of that Tranche was completed.

(b) For a Tranche of Bearer Notes in respect of which there is more than one Dealer but which is not issued on a syndicated basis, the Principal Agent will determine the end of the Restricted Period in respect of such Tranche as being the fortieth calendar day following the latest of the dates certified by all the relevant Dealers to the Principal Agent as being the respective dates as of which distribution of the Notes of that Tranche purchased by each such Dealer was completed.

(c) For a Tranche of Bearer Notes issued on a syndicated basis, the Principal Agent will determine the end of the Restricted Period in respect of such Tranche as being the fortieth calendar day following the date certified by the Lead Manager to the Principal Agent as being the date as of which distribution of the Notes of that Tranche was completed.

(d) Forthwith upon determining the end of the Restricted Period in respect of any Tranche of Bearer Notes, the Principal Agent shall notify such determination to the Issuer and the relevant Dealer or the Lead Manager in the case of a syndicated issue.

(3) Upon any exchange of all or a part of an interest in a Bearer Temporary Global Note for an interest in a Bearer Permanent Global Note or upon any exchange of all or a part of an interest in either a Bearer Temporary Global Note or a Bearer Permanent Global Note for Bearer Definitive Notes, the Principal Agent shall (i) procure that the relevant Global Note shall, if it is a CGN, be endorsed by or on behalf of the Principal Agent to reflect the reduction of its nominal amount by the aggregate nominal amount so exchanged and, where applicable, the Bearer Permanent Global Note shall be endorsed by or on behalf of the Principal Agent to reflect the increases in its nominal amount as a result of any exchange for an interest in the Bearer Temporary Global Note or (ii) in the case of any Bearer Global Note which is a NGN, instruct Euroclear and Clearstream, Luxembourg to make appropriate entries in their records to reflect such exchange. Until exchanged in full, the holder of an interest in any Bearer Global Note shall in all respects be entitled to the same benefits under this Agreement as the holder of Bearer Definitive Notes, Receipts and Coupons authenticated and delivered under this Agreement, subject as set out in the Terms and Conditions. The Principal Agent is authorized on behalf of the Issuer and instructed (a) in the case of any Global Note which is a CGN, to endorse or to arrange for the endorsement of the relevant Global Note to reflect the reduction in the nominal amount represented by it by the amount so exchanged and, if appropriate, to endorse the Bearer Permanent Global Note to reflect any increase in the nominal amount represented by it and, in either case, to sign in the relevant space on the relevant Global Note recording the exchange and reduction or increase, (b) in the case of any Global Note which is a NGN, to instruct Euroclear and Clearstream to make appropriate entries in their records to reflect such exchange and (c) in the case of a total exchange, to cancel or arrange for the cancellation of the relevant Global Note.

(4) Where the Principal Agent delivers any authenticated Global Note to a common safekeeper for effectuation using electronic means, it is authorized and instructed to destroy the Global Note retained by it following its receipt of confirmation from the common safekeeper that the relevant Global Note has been effectuated.

(5) Any exchange of all or a part of an interest in a Bearer Temporary Global Note for an interest in a Bearer Permanent Global Note, any exchange of all or a part of an interest in either a Bearer Temporary Global Note or a Bearer Permanent Global Note for Bearer Definitive Notes, and any delivery of a Bearer Note shall be made only outside the United States and its possessions.

7.	Issue of Definitive Notes and Registered Definitive Certificates

(1) Unless otherwise provided in the applicable Final Terms, on or after the Exchange Date interests in a Bearer Global Note will be exchangeable for Bearer Definitive Notes with Coupons attached: (i) as to Bearer Permanent Global Notes, on not less than 60 calendar days’ written notice from Euroclear and/or Clearstream, Luxembourg (acting on the instructions of any holder of an interest in the applicable Bearer Permanent Global Note), (ii) if an Event of Default (as defined in the Terms and Conditions) occurs and is continuing, (iii) if the Issuer is notified that either Euroclear or Clearstream, Luxembourg has been closed for business for a continuous period of 14 calendar days (other than by reason of holiday, statutory or otherwise) after the original issuance of the Bearer Notes or has announced an intention permanently to cease business or has in fact done so and no alternative clearance system approved by the Noteholders is available, or (iv) if the Issuer, after notice to the Principal Agent, determines to issue the applicable Bearer Notes in definitive form. Upon the occurrence of these events, the Principal Agent shall deliver the relevant Bearer Definitive Note(s) in accordance with the terms of the relevant Bearer Global Note. For this purpose, the Principal Agent is hereby authorized on behalf of the Issuer:

(a) to authenticate such Bearer Definitive Note(s) in accordance with the provisions of this Agreement; and

(b) to deliver such Bearer Definitive Note(s) to or to the order of Euroclear or Clearstream, Luxembourg in exchange for such Bearer Global Note.

The Principal Agent shall notify the Issuer forthwith upon receipt of a request for issue of Bearer Definitive Note(s) in accordance with the provisions of a Bearer Global Note and this Agreement (and the aggregate principal amount of such Bearer Temporary Global Note or Bearer Permanent Global Note, as the case may be, to be exchanged in connection therewith).

(2) Unless otherwise provided in the applicable Final Terms, interests in a Registered Global Note will be exchangeable for Registered Definitive Notes: (i) if the Issuer is notified that Euroclear or Clearstream, Luxembourg has been closed for business for a continuous period of 14 calendar days (other than by reason of holiday, statutory or otherwise) after the issuance of the Registered Global Note or has announced an intention permanently to cease business or has in fact done so and no alternative clearance system approved by the Noteholders is available, (ii) if an Event of Default (as defined in the Terms and Conditions) occurs and is continuing, or (iii) if the Issuer, after notice to the Principal Agent, determines to issue the applicable Registered Notes in definitive form. Upon the occurrence of these events, the Principal Agent shall deliver the relevant Registered Definitive Certificates in accordance with the terms of the relevant Registered Global Note. For this purpose, the Registrar is hereby authorized on behalf of the Issuer:

(a) to authenticate such Registered Definitive Certificates in accordance with the provisions of this Agreement; and

(b) to deliver such Registered Definitive Certificates to or to the order of Euroclear, Clearstream, Luxembourg or any alternative clearing system in exchange for such Registered Global Certificate.

(3) The Issuer undertakes to deliver to the Principal Agent and the Registrar sufficient numbers of executed Bearer Definitive Notes with, if applicable, Receipts, Coupons and Talons attached, and sufficient numbers of Registered Definitive Certificates to enable the Principal Agent and the Registrar to comply with their respective obligations under this Clause 7.

Notwithstanding the foregoing, the Principal Agent shall not deliver a Bearer Definitive Note unless a certification of non-U.S. beneficial ownership is furnished or has previously been received. Any such certification shall contain all certifications and information set forth in the form set out in Schedule 7 hereto, and shall be retained by the Principal Agent, and a copy shall be furnished to the Issuer, in accordance with Clause 6(1)(c) above.

8.	Terms of Issue

(1) The Principal Agent and Registrar shall cause all Bearer Temporary Global Notes, Bearer Permanent Global Notes, Bearer Definitive Notes, Registered Global Certificates and Registered Definitive Certificates that are delivered to and held by it under this Agreement to be maintained in safe custody and shall ensure that such Notes are issued only in accordance with the provisions of this Agreement, the relevant Global Note and the Terms and Conditions.

(2) Subject to the procedures set out in the Procedures Memorandum, for the purposes of Clause 5(1), the Principal Agent and Registrar are entitled to treat a telephone, , email or facsimile communication from a person purporting to be (and who the Principal Agent or Registrar believes in good faith to be) the authorized representative of the Issuer named in the lists referred to in, or notified pursuant to, Clause 21(7) as sufficient instructions and authority of the Issuer for the Principal Agent or Registrar, as applicable, to act in accordance with Clause 5(l).

(3) If a person who has signed on behalf of the Issuer any Bearer Note or Registered Certificate not yet issued but held by the Principal Agent or Registrar in accordance with Clause 5(1) ceases to be authorized as described in Clause 21(7), the Principal Agent or Registrar, as applicable (unless the Issuer gives notice to the Principal Agent or Registrar, as applicable, that Notes signed by that person do not constitute valid and binding obligations of the Issuer or otherwise until replacements have been provided to the Principal Agent or Registrar, as applicable), shall continue to have authority to issue any such Notes, and the Issuer hereby warrants to the Principal Agent and Registrar that such Notes shall be, unless notified as aforesaid, valid and binding obligations of the Issuer. Promptly upon such person ceasing to be authorized, the Issuer shall provide the Principal Agent with replacement Bearer Notes or Registered Certificates (as applicable). Upon receipt of such replacement Bearer Notes or Registered Certificates, the Principal Agent or Registrar, as applicable, shall cancel and destroy the Bearer Notes or Registered Certificates held by it which are signed by such person and upon written request shall provide to the Issuer a confirmation of destruction in respect thereof specifying the Bearer Notes or Registered Certificates so cancelled and destroyed.

(4) If the Principal Agent pays an amount (the “Advance”) to the Issuer on the basis that a payment (the “Payment”) has been, or will be, received from a Dealer and if the Payment is not received by the Principal Agent on the date the Principal Agent pays the Issuer, the Principal Agent shall notify the Issuer by tested facsimile or email that the Payment has not been received and the Issuer shall repay to the Principal Agent the Advance and shall pay interest on the Advance (or the unreimbursed portion thereof) from (and including) the date such Advance is made to (but excluding) the earlier of repayment of the Advance and receipt by the Principal Agent of the Payment (at a rate quoted at that time by the Principal Agent as its cost of funding the Advance).

(5) Except in the case of issues where the Principal Agent does not act as receiving bank for the Issuer in respect of the purchase price of the Notes being issued, if on the relevant Issue Date, a Dealer does not pay the full purchase price due from it in respect of any Note (the “Defaulted Note”) and, as a result, the Defaulted Note remains in the Principal Agent’s distribution account with Euroclear and/or Clearstream, Luxembourg after such Issue Date, the Principal Agent will continue to hold the Defaulted Note pursuant to the order of the Issuer.

The Principal Agent shall notify the Issuer forthwith of the failure of the Dealer to pay the full purchase price due from it in respect of any Defaulted Note and, subsequently, shall notify the Issuer forthwith upon receipt from the Dealer of the full purchase price in respect of such Defaulted Note and to pay to the Issuer the amount so received.

9.	Payments

(1) Subject to sub-clause 12 below, the Principal Agent shall advise the Issuer, as soon as shall be practicable preceding the date on which any payment is to be made to the Principal Agent pursuant to this sub-clause (1) of the payment amount, value date and payment instructions and the Issuer will before 10:00 a.m. (London time) on each date on which any payment in respect of any Notes issued by it becomes due, transfer to an account specified by the Principal Agent such amount in the relevant currency as shall be sufficient for the purposes of such payment in funds settled through such payment system as the Principal Agent and the Issuer may agree.

(2) The Issuer will ensure that no later than 4:00 p.m. (London time) on the second Business Day (as defined below) immediately preceding the date on which any payment is to be made to the Principal Agent pursuant to sub-clause (1), the Principal Agent shall receive from the paying bank of the Issuer an irrevocable confirmation in the form of an authenticated SWIFT message that such payment shall be made. For the purposes of this Clause 9, “Business Day” means a day which is both:

(a) a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in London and New York and any additional business center(s) specified in the applicable Final Terms (“Additional Business Center(s)”); and

(b) either (1) for any sum payable in a Specified Currency other than euro, a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in the principal financial centers (as defined below) of the country of the relevant Specified Currency (if other than London) or (2) for any sum payable in euro, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (“TARGET2 System”) or any successor thereto is operating.

Unless otherwise specified in the applicable Final Terms, the principal financial center of any country for the purpose of this Clause 9 shall be the relevant financial centers (if any) specified for the relevant Specified Currency in Section 1.5 or Section 1.6 of the ISDA Definitions, except that the principal financial center for Australian Dollars shall be Melbourne and Sydney, the principal financial center for Canadian Dollars shall be Toronto, and the principal financial center for New Zealand Dollars shall be Wellington.

(3) The Principal Agent shall ensure that payments of principal, interest and any other amount in respect of any Bearer Temporary Global Note will be made only to the extent that certification of non-U.S. beneficial ownership as required by U.S. Treasury regulations has been received from Euroclear and/or Clearstream, Luxembourg in accordance with the terms thereof. Any such certification shall contain all certifications and information set forth in the form set out in Schedule 7, and be retained by the Principal Agent, and a copy shall be furnished to the Issuer, in accordance with Clause 6(1)(c) above.

(4) Subject to the receipt by the Principal Agent of payment as provided in sub-clause (1) above, the Principal Agent or the relevant Paying Agent shall pay or cause to be paid all amounts due in respect of the Notes on behalf of the Issuer in the manner provided in the Terms and Conditions. If any payment provided for in sub-clause (l) is made late but otherwise in accordance with the provisions of this Agreement, the Principal Agent and each Paying Agent shall nevertheless make payments in respect of the Notes as aforesaid following receipt by it of such payment.

(5) If for any reason the Principal Agent considers in its sole discretion that the amounts to be received by the Principal Agent pursuant to sub-clause (1) will be, or the amounts actually received by it pursuant thereto are, insufficient to satisfy all claims in respect of all payments then falling due in respect of the

Notes, neither the Principal Agent nor any Paying Agent shall be obliged to pay any such claims until the Principal Agent has received the full amount of all such payments. Should the Principal Agent or any Paying Agent elect not to make payment of amounts falling due in respect of the Notes as aforesaid, it shall advise the Issuer of any such decision as soon as practicable by telephone with confirmation by facsimile or e-mail.

(6) Without prejudice to sub-clauses (4) and (5), if the Principal Agent pays any amounts to the holders of Notes, Receipts or Coupons or to any Paying Agent at a time when it has not received payment in full in respect of the relevant Notes in accordance with sub-clause (1) (the excess of the amounts so paid over the amounts so received being the “Shortfall”), the Issuer will, in addition to paying amounts due under sub-clause (l), pay to the Principal Agent on demand interest (at a rate which represents the Principal Agent’s cost of funding the Shortfall) on the Shortfall (or the unreimbursed portion thereof) until the receipt in full by the Principal Agent of the Shortfall.

(7) The Principal Agent shall on demand promptly reimburse each Paying Agent for payments in respect of Notes properly made by such Paying Agent in accordance with this Agreement and the Terms and Conditions unless the Principal Agent has notified the Paying Agent, prior to the opening of business in the location of the office of the Paying Agent through which payment in respect of the Notes can be made prior to the day on which such Principal Agent has to give payment instructions in respect of the due date of a payment in respect of the Notes, that the Principal Agent does not expect to receive sufficient funds to make payment of all amounts falling due in respect of such Notes.

(8) If the Principal Agent pays out on or after the due date therefor, or becomes liable to pay out, funds on the assumption that a corresponding payment by the Issuer has been or will be made and such payment has in fact not been made by the Issuer, then the Issuer shall on demand reimburse the Principal Agent for the relevant amount, and pay interest to the Principal Agent on such amount from the date on which it is paid out to the date of reimbursement at a rate per annum equal to the cost to the Principal Agent of funding the amount paid out, as certified by the Principal Agent and expressed as a rate per annum. For the avoidance of doubt, the provisions of the Terms and Conditions as to subordination shall not apply to the Issuer’s obligations under this sub-clause (8).

(9) While any Notes are represented by a Bearer Global Note or a Registered Global Certificate, all payments or deliveries due in respect of such Notes shall be made to, or to the order of, the holder of the Bearer Global Note or with respect to the Registered Global Certificate, the person or persons for the time being shown in the Register maintained by the Registrar as the Noteholder or Noteholders, subject to, and in accordance with, the provisions of the Bearer Global Note or Registered Global Certificates. In the case of a CGN, the Paying Agent to which any Bearer Global Note was presented for the purpose of making such payment shall cause the appropriate Schedule to the relevant Global Note to be annotated so as to evidence the amounts and dates of such payments of principal, interest or other amounts, as applicable. In the case of any Bearer Global Note which is a NGN, the Principal Agent shall instruct Euroclear and Clearstream, Luxembourg to make appropriate entries in their records to reflect such payment.

(10) All payments in respect of any Bearer Note shall be made outside the United States and its possessions and shall not be made by transfer to an account at a bank, or delivered to an address, located inside the United States or its possessions by any office or agency of the Issuer, the Principal Agent, or any Paying Agent. Terms used in this sub-clause shall have the meanings given to them by the U.S. Internal Revenue Code of 1986, as amended, and regulations thereunder.

(11) If the amount of principal, interest or other amounts then due for payment is not paid in full (otherwise than by reason of a deduction required by law to be made therefrom), (i) the Paying Agent to which a Bearer Note is presented for the purpose of making such payment shall, unless the Bearer Note is a NGN, make a record of such shortfall on the Bearer Note and such record shall, in the absence of manifest error, be prima facie evidence that the payment in question has not to that extent been made or (ii) in the case of any Bearer Global Note which is a NGN, the Principal Agent shall instruct Euroclear and Clearstream, Luxembourg to make appropriate entries in their records to reflect such shortfall in payment.

(12) If any payments or deliveries due on any Physical Delivery Notes, as defined in the Terms and Conditions, including pursuant to sub-clause 10 above, are required to be paid by delivery of any asset other than cash, then neither the Principal Agent nor any Paying Agent shall be responsible hereunder for the delivery of such non-cash consideration. Instead, the delivery of such non-cash consideration shall be effected or procured by the Delivery Agent in the manner provided by the Delivery Agency Agreement upon receipt of an Asset Transfer Notice from the relevant Noteholder in the manner contemplated by the Terms and Conditions. No Physical Delivery Amount shall be delivered in the United States or its possessions, transferred to an account at a bank or delivered to an address located inside the United States or its possessions, or to, or for the account or benefit of a U.S. person (as defined in Regulation S of the Securities Act of 1933, as amended). For purposes of taking any action required to be taken by the Principal Agent hereunder, including, but not limited to, any notations required to be made on the Notes, the Principal Agent may rely upon any notification delivered to it by the Delivery Agent pursuant to the Delivery Agency Agreement as to the amounts delivered by the Delivery Agent thereunder (or any shortfall, as the case may be) on any Interest Payment Date, Maturity Date, or any other relevant payment date.

10.	Determinations and Notifications in Respect of Notes and Interest Determination

(1) The Principal Agent shall make all such determinations and calculations (howsoever described) as it is required to do under the Terms and Conditions, all subject to and in accordance with the Terms and Conditions, provided that certain calculations with respect to the Notes, and associated publication or notification, shall be made by the relevant Calculation Agent in accordance with the relevant Calculation Agency Agreement.

(2) For the purposes of monitoring the aggregate principal amount of Notes issued under the Program, the Principal Agent shall determine the U.S. Dollar equivalent of the principal amount of each issue of Notes denominated in another currency, each issue of Partly Paid Notes, Index Linked Notes, Share Linked Notes, Inflation Linked Notes, Commodity Linked Notes, FX Linked Notes, Hybrid Notes, Notes Linked to other Underlying Assets and Dual Currency Notes as follows:

(a) the U.S. Dollar equivalent of Notes denominated in a currency other than U.S. Dollars shall be determined as of the Agreement Date for such Notes on the basis of the spot rate for the sale of the U.S. Dollar against the purchase of the relevant currency quoted by a foreign exchange dealer selected by the Issuer on the relevant day of calculation;

(b) the U.S. Dollar equivalent of Index Linked Notes, Share Linked Notes, Inflation Linked Notes, Commodity Linked Notes, FX Linked Notes, Hybrid Notes, Dual Currency Notes, and Notes Linked to other Underlying Assets shall be calculated as specified above by reference to the original nominal amount of such Notes;

(c) the U.S. Dollar equivalent of Partly Paid Notes shall be determined as specified above by reference to the original principal amount of such Notes regardless of the amount paid on the Notes; and

(d) the U.S. Dollar equivalent of Zero Coupon Notes and other Notes that are issued at a discount or premium (other than a de minimis discount in the ordinary course), shall be calculated as specified above by reference to the net proceeds received by the Issuer for the relevant issue.

11.	Withholding Taxes

(1) Prior to the first payment on any Note, the Principal Agent shall have submitted to the Issuer, or shall have on file with the Issuer, a properly executed Internal Revenue Service (“IRS”) Form W-9, and any Paying Agent with respect to such Note shall have submitted to the Issuer, or shall have on file with the Issuer, such IRS form as the Issuer shall determine to be necessary or advisable.

(2) In respect of all Notes the payments on which are specified in the applicable Final Terms as being subject to United States withholding taxes, the Principal Agent and any Paying Agent with respect to such Note shall, unless otherwise notified by the Issuer, withhold United States federal income tax in accordance with U.S. law on all payments as specified in the applicable Final Terms, forward the amount withheld to the IRS, and comply with any U.S. tax reporting requirements.

(3) If the Issuer, in respect of any payment not described in Clause 11(2) above, is required to withhold or deduct any amount for or on account of taxes, duties, assessments or governmental charges, the Issuer shall give written notice thereof to the Principal Agent and any Paying Agent with respect to such Note as soon as it becomes aware of the requirement to make such withholding or deduction and shall give to the Principal Agent and such Paying Agent such information as the Principal Agent or such Paying Agent shall require to enable it to comply with such requirement, and the Principal Agent and Paying Agent shall comply with such requirement.

(4) Notwithstanding anything to the contrary, in respect of all Registered Notes, the Principal Agent and any Paying Agent with respect to the Notes shall collect IRS Forms W-8BEN, W-8IMY, W-9 (or any successor forms thereto) or other appropriate tax forms from the Noteholders and withhold taxes to the extent required by law.

(5) The Principal Agent and any Paying Agent with respect to a Note shall report payments to the Noteholders and the IRS as appropriate under U.S. law.

(6) The Principal Agent and any Paying Agent with respect to a Note shall provide the Issuer with any information required by the Issuer in connection with the Principal Agent’s compliance with the tax requirements of this Clause 11.

12.	Duties of the Principal Agent in Connection with Early Redemption, Put Notices and Asset Transfer Notices

(1) If so permitted by the applicable Final Terms, and subject to the provisions of the Terms and Conditions, if the Issuer decides to redeem any outstanding Notes (in whole or in part) for the time being outstanding prior to their Maturity Date or the Interest Payment Date falling in the redemption month (as the case may be) in accordance with the Terms and Conditions, the Issuer shall give 7 calendar days written notice of such decision to the Principal Agent on or prior to the date on which the Issuer will give notice of such redemption to the Noteholders in accordance with the Terms and Conditions in order to enable the Principal Agent to undertake its obligations herein and in the Terms and Conditions.

(2) If only some of the Notes of like tenor and of the same Series are to be redeemed on such date, the Principal Agent shall make the required drawing in accordance with the Terms and Conditions but shall give the Issuer reasonable notice of the time and place proposed for such drawing. Where partial redemptions are to be effected when there are Definitive Notes outstanding, the Principal Agent will select by lot the Notes to be redeemed from the outstanding Notes in compliance with all applicable laws and stock exchange requirements and deemed by the Principal Agent to be appropriate and fair. Where partial redemptions are to be effected when there are no Definitive Notes outstanding, the rights of Noteholders will be governed by the standard provisions of Euroclear and Clearstream, Luxembourg (to be reflected in the records of Euroclear and Clearstream, Luxembourg as either a pool factor or a reduction in nominal amount, at their discretion). Notice of any partial redemption and, when there are Definitive Notes outstanding, of the serial numbers of the Bearer Definitive Notes or Registered Definitive Certificates so drawn, will be given by the Principal Agent to the Noteholders in accordance with the terms of the Notes and this Agreement.

(3) On behalf of and at the expense of the Issuer, the Principal Agent shall publish the notice required in connection with any such redemption and shall at the same time also publish a separate list of the serial numbers of any Bearer Definitive Notes or Registered Definitive Certificates previously drawn and not presented for redemption. Such notice shall specify the date fixed for redemption, the redemption amount, the record date, the manner in which redemption will be effected and, in the case of a partial redemption, the serial numbers of the Notes to be redeemed and the nominal amounts of the Notes to be redeemed. Such notice will be published in accordance with the Terms and Conditions. The Principal Agent also will notify the other Paying Agents of any date fixed for redemption of any Notes. In addition, the Principal Agent shall send to each holder of Registered Notes that are called in whole or in part for redemption or exercise of any option, at its address shown in the Register, a copy of such notice together with details of such Noteholder’s Registered Notes called for redemption or subject to any option and the extent of such redemption or the terms of the exercise of such option.

(4) Immediately prior to the date on which any notice of redemption is to be given to the Noteholders, the Issuer shall deliver to the Principal Agent a certificate stating that the Issuer is entitled to effect such redemption and setting forth in reasonable detail a statement of facts showing that all conditions precedent to such redemption have occurred or been satisfied and shall comply with all notice requirements provided for in the Terms and Conditions.

(5) Each Paying Agent, with respect to Bearer Notes, and each Transfer Agent, with respect to Registered Notes, will keep a stock of Put Notices for Bearer Definitive Notes or Registered Definitive Notes in the form set out in Schedule 10 hereto, and will make such notices available on demand to Noteholders of such Notes for which the Terms and Conditions provide for redemption at the option of Noteholders. Each Paying Agent, with respect to Bearer Notes, or Transfer Agent, with respect to Registered Notes, shall promptly transfer a copy of any valid Put Notice that it receives to the Issuer and the Principal Agent. Upon receipt of any Bearer Definitive Note or Registered Definitive Certificate deposited in the exercise of such option in accordance with the Terms and Conditions, the Paying Agent, with respect to Bearer Notes, or Transfer Agent, with respect to Registered Notes, with which such Bearer Note or Registered Certificate is deposited shall hold such Bearer Note (together with any Coupons, if any, relating to it and deposited with it) or Registered Certificate on behalf of the depositing Noteholder (but shall not, save as provided below, release it) until the due date for redemption of the relevant Note consequent upon the exercise of such option, when, subject as provided below and Clause 9(12) above, it shall present such Bearer Note (and any such Coupons, if any) to itself and the Issuer for payment of the amount due thereon together with any interest and any other amounts due on such date in accordance with the Terms and Conditions and shall pay such amounts in accordance with Condition 6, and if applicable, the directions of such Noteholder contained in the Put Notice. In the event of exercise of any other option, each Paying Agent, with respect to Bearer Notes or Transfer Agent, with respect to Registered Notes, shall take steps required of it in the Terms and Conditions and, in the case of Registered Notes, Clause 17. If, prior to such due date for its redemption, such Note becomes immediately due and payable or if upon due presentation payment of such redemption monies is improperly withheld or refused, the applicable Paying Agent or Transfer Agent shall post such Bearer Note (together with any such Coupons, if any) or such Registered Certificate by uninsured post to, and at the risk of, the relevant Noteholder unless the Noteholder has otherwise requested and paid the costs of such insurance to the relevant Paying Agent at the time of depositing the Bearer Notes or Registered Certificates at such address outside the United States and its possessions as may have been given by the Noteholder in the Put Notice or, in the case of Registered Notes where no address has been given, to the address appearing in the Register. At the end of each period for the exercise of such option, each Paying Agent and each Transfer Agent shall promptly notify the Principal Agent of the principal amount of the Notes in respect of which such option has been exercised with it, together with their serial numbers (or those of the Registered Certificates representing them), and the Principal Agent shall promptly notify such details to the Issuer.

(6) Each Paying Agent and Transfer Agent will keep a stock of Asset Transfer Notices for (in the case of the Paying Agents) Bearer Definitive Notes and (in the case of the Transfer Agent) Registered Definitive Notes which are Physical Delivery Notes in the form set out in Schedule 13, and will make such notices available on demand to holders of such Notes. Each Paying Agent, with respect to Bearer Notes, and the Transfer Agent, with respect to Registered Notes, shall promptly transfer a copy of any valid Asset Transfer Notice that it receives to the Issuer and the Principal Agent. Upon receipt of any Note deposited in connection with the delivery of any Physical Delivery Amount as to a Physical Delivery Note, the Paying Agent or Transfer Agent with which such Bearer Note or Registered Certificate is deposited shall hold such Bearer Note (together with any Coupons, if any, relating to it and deposited with it) or Registered Certificate on behalf of the depositing Noteholder of such Bearer Note or Registered Certificate (but shall not, except as provided below, release it) until the due date for delivery of the applicable Physical Delivery Amount of the relevant Note, when, subject as provided below and Clause 9(12) above, it shall present such Bearer Note (and any such Coupons, if any) or Registered Certificate , together with the serial numbers of the applicable Bearer Notes or Registered Certificates, to itself, the Issuer and the Delivery Agent for delivery of the Physical Delivery Amount due thereon in accordance with the Terms and Conditions. If, prior to such due date for delivery, such Note becomes immediately due and payable or if upon due presentation, delivery or payment of the Physical Delivery Amount or any monies is improperly withheld or refused, the Paying Agent shall post such Bearer Note (together with any such Coupons, if any) or Registered Certificate by uninsured post to, and at the risk of, the relevant Noteholder of such Note unless such Noteholder has otherwise requested and paid the costs of such insurance to the relevant Paying Agent at the time of depositing the Bearer Notes or Registered Certificate at such address outside the United States and its possessions as may have been given by such Noteholder in the Asset Transfer Notice.

(7) The Principal Agent shall as promptly as practicable (and in any event not later than 3:00 p.m. (local time) on the following Business Day on which a duly completed Asset Transfer Notice is delivered to it), notify the Issuer, the Calculation Agent (if applicable), and the Delivery Agent of details of the Notes in respect of which an Asset Transfer Notice has been delivered by any holder of Notes (such notification to be in such form and in such manner as the Issuer, the relevant Dealer, the Calculation Agent, and (if applicable) the Delivery Agent may reasonably request from time to time).

(8) The Principal Agent shall keep a full and complete record of all Notes and of their exercise, redemption and cancellation in accordance with this Clause 12 and make such records available at all reasonable times to the Issuer and any persons authorized by it for inspection and for the taking of copies thereof or extracts therefrom.

(9) The Principal Agent shall, as soon as practicable after the date on which all the Notes represented by any Bearer Global Note or by any Registered Global Certificate have been exercised or redeemed or have expired or have become null and void and upon delivery by or on behalf of the common depositary (in the case of a Global Note issued in CGN form or a Registered Global Certificate) or the common safekeeper (in the case of a Bearer Global Note issued in NGN form) of the relevant Bearer Global Note or Registered Global Certificate to the Principal Agent, cancel the relevant Bearer Global Note or Registered Global Certificate or cause it to be cancelled and thereafter, unless otherwise instructed by the Issuer, destroy the relevant Bearer Global Note or Registered Global Certificate and upon written request by the Issuer certify such destruction to the Issuer.

13.	Receipt and Publication of Notices

(1) Upon the receipt by the Principal Agent of a demand or notice from any Noteholder in accordance with the Terms and Conditions, the Principal Agent shall forward a copy thereof to the Issuer.

(2) On behalf of and at the request and expense of the Issuer, the Principal Agent shall cause to be published all notices required to be given by the Issuer to the Noteholders in accordance with the Terms and Conditions.

(3) The Principal Agent shall have no responsibility to obtain the certificate of the Issuer delivered by the Issuer to the Principal Agent pursuant to Condition 6 if such a certificate is required to be issued, nor shall the Principal Agent have any responsibility to notify the Issuer if such a certificate is required to be issued.

14.	Cancellation of Notes, Receipts, Coupons and Talons

(1) All Bearer Notes which are redeemed, all Receipts or Coupons which are paid, all Talons which are exchanged, and all Registered Certificates representing Registered Notes that are redeemed, shall be delivered outside the United States and its possessions to the Principal Agent, and shall be cancelled by the Principal Agent or Transfer Agent through which they are redeemed, paid or exchanged. In addition, the Issuer shall notify the Principal Agent or Transfer Agent, as applicable, in writing of all Notes which are purchased by or on behalf of the Issuer or any of its subsidiaries and all such Notes (or Registered Certificates in respect of Registered Notes) surrendered to the Principal Agent for cancellation, together (in the case of Bearer Definitive Notes) with all unmatured Receipts, Coupons or Talons (if any) attached thereto or surrendered therewith, shall be cancelled by the Principal Agent.

(2) The Issuer shall have the right to request that the Principal Agent in the case of Bearer Notes, or the Registrar, in the case of Registered Notes, provide, without limitation, the following information:

(a) the aggregate principal amount of Notes which have been redeemed and the aggregate amount paid in respect thereof;

(b) the number of Notes cancelled together (in the case of Definitive Notes, if any) with details of all unmatured Receipts, Coupons or Talons (if any) attached thereto or delivered therewith;

(c) the aggregate amount paid in respect of interest on the Notes;

(d) the total number by maturity date of Receipts, Coupons and Talons so cancelled; and

(e) in the case of Bearer Definitive Notes, if any, the serial numbers of such Notes, or in the case of Registered Notes, the serial numbers of the Registered Certificates representing them, which shall be given to the Issuer by the Principal Agent or Registrar, as applicable, as soon as reasonably practicable and in any event within three months after the date of such repayment or, as the case may be, payment or exchange.

(3) The Principal Agent shall destroy all cancelled Notes, Receipts, Coupons, Talons and Certificates.

(4) The Principal Agent shall keep a full and complete record of all cancelled Bearer Notes, Receipts, Coupons, Talons and Registered Certificates (other than serial numbers of Coupons, except those which have been replaced pursuant to Condition 11) and of all replacement Notes, Receipts, Coupons, Talons or Registered Certificates issued in substitution for mutilated, defaced, destroyed, lost or stolen Notes, Receipts, Coupons, Talons or Registered Certificates. The Principal Agent shall at all reasonable times make such record available to the Issuer and any persons authorized by it for inspection and for the taking of copies thereof or extracts therefrom.

(5) All records and certificates made or given pursuant to this Clause 14 and Clause 15 shall make a distinction between Bearer Notes, Receipts, Coupons, Talons and Registered Certificates of each Series.

(6) The Principal Agent is authorized by the Issuer and instructed to (a) in the case of any Bearer Global Note which is a CGN, to endorse or to arrange for the endorsement of the relevant Bearer Global Note to reflect the reduction in the nominal amount represented by it by the amount so redeemed or purchased and cancelled and (b) in the case of any Bearer Global Note which is a NGN, to instruct Euroclear and Clearstream, Luxembourg to make appropriate entries in their records to reflect such redemption or purchase and cancellation, as the case may be.

15.	Issue of Replacement Notes, Certificates, Receipts, Coupons and Talons

(1) The Issuer will cause a sufficient quantity of additional forms of Notes, Receipts, Coupons, Talons and Registered Certificates to be available, upon request to the Principal Agent or Registrar, respectively (in such capacity, the “Replacement Agent”), at its specified office for the purpose of issuing replacement Notes, Receipts, Coupons, Talons and Registered Certificates as provided below.

(2) The Replacement Agent will, subject to, and in accordance with, the Terms and Conditions and the following provisions of this Clause 15, authenticate (or in the case of a Bearer Global Note that is a Eurosystem-eligible NGN, instruct the common safekeeper to effectuate the same) and cause to be delivered any replacement Bearer Notes, Receipts, Registered Certificates, Coupons and Talons which the Issuer may determine to issue in place of Bearer Notes, Receipts, Registered Certificates, Coupons and Talons which have been lost, stolen, mutilated, defaced or destroyed.

(3) In the case of a mutilated or defaced Bearer Note, the Replacement Agent shall ensure that (unless otherwise covered by such indemnity as the Issuer may reasonably require) any replacement Bearer

Note will only have attached to it Receipts, Coupons and Talons corresponding to those (if any) attached to the mutilated or defaced Bearer Note which is presented for replacement.

(4) The Replacement Agent shall not issue any replacement Note, Receipt, Registered Certificate, Coupon or Talon unless and until the applicant therefor shall have:

(a) paid such reasonable costs and expenses as may be incurred in connection therewith, including any tax or other governmental charge that may be imposed in relation thereto;

(b) furnished it with such evidence and indemnity as the Issuer may reasonably require; and

(c) in the case of any mutilated or defaced Note, Receipt, Registered Certificates, Coupon or Talon, surrendered it to the Replacement Agent.

(5) The Replacement Agent shall cancel any mutilated or defaced Bearer Notes, Receipts, Registered Certificates, Coupons and Talons in respect of which replacement Bearer Notes, Receipts, Registered Certificates, Coupons and Talons have been issued pursuant to this Clause 15 and shall furnish the Issuer with a certificate stating the serial numbers of the Bearer Notes, Receipts, Registered Certificates, Coupons and Talons so cancelled and, unless otherwise instructed by the Issuer in writing, shall destroy such cancelled Bearer Notes, Receipts, Registered Certificates, Coupons and Talons and furnish the Issuer with a destruction certificate (to be provided only upon written request) stating the serial number of the Bearer Notes (in the case of Registered Definitive Notes) (or the Registered Certificates (in the case of Registered Notes)) and the number by maturity date of Receipts, Coupons and Talons so destroyed, in each case distinguishing between Bearer Notes of each Series and denomination (and any Receipts, Coupons and Talons relating to them) and Registered Notes of each series.

(6) The Replacement Agent, on issuing any replacement Bearer Note, Receipt, Registered Certificate, Coupon or Talon, forthwith shall inform the Issuer, the Principal Agent, the other Paying Agents and the Registrar of the serial number of such replacement Bearer Note, Receipt, Registered Certificates, Coupon or Talon issued and (if known) of the serial number of the Bearer Note, Receipt, Registered Certificates, Coupon or Talon in place of which such replacement Bearer Note, Receipt, Registered Certificate, Coupon or Talon has been issued. Whenever replacement Receipts, Registered Certificate, Coupons or Talons are issued pursuant to the provisions of this Clause 15, the Replacement Agent also shall notify the Principal Agent, the other Paying Agents and the Registrar of the maturity dates of the lost, stolen, mutilated, defaced or destroyed Receipts, Registered Certificate, Coupons or Talons and of the replacement Receipts, Registered Certificate, Coupons or Talons issued.

(7) The Principal Agent and the Registrar, as applicable, shall keep a full and complete record of all replacement Bearer Notes, Receipts, Registered Certificates, Coupons and Talons issued and shall make such record available at all reasonable times to the Issuer and any persons authorized by it for inspection and for the taking of copies thereof or extracts therefrom.

(8) Whenever any Bearer Note, Receipt, Registered Certificate, Coupon or Talon for which a replacement Bearer Note, Receipt, Registered Certificate, Coupon or Talon has been issued and in respect of which the serial number is known is presented to the Principal Agent or any of the Paying Agents for payment, the Principal Agent or, as the case may be, the relevant Paying Agent shall immediately send notice thereof to the Issuer and the other Paying Agents and the relevant Paying Agent shall not make payment in respect thereto, until instructed by the Issuer.

16.	Additional Duties of the Transfer Agent and Registrar

(1) The Transfer Agent with which a Registered Certificate is presented for the transfer of, or exercise of any Noteholders’ option relating to, Registered Notes represented by it shall forthwith notify the Registrar of (a) the name and address of the holder of the Registered Notes(s) appearing on such Registered Certificate, (b) the number of such Registered Certificate and nominal amount of the Registered Notes(s) represented by it, (c) (in the case of a transfer of, or exercise of an option relating to, part only) the nominal amount of the Registered Note(s) to be transferred or in respect of which such option is exercised, and (d) (in the case of a transfer) the name and address of the Transferee to be entered on the Register and shall cancel such Registered Certificate and forward it to the Registrar.

(2) In the case of an exercise of an Issuer’s or Noteholder’s option in respect of, or a partial redemption of, a holding of Registered Notes, the Registrar shall issue a new Registered Certificate to the Noteholder to reflect the exercise of such option or in respect of the balance of the holding not redeemed. In the case of a partial exercise of an option resulting in Registered Notes of the same holding having different terms, the Registrar shall issue separate Registered Certificates in respect of those Notes of that holding that have the same terms. The Registrar shall only issue new Registered Certificates against surrender of the existing Registered Certificates to the Registrar or any Transfer Agent. In the case of a transfer of Registered Notes to a person who is already a holder of Registered Notes, the Registrar shall only issue a new certificate representing the enlarged holding against surrender of the existing Registered Certificate.

(3) The Registrar shall deliver each new Registered Certificate to be issued pursuant to Condition 2(b) or (c) within three business days after receipt of the request for exchange, form of transfer or surrender of the Registered Certificate for exchange. Delivery of the new Registered Certificate(s) shall be made at the specified office of the Transfer Agent or of the Registrar (as the case may be) to whom delivery or surrender of such request for exchange, form of transfer or Registered Certificate shall have been made or, at the option of the Noteholder making such delivery or surrender as aforesaid and as specified in the relevant request for exchange, form of transfer, or otherwise in writing, be mailed by uninsured mail at the risk of the Noteholder entitled to the new Registered Certificate to such address as may be so specified, unless such Noteholder requests otherwise and pays in advance to the Transfer Agent or Registrar the costs of such other method of delivery and/or such insurance as it may specify. In this Clause 16(3), “business day” means a day, other than a Saturday or Sunday, on which banks are open for business in the location of the specified office of the Registrar or the relevant Transfer Agent (as the case may be).

17.	Regulations Concerning Registered Notes

(1) The Issuer may, subject to the Terms and Conditions, from time to time with approval of the Principal Agent, the Transfer Agent and the Registrar (such approval not to be unreasonably withheld) promulgate regulations concerning the carrying out of transactions relating to Registered Notes and the forms and evidence to be provided. All such transactions shall be made subject to the regulations. The initial Regulations are set out in Schedule 14 hereto.

18.	Copies of Documents Available for Inspection

The Principal Agent, the Paying Agents and the Transfer Agent shall hold available for inspection copies of:

(1) the organizational documents of the Issuer;

(2) the latest available audited consolidated financial statements of the Issuer and its consolidated subsidiaries, beginning with such financial statements for the fiscal year ended December 31, 2006;

(3) the Program Agreement, this Agreement, each Calculation Agency Agreement and each Delivery Agency Agreement, if any;

(4) the Offering Circular; and

(5) any future offering circulars, information memoranda and supplements (except that the Final Terms relating to any unlisted Note will only be available for inspection by a holder of such Note and such holder must produce evidence satisfactory to the Paying Agent as to ownership) to the Offering Circular and any other documents incorporated therein by reference and in the case of a syndicated issue of listed Notes, the syndication agreement (or equivalent document).

For this purpose, the Issuer shall furnish the Principal Agent, the Paying Agents and the Transfer Agent with sufficient copies of each of such documents.

19.	Meetings of Noteholders

(1) The provisions of Schedule 9 hereto shall apply to meetings of the Noteholders and shall have effect in the same manner as if set out in this Agreement.

(2) Without prejudice to sub-clause (l), each of the Principal Agent, the Paying Agents and Transfer Agent on the request of any Noteholder shall issue voting certificates and block voting instructions in accordance with Schedule 9 hereto and shall forthwith give notice to the Issuer in writing of any revocation or amendment of a block voting instruction. Each of the Principal Agent, Paying Agents and the Transfer Agent will keep a full and complete record of all voting certificates and block voting instructions issued by it and, not less than 24 hours before the time appointed for holding a meeting or adjourned meeting, will deposit at such place as the Principal Agent shall designate or approve, full particulars of all voting certificates and block voting instructions issued by it in respect of such meeting or adjourned meeting.

20.	Repayment by the Principal Agent

Upon the Issuer being discharged from its obligation to make payments or other deliveries in respect of any Notes pursuant to the relevant Terms and Conditions, and provided that there is no outstanding, bona fide and proper claim in respect of any such payments, the Principal Agent shall forthwith on written demand pay to the Issuer sums equivalent to any amounts paid to it by the Issuer for the purposes of such payments.

21.	Conditions of Appointment

(1) The Principal Agent shall be entitled to deal with money paid to it by the Issuer for the purpose of this Agreement in the same manner as other money paid to a banker by its customers except:

(a) that it shall not exercise any right of set-off, lien or similar claim in respect thereof; and

(b) as provided in sub-clause (2) below; and

(c) that it shall not be liable to account to the Issuer for any interest thereon.

(2) In acting hereunder and in connection with the Notes, the Principal Agent, the Paying Agents, the Registrar and the Transfer Agent shall act solely as agents of the Issuer and will not thereby assume any obligations towards or relationship of agency or trust for or with any of the owners or holders of the Notes, Receipts, Coupons or Talons.

(3) The Principal Agent, the Paying Agents, the Registrar and the Transfer Agent hereby undertake to the Issuer to perform such obligations and duties, and shall be obliged to perform such duties and only such duties as are herein, in the Terms and Conditions and in the Procedures Memorandum specifically set forth and no implied duties or obligations shall be read into this Agreement or the Notes against the Principal Agent, the Paying Agents, the Registrar and the Transfer Agent, other than the duty to act honestly and in good faith and to exercise the diligence of a reasonably prudent agent in comparable circumstances.

(4) The Agents may consult with legal and other professional advisers and the opinion of such advisers shall be full and complete protection in respect of any action taken, omitted or suffered hereunder in good faith and in accordance with the opinion of such advisers.

(5) Each of the Principal Agent, the Paying Agents, the Registrar and the Transfer Agent, shall be protected and shall incur no liability for or in respect of any action taken, omitted or suffered in reliance upon any instruction, request or order from the Issuer or any notice, resolution, direction, consent, certificate, affidavit, statement, cable or other paper or document which it reasonably believes to be genuine and to have been delivered, signed or sent by the proper party or parties or upon written instructions from the Issuer.

(6) Any of the Principal Agent, Paying Agents, Registrar and Transfer Agent and their officers, directors and employees may become the owner of, or acquire any interest in any Notes, Receipts, Coupons or Talons with the same rights that it or he would have if the Principal Agent or the relevant Paying Agent, Registrar or Transfer Agent, as the case may be, were not appointed hereunder, and may engage or be interested in any financial or other transactions with the Issuer and may act on, or as depositary, safekeeper, trustee or agent for, any committee or body of Noteholders or Couponholders or in connection with any other obligations of the Issuer as freely as if the Principal Agent or the relevant Paying Agent, Registrar and Transfer Agent, as the case may be, were not appointed hereunder.

(7) The Issuer shall provide the Agents with a certified copy of the list of persons authorized to execute documents and take action on its behalf in connection with this Agreement and shall notify the Agents immediately in writing if any of such persons ceases to be so authorized or if any additional person becomes so authorized together, in the case of an additional authorized person, with evidence satisfactory to the Principal Agent that such person has been so authorized, provided, however, that the Agents shall not incur any liability for any losses, claims or damages resulting from the Issuer’s failure to provide such notification to the Agents.

22.	Communication Between the Parties

A copy of all communications relating to the subject matter of this Agreement between the Issuer and the Noteholders, Receiptholders or Couponholders and any of the Paying Agents or the Transfer Agent shall be sent to the Principal Agent by the relevant Paying Agent or the relevant Transfer Agent.

23.	Changes in Principal Agent, Paying Agents, Registrar and Transfer Agent

(1) The Issuer agrees that, for so long as any Note is outstanding, or until monies for the payment of all amounts in respect of all outstanding Notes have been made available to the Principal Agent or to the Delivery Agent, as applicable, or have been returned to the Issuer as provided herein:

(a) so long as the Notes are listed on any stock exchange, there will at all times be a Paying Agent with a specified office in such place as may be required by the rules and regulations of the relevant stock exchange;

(b) there will at all times be a Paying Agent with a specified office in a city in continental Europe;

(c) there will at all times be a Principal Agent;

(d) the Issuer will maintain a Paying Agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to Directive (as defined in Condition 8) or any law implementing or complying with, or introduced in order to conform to, such Directive; and

(e) there will at all times be a Transfer Agent and Registrar with a specified office in continental Europe (outside the United Kingdom).

In addition, the Issuer shall immediately appoint a Paying Agent having a specified office in New York City in the circumstances described in Condition 5(c). Any variation, termination, appointment or change only shall take effect (other than in the case of insolvency (as provided in sub-clause (5)), when it shall be of immediate effect) after not less than 30 nor more than 45 calendar days’ prior notice thereof shall have been given to the Noteholders in accordance with the Terms and Conditions.

(2) The Principal Agent may (subject as provided in sub-clause (4)) at any time resign as Principal Agent by giving at least 90 calendar days’ written notice to the Issuer of such intention on its part, specifying the date on which its desired resignation shall become effective, provided that such date shall never be less than three months after the receipt of such notice by the Issuer unless the Issuer agrees to accept less notice.

(3) The Principal Agent may (subject as provided in sub-clause (4)) be removed at any time on at least 45 calendar days’ notice by the filing with it of an instrument in writing signed on behalf of the Issuer, specifying such removal and the date when it shall become effective.

(4) Any resignation under sub-clause (2) or removal under sub-clause (3) shall only take effect upon the appointment by the Issuer as hereinafter provided, of a successor Principal Agent, and (other than in cases of insolvency of the Principal Agent) on the expiration of the notice to be given under Clause 25. The Issuer agrees with the Principal Agent that if, by the day falling ten calendar days before the expiration of any notice under sub-clause (2), the Issuer has not appointed a successor Principal Agent, then the Principal Agent, shall be entitled, on behalf of the Issuer, to appoint as a successor Principal Agent, in its place a reputable financial institution of good standing as it may reasonably determine to be capable of performing the duties of the Principal Agent, hereunder.

(5) In case at any time the Principal Agent resigns, or is removed, or becomes incapable of acting or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of an administrator, liquidator or administrative or other receiver of all or a substantial part of its property, or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if any order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law or if a receiver of it or of all or a substantial part of its property is appointed or any officer takes charge or control of it or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, a successor Principal Agent, which shall be a reputable financial institution of good standing, may be appointed by the Issuer by an instrument in writing filed with the successor Principal Agent. Upon the appointment as aforesaid of a successor Principal Agent and acceptance by the latter of such appointment and (other than in the case of insolvency of the Principal Agent) upon expiration of the notice to be given under Clause 25, the Principal Agent, so superseded shall cease to be the Principal Agent, hereunder.

(6) Subject to sub-clause (l):

(a) the Issuer may, after prior consultation (other than in the case of insolvency of any Paying Agent, Registrar or Transfer Agent) with the Principal Agent, terminate the appointment of any of the Paying Agents, Registrar or Transfer Agent at any time; or

(b) the Issuer may in respect of the Program, or in respect of any Series of Notes, if so required by the relevant Stock Exchange or regulatory body, appoint one or more additional Paying Agents, Registrars or Transfer Agent by giving to the Principal Agent, and to the relevant Paying Agent, Registrar or Transfer Agent at least 10 calendar days’ notice in writing to that effect.

(7) Subject to sub-clause (l), all or any of the Agents may resign their respective appointments hereunder at any time by giving the Issuer and the Principal Agent at least 45 calendar days’ written notice to that effect.

(8) Upon its resignation or removal becoming effective, the Principal Agent or the relevant Agent:

(a) shall, in the case of the Principal Agent, forthwith transfer all monies held by it hereunder and the records referred to in Clause 14(4) to the successor Principal Agent hereunder; and

(b) shall be entitled to the payment by the Issuer of its commissions, fees and expenses for the services theretofore rendered hereunder in accordance with the terms of Clause 29.

(9) Upon its appointment becoming effective, a successor Principal Agent and any new Paying Agent, Registrar or Transfer Agent, without further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of its predecessor or, as the case may be, a Paying Agent, Registrar or Transfer Agent with like effect as if originally named as Principal Agent or (as the case may be) a Paying Agent, Registrar or Transfer Agent hereunder.

24.	Merger and Consolidation

Any entity into which the Principal Agent, any Paying Agent, Registrar or Transfer Agent may be merged or converted, or any entity with which the Principal Agent, any of the Paying Agents, the Registrar or Transfer Agent may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Principal Agent or any of the Paying Agents, Registrar or Transfer Agent shall be a party, or any entity to which the Principal Agent or any of the Paying Agents, the Registrar or Transfer Agent shall sell or otherwise transfer all or substantially all the assets or the corporate trust business of the Principal Agent, any Paying Agent, Registrar or Transfer Agent shall, on the date when such merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws, become the successor Principal Agent or, as the case may be, Transfer Agent, Registrar or Paying Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto, unless otherwise required by the Issuer, and after the said effective date all references in this Agreement to the Principal Agent or, as the case may be, such Paying Agent, Registrar or Transfer Agent shall be deemed to be references to such entity. Written notice of any such merger, conversion, consolidation or transfer forthwith shall be given to the Issuer by the relevant Principal Agent, Paying Agent, Registrar or Transfer Agent.

25.	Notification of Changes to Principal Agent, Paying Agents, Registrar or Transfer Agent

Following receipt of notice of resignation from the Principal Agent, any Paying Agents, Registrar or Transfer Agent and forthwith upon appointing a successor Principal Agent or, as the case may be, other Paying Agents, Registrars or Transfer Agent or on giving notice to terminate the appointment of any Principal Agent or, as the case may be, Paying Agent, Registrars or Transfer Agent, the Principal Agent (on behalf of and at the expense of the Issuer) shall give or cause to be given not more than 60 calendar days’ nor less than 30 calendar days’ notice thereof to the Noteholders in accordance with the Terms and Conditions.

26.	Change of Specified Office

If the Principal Agent, any Paying Agent, Registrar or Transfer Agent determines to change its specified office, it shall give to the Issuer and (if applicable) the Principal Agent written notice of such determination giving the address of the new specified office which shall be in the same city and stating the date on which such change is to take effect, which shall not be less than 45 calendar days thereafter. The Principal Agent, any Paying Agent, Registrar or Transfer Agent (on behalf and at the expense of the Issuer) shall within 15 calendar days of receipt of such notice (unless the appointment of the Principal Agent or the relevant Paying Agent, Registrar or Transfer Agent, as the case may be, is to terminate pursuant to Clause 24 on or prior to the date of such change) give or cause to be given not more than 45 calendar days’ nor less than 30 calendar days’ notice thereof to the Noteholders in accordance with the Terms and Conditions.

27.	Notices

All notices hereunder shall be deemed to have been given when deposited in the mail as first class mail, registered or certified, return receipt requested, or postage prepaid, addressed to any party hereto as follows:

Address

The Issuer:

Bank of America Corporation

Bank of America Corporate Center

NC1-007-07-13

100 North Tryon Street

Charlotte, North Carolina 28255-0065

U.S.A.

Attn: Corporate Treasury – Securities Administration

Facsimile: +1 (980) 387-8794

E-mail: securities.administration@bankofamerica.com

with a copy to:

Bank of America Corporation Legal Department NC1-002-29-01 101 South Tryon Street Charlotte, North Carolina 28255 U.S.A. Attn: General Counsel Facsimile: +1 (704) 386-1670

The Principal Agent:	The Bank of New York Mellon One Canada Square London E14 5AL United Kingdom Attn: Corporate Trust Facsimile: +1 44 20 7964 2536

The Registrar and Transfer Agent:

The Bank of New York (Luxembourg) S.A.

Aerogolf Center

1A, Hoehenhof

L-1736 Senningerberg

Attention: Corporate Trust Administration

Facsimile: +1 352 34 20 90 6035

Email: LUXMB-CT_New_Issues@bnymellon.com

or at any other address of which any of the foregoing shall have notified the others in writing.

(1) if delivered in person to the relevant address specified in the signature pages hereof and if so delivered, shall be deemed to have been delivered at the time of receipt;

(2) if sent by facsimile to the relevant number specified above and, if so sent, shall be deemed to have been delivered immediately after transmission provided the sending facsimile machine prints a successful confirmation of transmission; or

(3) if sent by email to the relevant email address specified above, and if so sent, shall be deemed to have been delivered at the time of receipt.

Where a communication is received after business hours it shall be deemed to be received and become effective on the next Business Day. Every communication shall be irrevocable save in respect of any manifest error therein.

28.	Taxes and Stamp Duties

The Issuer agrees to pay any and all stamp and other documentary taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Agreement.

29.	Commissions, Fees and Expenses

(1) The Issuer undertakes to pay in respect of the services of the Principal Agent, the Paying Agents, Transfer Agent and Registrar, under this Agreement such fees and expenses as may be agreed between them from time to time, the initial such fees being set out in a letter of even date herewith from the Principal Agent to, and countersigned by, the Issuer.

(2) The Issuer will promptly pay on demand all reasonable out-of-pocket expenses (including legal, advertising, facsimile and postage expenses) properly incurred by the Principal Agent, the Paying Agents, the Registrar and Transfer Agent in connection with their services hereunder, including, without limitation, the expenses contemplated in this Clause 29(2).

30.	Indemnity

(1) The Issuer undertakes to indemnify and hold harmless each of the Principal Agent, the Paying Agents, Registrar and Transfer Agent against all losses, liabilities, costs (including, without limitation, legal fees and expenses), expenses, claims, actions or demands which the Principal Agent, Paying Agent, Registrar and Transfer Agent as the case may be, may reasonably incur or which may be made against the Principal Agent, Paying Agent, Registrar and Transfer Agent as a result of or in connection with the appointment or the exercise of or performance of the powers, discretions, authorities and duties of the Principal Agent, Paying Agent, Registrar and Transfer Agent under this Agreement, except such as may result from its own gross negligence, bad faith or failure to comply with its obligations hereunder or that of its officers, employees or agents. In no event shall the Issuer be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special or consequential damages, whether or not the Issuer has been advised of the possibility of such loss or damages.

(2) The Principal Agent shall indemnify and hold harmless the Issuer against any loss, liability, costs (including, without limitation, legal fees and expenses), expense, claim, action or demand which it may reasonably incur or which may be made against it as a result of such Principal Agent’s, or any Paying Agent’s, Registrar’s or Transfer Agent’s negligence, bad faith or material failure to comply with its obligations under this Agreement or that of its officers, employees or agents. In no event shall the Principal Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special or consequential damages, whether or not the Principal Agent has been advised of the possibility of such loss or damages.

(3) If, under any applicable law and whether pursuant to a judgment being made or registered or in the liquidation, insolvency or analogous process of any party hereto or for any other reason, any payment under or in connection with this Agreement is made or fails to be satisfied in a currency (the “Other Currency”) other than that in which the relevant payment is expressed to be due (the “Required Currency”) under this Agreement, then, to the extent that the payment (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the payee to purchase the Required Currency with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so or, in the case of a liquidation, insolvency or analogous process, at the rate of exchange on the latest date permitted by applicable law for the determination of liabilities in such liquidation, insolvency or analogous process) actually received by the payee falls short of the amount due under the terms of this Agreement, the payor shall, as a separate and independent obligation, indemnify and hold harmless the payee against the amount of such shortfall. For the purpose of this Clause 30, “rate of exchange” means the rate at which the payee is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any premium and other costs of exchange.

(4) The provisions of this Clause 30 shall continue in full force and effect notwithstanding the termination or expiry of this Agreement or the resignation or removal of any Agent.

31.	Reporting

(1) Each Principal Agent shall upon receipt of a written request therefor from the Issuer and after the payment of any further remuneration agreed between the Issuer and such Principal Agent (on behalf of the Issuer and on the basis of the information and documentation the Principal Agent had in its possession) use all reasonable efforts to submit such reports or information as may be required from time to time by any applicable law, regulation or guideline promulgated by (i) any relevant United States governmental regulatory authority in respect of the issue and purchase of Notes or (ii) any other relevant governmental regulatory authority in respect of the issue and purchase of Notes denominated in the applicable currency of such governmental regulatory authority.

(2) The Principal Agent will notify the MoF or other regulatory body of such details relating to Yen Notes or other currency in which Notes are denominated and provide such other information about the Program to the MoF or other regulatory body as may be required.

32.	Governing Law

(1) This Agreement, the Notes, and any Receipts, Coupons or Talons appertaining thereto shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without regard to principles of conflicts of laws.

(2) The Issuer and the Agents each hereby irrevocably submit to the non-exclusive jurisdiction of any United States federal court sitting in New York City, the Borough of Manhattan over any suit, action or proceeding arising out of or related to this Agreement, any Note, Receipt, Coupon or Talon, as the case may be (together, the “Proceedings”). The Issuer and the Agents each irrevocably waive, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of the Proceedings brought in such a court and any claim that the Proceedings have been brought in an inconvenient forum. The Issuer and the Agents each agree that final judgment in the Proceedings brought in such a court shall be conclusive and binding upon the Issuer or the Agents, as the case may be, and may be enforced in any court of the jurisdiction to which the Issuer or the Agents is subject by a suit upon such judgment, provided that the service of process is effected upon the Issuer and the Agents in the manner specified in subsection (3) below or as otherwise permitted by law.

(3) As long as any of the Notes, Receipts, Coupons or Talons remains outstanding, the Issuer and the Registrar shall at all times either maintain an office or have an authorized agent in New York City upon whom process may be served in the Proceedings. Service of process upon the Issuer or the Registrar at its offices or upon such agent with written notice of such service mailed or delivered to the Issuer or the Registrar, respectively shall, to the fullest extent permitted by law, be deemed in every respect effective service of process upon the Issuer or the Registrar, respectively, in the Proceedings. Each of the Issuer and the Registrar hereby appoints the New York office of CT Corporation System, presently situated at 111 Eighth Avenue, New York, New York 10011, U.S.A., as its respective agent for such purposes, and covenants and agrees that service of process in the Proceedings may be made upon it at its office or at the specified offices of such agent (or such other addresses or at the offices of any other authorized agents which the Issuer or the Registrar, respectively, may designate by written notice to the Agents and the Issuer, respectively) and prior to any termination of such agencies for any reason, it will so appoint a successor thereto as agent hereunder.

33.	Amendments

Without the consent of the Noteholders, Receiptholders or Couponholders, the Principal Agent, the Transfer Agent, the Registrar and the Issuer may agree to modifications of or amendments to this Agreement, the Notes, the Receipts or the Coupons solely set forth in Condition 15.

Any such modification or amendment shall be binding on the Noteholders, the Receiptholders and the Couponholders and any such modification or amendment shall be notified to the Noteholders, the Receiptholders or the Couponholders in accordance with Condition 14 as soon as practicable thereafter.

34.	Descriptive Headings

The descriptive headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

35.	Counterparts

This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument. Any party may enter into this Agreement by signing such a counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective corporate names by their respective officers thereunder duly authorized as of the date and year first above written.

BANK OF AMERICA CORPORATION
as Issuer

By	/s/ B. KENNETH BURTON, JR.
	Name:	B. Kenneth Burton, Jr.
	Title:	Senior Vice President

THE BANK OF NEW YORK MELLON
as Principal Agent

By	/s/ CLARE WILLS
	Name:	Clare Wills
	Title:	Assistant Treasurer

THE BANK OF NEW YORK (LUXEMBOURG) S.A.
as Transfer Agent and Registrar

By	/s/ CLARE WILLS
	Name:	Clare Wills
	Title:	Assistant Treasurer

Schedule 1 to

Amended and Restated Agency Agreement

FORM OF BEARER TEMPORARY GLOBAL NOTE

[THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION IN THIS NOTE MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OF AMERICA (INCLUDING THE STATES AND THE DISTRICT OF COLUMBIA), ITS TERRITORIES, ITS POSSESSIONS AND OTHER AREAS SUBJECT TO ITS JURISDICTION OR TO ANY PERSON DEEMED A U.S. PERSON UNDER REGULATION S UNDER THE SECURITIES ACT, UNLESS THIS NOTE IS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.

THIS NOTE MAY NOT BE OFFERED, SOLD, OR DELIVERED WITHIN THE UNITED STATES OR ITS POSSESSIONS OR TO ANY CITIZEN, NATIONAL OR RESIDENT OF THE UNITED STATES, ANY CORPORATION, PARTNERSHIP OR OTHER ENTITY CREATED OR ORGANIZED IN OR UNDER THE LAWS OF THE UNITED STATES OR ANY POLITICAL SUBDIVISION THEREOF, OR TO ANY ESTATE THE INCOME OF WHICH IS SUBJECT TO UNITED STATES FEDERAL INCOME TAXATION REGARDLESS OF ITS SOURCE OR ANY TRUST WITH RESPECT TO WHICH A COURT WITHIN THE UNITED STATES IS ABLE TO EXERCISE PRIMARY SUPERVISION OVER ITS ADMINISTRATION, AND ONE OR MORE UNITED STATES PERSONS HAVE THE AUTHORITY TO CONTROL ALL OF ITS SUBSTANTIAL DECISIONS, EXCEPT AS PERMITTED UNDER APPLICABLE UNITED STATES TREASURY REGULATIONS.

THIS NOTE IS A TEMPORARY GLOBAL NOTE IN BEARER FORM, WITHOUT COUPONS, EXCHANGEABLE FOR A BEARER NOTE IN PERMANENT GLOBAL FORM. THE RIGHTS ATTACHING TO THIS BEARER TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR A BEARER PERMANENT GLOBAL NOTE, ARE AS SPECIFIED IN THE AGENCY AGREEMENT (AS DEFINED HEREIN).

THIS NOTE IS NOT A SAVINGS ACCOUNT OR A DEPOSIT, IS NOT AN OBLIGATION OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF THE ISSUER AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE HOLDER NOR THE BENEFICIAL OWNER OF THIS GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON EXCEPT PURSUANT TO THE PROVISIONS HEREOF.

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

[BY ACCEPTING THIS OBLIGATION, THE HOLDER REPRESENTS AND WARRANTS THAT IT IS NOT A UNITED STATES PERSON (OTHER THAN AN EXEMPT RECIPIENT DESCRIBED IN SECTION 6049(b)(4) OF THE INTERNAL REVENUE CODE AND THE REGULATIONS THEREUNDER) AND THAT IT IS NOT ACTING FOR OR ON BEHALF OF A UNITED STATES PERSON (OTHER THAN AN EXEMPT RECIPIENT DESCRIBED IN SECTION 6049(b)(4) OF THE INTERNAL REVENUE CODE AND THE REGULATIONS THEREUNDER.)]1]

[1]	[This language is applicable only to Bearer Temporary Global Notes representing Notes with maturities of 183 days or less from the date of original issue.]

BANK OF AMERICA CORPORATION

EURO MEDIUM-TERM NOTES

BEARER TEMPORARY GLOBAL NOTE

COMMON CODE:	ISIN:

This Global Note is a Temporary Global Note in bearer form without interest coupons in respect of a duly authorized Series of Euro Medium-Term Notes (the “Notes”) of Bank of America Corporation (the “Issuer”) described, and having the provisions specified, in the applicable Final Terms (the “Final Terms”), which provisions are incorporated herein. References herein to the Terms and Conditions shall be to the Terms and Conditions of the Notes as set out in Schedules 6-1 and 6-2 to the Agency Agreement (as defined below) as modified and supplemented by the information set out in the Final Terms and which are incorporated herein by reference, but in the event of any conflict between the provisions of those Schedules and the information set out in the Final Terms, the Final Terms will prevail.

Words and expressions defined or set out in the Terms and Conditions and/or the Final Terms shall bear the same meaning when used herein.

This Global Note is issued subject to, and with the benefit of, the Terms and Conditions and an Amended and Restated Agency Agreement (the “Agency Agreement,” which expression shall be construed as a reference to that agreement as the same may be amended or supplemented from time to time) dated as of July 25, 2008, and made among Bank of America Corporation, The Bank of New York Mellon (the “Principal Agent”), The Bank of New York (Luxembourg) S.A., and the other agents named therein.

For value received, the Issuer, subject to and in accordance with the Terms and Conditions, promises to pay to the bearer hereof on each Installment Date the amount payable on such Installment Date in respect of the Notes represented by this Global Note (if the Notes represented by this Global Note are Installment Notes) and on the Maturity Date, on the Interest Payment Date, or on the Delivery Date, as the case may be, or on such earlier date as any of the Notes represented by this Global Note may become due and payable in accordance with the Terms and Conditions, the amount payable or deliverable, as the case may be, on redemption of such Notes then represented by this Global Note becoming so due and payable, and to pay interest (if any) or to deliver any Physical Delivery Amount (if any) on the Notes from time to time represented by this Global Note calculated and payable as provided in the Terms and Conditions together with any other sums payable under the Terms and Conditions, upon presentation and following the delivery of an Asset Transfer Notice (in the case of Physical Delivery Notes) as provided in the Agency Agreement, and, at maturity, surrender of this Global Note to or to the order of the Principal Agent or any of the other paying agents located outside the United States and its possessions (except as provided in the Terms and Conditions) from time to time appointed by the Issuer in respect of the Notes, but in each case subject to the requirements as to certification provided herein.

If the applicable Final Terms indicate that this Global Note is intended to be a New Global Note, the nominal amount of Notes represented by this Global Note shall be the aggregate amount from time to time entered in the records of both Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg” and, together with Euroclear, the “Relevant Clearing Systems”). The records of the Relevant Clearing Systems (which expression in this Global Note means the records that each Relevant Clearing System holds for its customers which reflect the amount of such customer’s interest in the Notes) shall be conclusive evidence of the nominal amount of Notes represented by this Global Note and, for these purposes, a statement issued by a Relevant Clearing System (which statement shall be made available to the bearer upon request) stating the nominal amount of Notes represented by this Global Note at any time shall be conclusive evidence of the records of the Relevant Clearing System at that time.

If the applicable Final Terms indicate that this Global Note is intended to be a Classic Global Note, the nominal amount of the Notes represented by this Global Note shall be the amount stated in the applicable Final

Terms or, if lower, the nominal amount most recently recorded by or on behalf of the Issuer, in the relevant column in Part II, III or IV of Schedule 1 or in Schedule 2.

On any redemption, payment of an Installment Amount, delivery or purchase and cancellation of any of the Notes represented by this Global Note, the Issuer shall procure that:

(a) if the applicable Final Terms indicate that this Global Note is intended to be a New Global Note, details of such redemption, payment, delivery or purchase and cancellation (as the case may be) shall be entered pro rata in the records of the Relevant Clearing Systems and, upon any such entry being made, the nominal amount of the Notes recorded in the records of the Relevant Clearing Systems and represented by this Global Note shall be reduced by the principal amount of the Notes so redeemed or purchased and cancelled or by the amount of such installment so paid; or

(b) if the applicable Final Terms indicate that this Global Note is intended to be a Classic Global Note, details of such redemption, payment, delivery or purchase and cancellation (as the case may be) shall be entered in the relevant column in Part II, III or IV of Schedule 1 or Schedule 2 hereto recording any such redemption, payment, delivery or purchase and cancellation (as the case may be) and shall be signed by or on behalf of the Issuer. Upon any such redemption, payment of an Installment Amount, delivery or purchase and cancellation, the principal amount of such Notes represented by this Global Note shall be reduced by the principal amount of the Notes so redeemed or purchased and cancelled.

Prior to the Exchange Date (as defined below), all payments (if any) on this Global Note will only be made to the bearer hereof to the extent that there is presented to the Principal Agent by Clearstream, Luxembourg or Euroclear, a certificate, substantially in the form set out in Schedule 7 to the Agency Agreement, to the effect that it has received from or in respect of a person entitled to a particular principal amount of the Notes (as shown by its records) a certificate in or substantially in the form of the certificate as set out in Schedule 8 to the Agency Agreement. Payments or deliveries due in respect of Notes for the time being represented by this Global Note shall be made to the bearer of this Global Note and each payment so made will discharge the Issuer’s obligations in respect thereof. Any failure to make the entries referred to in sub-paragraphs (a) and (b) above shall not affect such discharge. After the Exchange Date, the bearer of this Global Note will not be entitled to receive any payment of interest hereon.

On or after the Exchange Date (as defined below) this Global Note may be exchanged in whole or in part (free of charge) for, as specified in the Final Terms, either (a) if the applicable Final Terms indicate that this Global Note is intended to be a New Global Note, interests recorded in the records of the Relevant Clearing Systems in a Bearer Permanent Global Note or, if the applicable Final Terms indicate that this Global Note is intended to be a Classic Global Note, a Bearer Permanent Global Note, which, in either case, is in or substantially in the form set out in Schedule 2 to the Agency Agreement (together with the Final Terms attached to it), in each case upon notice being given by a Relevant Clearing System acting on the instructions of any holder of an interest in this Global Note or, (b) under certain limited circumstances, security printed Definitive Notes and, (if applicable) Coupons, Receipts and/or Talons in the form set out in Parts I, II, III, and IV respectively of Schedule 3 to the Agency Agreement (on the basis that all the appropriate details have been included on the face of such Definitive Notes and (if applicable) Coupons, Receipts and/or Talons and the Final Terms have been incorporated on such Definitive Notes) and subject to such notice period as is specified in the Final Terms. The “Exchange Date” for this Global Note will normally be the 40th calendar day after the later of the date on which the Issuer receives the proceeds of the sale of the Global Note and the closing date for the Global Note. However, if the Issuer, a Dealer or any distributor, as defined in Treasury Regulation Sec. 1.163-5(c)(2)(i)(D)(4), holds a Note represented by this Global Note as part of an unsold allotment or subscription for more than 40 calendar days after the later of the date on which the Issuer receives the proceeds of the sale of the Global Note and the closing date for the Global Note, the Exchange Date with respect to such Note will be the day after the date on which the Issuer, Dealer or distributor sells such Note.

This Global Note may be exchanged by the bearer hereof on any day (other than a Saturday or Sunday) on which banks are open for business in London. The Issuer shall procure that Definitive Notes and interests in the Bearer Permanent Global Note shall be so issued and delivered and (in the case of the Bearer Permanent Global

Note where the applicable Final Terms indicate that this Global Note is intended to be a New Global Note) recorded in the records of the Relevant Clearing System in exchange for only that portion of this Global Note in respect of which there shall have been presented to the Principal Agent by Euroclear or Clearstream, Luxembourg a certificate, substantially in the form set out in Schedule 7 to the Agency Agreement, to the effect that it has received from or in respect of a person entitled to a beneficial interest in a particular principal amount of the Notes (as shown by its records) a certificate from such person in or substantially in the form of the certificate set out in Schedule 8 to the Agency Agreement, unless such certificate has already been given in accordance with the above provisions. The aggregate principal amount of interests in a Bearer Permanent Global Note issued upon an exchange of this Global Note subject to the terms hereof, will be equal to the aggregate principal amount of this Global Note submitted by the bearer hereof for exchange (to the extent that such principal amount does not exceed the aggregate principal amount of this Global Note).

On an exchange of the whole of this Global Note, this Global Note shall be surrendered to the Principal Agent. On an exchange of only part of this Global Note, the Issuer shall procure that:

(a) if the applicable Final Terms indicate that this Global Note is intended to be a New Global Note, details of such exchange shall be entered pro rata in the records of the Relevant Clearing Systems; or

(b) if the applicable Final Terms indicate that this Global Note is intended to be a Classic Global Note, details of such exchange shall be entered in the relevant space in Schedule 2 hereto recording such exchange and shall be signed by or on behalf of the Issuer and the principal amount of this Global Note and the Notes represented by this Global Note shall be reduced by the principal amount so exchanged.

If, following the issue of a Bearer Permanent Global Note in exchange for some of the Notes represented by this Global Note, further Notes represented by this Global Note are to be exchanged for interests in a Bearer Permanent Global Note, such exchange may be effected, subject as provided herein, without the issue of a new Bearer Permanent Global Note, (i) if the applicable Final Terms indicate that this Global Note is intended to be a New Global Note, recording the details of such increase in the records of the Relevant Clearing Systems, or (ii) if the applicable Final Terms indicate that this Global Note is not intended to be a New Global Note, by the Issuer or its agent endorsing Schedule 2 of the Bearer Permanent Global Note previously issued to reflect an increase in the aggregate principal amount of such Bearer Permanent Global Note by an amount equal to the aggregate principal amount of the Bearer Permanent Global Note which would otherwise have been issued on such exchange.

Until the exchange of the whole of this Global Note as aforesaid, the bearer hereof shall in all respects (except as otherwise provided herein) be entitled to the same benefits as if such bearer were the bearer of Definitive Notes and (if applicable) Coupons, Receipts and/or Talons in the form set out in Parts I, II, III and Part IV, respectively, of Schedule 3 to the Agency Agreement.

Notwithstanding any provision to the contrary contained in this Bearer Temporary Global Note, the Issuer irrevocably agrees, for the benefit of such Noteholders and their successors and assigns, that each Noteholder or its successors or assigns may file without the consent and to the exclusion of the bearer hereof, any claim, take any action or institute any proceeding to enforce, directly against the Issuer, the obligation of the Issuer hereunder to pay any amount due or to become due in respect of each Note represented by this Bearer Temporary Global Note which is credited to such Noteholder’s securities account with Euroclear or Clearstream, Luxembourg without the production of this Bearer Temporary Global Note; provided that the bearer hereof shall not theretofore have filed a claim, taken action or instituted proceedings to enforce the same in respect of such Note.

Until exchanged in full for the Bearer Permanent Global Note, this Bearer Temporary Global Note in all respects shall be entitled to the same benefits under, and subject to the same terms and conditions of, the Agency Agreement as the Bearer Permanent Global Note authenticated and delivered thereunder, except that neither the Holder hereof nor the beneficial owners of this Bearer Temporary Global Note shall be entitled to receive payment hereon on or after the Exchange Date.

This Bearer Temporary Global Note shall be governed by, and construed in accordance with the laws of the State of New York, United States of America, without regard to principles of conflicts of laws.

This Bearer Temporary Global Note shall not become valid or obligatory for any purpose until the certificate of authentication hereon shall have been duly signed by or on behalf of the Principal Agent acting in accordance with the Agency Agreement. If the applicable Final Terms indicate that this Global Note is intended to be held in a manner which would allow Eurosystem eligibility, this Global Note shall not become valid or obligatory for any purpose until it is duly effectuated by the entity appointed as common safekeeper by the Relevant Clearing Systems.

IN WITNESS WHEREOF the Issuer has caused this Bearer Temporary Global Note to be duly signed on its behalf.

BANK OF AMERICA CORPORATION

By:
Duly authorized officer

CERTIFICATE OF AUTHENTICATION OF THE PRINCIPAL AGENT

This Bearer Temporary Global Note is authenticated by or on behalf of the Principal Agent.

THE BANK OF NEW YORK MELLON
As Principal Agent

By:
Authorized Signatory
For the purposes of authentication only.

CERTIFICATE OF EFFECTUATION

This Bearer Temporary Global Note is effectuated by or on behalf of the common safekeeper.

Clearstream Banking, société anonyme
As common safekeeper

By:
Authorized Signatory
For the purposes of effectuation only.

Schedule 1 to the

Bearer Temporary Global Note2

PART I

INTEREST PAYMENTS

Interest Payment Date	Date of Payment	Total Amount of Interest Payable[3]	Amount of Interest Paid	Confirmation of payment by or on behalf of the Issuer
*First

[2]	Schedule 1 should only be completed where the applicable Final Terms indicates that this Global Note is intended to be a Classic Global Note.

[3]	Including Physical Delivery Amount(s) if applicable.

*	Continue numbering until the appropriate number of interest payment dates for the particular Tranche of Notes is reached.

PART II

INSTALLMENT PAYMENTS

Installment Date	Date of Payment	Total of Installment Amounts Payable[4]	Amount of Installment Amounts Paid	Remaining principal amount of this Global Note following such payment[5]	Confirmation of payment by or on behalf of the Issuer
*First

[4]	Including Physical Delivery Amount(s), if applicable.

[5]	See most recent entry in Part II, III or IV of Schedule 1 or Schedule 2 in order to determine this amount.

*	Continue numbering until the appropriate number of installment payment dates for the particular Tranche of Notes is reached.

PART III

REDEMPTIONS

Date of Redemption	Total principal amount of this Global Note to be redeemed[6]	Principal amount redeemed	Remaining principal amount of this Global Note following such redemption[7]	Confirmation of redemption by or on behalf of the Issuer

[6]	Including Physical Delivery Amount(s), if applicable.

[7]	See most recent entry in Part II, III or IV of Schedule 1 or Schedule 2 in order to determine this amount.

PART IV

PURCHASES AND CANCELLATIONS

Date of purchase and cancellation	Part of principal amount of this Global Note purchased and cancelled	Remaining principal amount of this Global Note following such purchase and cancellation[8]	Confirmation of purchase and cancellation by or on behalf of the Issuer

[8]	See most recent entry in Part II, III or IV of Schedule 1 or Schedule 2 in order to determine this amount.

Schedule 2 to the

Bearer Temporary Global Note9

SCHEDULE OF EXCHANGES

FOR DEFINITIVE NOTES OR BEARER PERMANENT GLOBAL NOTE

The following exchanges of a part of this Global Note for Bearer Definitive Notes or Bearer Notes represented by a Bearer Permanent Global Note have been made:

Date of exchange	Principal amount of this Global Note exchanged for Bearer Definitive Notes or Notes represented by a Permanent Global Note	Remaining principal amount of this Global Note following such exchange[10]	Notation made by or on behalf of the Issuer
_________	_________	_________	_________
_________	_________	_________	_________
_________	_________	_________	_________
_________	_________	_________	_________
_________	_________	_________	_________
_________	_________	_________	_________
_________	_________	_________	_________
_________	_________	_________	_________
_________	_________	_________	_________
_________	_________	_________	_________
_________	_________	_________	_________
_________	_________	_________	_________
_________	_________	_________	_________

[9]	Schedule 2 should only be completed where the applicable Final Terms indicates that this Global Note is intended to be a Classic Global Note.

[10]	See most recent entry in Part II, III or IV of Schedule 1 or Schedule 2 in order to determine this amount.

Schedule 2 to

Amended and Restated Agency Agreement

FORM OF BEARER PERMANENT GLOBAL NOTE

[THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION IN THIS NOTE MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OF AMERICA (INCLUDING THE STATES AND THE DISTRICT OF COLUMBIA), ITS TERRITORIES, ITS POSSESSIONS AND OTHER AREAS SUBJECT TO ITS JURISDICTION OR TO ANY PERSON DEEMED A U.S. PERSON UNDER REGULATION S UNDER THE SECURITIES ACT, UNLESS THIS NOTE IS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.

THIS NOTE MAY NOT BE OFFERED, SOLD, OR DELIVERED WITHIN THE UNITED STATES OR ITS POSSESSIONS OR TO ANY CITIZEN, NATIONAL OR RESIDENT OF THE UNITED STATES, ANY CORPORATION, PARTNERSHIP OR OTHER ENTITY CREATED OR ORGANIZED IN OR UNDER THE LAWS OF THE UNITED STATES OR ANY POLITICAL SUBDIVISION THEREOF, OR TO ANY ESTATE THE INCOME OF WHICH IS SUBJECT TO UNITED STATES FEDERAL INCOME TAXATION REGARDLESS OF ITS SOURCE OR ANY TRUST WITH RESPECT TO WHICH A COURT WITHIN THE UNITED STATES IS ABLE TO EXERCISE PRIMARY SUPERVISION OVER ITS ADMINISTRATION, AND ONE OR MORE UNITED STATES PERSONS HAVE THE AUTHORITY TO CONTROL ALL OF ITS SUBSTANTIAL DECISIONS, EXCEPT AS PERMITTED UNDER APPLICABLE UNITED STATES TREASURY REGULATIONS.

THIS NOTE IS NOT A SAVINGS ACCOUNT OR A DEPOSIT, IS NOT AN OBLIGATION OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF THE ISSUER AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE HOLDER NOR THE BENEFICIAL OWNER OF THIS BEARER NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON EXCEPT PURSUANT TO THE PROVISIONS HEREOF.

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

[BY ACCEPTING THIS OBLIGATION, THE HOLDER REPRESENTS AND WARRANTS THAT IT IS NOT A UNITED STATES PERSON (OTHER THAN AN EXEMPT RECIPIENT DESCRIBED IN SECTION 6049(b)(4) OF THE INTERNAL REVENUE CODE AND THE REGULATIONS THEREUNDER) AND THAT IT IS NOT ACTING FOR OR ON BEHALF OF A UNITED STATES PERSON (OTHER THAN AN EXEMPT RECIPIENT DESCRIBED IN SECTION 6049(b)(4) OF THE INTERNAL REVENUE CODE AND THE REGULATIONS THEREUNDER).]1]

[1]	[This language is applicable only to Bearer Permanent Global Notes representing Notes with maturities of 183 days or less from the date of original issue.]

BANK OF AMERICA CORPORATION

EURO MEDIUM-TERM NOTES

BEARER PERMANENT GLOBAL NOTE

COMMON CODE:	ISIN:

This Global Note is a Permanent Global Note in bearer form without interest coupons in respect of a duly authorized Series of Euro Medium-Term Notes (the “Notes”) of Bank of America Corporation (the “Issuer”) described, and having the provisions specified, in the applicable Final Terms (the “Final Terms”), which provisions are incorporated herein. References herein to the Terms and Conditions shall be to the Terms and Conditions of the Notes as set out in Schedules 6-1 and 6-2 to the Agency Agreement (as defined below) as modified and supplemented by the information set out in the Final Terms and which are incorporated herein by reference, but in the event of any conflict between the provisions of those Schedules and the information set out in the Final Terms, the Final Terms will prevail.

Words and expressions defined or set out in the Terms and Conditions and/or the Final Terms shall bear the same meaning when used herein.

This Global Note is issued subject to, and with the benefit of, the Terms and Conditions and an Amended and Restated Agency Agreement (the “Agency Agreement,” which expression shall be construed as a reference to that agreement as the same may be amended or supplemented from time to time) dated as of July 25, 2008, and made among Bank of America Corporation, The Bank of New York Mellon (the “Principal Agent”), The Bank of New York (Luxembourg) S.A., and the other agents named therein.

For value received, the Issuer, subject to and in accordance with the Terms and Conditions, promises to pay to the bearer hereof on each Installment Date the amount payable on such Installment Date in respect of the Notes represented by this Global Note (if the Notes represented by this Global Note are Installment Notes) and on the Maturity Date, on the Interest Payment Date or on the Delivery Date, as the case may be, or on such earlier date as any of the Notes represented by this Global Note may become due and payable in accordance with the Terms and Conditions, the amount payable or deliverable, as the case may be, on redemption of such Notes then represented by this Global Note becoming so due and payable, and to pay interest (if any) or to deliver any Physical Delivery Amount (if any) on the Notes from time to time represented by this Global Note calculated and payable as provided in the Terms and Conditions together with any other sums payable under the Terms and Conditions, upon presentation and following the delivery of an Asset Transfer Notice (in the case of Physical Delivery Notes) as provided in the Agency Agreement, and, at maturity, surrender of this Global Note to or to the order of the Principal Agent or any of the other paying agents located outside the United States and its possessions (except as provided in the Terms and Conditions) from time to time appointed by the Issuer in respect of the Notes, but in each case subject to the requirements as to certification provided herein.

If the applicable Final Terms indicate that this Global Note is intended to be a New Global Note, the nominal amount of Notes represented by this Global Note shall be the aggregate amount from time to time entered in the records of both Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg” and, together with Euroclear, the “Relevant Clearing Systems”). The records of the Relevant Clearing Systems (which expression in this Global Note means the records that each Relevant Clearing System holds for its customers which reflect the amount of such customer’s interest in the Notes) shall be conclusive evidence of the nominal amount of Notes represented by this Global Note and, for these purposes, a statement issued by a Relevant Clearing System (which statement shall be made available to the bearer upon request) stating the nominal amount of Notes represented by this Global Note at any time shall be conclusive evidence of the records of the Relevant Clearing System at that time.

If the applicable Final Terms indicate that this Global Note is intended to be a Classic Global Note, the nominal amount of the Notes represented by this Global Note shall be the amount stated in the applicable Final Terms or, if lower, the nominal amount most recently envisaged by or on behalf of the Issuer, in the relevant column in Part II, III or IV of Schedule 1 or in Schedule 2.

On any redemption, payment of an Installment Amount, delivery or purchase and cancellation of, any of the Notes represented by this Global Note, the Issuer shall procure that:

(a) if the applicable Final Terms indicate that this Global Note is intended to be a New Global Note, details of such redemption, payment, delivery or purchase and cancellation (as the case may be) shall be entered pro rata in the records of the Relevant Clearing Systems and, upon any such entry being made, the nominal amount of the Notes recorded in the records of the Relevant Clearing Systems and represented by this Global Note shall be reduced by the principal amount of the Notes so redeemed or purchased and cancelled or by the amount of such installment so paid; or

(b) if the applicable Final Terms indicate that this Global Note is intended to be a Classic Global Note, details of such redemption, payment, delivery or purchase and cancellation (as the case may be) shall be entered in the relevant column in Part II, III or IV of Schedule 1 or Schedule 2 hereto recording any such redemption, payment, delivery or purchase and cancellation (as the case may be) and shall be signed by or on behalf of the Issuer. Upon any such redemption, payment of an Installment Amount, delivery or purchase and cancellation, the principal amount of such Notes represented by this Global Note shall be reduced by the principal amount of the Notes so redeemed or purchased and cancelled.

The Notes represented by this Global Note were represented originally by one or more Bearer Temporary Global Notes (each Tranche of Notes comprised in the Series of Notes to which this Global Note relates having been represented originally by one Bearer Temporary Global Note). Unless any such Bearer Temporary Global Note was exchanged in whole on the issue hereof, an interest in such Bearer Temporary Global Note may be further exchanged, on the terms and conditions set out therein, for an interest in this Global Note. The Issuer shall procure that:

(a) if the applicable Final Terms indicate that this Global Note is intended to be a New Global Note, details of such exchange shall be entered in the records of the Relevant Clearing Systems; or

(b) if the applicable Final Terms indicate that this Global Note is intended to be a Classic Global Note, details of such exchange shall be entered in Schedule 2 hereto to reflect the increase in the aggregate principal amount of this Global Note due to each such exchange, whereupon the principal amount hereof shall be increased for all purposes by the amount so exchanged and endorsed.

In certain circumstances, further notes may be issued which are intended on issue to be consolidated and form a single Series with the Notes. In such circumstances, the Issuer shall procure that:

(a) if the applicable Final Terms indicate that this Global Note is intended to be a New Global Note, details of such further notes may be entered in the records of the Relevant Clearing Systems such that the nominal amount of Notes represented by this Global Note may be increased by the amount of such further notes so issued; or

(b) if the applicable Final Terms indicate that this Global Note is intended to be a Classic Global Note, details of such further notes shall be entered in the relevant column in Part II, III or IV of Schedule 1 or Schedule 2 hereto recording such exchange and shall be signed by or on behalf of the Issuer, whereupon the nominal amount of the Notes represented by this Global Note shall be increased by the nominal amount of any such Bearer Temporary Global Note so exchanged.

This Global Note may be exchanged in whole, but not in part (free of charge), for security-printed Definitive Notes, in the circumstances provided for in the Terms and Conditions, and (if applicable) Coupons, Receipts and/or Talons in the form set out in Parts I, II, III and IV, respectively, of Schedule 3 to the Agency Agreement (on the basis that all the appropriate details have been included on the face of such Definitive Notes and (if applicable) Coupons, Receipts and/or Talons and the Final Terms have been incorporated on such Definitive Notes). Subject as aforesaid, this exchange will be made upon presentation of this Global Note by the bearer hereof on any day (other than a Saturday or Sunday) on which banks are open for business in London at the office of the Principal Agent specified above. The aggregate principal amount of Definitive Notes issued upon an exchange of this Global Note will be equal to the aggregate principal amount of this Global Note submitted by the bearer hereof for exchange (to the extent that such principal amount does not exceed the aggregate principal amount of this Global Note entered in the records of the Relevant Clearing Systems (if the applicable Final Terms indicate that this Global Note is intended to be a New Global Note) or most recently entered in the relevant column in Part II, III or IV of Schedule 1 or Schedule 2 hereto (if the applicable Final Terms indicate that this Global Note is not intended to be a New Global Note).

On an exchange of the whole of this Global Note, this Global Note shall be surrendered to the Principal Agent.

Until the exchange of the whole of this Global Note as aforesaid, the bearer hereof in all respects shall be entitled to the same benefits as if such bearer were the bearer of Definitive Notes and (if applicable) Coupons, Receipts and/or Talons in the form set out in Parts I, II, III and IV, respectively, or Schedule 3 to the Agency Agreement (on the basis that all appropriate, details have been included on the face of such Definitive Notes and (if applicable) Coupons, Receipts and/or Talons and the Final Terms have been incorporated on such Definitive Notes).

Notwithstanding any provision to the contrary contained in this Bearer Permanent Global Note, the holder of this Bearer Permanent Global Note shall be the only person entitled to receive payments in respect to the Notes represented by this Bearer Permanent Global Note and the Issuer will be discharged by payment to, or to the order of, the holder of this Bearer Permanent Global Note in respect of each amount so paid. Any failure to make the entries referred to in above shall not affect such discharge. Each of the persons shown in the records of Euroclear or Clearstream, Luxembourg as the beneficial holder of a particular principal amount of Notes represented by this Bearer Permanent Global Note must look solely to Euroclear or Clearstream, Luxembourg, as the case may be, for such holder’s share of each payment so made by the Issuer to, or to the order of, the holder of this Bearer Permanent Global Note. No person other than the holder of this Bearer Permanent Global Note shall have any claim against the Issuer in respect of any payments or deliveries due on this Bearer Permanent Global Note.

This Bearer Permanent Global Note shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without regard to principles of conflicts of laws.

This Bearer Permanent Global Note shall not become valid or obligatory for any purpose until the certificate of authentication hereon shall have been duly signed by or on behalf of the Principal Agent acting in accordance with the Agency Agreement. If the applicable Final Terms indicate that this Global Note is intended to be held in a manner which would allow Eurosystem eligibility, this Global Note shall not become valid or obligatory for any purpose until it is duly effectuated by the entity appointed as common safekeeper by the Relevant Clearing Systems.

IN WITNESS WHEREOF the Issuer has caused this Bearer Permanent Global Note to be duly signed on its behalf.

BANK OF AMERICA CORPORATION

By:
Duly authorized officer

CERTIFICATE OF AUTHENTICATION OF THE PRINCIPAL AGENT

This Bearer Permanent Global Note is authenticated by or on behalf of the Principal Agent.

THE BANK OF NEW YORK MELLON
as Principal Agent

By:
Authorized Signatory
For the purposes of authentication only.

CERTIFICATE OF EFFECTUATION

This Bearer Permanent Global Note is effectuated by or on behalf of the common safekeeper.

Clearstream Banking, société anonyme
As common safekeeper

By:
Authorized Signatory
For the purposes of effectuation only.

Schedule 1 to the

Bearer Permanent Global Note2

PART I

INTEREST PAYMENTS

Interest Payment Date	Date of Payment	Total Amount of Interest Payable[3]	Amount of Interest Paid	Confirmation of payment by or on behalf of the Issuer
*First

[2]	Schedule 1 should only be completed where the applicable Final Terms indicate that this Global Note is intended to be a Classic Global Note.

[3]	Including Physical Delivery Amount(s), if applicable.

*	Continue numbering until the appropriate number of interest payment dates for the particular Tranche of Notes is reached.

PART II

INSTALLMENT PAYMENTS

Installment Date	Date of Payment	Total of Installment Amounts Payable[4]	Amount of Installment Amounts Paid	Remaining principal amount of this Global Note following such payments[5]	Confirmation of payment by or on behalf of the Issuer
*First

[4]	Including Physical Delivery Amount(s), if applicable.

[5]	See most recent entry in Part II, III or IV of Schedule 1 or Schedule 2 in order to determine this amount.

*	Continue numbering until the appropriate number of installment payment dates for the particular Tranche of Notes is reached.

PART III

REDEMPTIONS

Date of Redemption	Total principal amount of this Global Note to be redeemed[6]	Principal amount redeemed	Remaining principal amount of this Global Note following such redemption[7]	Confirmation of redemption by or on behalf of the Issuer

[6]	Including Physical Delivery Amount(s), if applicable.

[7]	See most recent entry in Part II, III or IV of Schedule 1 or Schedule 2 in order to determine this amount.

PART IV

PURCHASES AND CANCELLATIONS

Date of purchase and cancellation	Part of principal amount of this Global Note purchased and cancelled	Remaining principal amount of this Global Note following such purchase and cancellation[8]	Confirmation of purchase and cancellation by or on behalf of the Issuer

[8]	See most recent entry in Part II, III or IV of Schedule 1 or Schedule 2 in order to determine this amount.

Schedule 2 to the

Bearer Permanent Global Note9

SCHEDULE OF EXCHANGES

The following exchanges of a part of this Global Note for Bearer Definitive Notes have been made:

Date of exchange	Increase in principal amount of this Global Note due to exchanges of a Bearer Temporary Global Note for this Global Note[10]	Decrease in principal amount of this Global Note due to exchanges of this Global Note for Bearer Definitive Notes	Notation made by or on behalf of the Issuer
________	________	________	________
________	________	________	________
________	________	________	________
________	________	________	________
________	________	________	________
________	________	________	________
________	________	________	________
________	________	________	________
________	________	________	________
________	________	________	________
________	________	________	________
________	________	________	________

[9]	Schedule 2 should only be completed where the applicable Final Terms indicate that this Global Note is intended to be a Classic Global Note.

[10]	If this Global Note has a maturity of less than one year from the Issue Date, the amount must be at least GBP £100,000 (or its equivalent in any other currency or currencies).

Schedule 3 to

Amended and Restated Agency Agreement

FORM OF BEARER DEFINITIVE NOTE, COUPON, RECEIPT AND TALON

PART I

FORM OF BEARER DEFINITIVE NOTE

[THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION IN THIS NOTE MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OF AMERICA (INCLUDING THE STATES AND THE DISTRICT OF COLUMBIA), ITS TERRITORIES, ITS POSSESSIONS AND OTHER AREAS SUBJECT TO ITS JURISDICTION OR TO ANY PERSON DEEMED A U.S. PERSON UNDER REGULATION S UNDER THE SECURITIES ACT, UNLESS THIS NOTE IS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.

THIS NOTE MAY NOT BE OFFERED, SOLD, OR DELIVERED WITHIN THE UNITED STATES OR ITS POSSESSIONS OR TO ANY CITIZEN, NATIONAL OR RESIDENT OF THE UNITED STATES, ANY CORPORATION, PARTNERSHIP OR OTHER ENTITY CREATED OR ORGANIZED IN OR UNDER THE LAWS OF THE UNITED STATES OR ANY POLITICAL SUBDIVISION THEREOF, OR TO ANY ESTATE THE INCOME OF WHICH IS SUBJECT TO UNITED STATES FEDERAL INCOME TAXATION REGARDLESS OF ITS SOURCE OR ANY TRUST WITH RESPECT TO WHICH A COURT WITHIN THE UNITED STATES IS ABLE TO EXERCISE PRIMARY SUPERVISION OVER ITS ADMINISTRATION, AND ONE OR MORE UNITED STATES PERSONS HAVE THE AUTHORITY TO CONTROL ALL OF ITS SUBSTANTIAL DECISIONS, EXCEPT AS PERMITTED UNDER APPLICABLE UNITED STATES TREASURY REGULATIONS.

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

THIS NOTE IS A BEARER DEFINITIVE NOTE WITH INTEREST COUPONS. THE RIGHTS ATTACHING TO THIS BEARER DEFINITIVE NOTE ARE AS SPECIFIED IN THE AGENCY AGREEMENT (AS DEFINED HEREIN).

THIS NOTE IS NOT A SAVINGS ACCOUNT OR A DEPOSIT, IS NOT AN OBLIGATION OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF THE ISSUER AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE HOLDER NOR THE BENEFICIAL OWNER OF THIS NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON EXCEPT PURSUANT TO THE PROVISIONS HEREOF.

[BY ACCEPTING THIS OBLIGATION, THE HOLDER REPRESENTS AND WARRANTS THAT IT IS NOT A UNITED STATES PERSON (OTHER THAN AN EXEMPT RECIPIENT DESCRIBED IN SECTION 6049(b)(4) OF THE INTERNAL REVENUE CODE AND THE REGULATIONS THEREUNDER) AND THAT IT IS NOT ACTING FOR OR ON BEHALF OF A UNITED STATES PERSON (OTHER THAN AN EXEMPT RECIPIENT DESCRIBED IN SECTION 6049(b)(4) OF THE INTERNAL REVENUE CODE AND THE REGULATIONS THEREUNDER).]1]

[1]	[This language is applicable only to Notes with maturities of 183 days or less from the date of original issue.]

BANK OF AMERICA CORPORATION

[Specified Currency and Principal Amount of Tranche]

EURO MEDIUM-TERM NOTES DUE [year of Maturity

Date/Redemption Month]

Series No. [ ]

Tranche No. [ ]

NOTE

COMMON CODE:	ISIN:

This Note is one of a duly authorized issue of Euro Medium-Term Notes (the “Notes”) of Bank of America Corporation (the “Issuer”) denominated in the Specified Currency maturing on the Maturity Date or, as the case may be, on the Interest Payment Date. References herein to the Terms and Conditions shall be to the Terms and Conditions of the Notes as set out in Schedules 6-1 and 6-2 to the Agency Agreement, including any applicable Product Annex, as endorsed herein as modified and supplemented by the information set out in the Final Terms and which are incorporated herein by reference, but in the event of any conflict between the provisions of the Terms and Conditions (including any applicable Product Annex) and the information set out in the Final Terms, the Final Terms will prevail.

This Note is issued subject to, and with the benefit of, the Terms and Conditions and an Amended and Restated Agency Agreement (the “Agency Agreement,” which expression shall be construed as a reference to that agreement as the same may be amended or supplemented from time to time) dated as of July 25, 2008, and made among Bank of America Corporation, The Bank of New York Mellon (the “Principal Agent”), The Bank of New York (Luxembourg) S.A., and the other agents named therein.

For value received, the Issuer, subject to and in accordance with the Terms and Conditions, promises to pay to the bearer hereof on each Installment Date the amount payable on such Installment Date (if this Note is an Installment Note) and on the Maturity Date, on the Interest Payment Date or on the Delivery Date, as the case may be, or on such earlier date as this Note may become due and payable in accordance with the Terms and Conditions, the amount payable or deliverable, as the case may be, on redemption of this Note becoming so due and payable, and to pay interest (if any) or to deliver any Physical Delivery Amount (if any) in respect of this Definitive Note calculated and payable as provided in the Terms and Conditions together with any other sums payable under the Terms and Conditions provided that all payments will be made outside the United States and its possessions.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without regard to principles of conflicts of laws.

This Note shall not become valid or obligatory for any purpose until the certificate of authentication hereon shall have been duly signed by or on behalf of the Principal Agent acting in accordance with the Agency Agreement.

IN WITNESS WHEREOF the Issuer has caused this Note to be duly signed on its behalf.

BANK OF AMERICA CORPORATION

By:
Duly authorized officer

CERTIFICATE OF AUTHENTICATION OF THE PRINCIPAL AGENT

This Note is authenticated by or on behalf of the Principal Agent.

THE BANK OF NEW YORK MELLON
as Principal Agent

By:
Authorized Signatory
For the purposes of authentication only.

(REVERSE OF NOTE)

The Terms and Conditions of the Notes, attached to or endorsed upon this Note, are set forth in Schedules 6-1 and 6-2 of the Agency Agreement dated as of July 25, 2008, by and among Bank of America Corporation, The Bank of New York Mellon (the “Principal Agent”), The Bank of New York (Luxembourg) S.A. (the “Registrar and Transfer Agent”), and the other agents named therein.

PART II

FORM OF COUPON

[THIS COUPON HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS COUPON NOR ANY INTEREST OR PARTICIPATION IN THIS COUPON MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OF AMERICA (INCLUDING THE STATES AND THE DISTRICT OF COLUMBIA), ITS TERRITORIES, ITS POSSESSIONS AND OTHER AREAS SUBJECT TO ITS JURISDICTION OR TO ANY PERSON DEEMED A U.S. PERSON UNDER REGULATION S UNDER THE SECURITIES ACT, UNLESS THIS COUPON IS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.

THIS COUPON MAY NOT BE OFFERED, SOLD, OR DELIVERED WITHIN THE UNITED STATES OR ITS POSSESSIONS OR TO ANY CITIZEN, NATIONAL OR RESIDENT OF THE UNITED STATES, ANY CORPORATION, PARTNERSHIP OR OTHER ENTITY CREATED OR ORGANIZED IN OR UNDER THE LAWS OF THE UNITED STATES OR ANY POLITICAL SUBDIVISION THEREOF, OR TO ANY ESTATE THE INCOME OF WHICH IS SUBJECT TO UNITED STATES FEDERAL INCOME TAXATION REGARDLESS OF ITS SOURCE OR ANY TRUST WITH RESPECT TO WHICH A COURT WITHIN THE UNITED STATES IS ABLE TO EXERCISE PRIMARY SUPERVISION OVER ITS ADMINISTRATION, AND ONE OR MORE UNITED STATES PERSONS HAVE THE AUTHORITY TO CONTROL ALL OF ITS SUBSTANTIAL DECISIONS, EXCEPT AS PERMITTED UNDER APPLICABLE UNITED STATES TREASURY REGULATIONS.

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

THIS COUPON IS NOT A SAVINGS ACCOUNT OR A DEPOSIT, IS NOT AN OBLIGATION OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF THE ISSUER, AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS COUPON SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON EXCEPT PURSUANT TO THE PROVISIONS HEREOF.

BANK OF AMERICA CORPORATION

[Specified Currency and Principal Amount of Tranche] EURO MEDIUM-TERM NOTES DUE [Year of Maturity]

Series No. [ ]

COMMON CODE:	ISIN:

Part A

[For Fixed Rate Notes:
Coupon No.___________
This Coupon is payable to bearer, separately negotiable and subject to the Terms and Conditions of the Notes.	Coupon for [ ] due on [ ], 20[ ]]

Part B

[For Floating Rate Notes, Dual Currency Notes, Index Linked Interest Notes, Share Linked Interest Notes, Inflation Linked Interest Notes, Commodity Linked Interest Notes, FX Linked Interest Notes and Hybrid Interest Notes:

Coupon No._________
Coupon for the amount due in accordance with the	Coupon due
Terms and Conditions on the Notes on the	in [ ], [20[ ]]
Interest Payment Date falling in [20[ ]]

This Coupon is payable to bearer, separately negotiable and subject to such Terms and Conditions, under which it may become void before its due date.]

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

[BY ACCEPTING THIS OBLIGATION, THE HOLDER REPRESENTS AND WARRANTS THAT IT IS NOT A UNITED STATES PERSON (OTHER THAN AN EXEMPT RECIPIENT DESCRIBED IN SECTION 6049(b)(4) OF THE INTERNAL REVENUE CODE AND THE REGULATIONS THEREUNDER) AND THAT IT IS NOT ACTING FOR OR ON BEHALF OF A UNITED STATES PERSON (OTHER THAN AN EXEMPT RECIPIENT DESCRIBED IN SECTION 6049(b)(4) OF THE INTERNAL REVENUE CODE AND THE REGULATIONS THEREUNDER).]2]

BANK OF AMERICA CORPORATION

By:
Duly authorized officer

[2]	[Appears only on Coupons relating to Notes with maturities of 183 days or less from the date of original issue.]

(Reverse of Coupon)

PRINCIPAL AGENT

The Bank of New York Mellon

One Canada Square

London E14 5AL

United Kingdom

and/or such other or further Principal Agent and other or further Paying Agents and/or specified offices as may from time to time be duly appointed by the Issuer and notice of which has been given to the Noteholders.

(On the front)

PART III

FORM OF RECEIPT

[THIS RECEIPT HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS RECEIPT NOR ANY INTEREST OR PARTICIPATION IN THIS RECEIPT MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OF AMERICA (INCLUDING THE STATES AND THE DISTRICT OF COLUMBIA), ITS TERRITORIES, ITS POSSESSIONS AND OTHER AREAS SUBJECT TO ITS JURISDICTION OR TO ANY PERSON DEEMED A U.S. PERSON UNDER REGULATION S UNDER THE SECURITIES ACT, UNLESS THIS RECEIPT IS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.

THIS RECEIPT MAY NOT BE OFFERED, SOLD, OR DELIVERED WITHIN THE UNITED STATES OR ITS POSSESSIONS OR TO ANY CITIZEN, NATIONAL OR RESIDENT OF THE UNITED STATES, ANY CORPORATION, PARTNERSHIP OR OTHER ENTITY CREATED OR ORGANIZED IN OR UNDER THE LAWS OF THE UNITED STATES OR ANY POLITICAL SUBDIVISION THEREOF, OR TO ANY ESTATE THE INCOME OF WHICH IS SUBJECT TO UNITED STATES FEDERAL INCOME TAXATION REGARDLESS OF ITS SOURCE OR ANY TRUST WITH RESPECT TO WHICH A COURT WITHIN THE UNITED STATES IS ABLE TO EXERCISE PRIMARY SUPERVISION OVER ITS ADMINISTRATION, AND ONE OR MORE UNITED STATES PERSONS HAVE THE AUTHORITY TO CONTROL ALL OF ITS SUBSTANTIAL DECISIONS, EXCEPT AS PERMITTED UNDER APPLICABLE UNITED STATES TREASURY REGULATIONS.

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

THIS RECEIPT IS NOT A SAVINGS ACCOUNT OR A DEPOSIT, IS NOT AN OBLIGATION OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF THE ISSUER AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS RECEIPT SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON EXCEPT PURSUANT TO THE PROVISIONS HEREOF.

[BY ACCEPTING THIS OBLIGATION, THE HOLDER REPRESENTS AND WARRANTS THAT IT IS NOT A UNITED STATES PERSON (OTHER THAN AN EXEMPT RECIPIENT DESCRIBED IN SECTION 6049(b)(4) OF THE INTERNAL REVENUE CODE AND THE REGULATIONS THEREUNDER) AND THAT IT IS NOT ACTING FOR OR ON BEHALF OF A UNITED STATES PERSON (OTHER THAN AN EXEMPT RECIPIENT DESCRIBED IN SECTION 6049(b)(4) OF THE INTERNAL REVENUE CODE AND THE REGULATIONS THEREUNDER).]3]

[3]	[Appears only on Receipts relating to Notes with maturities of 183 days or less from the date or original issue.]

BANK OF AMERICA CORPORATION

[Specified Currency and Principal Amount of Tranche]

EURO MEDIUM-TERM NOTES DUE [Year of Maturity]

Series No. [        ]

COMMON CODE:	ISIN:

Receipt for the sum of [        ] being the installment of principal payable in accordance with the Terms and Conditions of the Notes endorsed on the Note to which this Receipt appertains (the “Terms and Conditions”) on [        ].

This Receipt is issued subject to and in accordance with the Terms and Conditions which shall be binding upon the holder of this Receipt (whether or not it is for the time being attached to such Note) and is payable at the specified office of the Principal Agent or any of the Paying Agents set out on the reverse of the Note to which this Receipt appertains (and/or any other or further Paying Agents and/or specified offices as may from time to time be duly appointed and notified to the Noteholders).

This Receipt must be presented for payment together with the Note to which it appertains. The Issuer shall have no obligation in respect of any Receipt presented without the Note to which it appertains or any unmatured Receipts.

BANK OF AMERICA CORPORATION

By:
Duly authorized officer

PART IV

FORM OF TALON

[THIS TALON HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS TALON NOR ANY INTEREST OR PARTICIPATION IN THIS TALON MAY BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OF AMERICA (INCLUDING THE STATES AND THE DISTRICT OF COLUMBIA), ITS TERRITORIES, ITS POSSESSIONS AND OTHER AREAS SUBJECT TO ITS JURISDICTION OR TO ANY PERSON DEEMED A U.S. PERSON UNDER REGULATION S UNDER THE SECURITIES ACT, UNLESS THIS TALON IS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.

THIS TALON MAY NOT BE OFFERED, SOLD, OR DELIVERED WITHIN THE UNITED STATES OR ITS POSSESSIONS OR TO ANY CITIZEN, NATIONAL OR RESIDENT OF THE UNITED STATES, ANY CORPORATION, PARTNERSHIP OR OTHER ENTITY CREATED OR ORGANIZED IN OR UNDER THE LAWS OF THE UNITED STATES OR ANY POLITICAL SUBDIVISION THEREOF, OR TO ANY ESTATE THE INCOME OF WHICH IS SUBJECT TO UNITED STATES FEDERAL INCOME TAXATION REGARDLESS OF ITS SOURCE OR ANY TRUST WITH RESPECT TO WHICH A COURT WITHIN THE UNITED STATES IS ABLE TO EXERCISE PRIMARY SUPERVISION OVER ITS ADMINISTRATION, AND ONE OR MORE UNITED STATES PERSONS HAVE THE AUTHORITY TO CONTROL ALL OF ITS SUBSTANTIAL DECISIONS, EXCEPT AS PERMITTED UNDER APPLICABLE UNITED STATES TREASURY REGULATIONS.

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

THIS TALON IS NOT A SAVINGS ACCOUNT OR A DEPOSIT, IS NOT AN OBLIGATION OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF THE ISSUER AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS TALON SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON EXCEPT PURSUANT TO THE PROVISIONS HEREOF.

[BY ACCEPTING THIS OBLIGATION, THE HOLDER REPRESENTS AND WARRANTS THAT IT IS NOT A UNITED STATES PERSON (OTHER THAN AN EXEMPT RECIPIENT DESCRIBED IN SECTION 6049(b)(4) OF THE INTERNAL REVENUE CODE AND THE REGULATIONS THEREUNDER) AND THAT IT IS NOT ACTING FOR OR ON BEHALF OF A UNITED STATES PERSON (OTHER THAN AN EXEMPT RECIPIENT DESCRIBED IN SECTION 6049(b)(4) OF THE INTERNAL REVENUE CODE AND THE REGULATIONS THEREUNDER).]4]

[4]	[Appears only on Talons relating to Notes with maturities of 183 days or less from the date of original issue.]

(On the front)

[Specified Currency and Principal Amount of Tranche]

EURO MEDIUM-TERM NOTES DUE [Year of Maturity]

Series No. [        ]

COMMON CODE:	ISIN:

On and after [        ] further Coupons [and a further Talon] appertaining to the Note to which this Talon appertains will be issued at the specified office of the Principal Agent or any of the Paying Agents set out on the reverse hereof (and/or any other or further Paying Agents and/or specified offices as may from time to time be duly appointed and notified to the Noteholders) upon production and surrender of this Talon.

This Talon may, in certain circumstances, become void under the Terms and Conditions of the Notes endorsed on the Notes to which this Talon appertains.

BANK OF AMERICA CORPORATION

By:
Duly authorized officer

(Reverse of Receipt and Talon)

PRINCIPAL AGENT

The Bank of New York Mellon

One Canada Square

London E14 5AL

United Kingdom

and/or such other or further Principal Agent and other or further Paying Agents and/or specified offices as may from time to time be duly appointed by the Issuer and notice of which has been given to the Noteholders.

Schedule 4 to

Amended and Restated Agency Agreement

FORM OF REGISTERED GLOBAL CERTIFICATE

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THE NOTES REPRESENTED BY THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OF AMERICA (INCLUDING THE STATES AND THE DISTRICT OF COLUMBIA), ITS TERRITORIES, ITS POSSESSIONS, AND OTHER AREAS SUBJECT TO ITS JURISDICTION OR TO ANY PERSON DEEMED A U.S. PERSON UNDER REGULATION S UNDER THE SECURITIES ACT, UNLESS THE NOTES REPRESENTED BY THIS CERTIFICATE ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.

BANK OF AMERICA CORPORATION

[DATE]

Registered Holder: _______________________________

Address of Registered Holder:________________________________

Nominal amount of Notes

Represented by this Registered Global Certificate: ________________________________

This Registered Global Certificate (“Registered Global Certificate”) is issued in respect of the nominal amount specified above of the Notes (the “Notes”) of the Tranche and Series specified in the Schedule hereto of Bank of America Corporation, a Delaware corporation (the “Issuer”). This Registered Global Certificate certifies that the Registered Holder (as specified above) is registered as the holder of such nominal amount of the Notes at the date hereof.

Interpretation and Definitions

References in this Registered Global Certificate to the “Terms and Conditions” are to the Terms and Conditions applicable to the Notes (which are in the form set out in Schedules 6-1 and 6-2 to the Amended and Restated Agency Agreement dated July 25, 2008 (the “Agency Agreement”), among the Issuer, The Bank of New York Mellon, as principal agent, The Bank of New York (Luxembourg) S.A., as transfer agent and registrar, and the other agents named therein, as such form is supplemented and/or modified and/or superseded by the provisions of this Registered Global Certificate (including the supplemental definitions and any modifications or additions set out in the Final Terms attached hereto), which in the event of any conflict shall prevail). Other capitalized terms used in this Registered Global Certificate shall have the meanings given to them in the Terms and Conditions or the Agency Agreement.

Promise to Pay

The Issuer, for value received, promises to pay to the registered holder of the Notes represented by this Registered Global Certificate upon presentation and (when no further payment is due in respect of the Notes represented by this Registered Global Certificate) surrender of this Registered Global Certificate on the Maturity Date (or on such earlier date as the amount payable upon redemption under the Terms and Conditions may become payable in accordance with the Terms and Conditions) the amount payable upon redemption under the Terms and Conditions in respect of the Notes represented by this Registered Global Certificate and (unless the Notes represented by this Registered Certificate do not bear interest) to pay interest in respect of such Notes from the Interest Commencement Date at the rates, in the amounts and on the dates for payment provided for in the Terms and Conditions, together with such other sums and additional amounts (if any) as may be payable under the Terms and Conditions, in accordance with the Terms and Conditions.

For purposes of this Registered Global Certificate, (a) the holder of the Notes represented by this Registered Global Certificate is bound by the provisions of the Agency Agreement, (b) the Issuer certifies that the Registered Holder is, at the date hereof, entered in the Register as the holder of the Notes represented by this Registered Global Certificate, (c) this Registered Global Certificate is evidence of entitlement only, (d) title to the Notes represented by this Registered Global Certificate passes only on due registration on the Register, and (e) only the registered holder of the Notes represented by this Registered Global Certificate is entitled to payments in respect of the Notes represented by this Registered Global Certificate.

Transfer of Notes Represented by Permanent Registered Global Certificates

Transfers of the holding of Notes represented by this Registered Global Certificate pursuant to Condition 2 may only be made in part:

1.	if the Notes represented by this Registered Global Certificate are held on behalf of Euroclear or Clearstream, Luxembourg or any other clearing system (an “Alternative Clearing System”) and any such clearing system is closed for business for a continuous period of 14 calendar days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so and no alternative clearing system approved by the Noteholders is available; or

2.	if an Event of Default (as defined in the Terms and Conditions) occurs and is continuing; or

3.	with the consent of the Issuer.

Where the holding of Notes represented by this Registered Global Certificate is only transferable in its entirety, the Certificate issued to the Transferee upon transfer of such holding shall be a Registered Global Certificate. Where transfers are permitted in part, Certificates issued to Transferees shall not be Registered Global Certificates unless the Transferee so requests and certifies to the Registrar that it is, or is acting as a nominee for, Clearstream, Luxembourg, Euroclear and/or an Alternative Clearing System.

Meetings

The holder of the Notes represented by this Registered Global Certificate shall (unless this Registered Global Certificate represents only one Note) be treated as two persons for the purposes of any quorum requirements of a meeting of Noteholders.

This Registered Global Certificate shall not become valid for any purpose until authenticated by or on behalf of the Registrar.

IN WITNESS WHEREOF the Issuer has caused this Registered Global Certificate to be signed on its behalf.

BANK OF AMERICA CORPORATION

By:

Name:

Title:

Certificate of Authentication

This Registered Global Certificate is authenticated without recourse, warranty or liability by or on behalf of the Registrar.

THE BANK OF NEW YORK (LUXEMBOURG) S.A.

as Registrar

By:

Name:

Title:

Authorized Signatory

For the purposes of authentication only

Terms and Conditions

[The Terms and Conditions that are set out in Schedule 6-1 and 6-2 to the Agency Agreement, as amended by and incorporating any additional provisions forming part of such Terms and Conditions and set out in the relevant Final

Terms to be attached here]

Schedule 5 to

Amended and Restated Agency Agreement

FORM OF REGISTERED DEFINITIVE CERTIFICATE

On the Front:

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THE NOTES REPRESENTED BY THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OF AMERICA (INCLUDING THE STATES AND DISTRICT OF COLUMBIA), ITS TERRITORIES, ITS POSSESSIONS, AND OTHER AREAS SUBJECT TO ITS JURISDICTION OR TO ANY PERSON DEEMED A U.S. PERSON UNDER REGULATION S UNDER THE SECURITIES ACT, UNLESS THE NOTES REPRESENTED BY THIS CERTIFICATE ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECRUTIES ACT IS AVAILABLE.

BANK OF AMERICA CORPORATION

[DATE]

[TITLE OF ISSUE]

This Registered Certificate certifies that [•] of [•] (the “Registered Holder”) is, as at the date hereof, registered as the holder of [nominal amount] of Notes of the Series of Notes referred to above (the “Notes”) issued by Bank of America Corporation, a Delaware corporation (the “Issuer”). The Notes are subject to the Terms and Conditions (the “Terms and Conditions”) endorsed hereon. Expressions defined in the Terms and Conditions have the same meanings in this Registered Certificate.

The Issuer, for value received, promises to pay to the Registered Holder of the Notes represented by this Registered Certificate upon presentation and (when no further payment is due in respect of the Note(s) represented by this Registered Certificate) surrender of this Registered Certificate on the Maturity Date (or on such earlier date as the amount payable upon redemption under the Terms and Conditions may become payable in accordance with the Terms and Conditions) the amount payable upon redemption under the Terms and Conditions in respect of the Notes represented by this Registered Certificate and (unless the Note(s) represented by this Registered Certificate do not bear interest) to pay interest in respect of such Notes from the Interest Commencement Date at the rates, in the amounts and on the dates for payment provided for in the Terms and Conditions together with such other sums and additional amounts (if any) as may be payable under the Terms and Conditions, in accordance with the Terms and Conditions.

For the purposes of this Registered Certificate, (a) the Registered Holder of the Note(s) represented by this Registered Certificate is bound by the provisions of the Amended and Restated Agency Agreement, dated July 25, 2008 (the “Agency Agreement”) among the Issuer, The Bank of New York Mellon, as principal agent, The Bank of New York (Luxembourg) S.A., as transfer agent and registrar, and the other agents named therein, (b) the Issuer certifies that the Registered Holder is, at the date hereof, entered in the Register as the holder of the Note(s) represented by this Registered Certificate, (c) this Registered Certificate is evidence of entitlement only, (d) title to the Note(s) represented by this Registered Certificate passes only on due registration on the Register, and (e) only the Registered Holder of the Note(s) represented by this Registered Certificate is entitled to payments in respect of the Note(s) represented by this Registered Certificate.

This Certificate shall not become valid for any purpose until authenticated by or on behalf of the Registrar.

IN WITNESS WHEREOF the Issuer has caused this Registered Certificate to be signed on its behalf.

BANK OF AMERICA CORPORATION

By:
Duly authorized officer

CERTIFICATE OF AUTHENTICATION

This Registered Certificate is authenticated without recourse, warranty or liability by or on behalf of the Registrar.

THE BANK OF NEW YORK (LUXEMBOURG) S.A.

As Registrar

By:
Authorized Signatory
For the Purposes of authentication only

On the back:

Terms and Conditions of the Notes

[The Terms and Conditions that are set out in Schedules 6-1 and 6-2 to the Agency Agreement as amended by and incorporating any additional provisions forming part of such Terms and Conditions and set out in the relevant Final Terms will be set out here.]

Schedule 6-1 to

Amended and Restated Agency Agreement

TERMS AND CONDITIONS OF THE NOTES

TERMS AND CONDITIONS OF THE NOTES

The following are the Terms and Conditions of the Notes which will include the additional terms and conditions contained in Annex 1 in the case of Index Linked Notes (the “Index Linked Conditions”), the additional terms and conditions contained in Annex 2 in the case of Share Linked Notes (the “Share Linked Conditions”), the additional terms and conditions contained in Annex 3 in the case of Inflation Linked Notes (the “Inflation Linked Conditions”), the additional terms and conditions contained in Annex 4 in the case of Commodity Linked Notes (the “Commodity Linked Conditions”), and the additional terms and conditions contained in Annex 5 in the case of FX Linked Notes (the “FX Linked Conditions”), or any other Annex (each, an “Annex”, and together the “Annexes”) which may be added from time to time in the case of any Notes linked to any other Underlying Asset(s) (the Terms and Conditions of the Notes as supplemented or amended by the Index Linked Conditions, Share Linked Conditions, Inflation Linked Conditions, Commodity Linked Conditions, and/or FX Linked Conditions are together referred to as the “Terms and Conditions” or the “Conditions” and each, a “Condition”). The Terms and Conditions are incorporated by reference into each Global Note (as defined below) and will be attached to or endorsed upon each Definitive Note (as defined below), if any are issued. The applicable Final Terms in relation to any Tranche of Notes (as defined below) may specify other terms and conditions, which shall to the extent so specified or to the extent inconsistent with the following Terms and Conditions, replace or modify the following Terms and Conditions for the purpose of such Tranche of Notes. The applicable Final Terms will be endorsed on, incorporated by reference into, or attached to, each Global Note and Definitive Note. Reference should be made to “Form of the Notes” above for a description of the content of Final Terms, which includes the definition of certain terms used in the following Terms and Conditions. The applicable Final Terms in relation to any Tranche of Notes contains additional terms and conditions which will complete the Notes and is deemed to be incorporated by reference into such Notes.

This Note is one of a series of Notes issued by Bank of America Corporation (the “Issuer”), pursuant to the Amended and Restated Agency Agreement dated as of July 25, 2008, by and between the Issuer and The Bank of New York Mellon (as amended or supplemented from time to time, the “Agency Agreement”), as principal agent (the “Principal Agent”) and The Bank of New York (Luxembourg) S.A. as registrar (the “Registrar”) and transfer agent (the “Transfer Agent”), which terms shall include any successor agents. Any other paying agents named pursuant to the Agency Agreement shall be referred to herein, together with the Principal Agent, as the “Paying Agents” (which term shall include any additional or successor paying agents) and any other transfer agents named pursuant to the Agency Agreement shall be referred to herein, together with the Transfer Agent, as the “Transfer Agents” (which term shall include any additional or successor transfer agents). References herein to the “Notes” shall be references to Notes of this Series (as defined below) and shall mean (1) in relation to any Notes represented by a Bearer Global Note or a Registered Global Certificate, units of the lowest denomination of such Notes (the “Specified Denomination”) payable in one or more currencies (each, a “Specified Currency”), (2) Definitive Notes, if any, issued in exchange for a Global Note, and (3) any Global Note. The Notes, the Receipts (as defined below), and the Coupons (as defined below) have the benefit of the Agency Agreement. Each Note will be the obligation of the Issuer only and will not be an obligation of, or guaranteed by, any subsidiaries or affiliates of the Issuer.

Unless otherwise agreed by the Issuer and the relevant dealers (each, a “Dealer” and together, the “Dealers”), and specified in the applicable Final Terms, each tranche of Notes (“Tranche of Notes”) in bearer form will initially be represented by a temporary global note in bearer form (each, a “Bearer Temporary Global Note”) exchangeable as provided in such Note and the Agency Agreement for beneficial interests in a permanent global note in bearer form (each, a “Bearer Permanent Global Note”) without interest coupons, substantially in the forms of Schedule 1 and Schedule 2 to the Agency Agreement, respectively. The Bearer Temporary Global Note and the Bearer Permanent Global Note are together referred to as the “Bearer Global Notes” and each, a “Bearer Global Note”.

Schedule 6-1-1

Unless otherwise agreed by the Issuer and the relevant Dealers, and specified in the applicable Final Terms, each Tranche of Notes in registered form will initially be represented by a registered certificate in global form (a “Registered Global Certificate”) or by a registered certificate in definitive form (a “Registered Definitive Certificate”) substantially in the forms of Schedule 4 and Schedule 5 to the Agency Agreement, respectively, one Registered Certificate being issued in respect of each Noteholder’s entire holding of Registered Notes of one Series (as defined herein). Each Note represented by a Registered Global Certificate is referred to as a “Registered Global Note” and each Note represented by a Registered Definitive Certificate is referred to as a “Registered Definitive Note”. Bearer Global Notes and Registered Global Notes are together referred to as the “Global Notes” and each, a “Global Note”. Bearer Definitive Notes (as defined below) and Registered Definitive Notes are together referred to as the “Definitive Notes” and each, a “Definitive Note”. Registered Global Certificates and Registered Definitive Certificates are together referred to as the “Registered Certificates” and each, a “Registered Certificate”.

Interests in a Bearer Permanent Global Note may be exchanged, free of charge to Noteholders, for definitive notes in bearer form in the Specified Denominations indicated in the applicable Final Terms (“Bearer Definitive Notes”) with interest coupons attached (the “Coupons”) substantially in the form of Schedule 3 to the Agency Agreement, and, if indicated in the applicable Final Terms, talons for further Coupons (“Talons”) attached substantially in the form of Schedule 3 to the Agency Agreement on issue only as described below. Any reference herein to Coupons or coupons, unless the context otherwise requires, shall be deemed to include a reference to Talons or talons. Bearer Definitive Notes repayable in installments have receipts (“Receipts”) for the payment of the installments of principal (other than the final installment) attached on issue. Any reference herein to “Noteholders” shall mean the holders of the Notes, and, in relation to any Notes represented by a Global Note, shall be construed as provided below. Any reference herein to “Receiptholders” shall mean the holders of the Receipts and any reference herein to “Couponholders” shall mean the holders of the Coupons, and, unless the context otherwise requires, shall include the holders of the Talons.

Except as otherwise provided in the applicable Final Terms, interests in a Bearer Temporary Global Note or a Bearer Permanent Global Note will be exchangeable as provided in such Note and the Agency Agreement for Bearer Definitive Notes (1) as to Bearer Permanent Global Notes, on not less than 60 calendar days’ written notice from Euroclear Bank S.A./N.V. (“Euroclear”) and/or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or any other clearing system located outside the United States and its possessions, specified by the Issuer and the Dealers (each, an “Alternative Clearing System” and each of Euroclear, Clearstream, Luxembourg and any Alternative Clearing System being a “Relevant Clearing System”) (acting on the instructions of any holder of an interest in the Bearer Permanent Global Note), (2) if an Event of Default (as defined herein) occurs and is continuing, (3) if the Issuer is notified that a Relevant Clearing System has been closed for business for a continuous period of 14 calendar days (other than by reason of holiday, statutory, or otherwise) after the original issuance of the Notes or has announced an intention permanently to cease business or has in fact done so and no alternative clearance system approved by the Noteholders is available, or (4) if the Issuer, after notice to the Principal Agent, determines to issue the Bearer Notes in definitive form. Any exchange of all or a part of an interest in a Bearer Temporary Global Note or a Bearer Permanent Global Note for Bearer Definitive Notes shall be made only outside the United States and its possessions. Except as otherwise provided in the applicable Final Terms, interests in a Registered Global Note will be exchangeable for Registered Definitive Notes (1) if an Event of Default (as defined herein) occurs and is continuing, (2) if the Issuer is notified that a Relevant Clearing System has been closed for business for a continuous period of 14 calendar days (other than by reason of holiday, statutory, or otherwise) after the original issuance of the Notes or has announced an intention permanently to cease business or has in fact done so and no alternative clearance system approved by the Noteholders is available, or (3) if the Issuer after notice to the Principal Agent, determines to issue the Registered Notes in definitive form. Each such exchange shall occur in whole, but not in part, for Bearer Definitive Notes or Registered Definitive Notes, as applicable,

Schedule 6-1-2

in the applicable Specified Denomination, representing the full principal amount of the applicable Global Note.

The Final Terms for the Notes are attached hereto or endorsed hereon and supplement these Terms and Conditions and may specify other terms and conditions which, to the extent so specified or to the extent inconsistent with these Terms and Conditions, shall replace or modify these Terms and Conditions for purposes of the Notes. References herein to the “applicable Final Terms” are to the relevant Final Terms attached hereto or endorsed hereon.

As used herein, “Series” means a Tranche of Notes, together with any further Tranche or Tranches of Notes, which are (1) expressly to be consolidated and form a single series and (2) identical in all respects (including as to listing) except for the date on which such Notes will be issued (the “Issue Date”), for interest-bearing Notes, the date from which such Notes bear interest (the “Interest Commencement Date”), which will be the Issue Date unless otherwise specified in the applicable Final Terms, and the price (expressed as a percentage of the principal amount of the Notes) at which such Notes will be issued (the “Issue Price”). The expressions “Notes of the relevant Series” and “holders of Notes of the relevant Series” and related expressions shall be construed accordingly. As used herein, “Tranche” means Notes (whether in bearer global form, registered global form, bearer definitive form, or registered definitive form) which are identical in all respects (including as to listing).

Copies of the Amended and Restated Program Agreement, dated as of July 25, 2008 among the Issuer and the Dealers named or to be appointed thereunder (as amended or supplemented from time to time, the “Program Agreement”), and the Final Terms applicable to the Notes are available for inspection without charge at, and copies may be obtained from, the specified offices of each of the Principal Agent and each Paying Agent, the Registrar and each Transfer Agent, except that the applicable Final Terms relating to an unlisted Note only will be available for inspection by a Noteholder upon proof satisfactory to the relevant Paying Agent as to ownership of the Note. The Noteholders, the Receiptholders, and the Couponholders are deemed to have notice of, and are entitled to the benefit of, all the provisions of the Agency Agreement and the applicable Final Terms, which are binding on them.

The applicable Final Terms will specify whether settlement shall be by way of cash payment (“Cash Settlement”) or by physical delivery (“Physical Settlement”). Notes to which Cash Settlement applies are “Cash Settled Notes” and Notes to which Physical Settlement applies are “Physical Delivery Notes”. Any reference in these Conditions to Physical Delivery Notes shall mean Notes in respect of which a number of underlying shares, bonds, securities, commodities, or such other assets as may be specified in the applicable Final Terms (the “Relevant Asset(s)”) plus/minus any amount due to/from the Noteholder in respect of each Note (the “Physical Delivery Amount”) is deliverable and/or payable by reference to one or more Relevant Assets as the Issuer and the relevant Dealer(s) may agree and as set out in the applicable Final Terms. In respect of Physical Delivery Notes, the Issuer will enter into one or more delivery agency agreements (each, a “Delivery Agency Agreement”) with one or more delivery agents (each, a “Delivery Agent”). The calculation agent in respect of the Notes (the “Calculation Agent”) and the Delivery Agent in respect of the Notes (if applicable) will be specified in the applicable Final Terms.

If Averaging is specified as applicable in the applicable Final Terms, the applicable Final Terms will state the relevant Averaging Dates and, if an Averaging Date is a Disrupted Day, whether Omission, Postponement, or Modified Postponement (each as defined in the relevant Annex) applies.

References in these Conditions, unless the context otherwise requires, to Cash Settled Notes shall be deemed to include references to Physical Delivery Notes which include the Issuer’s option (as set out in the applicable Final Terms) to elect cash settlement upon redemption of such Notes pursuant to Condition 5(h)(B) and where settlement upon redemption is to be by way of cash payment. References in these Conditions, unless the context otherwise requires, to Physical Delivery Notes shall be deemed to include

Schedule 6-1-3

references to Cash Settled Notes which include the Issuer’s option (as set out in the applicable Final Terms) to elect physical delivery of the Relevant Asset(s) in settlement upon redemption of such Notes pursuant to Condition 5(h)(B) and where settlement upon redemption is to be by way of physical delivery.

Notes may, if specified in the applicable Final Terms, allow Noteholders upon redemption of such Notes to elect for settlement by way of cash payment or by way of physical delivery or by such other method of settlement as is specified in the applicable Final Terms. Those Notes where the Noteholder has elected for cash payment will be Cash Settled Notes and those Notes where the Noteholder has elected for physical delivery will be Physical Delivery Notes. The rights of a Noteholder as described in this paragraph may be subject to the Issuer’s right to vary settlement upon redemption of Notes as indicated in the applicable Final Terms and will be subject to the Issuer’s right to substitute assets or pay the Alternative Cash Redemption Amount in lieu of physical delivery in accordance with these Conditions.

Words and expressions defined in the Agency Agreement or used in the applicable Final Terms shall have the same meanings where used in these Terms and Conditions unless the context otherwise requires or unless otherwise stated.

1.	Form, Denomination, and Title

The Notes are issued in bearer form (“Bearer Notes”) or in registered form (“Registered Notes”), in each case as set forth in the applicable Final Terms. Bearer Definitive Notes, if any, are serially numbered, in the Specified Currency and the Specified Denominations as indicated in the applicable Final Terms.

This Note is a Note bearing interest on a fixed-rate basis (a “Fixed-Rate Note”), a Note bearing interest on a floating-rate basis (a “Floating-Rate Note”), a Note issued on a non-interest bearing basis and offered and sold at a discount (other than a de minimis discount) to its principal amount or at par and to which the Zero Coupon Note provisions are expressed to be applicable (a “Zero Coupon Note”), a Note issued on the basis of interest linked to an underlying reference asset or basket of assets (each, an “Underlying Asset”) such as an index or a basket of indices (an “Index Linked Interest Note”), a share or a basket of shares (a “Share Linked Interest Note”), a consumer price index or a basket of consumer price indices (an “Inflation Linked Interest Note”), a commodity or basket of commodities (a “Commodity Linked Interest Note”), a foreign exchange rate or basket of foreign exchange rates (an “FX Linked Interest Note”), one or more other Underlying Asset(s) (an “other Underlying Asset(s) Interest Note”) a Note upon which payment of principal or interest may be in more than one currency (a “Dual Currency Note”), or a combination of any of the foregoing (a “Hybrid Interest Note”), depending upon the Interest/Payment Basis specified in the applicable Final Terms. It is also a Note issued on a partly paid basis (a “Partly Paid Note”), a Note upon which payments are based on an amortization table (the “Amortization Table”) (an “Amortizing Note”), a Note which is redeemable in installments (an “Installment Note”), and a Note upon which payment of principal or any other amounts payable (other than interest) is determined by reference, either directly or indirectly, to the price or performance of one index or a basket of indices (an “Index Linked Redemption Note”, together with Index Linked Interest Notes, “Index Linked Notes”), a share or a basket of shares (a “Share Linked Redemption Note”, together with Share Linked Interest Notes, “Share Linked Notes”), a consumer price index or a basket of consumer price indices (an “Inflation Linked Redemption Note”, together with Inflation Linked Interest Notes, “Inflation Linked Notes”), a commodity or basket of commodities (a “Commodity Linked Redemption Note”, together with Commodity Linked Interest Notes, “Commodity Linked Notes”), a foreign exchange rate or basket of foreign exchange rates (an “FX Linked Redemption Note”, together with FX Linked Interest Notes, “FX Linked Notes”), or to such other Underlying Asset(s) (an “other Underlying Asset(s) Redemption Note”, together with other Underlying Asset(s) Interest Notes, “Notes Linked to other Underlying Asset(s)”) or to a combination of any of the foregoing (a “Hybrid Redemption Note”, together with Hybrid Interest Notes, “Hybrid Notes”) in each case as specified in the

Schedule 6-1-4

applicable Final Terms. In respect of Index Linked Notes, these Terms and Conditions and the Index Linked Conditions as specified in the applicable Final Terms will be applicable. In respect of Share Linked Notes, these Terms and Conditions and the Share Linked Conditions as specified in the applicable Final Terms will be applicable. In respect of Inflation Linked Notes, these Terms and Conditions and the Inflation Linked Conditions as specified in the applicable Final Terms will be applicable. In respect of Commodity Linked Notes, these Terms and Conditions and the Commodity Linked Conditions as specified in the applicable Final Terms will be applicable. In respect of FX Linked Notes, these Terms and Conditions and the FX Linked Conditions as specified in the applicable Final Terms will be applicable.

With respect to credit-linked Indexed Notes, unless otherwise specified in the applicable Final Terms, the definitions and provisions in the 2003 ISDA Credit Derivatives Definitions, as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), and as amended, updated, or replaced as at the Issue Date of the first Tranche of the Notes of the relevant Series, are incorporated into these Terms and Conditions. A “Credit-linked Indexed Note” is a Note for which principal, premium, if any, interest, or any other amounts payable may be based on the change in value of one or more debt obligations, a spread on indices of similar debt obligations, a swap or embedded swap with payments on one side mirroring a basket of debt obligations, or any other similar reference asset or basket of debt obligations, if one or more of certain events relating to the creditworthiness of the issuer or issuers (which do not include the Issuer) of such debt obligations occurs before the scheduled Maturity Date.

This Note is either a Senior Note (as defined herein) or a Subordinated Note (as defined herein), as specified in the applicable Final Terms.

Bearer Notes are serially numbered and may be issued with Coupons (and, where appropriate, a Talon) attached, save in the case of Zero Coupon Notes in which case references to interest (other than in relation to interest due after the Maturity Date), Coupons and Couponholders in these Conditions are not applicable. Installment Notes in bearer form are issued with one or more Receipts attached.

Subject as set forth below, title to the Bearer Notes, Receipts, and Coupons will pass by delivery. Title to the Registered Notes shall pass by registration in the register that the Issuer shall procure to be kept by the Registrar in accordance with the provisions of the Agency Agreement (the “Register”). The Issuer and any Paying Agent may (except as otherwise required by law) deem and treat the bearer of any Bearer Note, Receipt, or Coupon as the absolute owner thereof (whether or not overdue and notwithstanding any notice of ownership or writing thereon or notice of any previous loss or theft thereof) for all purposes but, in the case of any Bearer Global Note, without prejudice to the provisions set out in the next paragraph.

So long as any of the Notes are represented by a Bearer Global Note or a Registered Global Certificate held on behalf of the Relevant Clearing System, each person who is shown in the records of the Relevant Clearing System as the holder of a particular nominal amount of such Notes (any certificate or other document issued by the Relevant Clearing System as to the nominal amount of Notes standing on the account of any person shall be conclusive and binding for all purposes, except in the case of manifest error) shall be treated by the Issuer, the Principal Agent, the Registrar, any Transfer Agent, and any other Paying Agent as the holder of such nominal amount of such Notes for all purposes, except with respect to the payment of principal, premium, if any, interest, or any other amounts payable on, or deliveries in respect of, the Notes, the bearer of the relevant Bearer Global Note or, in the case of a Registered Global Note, the person or persons for the time being shown in the Register as at the Record Date maintained by the Registrar as the Noteholder or Noteholders, shall be treated by the Issuer, the Principal Agent, and any Paying Agent as the holder of such Notes in accordance with and subject to the terms of the relevant Global Note (the expressions “Noteholder” and “holder of Notes” and related expressions shall be construed accordingly). Interests in Notes which are represented by a Bearer Global Note or a Registered Global Certificate will be transferable only in accordance with the rules and procedures for the time being

Schedule 6-1-5

of the Relevant Clearing System.

The Issuer will issue Notes in the Specified Denomination(s) set forth in the applicable Final Terms. However, the minimum denomination permitted for each Note will be such denomination as may be allowed or required by the relevant central bank (or equivalent body) or any laws or regulations applicable to the Specified Currency. The minimum denomination of each Note admitted to trading on a European Economic Area exchange and/or offered to the public within the European Economic Area in circumstances which require the publication of a prospectus under the Prospectus Directive (Directive 2003/71/EC) will be €1,000 (or the equivalent amount in another currency).

Unless permitted by then current laws and regulations, any Notes (including Notes denominated in Sterling) for which the proceeds are to be accepted by the Issuer in the United Kingdom and which have a maturity of less than one year from their date of issue, shall (1) be issued to a limited class of professional investors, (2) have a redemption value of not less than £100,000 (or an amount of equivalent value denominated wholly or partly in a currency other than Sterling), and (3) provide that no part of any such Notes may be transferred unless the redemption value of that part is not less than £100,000 (or an equivalent amount in other currencies).

2.	Exchange and Transfers of Notes

(a)	Exchange of Notes

Registered Notes may not be exchanged for Bearer Notes, and Bearer Notes may not be exchanged for Registered Notes. Bearer Notes of one Specified Denomination may not be exchanged for Bearer Notes of another Specified Denomination.

(b)	Transfer of Registered Notes

Registered Notes may be transferred upon the surrender (at the specified office of the Registrar or any Transfer Agent) of the Registered Certificate representing such Registered Notes to be transferred, together with the form of transfer endorsed on such Registered Certificate duly completed and executed by the person shown on the Register and such other evidence as the Registrar or Transfer Agent may reasonably require. In the case of a transfer of part only of a holding of Registered Notes represented by one Registered Certificate, a new Registered Certificate shall be issued to the transferee (following the transferee’s surrender of any existing Registered Certificate in respect of Notes of that Series) in respect of the part transferred and a further new Registered Certificate in respect of the balance of the holding not transferred shall be issued to the transferor.

(c)	Exercise of Options or Partial Redemption in Respect of Registered Notes

In the case of an exercise of an Issuer’s or Noteholder’s option in respect of, or a partial redemption of, a holding of Registered Notes represented by a single Registered Certificate, a new Registered Certificate shall be issued to the Noteholder to reflect the exercise of such option or in respect of the balance of the holding not redeemed. In the case of a partial exercise of an option resulting in Registered Notes of the same holding having different terms, separate Registered Certificates shall be issued in respect of those Notes of that holding that have the same terms. New Registered Certificates shall only be issued against surrender of the existing certificates to the Registrar or any Transfer Agent. In the case of a transfer of Registered Notes to a person who is already a holder of Registered Notes, a new Registered Certificate representing the enlarged holding shall only be issued against surrender of the Registered Certificate representing the existing holding.

Schedule 6-1-6

(d)	Delivery of New Certificates

Each Registered Certificate to be issued pursuant to Condition 2(b) or (c) shall be available for delivery within three business days after receipt of the request for exchange, form of transfer or Put Notice (as defined herein) or surrender of the Registered Certificate for exchange, as applicable. Delivery of the new Registered Certificate shall be made at the specified office of the Transfer Agent or of the Registrar (as the case may be) to whom delivery or surrender of such request for exchange, form of transfer, Put Notice or Registered Certificate shall have been made or, at the option of the Noteholder making such delivery or surrender as aforesaid and as specified in the relevant request for exchange, form of transfer, Put Notice or otherwise in writing, be mailed by uninsured mail at the risk of the Noteholder entitled to the new Registered Certificate to such address as may be so specified, unless such Noteholder requests otherwise and pays in advance to the Transfer Agent or Registrar the costs of such other method of delivery and/or such insurance as it may specify. In this Condition 2(d), “business day” means a day, other than a Saturday or Sunday, on which banks are open for business in the location of the specified office of the Registrar or the relevant Transfer Agent (as the case may be).

(e)	Exchange Free of Charge

Exchange and transfer of Registered Notes on registration, transfer, partial redemption, or exercise of an option shall be effected without charge by or on behalf of the Issuer, the Registrar, or the Transfer Agent, but upon payment by the Noteholder of any tax or other governmental charges that may be imposed in relation to it (or the giving of such indemnity as the Registrar or the relevant Transfer Agent may require).

(f)	Closed Periods

No Noteholder may require the transfer of a Registered Note to be registered (i) during the period commencing on the Record Date and ending on the due date for redemption of, or payment of any installment amount, or amount of interest, in respect of, that Note, (ii) during the period commencing on the Record Date and ending on the date on which Notes may be called for redemption by the Issuer at its option pursuant to Condition 6(d), (iii) after any such Note has been called for redemption, (iv) during the period commencing on the Record Date and ending on the date fixed for any meeting of Noteholders, or any adjourned meeting of Noteholders, or (v) during the period of seven calendar days ending on (and including) any Record Date.

“Record Date” means the close of business (London time) on the fifteenth calendar day prior to the applicable due date for redemption of a Registered Note, or the payment of any installment amount or amount of interest in respect of a Registered Note, or the date fixed for any meeting, or adjourned meeting of holders of Registered Notes.

3.	Status of the Senior Notes and the Subordinated Notes

The Notes may be issued in one or more Series as unsecured debt securities, which may be either senior notes (“Senior Notes”) or subordinated notes (“Subordinated Notes”). The Notes are not deposits and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”).

Under the Program, there is no limitation on the Issuer’s ability to issue additional Senior Indebtedness (as defined below) or Subordinated Notes.

Schedule 6-1-7

(a)	Status of Senior Notes

The Senior Notes will be unsecured and unsubordinated obligations of the Issuer and will rank equally with all other unsubordinated and unsecured indebtedness of the Issuer. The Subordinated Notes are unsecured and subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Issuer.

“Senior Indebtedness” is defined as any indebtedness for money borrowed (including all indebtedness of the Issuer for borrowed and purchased money of the Issuer, all obligations arising from off-balance sheet guarantees by the Issuer and direct credit substitutes and obligations of the Issuer associated with derivative products such as interest and foreign exchange rate contracts and commodity contracts) that is outstanding on the date of execution of the Agency Agreement, or is thereafter created, incurred, or assumed, for which the Issuer is at the time of determination responsible or liable as obligor, guarantor, or otherwise for payment, and all deferrals, renewals, extensions, and refundings of any such indebtedness or obligations, other than the Subordinated Notes or any other indebtedness as to which the instrument creating or evidencing the same or pursuant to which the same is outstanding, provides that such indebtedness is subordinate in right of payment to any other indebtedness of the Issuer.

(b)	Status of Subordinated Notes

The indebtedness evidenced by the Subordinated Notes and any Coupons and Receipts appertaining thereto, subject to the extent set forth herein, shall be subordinated in right of payment to the prior payment in full of all the Issuer’s Senior Indebtedness. Senior Indebtedness shall continue to be Senior Indebtedness and shall be entitled to the benefits of such subordination irrespective of any amendment, modification, or waiver of any term of the Senior Indebtedness. There is no right of acceleration in the case of a default in the payment of interest on the Subordinated Notes or in the performance of any other obligation of the Issuer under the Subordinated Notes.

The Issuer shall not make any payment on account of principal of, premium, if any, interest, or any other amounts payable on, or deliveries in respect of, its Subordinated Notes or purchase any of its Subordinated Notes, either directly or indirectly, if (1) any default or Event of Default with respect to any of its Senior Indebtedness shall have occurred and be continuing and (2) it shall have received written notice thereof from the holders of at least 10.00 per cent. in principal amount of any kind or category of any of its Senior Indebtedness (or the representative or representatives of such holders).

Until all of the Issuer’s Senior Indebtedness is paid in full, the holders of the Subordinated Notes will be subrogated (equally and ratably with the holders of all of the Issuer’s indebtedness which, by its express terms, ranks equally with its Subordinated Notes, and is entitled to like rights of subrogation) to the rights of the holders of the Issuer’s Senior Indebtedness to receive payments or distributions of its assets.

If the Issuer repays any of its Subordinated Notes before the required date or in connection with a distribution of its assets to creditors pursuant to a dissolution, winding up, liquidation, or reorganization, any principal, premium, if any, interest, or any other amounts payable or deliveries due will be paid or delivered to the holders of the Issuer’s Senior Indebtedness before any holders of its Subordinated Notes are paid. In addition, if such amounts were previously paid to the holders of the Subordinated Notes, the holders of its Senior Indebtedness shall have first rights to such amounts previously paid.

No modification or amendment of the subordination provisions of Subordinated Notes and any related coupons in a manner adverse to the holders of Senior Indebtedness may be made without the consent of the holders of all of the Issuer’s outstanding Senior Indebtedness.

Schedule 6-1-8

4.	Interest

(a)	Interest on Fixed-Rate Notes

Unless otherwise specified in the applicable Final Terms, each Fixed-Rate Note bears interest on its outstanding nominal amount (or if it is a Partly Paid Note, on the amount paid-up) at the rate or rates per annum specified in the applicable Final Terms from (and including) the Interest Commencement Date to (but excluding) the Maturity Date. Interest will be payable in arrear on the date or dates in each year specified in the applicable Final Terms (each, a “Fixed Interest Payment Date”) and on the Maturity Date if it does not fall on a Fixed Interest Payment Date. The first interest payment will, subject to Condition 6 and Condition 10, be made on the first Fixed Interest Payment Date following the Interest Commencement Date.

If any Fixed Interest Payment Date is not a Payment Business Day (as defined in Condition 5(e)), then payment on a Fixed-Rate Note shall be paid as provided in Condition 5(e).

If a “Fixed Coupon Amount” is specified in the applicable Final Terms, the amount of interest payable on each Fixed Interest Payment Date in respect of the Fixed Interest Period (as defined below) ending on (but excluding) such date will be the Fixed Coupon Amount as specified irrespective of any calculation based on the Rates of Interest (as defined in Condition 4(f)) and any applicable Fixed Day Count Fraction (as defined below) (if any) and if the amount of interest payable on any Fixed Interest Payment Date is specified as an amount other than the Fixed Coupon Amount, such amount will be a “Broken Amount” specified in the applicable Final Terms.

As used in these Conditions, “Fixed Interest Period” means the period from, and including, the most recent Fixed Interest Payment Date (or, if none, the Interest Commencement Date) to, but excluding, the next (or first) Fixed Interest Payment Date, unless otherwise specified in the applicable Final Terms.

Unless otherwise specified in the applicable Final Terms, if interest is required to be calculated for a period other than a Fixed Interest Period, that interest shall be calculated by applying the Rate of Interest specified in the applicable Final Terms to each Specified Denomination, multiplying that sum by the applicable Fixed Day Count Fraction and rounding the resulting figure to the nearest Sub-unit (as defined below) of the relevant Specified Currency, half of any such Sub-unit being rounded upwards or otherwise in accordance with applicable market convention.

“Fixed Day Count Fraction” means, in respect of the calculation of an amount of interest in accordance with this Condition 4(a):

(i)	if “Actual/Actual (ICMA)” is specified in the applicable Final Terms:

(A)	for Notes where the Accrual Period (as defined below) is equal to or shorter than the Determination Period (as defined below) during which the Accrual Period ends, the number of days in such Accrual Period divided by the product of (1) the number of days in such Determination Period and (2) the number of determination dates (“Determination Dates”), as specified in the applicable Final Terms, that would occur in one calendar year assuming interest were payable in respect of the whole of that year; or

(B)	for Notes where the Accrual Period is longer than the Determination Period during which the Accrual Period ends, the sum of:

(1)

the number of days in such Accrual Period falling in the Determination Period in which the Accrual Period begins divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Dates,

Schedule 6-1-9

as specified in the applicable Final Terms, that would occur in one calendar year assuming interest were payable in respect of the whole of that year; and

(2)	the number of days in such Accrual Period falling in the next Determination Period divided by the product of

(x)	the number of days in such Determination Period; and

(y)	the number of Determination Dates that would occur in one calendar year assuming interest were payable in respect of the whole of that year; and

(ii)	if “30/360” is specified in the applicable Final Terms, the number of days in the relevant period from (and including) the most recent Fixed Interest Payment Date (or, if none, the Issue Date or, if different from the Issue Date, the Interest Commencement Date) to (but excluding) the relevant Interest Payment Date (such number of days being calculated on the basis of a year of 360 days with twelve 30-day months) divided by 360.

“Accrual Period” means the number of days in the relevant period from (and including) the most recent Fixed Interest Payment Date (or, if none, the Issue Date or, if different from the Issue Date, the Interest Commencement Date) to (but excluding) the relevant Interest Payment Date.

“Determination Period” means the period from (and including) a Determination Date (as specified in the applicable Final Terms) to (but excluding) the next Determination Date (including, where either the Interest Commencement Date or the final Fixed Interest Payment Date is not a Determination Date, the period commencing on the first Determination Date prior to, and ending on the first Determination Date falling after, such date).

“Sub-unit” means, for euro, one cent, and, for any currency other than euro, the lowest amount of that currency that is available as legal tender in the country of that currency.

(b)	Interest on Floating-Rate Notes, Index Linked Interest Notes, Share Linked Interest Notes, Inflation Linked Interest Notes, Commodity Linked Interest Notes, FX Linked Interest Notes, Hybrid Interest Notes, and Notes with Interest Linked to Other Underlying Asset(s)

(i)	Interest Periods and Interest Payment Dates

Each Floating-Rate Note, Index Linked Interest Note, Share Linked Interest Note, Inflation Linked Interest Note, Commodity Linked Interest Note, FX Linked Interest Note, Hybrid Interest Note, and any Note with interest linked to other Underlying Asset(s) bears interest on its outstanding nominal amount (or, if it is a Partly Paid Note, on the amount paid-up) from (and including) the Interest Commencement Date specified in the applicable Final Terms. Interest will be payable in arrear on either:

(A)	the Interest Payment Dates (each, an “Interest Payment Date”) in each year specified in the applicable Final Terms; or

(B)	if no Interest Payment Dates are specified in the applicable Final Terms, each date (each, an “Interest Payment Date”) which falls the number of months or other period specified in the applicable Final Terms after the preceding Interest Payment Date, or in the case of the first Interest Payment Date, after the Interest Commencement Date (the “First Interest Payment Date”).

Interest will be payable in respect of each “Interest Period” (which expression shall mean, in these Terms and Conditions, the period from (and including), an Interest Period End Date (or the Interest

Schedule 6-1-10

Commencement Date), to (but excluding) the next, or the First Interest Period End Date, as the case may be.

If (i) there is no numerically corresponding day in the calendar month during which an Interest Payment Date should occur or (ii) any Interest Payment Date (or other date specified in the applicable Final Terms to be subject to adjustment in accordance with a business day convention) falls on a day which is not a Business Day, it will be adjusted in accordance with the business day convention specified in the applicable Final Terms. If the business day convention specified is:

(1)	the “Floating Rate Convention”, such Interest Payment Date (or other date) shall be postponed to the next day which is a Business Day. If postponement would cause such date to fall in the next calendar month, then (A) such date shall be brought forward to the immediately preceding Business Day and (B) each subsequent Interest Payment Date (or other date) shall be the last Business Day in the month which falls the number of months or other period specified as the Interest Period in the applicable Final Terms after the preceding applicable Interest Payment Date (or other date) occurred; or

(2)	the “Following Business Day Convention”, such Interest Payment Date (or other date) shall be postponed to the next day which is a Business Day; or

(3)	the “Modified Following Business Day Convention”, such Interest Payment Date (or other date) shall be postponed to the next day which is a Business Day, unless that date would fall in the next calendar month, in which event such Interest Payment Date (or other such date) shall be brought forward to the immediately preceding Business Day; or

(4)	the “Preceding Business Day Convention”, such Interest Payment Date (or other date) shall be brought forward to the immediately preceding Business Day.

If an Interest Payment Date thereby falls after the last day of the Interest Period to which it relates, no additional interest or other amount shall be payable.

“Business Day” means a day which is both:

(A)	a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in London and New York, New York and any additional business centers specified in the applicable Final Terms (each, an “Additional Business Center”); and

(B)	either (1) for any sum payable in a Specified Currency other than euro, a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in the principal financial center(s) (the “Principal Financial Center(s)”) of the country of the relevant Specified Currency (if other than London) or (2) for any sum payable in euro, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET2) System or any successor thereto is operating.

Unless otherwise provided in the applicable Final Terms, the Principal Financial Center of any Specified Currency for the purpose of these Terms and Conditions shall be the relevant financial center (if any) specified for the relevant Specified Currency in Section 1.5 or Section 1.6 of the ISDA Definitions, except that the Principal Financial Centers for

Schedule 6-1-11

Australian Dollars shall be Melbourne and Sydney, the Principal Financial Center for Canadian Dollars shall be Toronto, and the Principal Financial Center for New Zealand Dollars shall be Wellington.

The term “ISDA Definitions” means the 2006 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc.) and as amended, updated, or replaced as at the Issue Date of the first Tranche of the Notes of the relevant Series.

(ii)	Rate of Interest on Floating-Rate Notes

The Rate of Interest payable on Floating-Rate Notes will be set forth in the applicable Final Terms.

(A)	ISDA Determination for Floating-Rate Notes

Where ISDA Determination is specified in the applicable Final Terms as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Period will be the relevant ISDA Rate plus or minus (as indicated in the applicable Final Terms) the margin (the “Margin”), if any. For purposes of this sub-paragraph (A), the “ISDA Rate” for an Interest Period means a rate determined by the Principal Agent or such other person specified in the applicable Final Terms that is equal to the Floating Rate under an interest rate swap transaction if the Principal Agent or such other person were acting as Calculation Agent for that swap transaction under the terms of an agreement incorporating the ISDA Definitions and under which:

(1)	the Floating Rate Option is as specified in the applicable Final Terms;

(2)	the relevant Interest Commencement Date is the Effective Date;

(3)	the Designated Maturity is a period specified in the applicable Final Terms;

(4)	the relevant Reset Date is either (i) the first day of that Interest Period, if the applicable Floating Rate Option is based on the London interbank offered rate (“LIBOR”) or the Euro-Zone interbank offered rate (“Euribor”) for a currency, or (ii) in any other case, as specified in the applicable Final Terms; and

(5)	all other terms are as specified in the applicable Final Terms.

For purposes of this sub-paragraph (A), “Euro-Zone” has the meaning set forth below and “Floating Rate”, “Calculation Agent”, “Floating Rate Option”, “Effective Date”, “Designated Maturity”, and “Reset Date” have the meanings given to those terms in the ISDA Definitions.

(B)	Screen Rate Determination

Where Screen Rate Determination is specified in the applicable Final Terms as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Period will be, subject as provided below, either:

(1)	the offered quotation (if there is only one quotation on the relevant screen page (the “Relevant Screen Page”)), whatever its designation; or

(2)	the arithmetic mean (rounded if necessary to the fifth decimal place, with 0.000005 being rounded upwards) of the offered quotations,

Schedule 6-1-12

(expressed as a percentage rate per annum) for the rate (the “Reference Rate”) by reference to the Rate of Interest which appears or appear, as the case may be, on the Relevant Screen Page on which the Reference Rate is for the time being displayed on the Reuter Monitor Money Rates Service (or such other service as is specified in the applicable Final Terms) at 11:00 a.m. (London time in the case of LIBOR, or Brussels time in the case of Euribor) on the dates on which the Rate of Interest is to be determined (each, an “Interest Determination Date”) plus or minus (as indicated in the applicable Final Terms) the Margin, if any, all as determined by the Calculation Agent. If five or more such offered quotations are available on the Relevant Screen Page, the highest (or, if there is more than one such highest quotation, only one of such quotations) and the lowest (or, if there is more than one such lowest quotation, only one of such quotations) shall be disregarded by the Calculation Agent for purposes of determining the arithmetic mean of such offered quotations.

If the Relevant Screen Page is not available or if, in the case of (1) above, no such offered quotation appears or, in the case of (2) above, fewer than two such offered quotations appear, in each case at the time specified in the preceding paragraph, the Calculation Agent, at its sole discretion, shall request the principal London office of each of the Reference Banks (as defined herein) to provide the Calculation Agent with its offered quotation (expressed as a percentage rate per annum) for deposits in the Specified Currency for the relevant Interest Period to leading banks in the London interbank market in the case of LIBOR or leading banks in the Euro-Zone interbank market in the case of Euribor, at approximately 11:00 a.m. (London time in the case of LIBOR, or Brussels time in the case of Euribor) on the Interest Determination Date in question. If two or more of the Reference Banks provide the Calculation Agent with such offered quotations, the Rate of Interest for such Interest Period shall be the arithmetic mean (rounded if necessary to the fifth decimal place, with 0.000005 being rounded upwards) of such offered quotations plus or minus (as appropriate) the Margin, if any, all as determined by the Calculation Agent.

If on any Interest Determination Date only one or none of the Reference Banks provides the Calculation Agent with such offered quotations as provided in the preceding paragraph, the Rate of Interest for the relevant Interest Period shall be the rate per annum which the Calculation Agent determines to be the arithmetic mean (rounded as provided above) of the rates, as communicated to (and at the request of) the Calculation Agent by any two or more of the Reference Banks, at which such banks were offered, at approximately 11:00 a.m. (London time in the case of LIBOR, or Brussels time in the case of Euribor) on the relevant Interest Determination Date, deposits in the Specified Currency for the relevant Interest Period by leading banks in the London interbank market in the case of LIBOR, or leading banks in the Euro-Zone interbank market in the case of Euribor, plus or minus (as appropriate) the Margin, if any. If fewer than two of the Reference Banks provide the Calculation Agent with such offered quotations, the Rate of Interest shall be the offered quotation for deposits in the Specified Currency for the relevant Interest Period, or the arithmetic mean (rounded as provided above) of the offered quotations for deposits in the Specified Currency for the relevant Interest Period, at which, at approximately 11:00 a.m. (London time in the case of LIBOR, or Brussels time in the case of Euribor) on the relevant Interest Determination Date, any one or more banks informs the Calculation Agent it is quoting to leading banks in the London interbank market in the case of LIBOR or leading banks in the Euro-Zone interbank market in the case of Euribor, plus or minus (as appropriate) the Margin, if any, provided that if the Rate of Interest cannot be determined in accordance with the foregoing provisions of this paragraph, the Rate of Interest shall be determined as at the last preceding Interest Determination Date (though substituting, where a different Margin is to be applied to the relevant Interest Period from that which applied to the last preceding Interest Period, the Margin relating to the relevant Interest Period, in place of the Margin relating to that last preceding Interest Period).

Schedule 6-1-13

“Reference Banks” means, in the case of (1) above, those banks whose offered rates were used to determine such quotation when such quotation last appeared on the Relevant Screen Page and in the case of (2) above, those banks whose offered quotations last appeared on the Relevant Screen Page when no fewer than three such offered quotations appeared.

“EC Treaty” means the Treaty establishing the European Community, as amended by the Treaty on European Union, as amended by the Treaty of Amsterdam.

“Euro-Zone” means the region comprised of member states of the European Union that have adopted the euro as the single currency in accordance with the EC Treaty.

If the Reference Rate from time to time for Floating-Rate Notes is specified in the applicable Final Terms as being other than LIBOR or Euribor, the Rate of Interest in respect of such Notes will be determined as provided in the applicable Final Terms.

(iii)	Rate of Interest and/or Interest Amount for Index Linked Interest Notes, Share Linked Interest Notes, Inflation Linked Interest Notes, Commodity Linked Interest Notes, FX Linked Interest Notes, Hybrid Interest Notes, and Notes with Interest Linked to Other Underlying Asset(s)

The Rate of Interest in respect of Index Linked Interest Notes, Share Linked Interest Notes, Inflation Linked Interest Notes, Commodity Linked Interest Notes, FX Linked Interest Notes, Hybrid Interest Notes, or Notes with interest linked to other Underlying Asset(s) for each Interest Period and/or the Interest Amount payable on each Interest Payment Date shall be determined by the Calculation Agent in the manner set out in the applicable Final Terms.

(iv)	Determination of Rate of Interest and Calculation of Interest Amounts for Floating-Rate Notes

The Calculation Agent, at or as soon as practicable after each time at which the Rate of Interest payable on Floating-Rate Notes is to be determined, will determine the Rate of Interest (subject to any specified Minimum Interest Rate (as defined herein) or Maximum Interest Rate (as defined herein)) and calculate the amount of interest (the “Interest Amount”) payable on the Floating-Rate Notes for the relevant Interest Period. Each Interest Amount shall be calculated (unless a formula for calculation of the Interest Amount is specified in the applicable Final Terms, in which case the Interest Amount shall be calculated in accordance with such formula) by applying the Rate of Interest for such Interest Period to the minimum Specified Denomination), multiplying such sum by the applicable Floating Day Count Fraction (as defined herein) and rounding the resulting figure to the nearest U.S. Cent (or its approximate equivalent in the relevant Specified Currency), with $.005 (or its approximate equivalent in the relevant Specified Currency) being rounded upwards. The Calculation Agent’s determination of the Rate of Interest and calculation of each Interest Amount shall be conclusive and binding on all parties in the absence of manifest error.

“Floating Day Count Fraction” shall have the meaning ascribed to “Day Count Fraction” in the ISDA Definitions or as agreed upon between the Issuer and Dealers in the applicable Final Terms; provided, however, if “Actual/365 (Sterling)” is specified in the applicable Final Terms, the Floating Day Count Fraction shall be the actual number of days in the Interest Period divided by 365 or, in the case of an Interest Payment Date falling in a leap year, 366.

Schedule 6-1-14

(v)	Notification of Rate of Interest and Interest Amount

The Calculation Agent will notify the Issuer and any stock exchange on which the Notes (other than Fixed-Rate Notes, Zero Coupon Notes, and non-interest bearing Notes) are listed (if the rules of such stock exchange so require) of the Rate of Interest and each Interest Amount for each Interest Period, the relevant Interest Payment Date and any other item or amount determined or calculated by it in accordance with the applicable Final Terms as soon as reasonably practicable after the relevant determination or calculation. The Calculation Agent also shall publish such notice in accordance with Condition 14 as soon as possible after any determination, but in no event later than the fourth London Business Day thereafter. In connection with any such Notes listed on the Luxembourg Stock Exchange, the Calculation Agent will notify the exchange of the Rate of Interest, the Interest Period, and each Interest Amount no later than the first day of the commencement of each new Interest Period. Both the Interest Amount and Interest Payment Dates subsequently may be amended (or appropriate alternative arrangements made by way of adjustment) in the event of an extension or shortening of the Interest Period in accordance with the provisions hereof. Each stock exchange on which such Notes are listed will be notified promptly of any amendment in accordance with Condition 14. For purposes of this sub-paragraph (v), the expression “London Business Day” means a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments in London.

(vi)	Certificates to Be Final

All certificates, communications, opinions, determinations, calculations, quotations, and decisions given, expressed, made, or obtained for the purposes of the provisions of this Condition 4(b), by the Calculation Agent shall (in the absence of willful default, bad faith, or manifest error) be binding on the Issuer, the Calculation Agent, the other Paying Agents, and all Noteholders, Receiptholders, and Couponholders and (in the absence of the aforesaid) the Calculation Agent shall not be liable to the Issuer, the Noteholders, the Receiptholders, or the Couponholders in connection with the exercise by it of its powers, duties, and discretions pursuant to such provisions.

(c)	Zero Coupon Notes

If a Zero Coupon Note becomes due and repayable prior to the Maturity Date and is not paid when due, the amount due and repayable shall be the Amortized Face Amount (as defined in Condition 6(f)) of such Note as determined in accordance with Condition 6(f)(iii). From the Maturity Date, any overdue principal of such Note shall bear interest at a rate per annum equal to the accrual yield, if any, in respect of such Notes (the “Accrual Yield”) (expressed as a percentage per annum) set forth in the applicable Final Terms.

(d)	Partly Paid Notes

For Partly Paid Notes (other than Partly Paid Notes which are Zero Coupon Notes and Partly Paid Notes that do not bear interest), interest will accrue on the paid-up principal amount of such Notes and otherwise as specified in the applicable Final Terms.

(e)	Accrual of Interest

Each Note (or in the case of the redemption of only part of a Note, only that part of such Note) will cease to bear interest, if any, from the date for its redemption unless, upon due presentation, payment of

Schedule 6-1-15

principal is improperly withheld or refused. In such event, interest will continue to accrue, before or after judgment, until the earlier of:

(i)	the date on which all amounts due in respect of such Note have been paid; or

(ii)	five calendar days after the date on which the Principal Agent has received the full amount of the monies payable and notice to that effect has been given in accordance with Condition 14 or individually.

(f)	Rate of Interest

As used in these Conditions, “Rate of Interest” means the rate, or each rate, of interest in respect of each interest bearing Note determined in accordance with the applicable provisions of this Condition 4 or as specified in the applicable Final Terms.

(g)	Limitations on Interest

The applicable Final Terms may specify a minimum rate at which the Notes bear interest (a “Minimum Interest Rate”). If the Rate of Interest determined in accordance with the provisions of this Condition 4 is less than the specified Minimum Interest Rate, the Rate of Interest shall be such Minimum Interest Rate. Subject to the provisions of the next paragraph, the applicable Final Terms may specify a Maximum Interest Rate. If the Rate of Interest determined in accordance with the provisions of this Condition 4 is greater than the maximum rate at which the Notes bear interest (the “Maximum Interest Rate”), the Rate of Interest shall be such Maximum Interest Rate.

In addition to any Maximum Interest Rate which may be applicable to any Note pursuant to the above provision, the interest rate on such Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25.00 per cent. per annum on a simple interest basis, with certain exceptions. The limit may not apply to Notes in which $2,500,000 or more has been invested.

5.	Payments and Physical Delivery

For the purposes of this Condition 5, references to payment or repayment (as the case may be) of principal and/or interest and other similar expressions shall, where the context so requires, be deemed also to refer to delivery of any Physical Delivery Amount(s).

(a)	Bearer Notes

Payments of principal and interest in respect of Bearer Notes shall be made against presentation and surrender of the relevant Receipts (in the case of payments of Installment Amounts other than on the due date for redemption and provided that the Receipt is presented for payment together with its related Note), Notes or Coupons, as the case may be, at the specified office of any Paying Agent outside the United States and its possessions by a check payable in the currency in which such payment is due drawn on a bank in the Principal Financial Center for that currency, and at the option of the bearer of such Receipt, Note, or Coupon, shall be mailed or delivered to an address outside the United States and its possessions furnished by such bearer or, at the option of such bearer, subject to any applicable laws and regulations, shall be transferred to an account denominated in that currency with a bank in the Principal Financial Center for that currency; provided, however, that any payments made by transfer will be made in immediately available funds to an account maintained by the payee with a bank located outside the United States and its possessions, provided, however that:

Schedule 6-1-16

(i)	payments in a Specified Currency (other than euro) will be made by transfer to an account in the relevant Specified Currency maintained by the payee with, or by a check in such Specified Currency drawn on, a bank in the Principal Financial Center of the country of such Specified Currency; provided, however, that a check may not be delivered to an address in, and an amount may not be transferred to an account at a bank located in, the United States or any of its possessions by any office or agency of the Issuer, the Principal Agent, or any Paying Agent; and

(ii)	payments in euro will be made by credit or transfer to a euro account (or any other account to which euro may be credited or transferred) specified by the payee; provided, however, that a credit or transfer may not be delivered to an address in, and an amount may not be transferred to an account at a bank located in the United States or any of its possessions by any office or agency of the Issuer, the Principal Agent, or any Paying Agent.

(b)	Registered Notes

(i)	Payments of principal (which for the purposes of this Condition 5(b) shall include final Installment Amounts but not other Installment Amounts) in respect of Registered Notes shall be made to the person shown on the Register on the Record Date against presentation and surrender of the relevant Registered Certificates at the specified office of any of the Transfer Agents or of the Registrar and in the manner provided in Condition 5(b)(ii) below.

(ii)	Payments of interest and Installment Amounts (other than the final Installment Amount) on Registered Notes shall be paid to the person shown on the Register on the Record Date. Payments in respect of each Registered Note shall be made in the relevant Specified Currency by check drawn on a bank in the Principal Financial Center of the country of such Specified Currency and mailed to the Noteholder (or the first named of joint holders) of such Note at its address appearing in the Register. Upon application by the Noteholder to the specified office of the Registrar or Transfer Agent before the Record Date and subject as provided in Condition 5(a) above, such payment may be made by transfer to an account in the Specified Currency maintained by the payee with a bank in the Principal Financial Center of the country of such Specified Currency.

Payments will be subject in all cases to any fiscal or other laws and regulations applicable thereto in the place of payment, but without prejudice to the provisions of Condition 8.

(c)	Payments in the United States

Notwithstanding Condition 5(a), U.S. Dollar payments of principal and interest in respect of Bearer Notes will be made at the specified office of a Paying Agent in the United States or its possessions if:

(i)	the Issuer has appointed Paying Agents with specified offices outside the United States and its possessions with the reasonable expectation that such Paying Agents will be able to make payment of the full amount of principal, interest, or any other amounts payable on the Bearer Notes in the manner provided above when due in U.S. Dollars at such specified offices; and

(ii)	payment of the full amount of such principal, premium, if any, interest, or any other amounts payable, at all such specified offices outside the United States and its possessions is illegal or effectively precluded by exchange controls or other similar restrictions on the full payment or receipt of principal and interest in U.S. Dollars; and

(iii)	such payment is then permitted under United States law without involving, in the opinion of the Issuer, adverse tax consequences for the Issuer.

Schedule 6-1-17

(d)	Unmatured Coupons and Receipts and unexchanged Talons

In the case of Fixed-Rate Notes, Bearer Notes should be presented for payment together with all related unmatured Coupons (which expression shall for this purpose include Coupons to be issued upon exchange of matured Talons). Failure to present the above will result in the amount of any missing unmatured Coupon (or, in the case of payment not being made in full, the same proportion of the amount of such missing unmatured Coupon as the sum so paid bears to the sum due) being deducted from the sum due for payment. Each amount of principal so deducted will be paid as described above against surrender of the relative missing Coupon at any time before the expiration of five years after the Relevant Date (as defined in Condition 9) in respect of such principal (whether or not such Coupon would otherwise have become void under Condition 9) or, if later, five years from the date on which such Coupon would otherwise have become due. Upon any Bearer Note becoming due and payable prior to its Maturity Date, all relevant unmatured Talons, if any, will become void and no further Coupons will be issued in respect of that Bearer Note.

In the case of Floating-Rate Notes, upon any Bearer Note becoming due and payable prior to its Maturity Date, any related unmatured Coupons (whether or not attached), shall become void and no payment or, as the case may be, exchange for further Coupons, shall be made in respect of those Bearer Notes.

Upon the date on which any Bearer Note becomes due and repayable, unmatured Receipts, if any, relating thereto (whether or not attached), shall become void and no payment shall be made in respect thereof. Payment of the final installment will be made as provided in Condition 5(a) above against surrender of the relevant Bearer Notes.

If the due date for redemption of any Bearer Note is not a Fixed Interest Payment Date or an Interest Payment Date, interest, if any, accrued in respect of such Bearer Note, from (and including) the preceding Fixed Interest Payment Date or Interest Payment Date or, as the case may be, the Interest Commencement Date, shall be payable only against surrender of the relevant Bearer Note.

Except as provided in Condition 5(c), payments of principal, premium, if any, interest, or any other amounts payable on, or deliveries in respect of, a Bearer Global Note, will be made as specified above for Bearer Notes and otherwise as specified in the relevant Bearer Global Note outside the United States and its possessions against presentation or surrender, as the case may be, of such Bearer Global Note, and payments on any Bearer Note will be made at the specified office of any Paying Agent outside the United States and its possessions. The Paying Agent will record on each Bearer Global Note in CGN form each payment made against presentation or surrender of such Bearer Global Note, distinguishing between any payment of principal, premium, if any, interest, or any other amounts payable, and such record shall be prima facie evidence that the payment has been made.

So long as any of the Notes are represented by a Bearer Global Note or a Registered Global Certificate held on behalf of the Relevant Clearing Systems, each person who is shown in the records of the Relevant Clearing Systems as the holder of a particular nominal amount of such Notes (any certificate or other document issued by the Relevant Clearing Systems as to the nominal amount of Notes standing on the account of any person shall be conclusive and binding for all purposes, except in the case of manifest error) shall be treated by the Issuer, the Principal Agent, and any other Paying Agent as the holder of such nominal amount of such Notes for all purposes, except with respect to the payment of principal, premium, if any, interest, or any other amounts payable on, or deliveries in respect of, the Notes, the bearer of the relevant Bearer Global Note or, in the case of a Registered Global Note, the person or persons for the time being shown in the Register maintained by the Registrar as the Noteholder or Noteholders, shall be treated by the Issuer, the Principal Agent, and any Paying Agent as the holder of such Notes in accordance with and subject to the terms of the relevant Global Note.

Schedule 6-1-18

(e)	Payment Business Day

If the due date for payment of any amount in respect of any Note, Receipt, or Coupon is not a Payment Business Day, the holder of the Notes shall not be entitled to payment of the amount due until the next following Payment Business Day. The holder of the Notes shall not be entitled to further interest or other payment in respect of such delay. For these purposes, unless otherwise specified in the applicable Final Terms, “Payment Business Day” means any day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchanges and foreign currency deposits) in:

(i)	the relevant place of presentation;

(ii)	the Principal Financial Center of the country of the relevant Specified Currency (or in the case of an amount payable in euro, a day on which the TARGET2 System or any successor thereto is operating); and

(iii)	any additional financial center (“Additional Financial Center”) specified in the applicable Final Terms.

This Condition 5(e) is applicable, if at all, to Notes other than Fixed-Rate Notes only after the applicable business day convention, as specified in Condition 4(b)(i), has been used to determine the relevant Interest Payment Date.

(f)	Interpretation of Principal

Any reference in these Terms and Conditions to principal in respect of the Notes shall be deemed to include, as applicable:

(i)	any Additional Amounts (as defined in Condition 8) which may be payable with respect to principal under Condition 8;

(ii)	the Final Redemption Amount (as defined in Condition 6(a)) of the Notes;

(iii)	any Physical Delivery Amount, Disruption Cash Redemption Amount (as defined in Condition 5(h)(A)(5)), Failure to Deliver Redemption Amount (as defined in Condition 5(h)(A)(6)), or Alternative Cash Redemption Amount (as defined in Condition 5(h)(C)) in respect of the Notes;

(iv)	the redemption amount (the “Early Redemption Amount”) of the Notes payable on redemption for taxation reasons or following an Event of Default and the method, if any, of calculating the same if required to be specified by, or if different from that set out in, Condition 6(f);

(v)	the redemption amount payable on the occurrence of a Settlement Disruption Event (as defined in Condition 5(h)(A)(5)) or Failure to Deliver due to Illiquidity (as defined in Condition 5(h)(A)(5));

(vi)	each redemption amount (the “Optional Redemption Amount”), if any, of the Notes;

(vii)	for Installment Notes, the amount (expressed as a percentage of the principal amount of each Note) of such installment (each, an “Installment Amount”);

(viii)	for Amortizing Notes, the amount of unpaid principal;

(ix)	for Zero Coupon Notes, the Amortized Face Amount; and

Schedule 6-1-19

(x)	any premium and any other amounts which may be payable by the Issuer under or for the Notes.

Any reference in these Terms and Conditions to interest on the Notes shall be deemed to include, as applicable, any Additional Amounts which may be payable in connection with interest under Condition 8.

(g)	Imposition of Exchange Controls

If the Issuer, after consulting with the Principal Agent, reasonably determines that a payment on the Notes, Receipts, or Coupons cannot be made in the Specified Currency due to restrictions imposed by the government of such currency or any agency or instrumentality thereof or any monetary authority in such country (other than as contemplated in the preceding Condition 5(a)), such payment will be made outside the United States and its possessions in U.S. dollars by a check drawn on or by credit or transfer to an account maintained by the holder with a bank located outside the United States and its possessions, provided that any check shall be mailed or delivered to an address outside the United States and its possessions. The Principal Agent, on receipt of the Issuer’s written instruction and at the expense of the Issuer, shall give prompt notice to the holders of the Notes if such determination is made. The amount of U.S. Dollars to be paid in connection with any payment shall be the amount of U.S. Dollars that could be purchased by the Agent with the amount of the relevant currency payable on the date the payment is due, at the rate for sale in financial transactions of U.S. Dollars (for delivery in the Principal Financial Center of the Specified Currency two Business Days later) quoted by that bank at 10:00 a.m. local time in the Principal Financial Center of the relevant currency, on the second Business Day prior to the date the payment is due.

(h)	Physical Delivery Notes

(A)	Physical Delivery

(1)	Asset Transfer Notices

In relation to Physical Delivery Notes, in order to obtain delivery of the Physical Delivery Amount(s) in respect of any Note, the relevant Noteholder must deliver to Euroclear or Clearstream, Luxembourg, or any Alternative Clearing System, as the case may be, not later than 10:00 a.m. (local time) on the date (the “Physical Delivery Cut-off Date”) falling three Business Days prior to the Maturity Date, Interest Payment Date, or other relevant date as specified in the applicable Final Terms, a duly completed asset transfer notice (an “Asset Transfer Notice”) in accordance with the provisions set out in this Condition 5(h).

In the case of Notes held by a Relevant Clearing System, an Asset Transfer Notice may only be delivered in such manner as is acceptable to the Relevant Clearing System, which is expected to be by authenticated SWIFT message or tested telex.

Copies of the Asset Transfer Notice for Definitive Notes that are not held by the Relevant Clearing System shall be in the form set out in the Agency Agreement, and may be obtained during normal business hours from the specified office of any Paying Agent. Upon completion, an Asset Transfer Notice for Definitive Notes held outside of a Relevant Clearing System shall be delivered to any Paying Agent.

Schedule 6-1-20

The delivery of the Physical Delivery Amount(s) shall be made outside the United States and its possessions in the manner specified in the Final Terms or in such other commercially reasonable manner as the Issuer shall determine to be appropriate for such delivery and shall notify to the Noteholders in accordance with Condition 14.

All expenses, including any applicable depositary charges, transaction or exercise charges, stamp duty reserve tax, withholding tax, and/or other taxes or duties (together “Expenses”), arising from the delivery and/or transfer of any Physical Delivery Amount(s) shall be for the account of the relevant Noteholder or Couponholder, as the case may be, and no delivery and/or transfer of any Physical Delivery Amount(s) shall be made until Expenses have been paid to the satisfaction of the Issuer by the relevant Noteholder or Couponholder, as the case may be.

The Asset Transfer Notice shall:

(i)	specify the name, address outside the United States and its possessions, and contact telephone number of the relevant Noteholder or Couponholder, as the case may be, the person from whom the Issuer may obtain details for the delivery of the Physical Delivery Amount if such delivery/transfer is to be made otherwise than in the manner specified in the Final Terms;

(ii)	specify the ISIN of the Notes and the number of Notes which are the subject of such notice;

(iii)	in the case of Notes held by a Relevant Clearing System, specify the number of the Noteholder’s securities account at the Relevant Clearing System to be debited with such Notes;

(iv)	in the case of Notes held by a Relevant Clearing System, irrevocably instruct the Relevant Clearing System to debit the relevant Noteholder’s securities account with the relevant Notes;

(v)	include, or be deemed to include, an undertaking to pay all Expenses and, in the case of Notes held by a Relevant Clearing System, an authority to the Relevant Clearing System to debit a specified account of the Noteholder with the Relevant Clearing System in respect thereof and to pay such Expenses;

(vi)

include such details as are required by the applicable Final Terms for delivery of the Physical Delivery Amount which may include account details of an account outside the United States and its possessions and/or the name and address outside the United States and its possessions of any person(s) into whose name evidence of the Physical Delivery Amount is to be registered and/or any bank, broker, or agent outside the United States and its possessions to whom documents evidencing the Physical Delivery Amount are to be delivered and specify the name and number of the Noteholder’s account with the Relevant Clearing System to be credited with any cash payable by the Issuer, either in respect of any cash amount constituting the Physical Delivery Amount or any dividends relating to the Physical Delivery Amount or as a result of the occurrence

Schedule 6-1-21

of a Settlement Disruption Event or a Failure to Deliver and the Issuer electing to pay the Disruption Cash Redemption Amount or Failure to Deliver Redemption Amount, as applicable, or as a result of the Issuer electing to pay the Alternative Cash Redemption Amount;

(vii)	in respect of Physical Delivery Notes which are Bearer Notes, certify, or be deemed to certify, that the beneficial owner of each Note is not a U.S. person (as defined in the Asset Transfer Notice), the Note is not being redeemed within the United States or its possessions or on behalf of a U.S. person and no cash or Physical Delivery Amounts have been or will be delivered within the United States or its possessions or to, or for the account or benefit of, a U.S. person in connection with any redemption thereof; and

(viii)	authorize, or be deemed to authorize, the production of such certification in any applicable administrative or legal proceedings, all as provided in the Agency Agreement.

(2)	Verification of the Noteholder

Upon receipt of an Asset Transfer Notice, the Relevant Clearing System (in the case of Notes held by a Relevant Clearing System) or the Principal Agent (in the case of Notes that are not held by a Relevant Clearing System) shall verify that the person delivering the Asset Transfer Notice is the holder of the Notes described therein according to its records. Subject thereto, in the case of Notes held by a Relevant Clearing System, the Relevant Clearing System will confirm to the Principal Agent the ISIN and number of Notes the subject of such notice, and the details for the delivery of the Physical Delivery Amount of each Note. Upon receipt of such confirmation, the Principal Agent will inform the Issuer and the Delivery Agent thereof. In the case of Notes held by a Relevant Clearing System, the Relevant Clearing System will on the Delivery Date debit the securities account of the relevant Noteholder with the relevant Notes.

(3)	Determinations and Delivery

Any determination as to whether an Asset Transfer Notice is duly completed and in proper form shall be made by the Relevant Clearing System in consultation with the Principal Agent (in the case of Notes held by a Relevant Clearing System) or the Principal Agent (in the case of Notes that are not held by a Relevant Clearing System) after consulting with the Issuer and the Delivery Agent, and shall be conclusive and binding on the Issuer, the Principal Agent, the Delivery Agent, and the relevant Noteholder. Subject as set out below, any Asset Transfer Notice so determined to be incomplete or not in proper form, or which is not copied or sent as provided in Condition 5(h)(A)(1) above, shall be null and void. If such Asset Transfer Notice is subsequently corrected to the satisfaction of the Relevant Clearing System or the Principal Agent, as applicable, it shall be deemed to be a new Asset Transfer Notice submitted at the time such correction was delivered to the Relevant Clearing System or the Principal Agent, as applicable.

The Relevant Clearing System (or the Principal Agent in the case of Notes held outside a Relevant Clearing System) shall use its best efforts promptly to notify

Schedule 6-1-22

the Noteholder submitting an Asset Transfer Notice if, in consultation with the Principal Agent (in the case of Notes held by a Relevant Clearing System) after consulting with the Issuer and the Delivery Agent, it has determined that such Asset Transfer Notice is incomplete or not in proper form. In the absence of negligence or willful misconduct on its part, none of the Issuer, the Agents, or the Relevant Clearing System shall be liable to any person with respect to any action taken or omitted to be taken in connection with such determination or the notification of such determination to a Noteholder.

No Asset Transfer Notice may be withdrawn after receipt thereof by either the Relevant Clearing System or the applicable Paying Agent, as provided above. After delivery of an Asset Transfer Notice, the relevant Noteholder may not transfer the Notes which are the subject of such notice.

The Physical Delivery Amount will be delivered at the risk of the relevant Noteholder, in the manner provided below on the Interest Payment Date, the Maturity Date, or any other relevant date as specified in the applicable Final Terms, as the case may be (such date, subject to adjustment in accordance with this Condition 5(h), the “Delivery Date”), provided that the Asset Transfer Notice is duly delivered to the Relevant Clearing System or any Paying Agent, as applicable, as provided above on or prior to the Physical Delivery Cut-Off Date.

If a Noteholder fails to give an Asset Transfer Notice as provided herein on or prior to the Physical Delivery Cut-Off Date, then the Physical Delivery Amount will be delivered as soon as practicable after the Interest Payment Date, Maturity Date, or other relevant date as specified in the applicable Final Terms, as the case may be, (in which case, such date of delivery shall be the Delivery Date) at the risk of such Noteholder in the manner provided below. For the avoidance of doubt, in such circumstances such Noteholder shall not be entitled to any payment, whether of interest or otherwise, as a result of such Delivery Date falling after the Interest Payment Date, Maturity Date, or such other relevant date as specified in the applicable Final Terms and no liability in respect thereof shall attach to the Issuer, the Calculation Agent, or the Delivery Agent.

The Issuer shall, at the risk of the relevant Noteholder, deliver or procure the delivery of the Physical Delivery Amount for each Note, pursuant to the details specified in the Asset Transfer Notice or in such commercially reasonable manner as the Issuer shall in its sole discretion determine and notify to the person designated by the Noteholder in the relevant Asset Transfer Notice, provided that in the case of Notes held by a Relevant Clearing System, all deliveries are expected to be made through such Relevant Clearing System.

All Expenses arising from the delivery of the Physical Delivery Amount in respect of such Notes shall be for the account of the relevant Noteholder, and no delivery of the Physical Delivery Amount shall be made until all Expenses have been paid to the satisfaction of the Issuer by the relevant Noteholder.

(4)	General

Schedule 6-1-23

Notes held by the same Noteholder will be aggregated for the purpose of determining the aggregate Physical Delivery Amounts in respect of such Notes, provided that the aggregate Physical Delivery Amounts in respect of the same Noteholder will be rounded down to the nearest whole unit of the Relevant Asset or each of the Relevant Assets, as the case may be, in such manner as the Calculation Agent shall determine.

Therefore, fractions of the Relevant Asset or of each of the Relevant Assets, as the case may be, will not be delivered and no cash adjustment will be made in respect thereof.

Following the Delivery Date of a share certificate in respect of any Share, all dividends on the relevant Shares to be delivered will be payable to the party that would receive such dividend according to market practice for a sale of the Shares executed on the Delivery Date and to be delivered in the same manner as such relevant Shares. Any such dividends (net of any Expenses) to be paid to a Noteholder will be paid to the account specified by the Noteholder in the relevant Asset Transfer Notice as referred to in Condition 5(h)(A)(1).

For such period of time after delivery of the Physical Delivery Amount as the Issuer or any person acting on behalf of the Issuer shall continue to be the legal owner of any of the Relevant Asset(s) comprising the Physical Delivery Amount (the “Intervening Period”), whether owned in connection with such entity’s hedge of its obligations, directly or indirectly, under the Notes or otherwise held in its normal course of business, none of the Issuer, the Calculation Agent, the Delivery Agent, or any other person shall at any time be under any obligation or liability to any Noteholder or Couponholder in respect of such Reference Assets, including without limitation, (i) any obligation to deliver or procure delivery to any Noteholder or Couponholder any letter, certificate, notice, circular, or any other document or payment (including any interest, dividend or any other distribution) in respect of any Reference Asset whatsoever received by the Issuer or any of its subsidiaries or affiliates or any such other entities in its capacity as the holder of such Reference Asset(s), (ii) any obligation to exercise or procure exercise of any or all rights attaching to such Reference Asset(s), or (iii) any liability to a Noteholder or Couponholder in respect of any loss or damage which such Noteholder or Couponholder may sustain or suffer as a result, whether directly or indirectly, of that person being registered during such Intervening Period as the legal owner of such Reference

Asset(s).

In the case of Definitive Notes held outside of a Relevant Clearing System where Physical Settlement is applicable, the relevant Reference Assets (if any) shall be delivered to the Noteholder by the Delivery Agent on behalf of the Issuer.

(5)	Settlement Disruption

If, in the opinion of the Calculation Agent, delivery of the Physical Delivery Amount using the method of delivery specified in the applicable Final Terms or such commercially reasonable manner as the Calculation Agent has determined is not practicable by reason of a Settlement Disruption Event having occurred and continuing on the Delivery Date, then the Delivery Date shall be postponed to the first following Settlement Business Day in respect of which there is no

Schedule 6-1-24

such Settlement Disruption Event, provided that, the Issuer may elect in its sole discretion to satisfy its obligations in respect of the relevant Note by delivering or procuring the delivery of the Physical Delivery Amount using such other commercially reasonable manner as it may select and in such event the Delivery Date shall be such day as the Issuer deems appropriate in connection with delivery of the Physical Delivery Amount in such other commercially reasonable manner. For the avoidance of doubt, where a Settlement Disruption Event affects some but not all of the Relevant Assets comprising the Physical Delivery Amount, the Delivery Date for the Relevant Assets not affected by the Settlement Disruption Event will be the originally designated Delivery Date. For so long as delivery of the Physical Delivery Amount is not practicable by reason of a Settlement Disruption Event, then in lieu of physical settlement and notwithstanding any other provision hereof the Issuer may elect in its sole and absolute discretion to satisfy its obligations in respect of the relevant Note by payment to the relevant Noteholder of the Disruption Cash Redemption Amount on the fifth Business Day following the date that notice of such election is given to the Noteholders in accordance with Condition 14. Payment of the Disruption Cash Redemption Amount will be made in such manner as shall be notified to the Noteholders in accordance with Condition 14. The Calculation Agent shall give notice as soon as practicable to the Noteholders in accordance with Condition 14 that a Settlement Disruption Event has occurred. No Noteholder shall be entitled to any payment in respect of the relevant Note in the event of any delay in the delivery of the Physical Delivery Amount due to the occurrence of a Settlement Disruption Event and no liability in respect thereof shall attach to the Issuer, the Calculation Agent, or the Delivery Agent.

For the purposes hereof:

“Affiliate” means, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Disruption Cash Redemption Amount”, in respect of any relevant Note, shall be the fair market value of such Note on the Delivery Date (taking into account, where the Settlement Disruption Event affected some but not all of the Relevant Assets comprising the Physical Delivery Amount and such unaffected Relevant Assets have been duly delivered as provided above, the value of such Relevant Assets), adjusted to account fully for any reasonable expenses and costs of the Issuer and/or its Affiliates of unwinding any underlying and/or related hedging and funding arrangements (including, without limitation, any equity options, equity swaps, or other securities of any type whatsoever hedging the Issuer’s obligations under the Notes), all as determined by the Calculation Agent in good faith and in a commercially reasonable manner;

“Settlement Business Day”, in respect of each Note, has the meaning specified in the applicable Final Terms relating to such Note; and

“Settlement Disruption Event” means, in the opinion of the Calculation Agent, an event beyond the control of the Issuer and/or its Affiliates as a result

Schedule 6-1-25

of which the Issuer cannot make delivery of the Relevant Asset(s) using the method specified in the applicable Final Terms.

(6)	Failure to Deliver due to Illiquidity

If “Failure to Deliver due to Illiquidity” is specified as applying in the applicable Final Terms and in the opinion of the Calculation Agent, it is impossible or impracticable to deliver, when due, some or all of the Relevant Assets (the “Affected Relevant Assets”) comprising the Physical Delivery Amount, where such failure to deliver is due to illiquidity in the market for the Relevant Assets (a “Failure to Deliver”), then:

(i)	subject as provided elsewhere in the Terms and Conditions, any Relevant Assets which are not Affected Relevant Assets, will be delivered on the originally designated Maturity Date in accordance with this Condition 5(h); and

(ii)	in respect of any Affected Relevant Assets, in lieu of physical settlement and notwithstanding any other provision hereof, the Issuer may elect in its sole discretion to satisfy its obligations in respect of the relevant Note by payment to the relevant Noteholder of the Failure to Deliver Redemption Amount on the fifth Business Day following the date that notice of such election is given to the Noteholders in accordance with Condition 14. Payment of the Failure to Deliver Redemption Amount will be made in such manner as shall be notified to the Noteholders in accordance with Condition 14. The Calculation Agent shall give notice as soon as practicable to the Noteholders in accordance with Condition 14 that the provisions of this Condition 5(h)(A)(6) apply.

For the purposes hereof, “Failure to Deliver Redemption Amount” in respect of any relevant Note, shall be the fair market value of such Note on the Delivery Date (taking into account the value of the Relevant Assets comprising the Physical Delivery Amount which have been duly delivered as provided above, the value of such Relevant Assets), adjusted to account fully for any reasonable expenses and costs of the Issuer and/or its Affiliates of unwinding any underlying and/or related hedging and funding arrangements (including, without limitation, any equity options, equity swaps, or other securities of any type whatsoever hedging the Issuer’s obligations under the Notes), all as determined by the Calculation Agent in good faith and in a commercially reasonable manner.

(B)	Variation of Settlement

If the applicable Final Terms indicate that the Issuer has an option to vary settlement in respect of the Notes, the Issuer may, in its sole and absolute discretion, in respect of each such Note, elect not to pay the relevant Noteholders the Final Redemption Amount or to deliver or procure delivery of the Physical Delivery Amount to the relevant Noteholders, as the case may be, but, in lieu thereof to deliver or procure delivery of the Physical Delivery Amount or make payment of the Final Redemption Amount on the Maturity Date to the relevant Noteholders, as the case may be. Notification of such election will be given to Noteholders in accordance with Condition 14.

Schedule 6-1-26

(C)	Issuer’s Option to Substitute Assets or to Pay the Alternative Cash Redemption Amount

Following a valid redemption of Notes in accordance with these Conditions, the Issuer may, in its sole and absolute discretion in respect of such Notes, if the Calculation Agent determines (in its sole and absolute discretion) that the Relevant Asset or Relevant Assets, as the case may be, comprises Shares which are not freely tradable, elect either (i) to substitute for the Relevant Asset or the Relevant Assets, as the case may be, an equivalent value (as determined by the Calculation Agent in its sole and absolute discretion) of such other Shares which the Calculation Agent determines, in its sole and absolute discretion, are freely tradable (the “Substitute Asset” or the “Substitute Assets”, as the case may be) or (ii) not to deliver or procure the delivery of the Physical Delivery Amount or the Substitute Asset or Substitute Assets, as the case may be, to the relevant Noteholders, but in lieu thereof to make payment to the relevant Noteholder on the Settlement Date of an amount equal to the fair market value of the Physical Delivery Amount on the Delivery Date adjusted to account fully for any reasonable expenses and costs of the Issuer and/or its Affiliates of unwinding any underlying and/or related hedging and funding arrangements (including, without limitation, any equity options, equity swaps, or other securities of any type whatsoever hedging the Issuer’s obligations under the Notes) as determined by the Calculation Agent in good faith and in a commercially reasonable manner (the “Alternative Cash Redemption Amount”). Notification of any such election will be given to Noteholders in accordance with Condition 14.

For purposes hereof, a “freely tradable” Share shall mean (i) with respect to the United States, a share which is registered under the Securities Act or not a “restricted security” as defined in Rule 144 of the Securities Act and which is not purchased from the issuer of such share and not purchased from an Affiliate of the issuer of such share or which otherwise meets the requirements of a freely tradable share for purposes of the Securities Act of 1933, as amended (the “Securities Act”), in each case, as determined by the Calculation Agent in its sole and absolute discretion or (ii) with respect to any other jurisdiction, a share not subject to any legal restrictions on transfer in such jurisdiction, as determined by the Calculation Agent in its sole and absolute discretion.

(D)	Rights of Noteholders and Calculations

None of the Issuer, the Calculation Agent, the Delivery Agent, or any of the other the Agents shall have any responsibility for any errors or omissions in the calculation of any Redemption Amount or of any Physical Delivery Amount.

The holding of Notes does not confer on any holder of such Notes any rights (whether in respect of voting, distributions, or otherwise) attaching to any Relevant Asset.

(i)	Rounding

For the purposes of any calculations required pursuant to these Conditions (unless otherwise specified in the relevant Final Terms), (x) all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with halves being rounded up), (y) all figures shall be rounded to seven significant figures (with halves being rounded up) and (z) all currency amounts that fall due and payable shall be rounded to the nearest sub-unit of such

Schedule 6-1-27

currency (with halves being rounded up), except in the case of Japanese yen, which shall be rounded down to the nearest Japanese yen.

6.	Redemption and Purchase

(a)	At Maturity

Unless previously redeemed or purchased and cancelled as specified below, the Issuer will redeem each Note at an amount (the “Final Redemption Amount” (or, in the case only of Physical Delivery Notes, by delivery of the Physical Delivery Amount (as provided in Condition 5(h) above))) specified in, or determined in the manner specified in the applicable Final Terms in the relevant Specified Currency on the Maturity Date.

For the purposes of these Terms and Conditions, “Redemption Amount” shall mean the Final Redemption Amount, Disruption Cash Redemption Amount, Failure to Deliver Redemption Amount, Alternative Cash Redemption Amount, Early Redemption Amount, Optional Redemption Amount, Minimum Redemption Amount, Higher Redemption Amount (each as defined below), or any other amount specified in the applicable Final Terms as being the amount for which the Notes are to be redeemed, as the context may require.

(b)	Redemption for Tax Reasons

The Notes may be redeemed at the option of the Issuer in whole, but not in part, at any time (in the case of Fixed-Rate Notes) or on any Interest Payment Date (in the case of Notes other than Fixed-Rate Notes), on giving not less than 30 nor more than 60 calendar days’ notice (which notice shall be irrevocable) to the Principal Agent and to the Noteholders, in accordance with Condition 14, if:

(i)	on the occasion of the next payment due under the Notes, the Issuer has or will become obligated to pay Additional Amounts as discussed in Condition 8 as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the Issue Date of the first Tranche of the Notes; and

(ii)	the Issuer cannot avoid such obligation by taking reasonable measures available to it,

provided that no such redemption notice shall be given earlier than 90 calendar days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due. Prior to the publication of any redemption notice pursuant to this Condition 6(b), the Issuer shall deliver a certificate to the Principal Agent signed by the Chief Financial Officer or an Authorized Officer of the Issuer stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent, if any, to the redemption have occurred. For the purposes of this paragraph, “Authorized Officer” means, with respect to the Issuer, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, or any Senior Vice President of the Issuer or any other person who is duly authorized to act for the Issuer in matters relating to, and binding upon, the Issuer.

Notes redeemed pursuant to this Condition 6(b) will be redeemed at their Early Redemption Amount referred to in Condition 6(f) below together (if appropriate) with interest accrued to (but excluding) the date fixed for redemption.

Schedule 6-1-28

(c)	Special Tax Redemption

If the Issuer determines that any payment made outside the United States by the Issuer or any of its Paying Agents in respect of any Note (other than in respect of a Registered Note) or Coupon, under any present or future laws or regulations of the United States, would be subject to any certification, documentation, information, or other reporting requirement of any kind the effect of which is the disclosure to the Issuer, any Paying Agent, or any governmental authority of the nationality, residence, or identity of a beneficial owner of such Note or Coupon who is a United States Alien (as defined herein) (other than a requirement (1) that would not be applicable to a payment by the Issuer or any one of the Paying Agents (x) directly to the beneficial owner, or (y) to a custodian, nominee, or other agent of the beneficial owner, (2) that can be satisfied by such custodian, nominee, or other agent certifying to the effect that the beneficial owner is a United States Alien, provided that, in any case referred to in Clauses (1)(y) or (2), payment by the custodian, nominee, or agent to the beneficial owner is not otherwise subject to any such requirement, or (3) that would not be applicable to a payment by at least one Paying Agent of the Issuer), the Issuer shall at its option either:

(i)	redeem the Notes in whole, but not in part, at any time (in the case of Fixed-Rate Notes) or on any Interest Payment Date (in the case of Notes other than Fixed-Rate Notes), at a price equal to the Early Redemption Amount referred to in Condition 6(f) below, together with, if appropriate, interest accrued to but excluding the date fixed for redemption; or

(ii)	if the conditions of the second succeeding paragraph are satisfied, pay the Additional Amounts specified in such paragraph.

The Issuer shall make its determination as soon as practicable and publish prompt notice thereof (the “Determination Notice”) stating the effective date of its certification, documentation, information, or other reporting requirement, whether the Issuer will redeem the Notes or pay the Additional Amounts specified in the next succeeding paragraph, and (if applicable) the last date by which the redemption of the Notes must take place, as provided in the next succeeding sentence. If the Notes are to be redeemed pursuant to this Condition 6(c), that redemption shall take place on such date, not later than one year after the publication of the Determination Notice, as the Issuer shall elect by notice to the Principal Agent at least 45 calendar days before the redemption date. Notice of such redemption of the Notes will be given to the Noteholders not more than 60 nor less than 30 calendar days prior to the redemption date by publication in accordance with Condition 14. Notwithstanding the foregoing, the Issuer shall not redeem the Notes if the Issuer shall subsequently determine not less than 30 calendar days prior to the redemption date, that subsequent payments on the Notes and Coupons would not be subject to any such certification, documentation, information, or other reporting requirement, in which case the Issuer shall give prompt notice of its subsequent determination by publication in accordance with Condition 14 and any earlier redemption notice shall be revoked and of no further effect.

Notwithstanding the foregoing, if and so long as the certification, documentation, information, or other reporting requirement referred to in the second preceding paragraph would be fully satisfied by payment of a backup withholding tax or similar charge, the Issuer may elect to pay as additional interest such Additional Amounts as may be necessary so that every net payment made outside the United States following the effective date of that requirement by the Issuer or any of its Paying Agents in respect of any Note or any Coupon of which the beneficial owner is a United States Alien (but without any requirement that the nationality, residence, or identity, other than status as a United States Alien, of such beneficial owner be disclosed to the Issuer, any Paying Agent, or any governmental authority), after deduction or withholding for or on account of that backup withholding tax or similar charge (other than a backup withholding tax or similar charge that (1) would not be applicable in the circumstances referred to in the parenthetical clause of the first sentence of the preceding paragraph or (2) is imposed as a result of the presentation of the Note or Coupon for payment more than 15 calendar days after the date on which that

Schedule 6-1-29

payment became due and payable or on which payment thereof was duly provided for, whichever occurred later), will not be less than the amount provided for in the Note or Coupon to be then due and payable. If the Issuer elects to pay Additional Amounts pursuant to this paragraph, the Issuer shall have the right to redeem the Notes in whole, but not in part, at any time (in the case of Notes other than Fixed-Rate Notes) or on any Interest Payment Date (in the case of Notes other than Fixed-Rate Notes), subject to the provisions of the last two sentences of the immediately preceding paragraph. If the Issuer elects to pay Additional Amounts pursuant to this paragraph and the condition specified in the first sentence of this paragraph should no longer be satisfied, then the Issuer shall redeem the Notes pursuant to the provisions of the immediately preceding paragraph.

For purposes of this Condition 6(c), the terms “Additional Amounts” and “United States Alien” have the meanings given in Condition 8.

The requirement under these Terms and Conditions that a Noteholder submit an Asset Transfer Notice or Put Notice disclosing certain information with respect to the Noteholder and the requirement that the Noteholder and each legal or beneficial owner, as a condition to purchasing a Note, make certain representations and agreements as to its status as a U.S. person and other matters, are not requirements as to which the provisions of this Condition 6(c) apply. In addition, in the case of Definitive Notes which are not held through a Relevant Clearing System and in the case of Non-Principal Protected Notes, if this Condition 6(c) would otherwise apply to the Notes, the Issuer shall have the option to redeem the Definitive Notes in the manner set forth in the third preceding paragraph, but shall not be required to redeem the Definitive Notes or pay any Additional Amounts.

Whenever any Additional Amounts are to be paid on Notes or Coupons, the Issuer will give notice to the Agent, the Registrar and the other Paying Agents, as provided in the Agency Agreement.

(d)	Call Option-Redemption at the Option of the Issuer (Issuer Call Option)

If the applicable Final Terms specify that the Issuer has an option to redeem the Notes, and the Issuer gives:

(i)	not less than 30 nor more than 60 calendar days’ notice in accordance with Condition 14 to the Noteholders (or such other period as is specified in the applicable Final Terms); and

(ii)	not less than seven London Business Days (as defined in Condition 4(b)(v)) (or such other period as is specified in the applicable Final Terms) before giving notice as referred to in (i), notice to the Principal Agent;

(both of which notices shall be irrevocable), then the Issuer may redeem all or a portion of the Notes then outstanding on the dates upon which redemption may occur (each, an “Optional Redemption Date”) and at the Optional Redemption Amounts specified in, or determined in the manner specified in, the applicable Final Terms together, if appropriate, with interest accrued to (but excluding) the Optional Redemption Dates. Any redemption must be of a principal amount equal to the minimum principal amount of the Notes permitted to be redeemed at any time (the “Minimum Redemption Amount”) or any greater principal amount of the Notes permitted to be redeemed at any time (each, a “Higher Redemption Amount”), both as indicated in the applicable Final Terms. In the case of a partial redemption of Notes, the Notes to be redeemed (“Redeemed Notes”) will be selected individually by lot, in the case of Redeemed Notes represented by Bearer Definitive Notes or Registered Definitive Certificates, and in accordance with the rules of the Relevant Clearing Systems (to be reflected in the records of the Relevant Clearing Systems as either a pool factor or a reduction in nominal amount, at their discretion), in the case of Redeemed Notes represented by a Bearer Global Note or a Registered Global Certificate, not more than 60 calendar days prior (or such other period as is specified in the applicable Final Terms) to the date fixed for redemption (the

Schedule 6-1-30

“Selection Date”). In the case of Redeemed Notes represented by Bearer Definitive Notes or Registered Definitive Certificates, a list of the serial numbers of the Redeemed Notes will be published in accordance with Condition 14 not less than 30 calendar days prior (or any other period as is specified in the applicable Final Terms) to the date fixed for redemption. The aggregate principal amount of Redeemed Notes represented by Bearer Definitive Notes or Registered Definitive Certificates shall bear the same proportion to the aggregate principal amount of all Redeemed Notes as the aggregate principal amount of Bearer Definitive Notes or Registered Definitive Certificates outstanding bears to the aggregate principal amount of the Notes outstanding, in each case on the Selection Date, provided that the first mentioned principal amount, if necessary, shall be rounded downwards to the nearest integral multiple of the Specified Denomination, and the aggregate principal amount of Redeemed Notes represented by a Bearer Global Note or a Registered Definitive Certificate shall be equal to the balance of the Redeemed Notes. No exchange of the relevant Bearer Global Note or a Registered Definitive Certificate will be permitted during the period from and including the Selection Date to and including the date fixed for redemption pursuant to this Condition 6(d) and the Issuer shall give notice to that effect to the Noteholders in accordance with Condition 14 at least 10 calendar days prior (or any other period as is specified in the applicable Final Terms) to the Selection Date.

(e)	Put Option-Redemption at the Option of the Noteholders (Investor Put Option)

If the applicable Final Terms specify that the Noteholders have an option to redeem the Notes, upon the Noteholder giving the Issuer, in accordance with Condition 14, not less than 30 nor more than 60 calendar days’ notice or such other period of notice as is specified in the applicable Final Terms (which notice shall be irrevocable), the Issuer, upon the expiration of such notice, will redeem (in accordance with the terms specified in the applicable Final Terms) in whole (but not in part), such Notes on the Optional Redemption Date and at the Optional Redemption Amount specified in, or determined in the manner specified in, the applicable Final Terms together, if appropriate, with interest accrued to (but excluding) the Optional Redemption Date.

To exercise such option or any other Noteholders’ option that may be set out in the applicable Final Terms, the Noteholder must deposit (in the case of Bearer Notes) such Note (together with all unmatured Receipts and Coupons and unexchanged Talons) with any Paying Agent outside the United States, or (in the case of Registered Notes) the Registered Certificate representing such Note(s) with the Registrar or any Transfer Agent at its specified office, during normal business hours of such Paying Agent, Registrar or Transfer Agent falling within the notice period, together with a duly signed and completed option exercise notice in the form obtainable from any Paying Agent, the Registrar or any Transfer Agent (the “Put Notice”) in which the Noteholder must specify a bank account (or, if payment is by check, an address) to which payment is to be made under this Condition 6(e).

(f)	Early Redemption Amounts

For purposes of Condition 6(b) and 6(c) above and Condition 10, the Notes will be redeemed at the Early Redemption Amount calculated as follows, together, if appropriate, with interest accrued to (but excluding) the date fixed for redemption or (as the case may be) the date upon which such Note becomes due and repayable prior to the Maturity Date:

(i)

in the case of a Note (other than a Zero Coupon Note, a Dual Currency Note, an Index Linked Redemption Note, a Share Linked Redemption Note, an Inflation Linked Redemption Note, a Commodity Linked Redemption Note, an FX Linked Redemption Note, a Hybrid Redemption Note, or an other Underlying Asset(s) Redemption Note) with a Final

Schedule 6-1-31

Redemption Amount equal to 100 per cent. of its outstanding principal amount at the Final Redemption Amount thereof; or

(ii)	in the case of a Note (other than those described in Condition 6(f)(i) above or Condition 6(f)(iii) below), the Early Redemption Amount payable (subject to Condition 6(l) if applicable) shall be the amount determined in good faith and in a commercially reasonable manner by the Calculation Agent to be the fair market value of the Notes immediately prior to (and ignoring the circumstances leading to) such early redemption, adjusted to account fully for any reasonable expenses and costs of the Issuer and/or its Affiliates of unwinding any underlying and/or related hedging and funding arrangements (including, without limitation, any equity options, equity swaps, or other securities of any type whatsoever hedging the Issuer’s obligations under the Notes), unless otherwise specified in the applicable Final Terms; or

(iii)	in the case of a Zero Coupon Note, which is not a Dual Currency Note, an Index Linked Redemption Note, a Share Linked Redemption Note, an Inflation Linked Note, a Commodity Linked Redemption Note, an FX Linked Redemption Note, a Hybrid Redemption Note, or an other Underlying Asset(s) Redemption Note, at an amount (the “Amortized Face Amount”) equal to:

(A)	the sum of (1) the Reference Price specified in the applicable Final Terms multiplied by the face amount of the Note (the “Reference Price Amount”) and (2) the product of the Accrual Yield specified in the applicable Final Terms (compounded annually) being applied to the Reference Price Amount from (and including) the Issue Date to (but excluding) the date fixed for redemption or the date upon which such Note becomes due and repayable (as the case may be); or

(B)	if the amount payable with respect to any Zero Coupon Note upon redemption pursuant to Condition 6(b), (c), (d), or (e) above or upon its becoming due and repayable as provided in Condition 10 is not paid or available for payment when due, the amount due and repayable with respect to such Zero Coupon Note shall be the Amortized Face Amount of such Zero Coupon Note calculated as provided above as though the references in sub-paragraph (A) to the date fixed for redemption or the date upon which the Zero Coupon Note becomes due and repayable were replaced by references to the date (the “Reference Date”) which is the earlier of:

(1)	the date on which all amounts due with respect to the Note have been paid; or

(2)	the date on which the full amount of the monies repayable has been received by the Agent and notice to that effect has been given in accordance with Condition 14.

The calculation of the Amortized Face Amount in accordance with this sub-paragraph (B) will continue to be made, before, as well as, after judgment, until the Reference Date, unless the Reference Date falls on or after the Maturity Date, in which case the amount due and repayable shall be the principal amount of such Note together with interest at a rate per annum equal to the Accrual Yield.

Where such calculation is to be made for a period which is not a whole number of years, it shall be made on the basis of a 360-day year consisting of 12 months of 30 calendar days each and, in the case of an incomplete month, the actual number of days elapsed or such other calculation basis as may be specified in the applicable Final Terms.

Schedule 6-1-32

(g)	Installment Notes; Amortizing Notes

If the Notes are Installment Notes, they will be redeemed in the Installment Amounts and on the date on which each installment is repayable (each, an “Installment Date”) as specified in the applicable Final Terms. In the case of early redemption, the Early Redemption Amount will be determined pursuant to Condition 6(f) above. If the Notes are Amortizing Notes, they will be redeemed in the amounts and on the dates set forth on the Amortization Table specified in the applicable Final Terms.

(h)	Partly Paid Notes

If the Notes are Partly Paid Notes, they will be redeemed, whether at maturity, early redemption, or otherwise, in accordance with the provisions of this Condition 6 and the applicable Final Terms. In the case of early redemption, the Early Redemption Amount will be determined pursuant to Condition 6(f) above by reference to the amount paid with respect to such Notes.

(i)	Dual Currency Notes, Index Linked Redemption Notes, Share Linked Redemption Notes, Inflation Linked Redemption Notes, Commodity Linked Redemption Notes, FX Linked Redemption Notes, Hybrid Redemption Notes, and other Underlying Asset(s) Redemption Notes

If the Notes are Dual Currency Notes, Index Linked Redemption Notes, Share Linked Redemption Notes, Inflation Linked Redemption Notes, Commodity Linked Redemption Notes, FX Linked Redemption Notes, Hybrid Redemption Notes, or other Underlying Asset(s) Redemption Notes, they will be redeemed, whether at maturity, early redemption, or otherwise, in accordance with the provisions of this Condition 6 and the applicable Final Terms.

(j)	Repurchases

The Issuer and/or any of its Affiliates may at any time repurchase Notes (provided that, in the case of Bearer Definitive Notes, all unmatured Receipts and Coupons attached thereto are repurchased therewith) at any price in the open market or otherwise. Such Notes may be held, reissued, resold, or surrendered to any Paying Agent for cancellation, provided that any such Notes reissued or resold comply with the selling restrictions set forth in United States Treasury Regulation Section 1.163-5 as if they were newly issued.

(k)	Cancellation

All Notes which are redeemed will be cancelled (together with, in the case of Bearer Notes, all unmatured Receipts and Coupons attached thereto or surrendered therewith at the time of redemption) in the case of Bearer Notes, by surrendering each such Note together with all unmatured Receipts and Coupons and all unexchanged Talons to any Paying Agent and, in the case of Registered Notes, by surrendering the Registered Certificate representing such Registered Notes to the Registrar and, in each case, if so surrendered, shall, together with all Notes redeemed by the Issuer, be cancelled forthwith (together with, in the case of Bearer Notes, all unmatured Receipts and Coupons and unexchanged Talons attached thereto or surrendered therewith). All Notes so cancelled and the Notes purchased and cancelled pursuant to Condition 6(j) above (together with, in the case of Bearer Notes, all unmatured Receipts and Coupons cancelled therewith) shall be forwarded to the Principal Agent and cannot be reissued or resold.

(l)	Principal Protected Notes

In the case of all Notes which the applicable Final Terms specify to be “Principal Protected”, notwithstanding anything to the contrary, the amount of cash and fair market value of property delivered at maturity or upon early redemption will not be less than the Specified Denomination of such Note.

Schedule 6-1-33

7.	Redenomination

If the applicable Final Terms permits redenomination, Notes denominated in a currency that may be redenominated into euro, at the election of the Issuer, may be subject to redenomination in the manner set out below. In relation to such Notes, the Issuer, without the consent of the Noteholders, Receiptholders, or Couponholders, on giving at least 30 calendar days’ prior notice to Noteholders, Receiptholders, Couponholders, the Principal Agent and the Relevant Clearing Systems in accordance with Condition 14, may designate a “Redenomination Date” for the Notes, being (in the case of interest-bearing Notes) a date for payment of interest under the Notes (or in the case of Zero Coupon Notes, any date), in each case specified by the Issuer in the notice given pursuant to this paragraph and falling on or after the date on which the relevant member state commences participation in the third stage of European Economic and Monetary Union pursuant to the EC Treaty and which falls before the date on which the currency ceases to be a sub-division of the euro. Notwithstanding the foregoing, Bearer Notes will not be redenominated at the election of the Issuer pursuant to this Condition 7 unless the Issuer receives an opinion of United States tax counsel recognized as an expert in such matters that the Notes would be in compliance with United States Treasury Regulation Section 1.163-5(c)(2)(i)(D) after such redenomination.

Beginning on the Redenomination Date, notwithstanding the other provisions of the Terms and Conditions:

(i)	the Notes and the Receipts shall (unless already so provided by mandatory provisions of applicable law) be deemed to be redenominated in euro in the denomination of euro 0.01 with a nominal amount for each Note and Receipt equal to the nominal amount of that Note and Receipt in the Specified Currency, converted into euro at the rate for conversion established by the Council of the European Union pursuant to the EC Treaty (including compliance with rules relating to rounding in accordance with European Community regulations) provided that, if the Issuer determines, with the agreement of the Agent (which agreement shall not be unreasonably withheld), that the then market practice in respect of the redenomination into euro 0.01 of internationally offered securities is different from the provisions specified above, such provisions shall be deemed to be amended so as to comply with such market practice and the Issuer shall promptly notify the Noteholders, any stock exchange on which the Notes may be listed, and any Paying Agent of such deemed amendment;

(ii)	if Definitive Notes are required to be issued after the Redenomination Date, they shall be issued at the expense of the Issuer in the denominations of €50,000, and such other denominations as the Principal Agent determines and gives notice of to the Noteholders;

(iii)	if Bearer Definitive Notes have been issued prior to the Redenomination Date, all unmatured Receipts and Coupons denominated in the Specified Currency (whether or not attached to the Notes) will become void from the date on which the Issuer gives the notice (the “Exchange Notice”) that replacement euro-denominated Notes, Receipts, and Coupons are available for exchange (provided that such securities are so available) and no payments will be made in respect of them. The payment obligations contained in any Notes and Receipts so issued also will become void on that date although those Notes and Receipts will continue to constitute valid exchange obligations of the Issuer. New certificates in respect of euro-denominated Notes, Receipts and Coupons will be issued in exchange for Notes, Receipts and Coupons denominated in the Specified Currency in such manner as the Principal Agent may specify and shall be stated to Noteholders in the Exchange Notice;

(iv)	after the Redenomination Date, all payments in respect of the Notes (other than payments of interest in respect of periods commencing before the Redenomination Date) will be made

Schedule 6-1-34

solely in euro, unless the Redenomination Date is on or after such date as the Specified Currency ceases to be a sub-division of the euro. Such payments will be made in euro by credit or transfer to a euro account (or any other account to which euro may be credited or transferred) specified by the payee;

(v)	the amount of interest in respect of Notes will be calculated by reference to the aggregate nominal amount of Bearer Definitive Notes presented (or, as the case may be, in respect of which Receipts or Coupons are presented) for payment by the relevant holder and the amount of such payment shall be rounded down to the nearest euro 0.01; and

(vi)	if the Notes are Notes other than Fixed-Rate Notes, Zero Coupon Notes or other non-interest bearing Notes, the applicable Final Terms will specify any relevant changes to the provisions relating to interest.

In connection with such redenomination, the Issuer, after consultation with the Principal Agent, may make such other changes to the Terms and Conditions applicable to the relevant Notes, including, without limitation, with respect to any Business Day, Fixed Day Count Fraction, Floating Day Count Fraction, or other conventions as it may decide, so as to conform them to the then market practice in respect of euro-denominated debt securities issued in the Euromarkets, which are held in international clearing systems. Any such changes will not take effect until the next following Interest Payment Date after the Noteholders have been given notice in accordance with Condition 14.

The circumstances and consequences described in this Condition 7 and any resulting amendment to the Terms and Conditions of the Notes will not entitle any Noteholder (a) to any legal remedy, including, without limitation, redemption, rescission, notice, repudiation, adjustment, or renegotiation of the Notes, or (b) to raise any defense or make any claim (including, without limitation, claims of breach, force majeure, frustration of purpose, or impracticability) or any other claim for compensation, damages, or any other relief.

8.	Taxation

The Issuer will pay a United States Alien such additional amounts of interest (“Additional Amounts”) as may be necessary so that every net payment of the principal of and interest on any Note or any Coupon appertaining thereto, after deduction or withholding for or on account of any present or future tax, assessment, or other governmental charge imposed upon such holder by the United States or any political subdivision or taxing authority thereof or therein (other than any territory or possession) upon or as a result of such payment, will not be less than the amount provided for in such Note and the coupons appertaining thereto; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply to:

(a)	any tax, assessment, or other governmental charge which would not have been so imposed but for:

(i)	the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member, or stockholder of, or a person holding a power over, such holder, if such holder is an estate, trust, partnership, or corporation) and the United States or any of its possessions, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, stockholder, or person holding a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein or having or having had a qualified business unit which has the U.S. Dollar as its functional currency;

Schedule 6-1-35

(ii)	such holder’s present or former status as a personal holding company, foreign personal holding company, passive foreign investment company, private foundation, or other tax-exempt entity, or controlled foreign corporation for United States tax purposes or a corporation which accumulates earnings to avoid United States federal income tax; or

(iii)	such holder’s status as a bank extending credit pursuant to a loan agreement entered into in the ordinary course of business;

(b)	any tax, assessment, or governmental charge that would not have been so imposed but for the failure of the holder to comply with certification, identification, or information reporting requirements under United States income tax laws, without regard to any tax treaty, with respect to the payment, concerning the nationality, residence, identity, or connection with the United States or any of its possessions of the holder or a beneficial owner of such Note or Coupon, if such compliance is required by United States income tax laws, without regard to any tax treaty, as a precondition to relief or exemption from such tax, assessment, or governmental charge;

(c)	any tax, assessment, or governmental charge that would not have been so imposed but for the presentation by the holder of such Note or Coupon for payment on a date more than 30 calendar days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(d)	any estate, inheritance, gift, sales, transfer, excise, wealth, or personal property tax or any similar tax, assessment, or governmental charge;

(e)	any tax, assessment, or governmental charge which is payable otherwise than by withholding by the Issuer or a Paying Agent from the payment of the principal of or interest on any Note or Coupon;

(f)	any tax, assessment, or governmental charge imposed solely because the payment is to be made by a particular Paying Agent or a particular office of a Paying Agent and would not be imposed if made by another Agent or by another office of this Agent;

(g)	any tax, assessment, or other governmental charge imposed on interest received by a person holding, actually or constructively, 10.00 per cent. or more of the total combined voting power of all classes of stock of the Issuer entitled to vote;

(h)	any withholding or deduction imposed on a payment to an individual and required to be made pursuant to European Council Directive 2003/48/EC (the “Directive”) or any law implementing or complying with, or introduced in order to conform to, such Directive;

(i)	any tax, assessment, or other government charge imposed on a payment of principal or interest (or any other payment) on any Note which is (i) a Dual Currency Note or (ii) a Non-Principal Protected Note which is an Index Linked Note, Share Linked Note, Inflation Linked Note, Commodity Linked Note, FX Linked Note, Hybrid Note, Physical Delivery Note, or Note linked to other Underlying Asset(s), unless in each case the applicable Final Terms expressly provide that the Issuer will pay Additional Amounts with respect to such Note;

(j)	any tax, assessment, or other government charge imposed on a payment of principal or interest (or any other payment) on any Principal Protected Note which is an Index Linked Note, Share Linked Note, Inflation Linked Note, Commodity Linked Note, FX Linked Note, Hybrid Note, Physical Delivery Note, or Note linked to other Underlying Asset(s), if in each case the applicable Final Terms expressly provide that the Issuer will not pay Additional Amounts with respect to such Note;

Schedule 6-1-36

(k)	any Note presented for payment by or on behalf of a Noteholder who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a member state of the European Union; or

(l)	any combination of items (a) through (k),

nor shall Additional Amounts be paid with respect to any payment of the principal of or interest on any Note or Coupon to a person other than the sole beneficial owner of such payment or that is a partnership or fiduciary to the extent either (i) such beneficial owner, member of such partnership or beneficiary or settlor with respect to such fiduciary would not have been entitled to the payment of Additional Amounts had such beneficial owner, member, beneficiary, or settlor been the Noteholder or Couponholder, or (ii) the Noteholder does not provide a statement, in the form, manner, and time required by applicable United States income tax laws, from such beneficial owner, member of such partnership or beneficiary or settlor with respect to such fiduciary concerning its nationality, residence, identity, or connection with the United States.

“United States Alien” means any corporation, partnership, entity, individual, or fiduciary that is for United States federal income tax purposes (1) a foreign corporation, (2) a foreign partnership to the extent one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual, or a foreign estate or trust, (3) a non-resident alien individual, or (4) a foreign estate or trust.

Except as specifically provided herein and in the Agency Agreement, the Issuer shall not be required to make any payment with respect to any tax, assessment, or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein.

Whenever any Additional Amounts are to be paid on Notes or Coupons, the Issuer will give notice to the Principal Agent and the other Paying Agents, as provided in the Agency Agreement.

9.	Prescription

The Notes, Receipts, and Coupons will become void unless presented for payment within a period of five years after the date on which such payment first becomes due (the “Relevant Date”). However, if the full amount of the money payable has not been duly received by the Principal Agent or other relevant Paying Agent on or prior to the Relevant Date, then the Relevant Date shall mean the date on which, after the full amount of such money has been so received, notice to that effect is duly given to the Noteholders in accordance with Condition 14.

No Coupon sheet issued upon exchange of a Talon shall include a Coupon on which the claim for payment would be void pursuant to this Condition 9 or Condition 5(d) or any Talon which would be void pursuant to Condition 5(d).

10.	Events of Default

(a)	Events of Default in Relation to Senior Notes

The occurrence of any of the following events with respect to any Series of Senior Notes shall constitute an “Event of Default” with respect to such Series:

(i)	the Issuer shall fail to pay the principal amount or Physical Delivery Amount (if any) of any of such Senior Notes when due whether at maturity or upon early redemption or otherwise; or

Schedule 6-1-37

(ii)	the Issuer shall fail to pay any installment of interest, other amounts payable, or Additional Amounts on any of such Senior Notes for a period of 30 calendar days after the due date; or

(iii)	the Issuer shall fail duly to perform or observe any other term, covenant, or agreement applicable to such Senior Notes contained in any of such Senior Notes or in the Agency Agreement for a period of 90 calendar days after the date on which written notice of such failure, requiring the Issuer to remedy the same, shall first have been given to the Issuer and the Principal Agent by the Noteholders of at least 33.00 per cent. in aggregate principal amount of such Senior Notes at the time outstanding; provided, however, that in the event the Issuer within the aforesaid period of 90 calendar days shall commence legal action in a court of competent jurisdiction seeking a determination that the Issuer had not failed duly to perform or observe the term or terms, covenant or covenants, or agreement or agreements specified in the aforesaid notice, such failure shall not be an Event of Default unless the same continues for a period of ten calendar days after the date of any final determination to the effect that the Issuer had failed to duly perform or observe one or more of such terms, covenants, or agreements; or

(iv)	a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Issuer in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization, or other similar law now or hereafter in effect, or appointing a receiver, liquidator, conservator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of its property or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive calendar days; or

(v)	the Issuer shall commence a voluntary case or proceeding under any applicable bankruptcy, insolvency, liquidation, receivership, reorganization, or other similar law now or hereafter in effect, or shall consent to the entry or an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, conservator, assignee, trustee, custodian, sequestrator (or similar official) of the Issuer or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due or shall take any corporate action in furtherance of any of the foregoing.

(b)	Events of Default in Relation to Subordinated Notes

The occurrence of any of the following events with respect to any Series of Subordinated Notes shall constitute an “Event of Default” with respect to such Series:

(i)	a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Issuer in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization, or other similar law now or hereafter in effect, or appointing a receiver, liquidator, conservator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of its property or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive calendar days; or

(ii)

the Issuer shall commence a voluntary case or proceeding under any applicable bankruptcy, insolvency, liquidation, receivership, reorganization, or other similar law now or hereafter in effect, or shall consent to the entry or an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, conservator, assignee, trustee, custodian, sequestrator (or similar official) of the Issuer or for

Schedule 6-1-38

any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due or shall take any corporate action in furtherance of any of the foregoing.

(c)	Acceleration of Notes, Notices, Certain Calculations, and Amounts to be Paid

If an Event of Default shall occur and be continuing with respect to any Series of Notes, then the holder of any Notes of the applicable Series, at such holder’s option, by written notice to the Issuer and the Principal Agent, may declare the principal of such Note, the interest accrued, or any other amounts then payable thereon (and Additional Amounts, if any, thereon) to be due and payable immediately and if any such Event of Default shall continue at the time of receipt of such written notice, such amounts shall become immediately due and payable, subject to the qualification in bold-type immediately below. Upon payment of such amount of principal, interest, or any other amounts payable (and Additional Amounts, if any), all of the Issuer’s obligations in respect of payment of principal of, interest, or any other amounts payable (and Additional Amounts, if any) on such Note shall terminate. Interest on overdue principal, interest, or any other amounts payable (and Additional Amounts, if any) shall accrue from the date on which such principal, interest, or any other amounts payable (and Additional Amounts, if any) were due and payable to the date such principal, interest, or any other amounts payable (and Additional Amounts, if any) are paid or duly provided for, at the rate borne by the Notes (to the extent payment of such interest shall be legally enforceable).

Payment of principal, the interest accrued, or any other amounts then payable thereon (and Additional Amounts, if any) of the Subordinated Notes may not be accelerated in the case of a default in the payment of principal, interest, or any other amounts then payable or the performance of any other covenant of the Issuer. Payment of the principal, the interest accrued, or any other amounts then payable thereon (and Additional Amounts, if any) of the Subordinated Notes may be accelerated only in the case of the bankruptcy or insolvency of the Issuer.

If an Event of Default with respect to the Notes, or an event which, with the passing of time or the giving of notice, or both, would be an Event of Default, shall occur and be continuing, the Issuer shall notify the Principal Agent in writing of such Event of Default no later than the following Business Day after it becomes aware of such Event of Default, and the Principal Agent thereupon promptly shall notify all of the relevant Noteholders of such Event of Default.

For purposes of Condition 10(a)(iii) above, any indebtedness which is in a currency other than U.S. Dollars shall be translated into U.S. Dollars at the “spot” rate for the sale of U.S. Dollars against the purchase of the Specified Currency as quoted by the Principal Agent on the calendar day in London corresponding to the calendar day on which such premature repayment becomes due or, as the case may be, such default occurs (or, if for any reason such a rate is not available on that day, on the earliest possible date thereafter).

If any Note shall become so repayable, it shall be repaid at its Early Redemption Amount (as defined in Condition 6(f)) together, if appropriate, with accrued interest thereon, such interest to accrue and be paid in accordance with Condition 4.

11.	Replacement of Notes, Receipts, Coupons, and Talons

Should any Note (including any Registered Certificate representing such Registered Note), Receipt, Coupon, or Talon be lost, stolen, mutilated, defaced, or destroyed, it may be replaced at the specified office of the Principal Agent in London (or such other place outside the United States and its possessions as may be notified to Noteholders) (in the case of Bearer Notes, Receipts, Coupons or Talons) and of the Registrar (in the case of Registered Certificates) or such other Paying Agent or Transfer Agent, as the case may be,

Schedule 6-1-39

as may from time to time be designated by the Issuer for the purpose and notice of whose designation is given to Noteholders, upon payment by the claimant of such costs and expenses as may be incurred in connection therewith and on such terms as to evidence and indemnity as the Issuer may reasonably require. Mutilated or defaced Notes, Receipts, Coupons, or Talons must be surrendered before replacements will be issued.

12.	Agent and Paying Agents

The Bank of New York Mellon of One Canada Square, London E14 5AL, United Kingdom shall be the initial Principal Agent. The Bank of New York (Luxembourg) S.A. of Aerogolf Center, 1A, Hoehenhof, L-1736 Senningerberg, Grand Duchy of Luxembourg shall be the Registrar and Transfer Agent.

The Issuer is entitled to vary or terminate the appointment of any Paying Agent, the Registrar, or Transfer Agent and to appoint an alternative Principal Agent or other Paying Agents, Registrars, or Transfer Agents and approve any change in the specified office through which any Paying Agent, Registrar or Transfer Agent acts, provided that:

(a)	so long as the Notes are listed on any stock exchange, there will at all times be a Paying Agent with a specified office in such place as may be required by the rules and regulations of the relevant stock exchange;

(b)	there will at all times be a Paying Agent with a specified office in a city in continental Europe;

(c)	there will at all times be a Principal Agent;

(d)	the Issuer will maintain a Paying Agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to the Directive (as defined in Condition 8) or any law implementing or complying with, or introduced in order to conform to, such Directive; and

(e)	there will at all times be a Transfer Agent and a Registrar with a specified office in continental Europe (outside the United Kingdom).

In addition, the Issuer shall immediately appoint a Paying Agent having a specified office in New York City in the circumstances described in Condition 5(c). Any variation, termination, appointment, or change shall take effect only (other than in the case of insolvency, when it shall be of immediate effect) after not less than 30 nor more than 45 calendar days’ prior notice thereof shall have been given to the Noteholders in accordance with Condition 14.

13.	Exchange of Talons

On and after the Fixed Interest Payment Date or the Interest Payment Date, as appropriate, on which the final Coupon comprised in any Coupon sheet matures, the Talon, if any, forming part of such Coupon sheet, may be surrendered at the specified office of the Principal Agent or any other Paying Agent in exchange for a further Coupon sheet including (if such further Coupon sheet does not include Coupons to (and including) the final date for the payment of interest due in respect of the Note to which it appertains) a further Talon, subject to the provisions of Condition 9. Each Talon, for purposes of these Terms and Conditions, shall be deemed to mature on the Fixed Interest Payment Date or the Interest Payment Date (as the case may be) on which the final Coupon comprised in the relative Coupon sheet matures.

Schedule 6-1-40

14.	Notices

Notices to the holders of Registered Notes shall be (i) mailed to them (or, in the case of joint holders, to the first named) at their respective addresses in the Register and (ii) save where another means of effective communication has been specified herein or in the Final Terms, published (a) in the case of any Registered Notes which are admitted to trading on the London Stock Exchange’s Regulated Market (so long as the rules of that exchange so require), in a leading newspaper having general circulation in London (which is expected to be the Financial Times), or if such publication is not practicable, if published in a leading English language daily newspaper having general circulation in Europe, or (b) in the case of Registered Notes which are admitted to listing, trading, and/or quotation by any other listing authority, stock exchange, and/or quotation system (so long as the rules of such listing authority, stock exchange, and/or quotation system so require), in a leading daily newspaper having general circulation in London (which is expected to be the Financial Times) and in such other place or manner as may be required by the rules and regulations of such listing authority, stock exchange, and/or quotation system.

Notices to the holders of Registered Notes shall be deemed to have been given on the fourth weekday (being a day other than a Saturday or Sunday) after the later of the date of mailing and (if applicable) the date of publication (or if required to be published in more than one newspaper, the first date on which publication shall have been made in all required newspapers).

Notices to the holders of Bearer Notes shall be, save where another means of effective communication has been specified herein or in the Final Terms, published in a leading newspaper having general circulation in London (which is expected to be the Financial Times) or if such publication is not practicable, if published in a leading English language daily newspaper having general circulations in Europe provided that (a) in the case of any Bearer Notes which are admitted to trading on the London Stock Exchange’s Regulated Market (so long as the rules of that exchange so require), in a leading newspaper having general circulation in London (which is expected to be the Financial Times), or if such publication is not practicable, in a leading English language daily newspaper having general circulation in Europe, or (b) in the case of Bearer Notes which are admitted to listing, trading, and/or quotation by any other listing authority, stock exchange, and/or quotation system (so long as the rules of such listing authority, stock exchange, and/or quotation system so require), in a leading daily newspaper having general circulation in London (which is expected to be the Financial Times) and in such other place as may be required by the rules and regulations of such listing authority, stock exchange, and/or quotation system.

Notices to the holders of Bearer Notes shall be deemed to have been given on the date of publication (or if required to be published in more than one newspaper, the first date on which publication shall have been made in all required newspapers). Couponholders shall be deemed for all purposes to have notice of the contents of any notice given to the holders of Bearer Notes in accordance with this Condition 14.

For so long as the Global Notes are held in their entirety on behalf of the Relevant Clearing Systems and until such time as any Definitive Notes are issued, if any are issued, there may be substituted for such publication in such newspaper the delivery of the relevant notice to the Relevant Clearing Systems for communication by them to the Noteholders and, in addition, so long as the Notes are listed on a stock exchange or are admitted to trading by another relevant authority and the rules of that stock exchange or relevant authority so require, notices will be published in a daily newspaper of general circulation in a place or places required by those rules. Any such notice to the Relevant Clearing Systems shall be deemed to have been given to Noteholders on the seventh day after the day on which that notice was given to the Relevant Clearing Systems.

Schedule 6-1-41

Notices to be given by any Noteholder shall be in writing and given by lodging the same, together with the related Note or Notes, with the Principal Agent. While any of the Notes are represented by a Global Note, that notice may be given by any Noteholder to the Principal Agent through the Relevant Clearing Systems, in such manner as the Principal Agent and the Relevant Clearing Systems, may approve for this purpose.

15.	Meetings of Noteholders, Modification, and Waiver

The Agency Agreement contains provisions for convening meetings of the Noteholders to consider any matter affecting their interests, including approving by Extraordinary Resolution (as defined in the Agency Agreement), a modification of the Notes, the Receipts, the Coupons, or certain provisions of the Agency Agreement. Such a meeting may be convened by the Issuer or Noteholders holding not less than 33.00 per cent. in principal amount of the Notes of the relevant Series that at such time remain outstanding. The quorum at any such meeting for passing an Extraordinary Resolution is one or more persons holding or representing a clear majority in principal amount of the Notes of the relevant Series that at such time remain outstanding, or at any adjourned meeting one or more persons being or representing Noteholders whatever the principal amount of the Notes so held or represented, except that at any meeting the business of which includes the modification of certain provisions of the Notes, Receipts, or Coupons (including modifying the date of maturity of the Notes or any date for payment of interest thereon, reducing or cancelling the amount of principal or the rate of interest payable in respect of the Notes or altering the currency of payment of the Notes, Receipts, or Coupons), the necessary quorum for passing an Extraordinary Resolution will be one or more persons holding or representing not less than two-thirds, or at any adjourned such meeting not less than one-third, in principal amount of the Notes of the relevant Series that at such time remain outstanding. An Extraordinary Resolution passed at any meeting of the Noteholders shall be binding on all the Noteholders, whether or not they are present at the meeting, and on all related Receiptholders and Couponholders.

Without the consent of the Noteholders, Receiptholders, or Couponholders, the Agent and the Issuer may agree to modifications of or amendments to the Agency Agreement, the Notes, the Receipts, or the Coupons for any of the following purposes:

(a)	to evidence the succession of another entity to the Issuer and the assumption by any such successor of the covenants of the Issuer in the Agency Agreement, the Notes, Receipts, or Coupons;

(b)	to add to the covenants of the Issuer for the benefit of the Noteholders, the Receiptholders, or the Couponholders, or to surrender any right or power herein conferred upon the Issuer;

(c)	to relax or eliminate the restrictions on payment of principal and interest in respect of the Notes, Receipts, or Coupons in the United States or its possessions, provided that such payment is permitted by United States tax laws and regulations then in effect and provided that no adverse tax consequences would result to the Noteholders, the Receiptholders, or the Couponholders;

(d)	to cure any ambiguity, to correct or supplement any defective provision herein or any provision which may be inconsistent with any other provision herein;

(e)	to make any other provisions with respect to matters or questions arising under the Notes, the Receipts, the Coupons, or the Agency Agreement, provided such action pursuant to this subclause (e) shall not adversely affect the interests of the Noteholders, the Receiptholders, or the Couponholders;

(f)	to facilitate the issuance of Notes in accordance with the laws of a particular jurisdiction; and

(g)	to permit further issuances of Notes in accordance with the terms of the Program Agreement.

Schedule 6-1-42

Any such modification or amendment shall be binding on the Noteholders, the Receiptholders, and the Couponholders and any such modification or amendment shall be notified to the Noteholders, the Receiptholders, or the Couponholders in accordance with Condition 14 as soon as practicable thereafter.

16.	Merger, Consolidation, Sale, Conveyance and Assumption

Any entity into which the Principal Agent or any Agent may be merged or converted, or any entity with which the Principal Agent or any of the Principal Agents may be consolidated or any entity resulting from any merger, conversion, or consolidation to which the Principal Agent or any of the Agents shall be a party, or any entity to which the Principal Agent or any Agent shall sell or otherwise transfer all or substantially all the assets of the Principal Agent or any Agent shall become, on the date when such merger, conversion, consolidation, or transfer becomes effective and to the extent permitted by any applicable laws, the successor Principal Agent or, as the case may be, Agent under the Agency Agreement without the execution or filing of any paper or any further act on the part of the parties to the Agency Agreement, unless otherwise required by the Issuer, and after the effective date all references in the Agency Agreement to the Principal Agent or, as the case may be, such Agent shall be deemed to be references to such entity. Written notice of any such merger, conversion, consolidation, or transfer shall be given immediately to the Issuer by the relevant Principal Agent or Agent.

17.	Additional Issuances

The Issuer from time to time without the consent of the relevant Noteholders, Receiptholders, or Couponholders may create and issue additional Series of Notes having terms and conditions the same as (or the same in all respects except for the Issue Date, Interest Commencement Date, and the Issue Price) Notes of an existing Series. These additional Notes shall be consolidated and form a single Series with the outstanding Notes of the existing Series.

18.	Governing Law and Submission to Jurisdiction

The Agency Agreement, the Notes, and any Coupons, Receipts, and Talons appertaining to the Notes shall be governed by and construed in accordance with the laws of the State of New York, United States, applicable to agreements made and to be performed wholly within such jurisdiction without regard to principles of conflicts of laws.

The Issuer submits to the non-exclusive jurisdiction of any United States federal court sitting in New York City, the Borough of Manhattan, solely for purposes of any legal action or proceeding brought to enforce its obligations hereunder or under any Coupon, Receipt, or Talon. As long as any Note or Coupon remains outstanding, the Issuer shall either maintain an office or have an authorized agent in New York City upon whom process may be served in any such legal action or proceeding. Service of process upon the Issuer at its office or upon such agents with written notice of such service mailed or delivered to the Issuer shall to the fullest extent permitted by applicable law be deemed in every respect effective service of process upon the Issuer in any such legal action or proceeding. The Issuer continues the appointment of CT Corporation System at 111 Eighth Avenue, New York, New York 10011 as its agent upon whom process may be served in any suit, action, or proceeding relating to or arising out of the Agency Agreement, the Notes or any Coupon, Receipt, or Talon appertaining hereto, and with a copy to the Issuer at Bank of America Corporation, Bank of America Corporate Center, NC1-007-07-13, 100 North Tryon Street, Charlotte, North Carolina 28255, Attn: Corporate Treasury – Securities Administration, and with an additional copy to Bank of America Corporation, Legal Department, NC1-002-29-01, 101 South Tryon Street, Charlotte, North Carolina 28255-0065, Attn: General Counsel.

Schedule 6-1-43

Schedule 6-2 to

Amended and Restated Agency Agreement

PRODUCT ANNEXES

ANNEX 1

ADDITIONAL TERMS AND CONDITIONS FOR INDEX LINKED NOTES

The terms and conditions applicable to Index Linked Notes shall comprise the Terms and Conditions of the Notes and the additional Terms and Conditions set out below (the “Index Linked Conditions”), in each case subject to completion and/or amendment in the applicable Final Terms. In the event of any inconsistency between the Terms and Conditions of the Notes and the Index Linked Conditions, the Index Linked Conditions shall prevail. In the event of any inconsistency between (i) the Terms and Conditions of the Notes and/or the Index Linked Conditions and (ii) the Final Terms, the Final Terms shall prevail.

1.	Consequences of Disrupted Days

1.1	In relation to an Index or an Index Basket, the following provisions shall apply to each Reference Date (unless otherwise, and to the extent, specified in the applicable Final Terms):

(i)	where the Notes are specified in the applicable Final Terms to relate to a single Index, if the Calculation Agent determines that any Reference Date is a Disrupted Day, then the Reference Date for such Index shall be the first succeeding Scheduled Trading Day that the Calculation Agent determines is not a Disrupted Day in respect of such Index, unless the Calculation Agent determines that each of the consecutive Scheduled Trading Days equal in number to the Maximum Days of Disruption in respect of such Index immediately following the Scheduled Reference Date is a Disrupted Day. In that case:

(a)	that last consecutive Scheduled Trading Day shall be deemed to be the Reference Date for such Index, notwithstanding the fact that such day is a Disrupted Day; and

(b)	the Calculation Agent shall determine the Index Level of such Index as of the relevant Valuation Time on that last consecutive Scheduled Trading Day in accordance with the formula for and method of, calculating such Index last in effect prior to the occurrence of the first Disrupted Day using the Exchange traded or quoted price as of the relevant Valuation Time on that last consecutive Scheduled Trading Day of each Component comprised in the Index (or, if an event giving rise to a Disrupted Day has occurred in respect of any relevant Component on that last consecutive Scheduled Trading Day, its good faith estimate of the value for the relevant Component as of the relevant Valuation Time on that last consecutive Scheduled Trading Day) (and such determination by the Calculation Agent pursuant to this paragraph (b) shall be deemed to be the Index Level at the Valuation Time in respect of the relevant Reference Date); or

(ii)	where the Notes are specified in the applicable Final Terms to relate to an Index Basket, then

(a)	the Reference Date for each Index not affected by the occurrence of a Disrupted Day (as determined by the Calculation Agent) shall be the relevant Scheduled Reference Date, and (b) the Reference Date for each Index affected by the occurrence of a Disrupted Day (as determined by the Calculation Agent) shall be the first succeeding Scheduled Trading Day which the Calculation Agent determines is not a Disrupted Day relating to that Index, unless the Calculation Agent determines that each of the consecutive Scheduled Trading Days equal in number to the Maximum Days of Disruption immediately following the Scheduled Reference Date is a Disrupted Day relating to that Index. In that case:

Schedule 6-2-1

(I)	that last consecutive Scheduled Trading Day shall be deemed to be the Reference Date for such Index, notwithstanding the fact that such day is a Disrupted Day; and

(II)	the Calculation Agent shall determine the Index Level of such Index as of the relevant Valuation Time on that last consecutive Scheduled Trading Day in accordance with the formula for and method of, calculating such Index last in effect prior to the occurrence of the first Disrupted Day using the Exchange traded or quoted price as of the relevant Valuation Time on that last consecutive Scheduled Trading Day of each Component comprised in the Index (or, if an event giving rise to a Disrupted Day has occurred in respect of any relevant Component on that last consecutive Scheduled Trading Day, its good faith estimate of the value for the relevant Component as of the relevant Valuation Time on that last consecutive Scheduled Trading Day) (and such determination by the Calculation Agent pursuant to this paragraph shall be deemed to be the Index Level at the Valuation Time in respect of the relevant Reference Date).

1.2	In relation to an Index or an Index Basket to which “Basket Valuation (Common Disrupted Day Roll)” is not specified to be applicable, if the Calculation Agent determines that any Averaging Reference Date is a Disrupted Day in respect of an Index and, if in the applicable Final Terms the consequence specified is:

(i)	“Omission”, then such Averaging Reference Date will be deemed not to be a relevant Averaging Reference Date for the purposes of determining the Index Level at the Valuation Time, provided that, if through the operation of this provision there would not be an Averaging Reference Date, then paragraph 1.1 of these Index Linked Conditions will apply mutatis mutandis for the purposes of determining the relevant Index Level at the Valuation Time on the final Averaging Reference Date, as if such Averaging Reference Date were a Reference Date that was a Disrupted Day;

(ii)	“Postponement”, then paragraph 1.1 of these Index Linked Conditions will apply mutatis mutandis for the purposes of determining the Index Level at the Valuation Time on that Averaging Reference Date as if such Averaging Reference Date were a Reference Date that was a Disrupted Day, irrespective of whether, pursuant to such determination, that deferred Averaging Reference Date would fall on a day that already is or is deemed to be an Averaging Reference Date; or

(iii)	“Modified Postponement”, then:

(a)	where the Notes are specified in the applicable Final Terms to relate to a single Index, the Averaging Reference Date shall be the first succeeding Valid Date. If the first succeeding Valid Date has not occurred as of the Valuation Time on the date which falls the number of consecutive Scheduled Trading Days equal in number to the Maximum Days of Disruption immediately following the original date that, but for the occurrence of another Averaging Reference Date or Disrupted Day, would have been the final Averaging Reference Date, then (I) that last consecutive Scheduled Trading Day shall be deemed the Averaging Reference Date (irrespective of whether that last consecutive Scheduled Trading Day is already an Averaging Reference Date), and (II) the Calculation Agent shall determine the Index Level at the Valuation Time for that Averaging Reference Date in accordance with paragraph 1.1(i)(b) of these Index Linked Conditions, which shall apply mutatis mutandis as if such Averaging Reference Date were a Reference Date; and

Schedule 6-2-2

(b)	where the Notes are specified in the applicable Final Terms to relate to an Index Basket, (I) the Averaging Reference Date for each Index not affected by the occurrence of a Disrupted Day shall be the relevant Averaging Reference Date, and (II) the Averaging Reference Date for an Index affected by the occurrence of a Disrupted Day shall be the first succeeding Valid Date in relation to such Index. If the first succeeding Valid Date has not occurred as of the Valuation Time on the date which falls the number of consecutive Scheduled Trading Days equal in number to the Maximum Days of Disruption immediately following the original date that, but for the occurrence of another Averaging Reference Date or Disrupted Day, would have been the final Averaging Reference Date in relation to the relevant Scheduled Reference Date, then (y) that last consecutive Scheduled Trading Day shall be deemed the Averaging Reference Date (irrespective of whether that last consecutive Scheduled Trading Day is already an Averaging Reference Date) in respect of such Index, and (z) the Calculation Agent shall determine the Index Level at the Valuation Time for that Averaging Reference Date in accordance with paragraph 1.1(i)(b) of these Index Linked Conditions, which shall apply mutatis mutandis as if such Averaging Reference Date were a Reference Date.

2.	Market Disruption

2.1	In relation to Notes relating to a single Index or an Index Basket, the following terms and expressions shall have the following meanings:

“Market Disruption Event” means:

(i)	for any Standard Index, the occurrence or existence of (a) a Trading Disruption, (b) an Exchange Disruption, which in either case the Calculation Agent determines is material, at any time during the one hour period that ends at the relevant Valuation Time, or (c) an Early Closure. For the purposes of determining whether a Market Disruption Event in respect of an Index exists at any time, if a Market Disruption Event occurs in respect of a Component included in the Index at any time, then the relevant percentage contribution of that Component to the level of the Index shall be based on a comparison of (y) the portion of the level of the Index attributable to that Component) and (z) the overall level of the Index, in each case immediately before the occurrence of such Market Disruption Event;

(ii)	for any Composite Index:

Either:

(a)	(I) the occurrence or existence, in respect of any Component, of:

(A)	a Trading Disruption in respect of such Component, which the Calculation Agent determines is material, at any time during the one hour period that ends at the relevant Valuation Time in respect of the Exchange on which such Component is principally traded;

(B)	an Exchange Disruption in respect of such Component, which the Calculation Agent determines is material, at any time during the one hour period that ends at the relevant Valuation Time in respect of the Exchange on which such Component is principally traded; or

(C)	an Early Closure in respect of such Component; and

Schedule 6-2-3

(II)	the aggregate of all Components in respect of which a Trading Disruption, an Exchange Disruption, or an Early Closure occurs or exists comprises 20 per cent. or more of the level of the Index; or

(b)	the occurrence or existence, in respect of any Component, of the occurrence or existence, in each case in respect of futures or options contracts relating to the Index, of (I) a Trading Disruption, or (II) an Exchange Disruption, which in either case the Calculation Agent determines is material, at any time during the one hour period that ends at the Valuation Time in respect of the Related Exchange, or (III) an Early Closure, in each case in respect of such futures or options contracts.

For the purposes of determining whether a Market Disruption Event exists in respect of the Index at any time, if an Early Closure, an Exchange Disruption, or a Trading Disruption occurs in respect of a Component at that time, then the relevant percentage contribution of that Component to the level of the Index shall be based on a comparison of (y) the portion of the level of the Index attributable to that Component and (z) the overall level of the Index, in each case using the official opening weightings as published by the Index Sponsor as part of the market “opening data”; or

(iii)	for any Proprietary Index, the failure by the Index Sponsor to calculate and publish the level of the Index on any Scheduled Trading Day.

“Disrupted Day” means:

(i)	for any Standard Index, any Scheduled Trading Day on which a relevant Exchange or any Related Exchange fails to open for trading during its regular trading session or on which a Market Disruption Event has occurred;

(ii)	for any Composite Index, any Scheduled Trading Day on which (a) the Index Sponsor fails to publish the level of the Index (provided that the Calculation Agent may, in its discretion, determine that such event instead results in the occurrence of an Index Disruption), (b) the Related Exchange fails to open for trading during its regular trading session, or (c) a Market Disruption Event has occurred; or

(iii)	for any Proprietary Index, any Scheduled Trading Day on which a Market Disruption Event has occurred (provided that the Calculation Agent may, in its discretion, determine that the occurrence of such event instead results in the occurrence of an Index Disruption).

“Early Closure” means:

(i)	for any Standard Index, the closure on any Exchange Business Day of any relevant Exchange(s) relating to Components that comprise 20 per cent. or more of the level of the relevant Index or any Related Exchange(s) prior to its Scheduled Closing Time, unless such earlier closing time is announced by such Exchange(s) or Related Exchange(s) at least one hour prior to the earlier of (a) the actual closing time for the regular trading session on such Exchange(s) or Related Exchange(s) on such Exchange Business Day, and (b) the submission deadline for orders to be entered into the Exchange or Related Exchange system for execution at the Valuation Time on such Exchange Business Day; or

(ii)

for any Composite Index, the closure on any Exchange Business Day with respect to such Composite Index of the Exchange in respect of any Component, or the Related Exchange, prior to its Scheduled Closing Time unless such earlier closing is announced by such Exchange or Related Exchange (as the case may be) at least one hour prior to the earlier of (a) the actual closing time for the regular trading session on such Exchange or Related Exchange (as the case may be) on such Exchange Business Day, and (b) the submission

Schedule 6-2-4

deadline for orders to be entered into such Exchange or Related Exchange system for execution as at the relevant Valuation Time on such Exchange Business Day.

“Exchange” means:

(i)	for any Standard Index, each exchange or quotation system specified as such in the applicable Final Terms for such Index, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the Components underlying such Index has temporarily relocated (provided that the Calculation Agent has determined that there is comparable liquidity relative to the Components underlying such Index on such temporary substitute exchange or quotation system as on the original exchange); or

(ii)	for any Composite Index, each exchange on which any Component of the Index is, in the determination of the Calculation Agent, principally traded, or as otherwise determined by the Calculation Agent in its sole discretion, any successor to such Exchange or quotation system or any substitute exchange or quotation system to which trading in the Components underlying the Index has temporarily relocated (provided that the Calculation Agent has determined that there is comparable liquidity to Components underlying the Index on such temporary substitute exchange or quotation system as on the original exchange).

“Exchange Business Day” means:

(i)	for any Standard Index, any Scheduled Trading Day on which each Exchange and each Related Exchange are open for trading during their respective regular trading sessions notwithstanding any such Exchange or Related Exchange closing prior to its Scheduled Closing Time; or

(ii)	for any Composite Index, any Scheduled Trading Day on which (a) the Index Sponsor publishes the level of the Index, and (b) Exchange and the Related Exchange is open for trading during its regular trading session, notwithstanding any Exchange or the Related Exchange closing prior to its Scheduled Closing Time.

“Exchange Disruption” means:

(i)	for any Standard Index, any event (other than an Early Closure) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (a) to effect transactions in, or obtain market values for any Components that comprise 20 per cent. or more of the level of the Index on any relevant Exchange in respect of such Components, or (b) to effect transactions in, or obtain market values for, futures or options contracts relating to such Index on any relevant Related Exchange; or

(ii)	for any Composite Index, any event (other than an Early Closure) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for (a) any Component on the relevant Exchange in respect of such Component, or (b) futures or options contracts relating to the Index on the relevant Related Exchange.

“Index Sponsor” means, for any Index, the entity specified in the applicable Final Terms, and, if not specified, the corporation or other entity that, as determined by the Calculation Agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the Index, and (ii) announces (directly or through an agent) the level of the Index on a regular basis during each Scheduled Trading Day.

Schedule 6-2-5

“Maximum Days of Disruption” means eight Scheduled Trading Days or such other number of Scheduled Trading Days (or other type of days) specified in the applicable Final Terms.

“Related Exchange” means for any Standard Index or Composite Index, each exchange or quotation system if any, specified in the applicable Final Terms, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in futures or options contracts relating to such Index has temporarily relocated (provided that the Calculation Agent has determined that there is comparable liquidity relative to the futures or options contracts relating to such Index on such temporary substitute exchange or quotation system as on the original Related Exchange), provided however that where “All Exchanges” is specified as the Related Exchange, “Related Exchange” shall mean each exchange or quotation system (as the Calculation Agent may select) where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to such Index or, in any such case, any transferee or successor exchange of such exchange or quotation system (provided that the Calculation Agent has determined that there is comparable liquidity relative to the futures or options contracts relating to such Index on such temporary substitute exchange or quotation system as on the original Related Exchange).

“Scheduled Closing Time” means, in respect of an Index and in respect of an Exchange or Related Exchange specified in the applicable Final Terms and a Scheduled Trading Day, the scheduled weekday closing time of such Exchange or Related Exchange on such Scheduled Trading Day, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled Trading Day” means:

(i)	for any Standard Index, any day on which each Exchange and each Related Exchange specified in the applicable Final Terms are scheduled to be open for trading for their respective regular trading sessions;

(ii)	for any Composite Index, any day on which (a) the Index Sponsor is scheduled to publish the level of the Index, and (b) the Related Exchange is scheduled to be open for trading for its regular trading session; or

(iii)	for any Proprietary Index, any day on which the Index Sponsor is scheduled to publish the level of the Index.

“Trading Disruption” means:

(i)	for any Standard Index, any suspension of, or limitation imposed on, trading by the relevant Exchange or Related Exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by the relevant Exchange or Related Exchange or otherwise, (a) relating to Components that comprise 20 per cent. or more of the level of that Index on any relevant Exchange or (b) in futures or options contracts relating to the relevant Index on any relevant Related Exchange; or

(ii)	for any Composite Index, any suspension or limitation imposed on trading by the relevant Exchange or Related Exchange or otherwise and whether by reason of movements in price exceeding limits permitted by the relevant Exchange or Related Exchange or otherwise (a) relating to any Component on the Exchange in respect of such Component, or (b) in futures or options contracts relating to the Index on the Related Exchange.

“Valuation Time” means (unless otherwise, and to the extent, specified in the applicable Final Terms):

Schedule 6-2-6

(i)	for any Standard Index, (a) for the purposes of determining whether a Market Disruption Event has occurred in respect of (I) any Component, the Scheduled Closing Time on the Exchange in respect of such Component (provided that, if the relevant Exchange closes prior to its Scheduled Closing Time, then the Valuation Time shall be such actual closing time), and (II) any options contracts or futures contracts on the Index, the close of trading on the Related Exchange, and (b) in all other circumstances, the time at which the official closing level of the Index is calculated and published by the Index Sponsor;

(ii)	for any Composite Index, (a) for the purposes of determining whether an Early Closure, an Exchange Disruption or a Trading Disruption has occurred in respect of (I) any Component, the Scheduled Closing Time on the Exchange in respect of such Component (provided that, if the relevant Exchange closes prior to its Scheduled Closing Time, then the Valuation Time shall be such actual closing time), and (II) any options contracts or futures contracts on the Index, the close of trading on the Related Exchange, and (b) in all other circumstances, the time at which the official closing level of the Index is calculated and published by the Index Sponsor; or

(iii)	for any Proprietary Index, the time at which the Index Sponsor calculates and publishes the official closing level of the Index.

2.2	The Calculation Agent shall give notice, as soon as practicable, to the Noteholders in accordance with Condition 14, as the case may be, of the occurrence of a Disrupted Day on any day that, but for the occurrence of a Disrupted Day would have been a Reference Date or an Averaging Reference Date. Any failure by the Calculation Agent to so notify the Noteholders of the occurrence of a Disrupted Day shall not affect the validity of the occurrence or the consequences of such Disrupted Day.

3.	Fallback Valuation Date

Notwithstanding any other terms of these Index Linked Conditions, if a Fallback Valuation Date is specified in the applicable Final Terms to be applicable to any Reference Date or Averaging Reference Date or any other relevant date (as specified in the applicable Final Terms) (any such date being, for the purposes of this paragraph 3, a “Relevant Date”) for an Index, and if, following adjustment of such Relevant Date pursuant to paragraphs 1 (Consequences of Disrupted Days) above or 10 (Additional Basket Valuation Provisions) below and/or owing to the original date on which such Relevant Date was scheduled to fall not being a Scheduled Trading Day for such Index (for the purposes of this paragraph 3, an “Affected Index”), the Relevant Date would otherwise fall after the specified Fallback Valuation Date in respect of such Affected Index, then (unless otherwise, and to the extent, specified in the applicable Final Terms) such Fallback Valuation Date shall be deemed to be such Relevant Date for such Affected Index. If such Fallback Valuation Date is not a Scheduled Trading Day or is a Disrupted Day in respect of such Affected Index, the Index Level as of the Valuation Time for the Relevant Date for such Affected Index shall be determined pursuant to paragraph 1.1(i)(b) of these Index Linked Conditions, as if each reference therein to “that last consecutive Scheduled Trading Day” were instead a reference to “such Fallback Valuation Date”.

4.	Automatic Early Redemption

4.1

If Automatic Early Redemption is specified in the applicable Final Terms to be applicable to any Reference Date or Averaging Reference Date or any other relevant date (as specified in the applicable Final Terms) (any such date being, for the purposes of this paragraph 4, a “Relevant Date”) for an Index, and if the Calculation Agent determines that an Automatic Early Redemption Event has occurred in respect of such Relevant Date, then (unless otherwise, and to the extent,

Schedule 6-2-7

specified in the applicable Final Terms) the Notes will be redeemed on the Automatic Early Redemption Date corresponding to such Relevant Date.

4.2	The following terms and expressions shall have the following meanings in relation to Notes to which these Index Linked Conditions apply:

“Automatic Early Redemption Date” means, in respect of any Relevant Date, such date as is specified in the applicable Final Terms.

“Automatic Early Redemption Event” means, in respect of any Relevant Date, such event as is specified in the applicable Final Terms.

5.	Adjustments

5.1	If an Index is (i) not calculated and announced by the Index Sponsor but is calculated and announced by a successor sponsor acceptable to the Calculation Agent, or (ii) replaced by a successor index using, in the determination of the Calculation Agent, the same or a substantially similar formula for, and method of, calculation as used in the calculation of that Index, then in each case that index (the “Successor Index”) will be deemed to be the Index.

5.2	If, the Calculation Agent determines that, (i) on or prior to any Reference Date, Averaging Reference Date, Observation Date, or other relevant date, the relevant Index Sponsor makes or announces that it will make a material change in the formula for, or the method of, calculating a relevant Index, or in any other way materially modifies that Index (other than a modification prescribed in that formula or method to maintain that Index in the event of changes in the Components, capitalization, and/or other routine events) (an “Index Modification”), or permanently cancels a relevant Index and no Successor Index exists as at the date of such cancellation (an “Index Cancellation”), or (ii) on any Reference Date, Averaging Reference Date, Observation Date, or other relevant date, the Index Sponsor fails to calculate and announce a relevant Index (an “Index Disruption” (provided that, in respect of a Composite Index or a Proprietary Index, the Calculation Agent may, in its discretion, determine that such event instead results in the occurrence of a Disrupted Day) and, together with an Index Modification and an Index Cancellation, each an “Index Adjustment Event”) then:

(i)	if “Calculation Agent Adjustment” is stated to be applicable in the applicable Final Terms, the Calculation Agent shall determine if such Index Adjustment Event has a material effect on the Notes and, if so, shall calculate the relevant Index Level using, in lieu of a published level for that Index, the level for that Index as at the Valuation Time on that Reference Date, Averaging Reference Date, Observation Date, or other relevant date, as the case may be, as determined by the Calculation Agent in accordance with the formula for, and method of, calculating that Index last in effect prior to the relevant Index Adjustment Event, but using only those Components that comprised that Index immediately prior to that Index Adjustment Event (other than those Components that have since ceased to be listed on the relevant Exchange); or

(ii)

if “Related Exchange Adjustment” is stated to be applicable in the applicable Final Terms, then following each adjustment to the exercise, settlement, payment, or other terms of options or futures contracts on the Index traded on any Options Exchange, the Calculation Agent will make the corresponding adjustments, if any, to any one or more of terms of the Notes, including without limitation, any variable or term relevant to settlement or payment under the Notes, as the Calculation Agent determines appropriate, which adjustment will be effective as of the date determined by the Calculation Agent to be the effective date of the corresponding adjustment made by the Options Exchange. If options or futures contracts on

Schedule 6-2-8

the Index are not traded on the Options Exchange, the Calculation Agent will make such adjustment, if any, to any one or more of the relevant terms of the Notes, including without limitation, any variable or term relevant to settlement or payment under the Notes, as the Calculation Agent determines appropriate, with reference to the rules of and precedents (if any) set by the Options Exchange, to account for any event that, in the determination of the Calculation Agent, would have given rise to an adjustment by the Options Exchange if such options or futures contracts were so traded; or

(iii)	if, in the determination of the Calculation Agent, neither paragraph (i) nor (ii) above, as is applicable, would achieve a commercially reasonable result, on giving notice to Noteholders in accordance with Condition 14, as the case may be, the Issuer shall redeem the Notes in whole but not in part, each Note being redeemed by payment of an amount equal to the fair market value of such Note taking into account the Index Adjustment Event, adjusted to account fully for any reasonable expenses and costs of the Issuer and/or its Affiliates of unwinding any underlying and/or related hedging and funding arrangements (including, without limitation, any equity options, equity swaps, or other securities of any type whatsoever hedging the Issuer’s obligations under the Notes (unless otherwise provided in the applicable Final Terms)), all as determined by the Calculation Agent in good faith and in a commercially reasonable manner. Payments will be made in such manner as shall be notified to the Noteholders in accordance with Condition 14, as the case may be.

5.3	The Calculation Agent shall give notice, as soon as practicable, to the relevant Agent and the Noteholders in accordance with Condition 14 of any determination with respect to the Notes made by it pursuant to paragraph 5.1 or 5.2 above, as is applicable, and the action proposed to be taken in relation thereto and such Agent shall make available for inspection by Noteholders copies of any such determinations. Any failure by the Calculation Agent to so notify the Noteholders of the determination and any action proposed to be taken in relation thereto shall not affect the validity of such determination or such action.

6.	Correction of Index Level

If the applicable Final Terms specify that corrections shall be applicable for a relevant Index, then, in the event that any Index Level published by the Index Sponsor on any date which is utilized for any calculation or determination is subsequently corrected and the correction is published by the Index Sponsor within one Settlement Cycle after the original publication, the Calculation Agent will make any determination or determine the amount that is payable or deliverable as a result of that correction, and, to the extent necessary, will adjust any relevant terms of the Notes to account for such correction, provided that, if a Correction Cut-off Date is applicable for a relevant Index for any relevant date, corrections published after such Correction Cut-off Date will be disregarded by the Calculation Agent for the purposes of determining or calculating any relevant amount, and/or whether any event specified in the applicable Final Terms has occurred.

7.	Additional Disruption Events

7.1	If any Additional Disruption Event is specified in the Final Terms to be applicable to the Notes, and such Additional Disruption Event occurs, the Issuer, in its sole and absolute discretion, may:

(i)	require the Calculation Agent to determine, in its sole and absolute discretion, the adjustment if any, to be made to any one or more of the terms of the Notes as the Calculation Agent determines appropriate, to account for the Additional Disruption Event and determine the effective date of that adjustment; or

Schedule 6-2-9

(ii)	redeem the Notes in whole but not in part by giving notice to Noteholders in accordance with Condition 14, as the case may be. If the Notes are so redeemed, the Issuer will pay to each Noteholder, in respect of each Note held by such Noteholder, an amount equal to the Early Redemption Amount of such Note. Payments will be made in such manner as shall be notified to the Noteholders in accordance with Condition 14, as the case may be.

7.2	Upon the occurrence of an applicable Additional Disruption Event, the Issuer shall give notice, as soon as practicable, to the Noteholders in accordance with Condition 14, as the case may be, stating the occurrence of the Additional Disruption Event, giving details thereof and the action proposed to be taken in relation thereto.

8.	Index Disclaimer

If “Index Disclaimer” is specified as being applicable to an Index in the applicable Final Terms, then each of the Issuer and the Noteholders agrees and acknowledges, in respect of each Index, that the Notes are not sponsored, endorsed, sold, or promoted by the Index or the Index Sponsor and no Index Sponsor makes any representation whatsoever, whether express or implied, either as to the results to be obtained from the use of the Index and/or the levels at which the Index stands at any particular time on any particular date or otherwise. No Index or Index Sponsor shall be liable (whether in negligence or otherwise) to any person for any error in the Index and the Index Sponsor is under no obligation to advise any person of any error therein. No Index Sponsor is making any representation whatsoever, whether express or implied, as to the advisability of purchasing or assuming any risk in connection with the Notes. The Issuer shall have no liability to the Noteholders for any act or failure to act by the Index Sponsor in connection with the calculation, adjustment, or maintenance of the Index. Except as disclosed prior to the Issue Date specified in the applicable Final Terms, none of the Issuer, the Calculation Agent, and any of their respective Affiliates has any affiliation with or control over the Index or Index Sponsor or any control over the computation, composition, or dissemination of the Index. Although the Calculation Agent will obtain information concerning the Index from publicly available sources it believes reliable, it will not independently verify this information. Accordingly, no representation, warranty, or undertaking (express or implied) is made and no responsibility is accepted by the Issuer, its Affiliates, or the Calculation Agent as to the accuracy, completeness, and timeliness of information concerning the Index.

9.	Definitions

The following terms and expressions shall have the following meanings in relation to Notes to which these Index Linked Conditions apply:

“Additional Disruption Event” means any Change in Law, Hedging Disruption, and/or Increased Cost of Hedging, in each case if specified in the applicable Final Terms.

“Averaging Date” means, in respect of an Index, each date specified as such or otherwise determined as provided in the applicable Final Terms (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

“Averaging Reference Date” means, in respect of an Index, each Initial Averaging Date, Averaging Date or such other date as specified, or otherwise determined in respect of that Index, as specified in the applicable Final Terms (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

“Change in Law” means that, on or after the Trade Date (as specified in the applicable Final Terms), due to (i) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law), or (ii) the promulgation of or any change in the interpretation by

Schedule 6-2-10

any court, tribunal, or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), the Calculation Agent determines, in its sole and absolute discretion, that (y) it has become illegal for the Issuer and/or any of its Affiliates to hold, acquire, or dispose of relevant Hedge Positions, or (z) the Issuer and/or any of its Affiliates will incur a materially increased cost in performing its obligations under the Notes (including, without limitation, due to any increase in tax liability, decrease in tax benefit, or other adverse effect on its tax position).

“Clearance System” means, in respect of a Component of an Index, a clearance system as specified in the applicable Final Terms. If the applicable Final Terms does not specify a Clearance System, the Clearance System will be the principal domestic clearance system customarily used for settling trades in the relevant Component on any relevant date.

“Clearance System Business Day” means, in respect of a Clearance System, any day on which such Clearance System is (or, but for the occurrence of a Settlement Disruption Event, would have been) open for the acceptance and execution of settlement instructions.

“Component” means, in respect of an Index, each and any security, commodity, or other component included in such Index. “Composite Index” means any Index specified as such in the applicable Final Terms, or, if not specified, any Index the Calculation Agent determines as such.

“Correction Cut-off Date” means, in respect of any Index, the date(s) specified as such in the applicable Final Terms.

“Fallback Valuation Date” means, in respect of any Index, the date(s) specified as such in the applicable Final Terms.

“Hedge Positions” means any purchase, sale, entry into or maintenance of one or more (i) positions or contracts in securities, options, futures, derivatives, or foreign exchange (including any Components comprised in an Index), (ii) stock loan transactions, or (iii) other instruments or arrangements (howsoever described) by the Issuer and/or any of its Affiliates in order to hedge, individually or on a portfolio basis, its obligations under the Notes.

“Hedging Disruption” means that the Issuer and/or any of its Affiliates is unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind, or dispose of any transaction(s) or asset(s) it deems necessary to hedge the equity or other price risk of the Issuer issuing and performing its obligations with respect to the Notes, or (ii) realize, recover, or remit the proceeds of any such transaction(s) or asset(s).

“Increased Cost of Hedging” means that the Issuer and/or any of its Affiliates would incur a materially increased (as compared with circumstances existing on the Trade Date) amount of tax, duty, expense, or fee (other than brokerage commissions) to (i) acquire, establish, re-establish, substitute, maintain, unwind, or dispose of any transaction(s) or asset(s) it deems necessary to hedge the equity or other price risk of the Issuer issuing and performing its obligations with respect to the Notes, or (ii) realize, recover, or remit the proceeds of any such transaction(s) or asset(s), provided that any such materially increased amount that is incurred solely due to the deterioration of the creditworthiness of the Issuer and/or any of its Affiliates shall not be deemed an Increased Cost of Hedging.

“Index Basket” means, subject to adjustment in accordance with these Index Linked Conditions, the basket of Indices specified in the applicable Final Terms.

Schedule 6-2-11

“Index Level” means the level of the Index as determined by the Calculation Agent as of the relevant time on the relevant date, as calculated and published by the relevant Index Sponsor, or as specified in the applicable Final Terms.

“Indices” and “Index” mean, subject to adjustment in accordance with these Index Linked Conditions, the indices or index specified in the applicable Final Terms, and related expressions shall be construed accordingly.

“Initial Averaging Date” means, in respect of an Index, each date specified as such or otherwise determined as provided in the applicable Final Terms (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

“Initial Valuation Date” means, in respect of an Index, each date specified as such or otherwise determined as provided in the applicable Final Terms (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

“Interest Valuation Date” means, in respect of an Index, each date specified as such or otherwise determined as provided in the applicable Final Terms (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

“Observation Date” means, in respect of an Index and an Observation Period, and unless otherwise provided in the applicable Final Terms, in respect of each Index, each Scheduled Trading Day which is not a Disrupted Day for such Index falling in the Observation Period.

“Observation Period” means, in respect of an Index, the period commencing on the Observation Period Start Date and ending on the Observation Period End Date.

“Observation Period End Date” means, in respect of an Index, the date specified as such in the applicable Final Terms, which shall be the last day of the relevant Observation Period. Such day shall be included in or excluded from such Observation Period, as specified in the applicable Final Terms.

“Observation Period Start Date” means, in respect of an Index, the date specified as such in the applicable Final Terms, which shall be the first day of the relevant Observation Period. Such day shall be included in or excluded from such Observation Period, as specified in the applicable Final Terms.

“Proprietary Index” means any Index specified as such in the applicable Final Terms, or, if not specified, any Index the Calculation Agent determines as such.

“Reference Date” means, in respect of an Index, each Initial Valuation Date, Interest Valuation Date, Valuation Date or such other date as specified or otherwise determined in respect of that Index, as specified in the applicable Final Terms (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

“Scheduled Initial Averaging Date” means, in respect of an Index, any original date that, but for the occurrence of an event causing a Disrupted Day, would have been an Initial Averaging Date.

“Scheduled Initial Valuation Date” means, in respect of an Index, any original date that, but for the occurrence of an event causing a Disrupted Day, would have been an Initial Valuation Date.

“Scheduled Interest Valuation Date” means, in respect of an Index, any original date that, but for the occurrence of an event causing a Disrupted Day, would have been an Interest Valuation Date.

Schedule 6-2-12

“Scheduled Reference Date” means, each Scheduled Initial Valuation Date, Scheduled Interest Valuation Date, Scheduled Valuation Date, or such other date specified or otherwise determined in respect of that Index, as specified in the applicable Final Terms.

“Scheduled Valuation Date” means, in respect of an Index, any original date that, but for the occurrence of an event causing a Disrupted Day, would have been a Valuation Date.

“Settlement Cycle” means, in respect of an Index, the period of Clearance System Business Days following a trade in the Components underlying such Index on the Exchange in which settlement will customarily occur according to the rules of such Exchange (or, if there are multiple Exchanges in respect of an Index, the longest such period).

“Standard Index” means any Index specified as such in the applicable Final Terms, or, if not specified, any Index the Calculation Agent determines as such.

“Trade Date” means the date as specified in the applicable Final Terms, or as otherwise determined by the Calculation Agent, in its sole discretion.

“Valid Date” means a Scheduled Trading Day that is not a Disrupted Day and on which another Averaging Reference Date does not or is not deemed to occur.

“Valuation Date” means, in respect of an Index, each date specified as such or otherwise determined as provided in the applicable Final Terms (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

10.	Additional Basket Valuation Provisions

10.1	In relation to any Notes to which these Index Linked Conditions apply, if the applicable Final Terms specify that:

(i)	“Basket Valuation (Common Disrupted Day Roll)” shall apply to any two or more Indices (such Indices being “Basket Indices” and each, a “Basket Index”), then, notwithstanding the provisions of paragraph 1 above, the provisions of paragraphs 10.1, 10.2, 10.3, and 10.5 of the Index Linked Conditions shall apply to each such Basket Index; or

(ii)	“Basket Valuation (Common Scheduled Trading Day Roll)” shall apply to any two or more Indices (such Indices being “Basket Indices” and each, a “Basket Index”), then, notwithstanding the provisions of paragraph 1 above, the provisions of paragraphs 10.1, 10.4, and 10.5 of the Index Linked Conditions shall apply to each such Basket Index.

10.2	In relation to Basket Indices to which “Basket Valuation (Common Disrupted Day Roll)” applies, for each Reference Date for a Basket Index (unless otherwise, and to the extent, specified in the applicable Final Terms), if the original date that would have been such Reference Date is affected by the occurrence of a Disrupted Day for any Basket Index (as determined by the Calculation Agent), such Reference Date shall be the first succeeding Common Scheduled Trading Day which the Calculation Agent determines is not a Disrupted Day for any Basket Index, unless the Calculation Agent determines that each of the consecutive Common Scheduled Trading Days equal in number to the Maximum Days of Disruption immediately following the original date that would have been such Reference Date is a Disrupted Day for one or more Basket Indices (such Basket Indices being “Affected Basket Indices” for such Reference Date, and each such Basket Index being an “Affected Basket Index” for such Reference Date). In that case:

Schedule 6-2-13

(i)	that last consecutive Common Scheduled Trading Day shall be deemed to be such Reference Date, notwithstanding the fact that such day is a Disrupted Day for the Affected Basket Indices;

(ii)	for each Basket Index other than an Affected Basket Index, the relevant Index Level shall be determined by the Calculation Agent at the applicable Valuation Time on such last consecutive Common Scheduled Trading Day; and

(iii)	for each Affected Basket Index, the Calculation Agent shall determine the Index Level at the applicable Valuation Time of each such Affected Basket Index on that last consecutive Common Scheduled Trading Day in accordance with the formula for, and method of, calculating that Affected Basket Index last in effect prior to the occurrence of the first Disrupted Day in respect of such Affected Basket Index using the Exchange traded or quoted price as of the relevant Valuation Time on that last consecutive Common Scheduled Trading Day of each Component comprised in the Basket Index (or, if an event giving rise to a Disrupted Day has occurred in respect of any relevant Component on that last consecutive Common Scheduled Trading Day, its good faith estimate of the value for the relevant Component as of the relevant Valuation Time on that last consecutive Common Scheduled Trading Day) (and such determination by the Calculation Agent pursuant to this paragraph (iii) shall be deemed to be the Index Level at the Valuation Time of each Affected Basket Index in respect of the relevant Reference Date).

10.3	In relation to Basket Indices to which “Basket Valuation (Common Disrupted Day Roll)” applies, for each Averaging Reference Date for a Basket Index (unless otherwise, and to the extent, specified in the applicable Final Terms), if the original date that would have been an Averaging Reference Date is affected by the occurrence of a Disrupted Day for any Basket Index (as determined by the Calculation Agent), and, if in the applicable Final Terms the consequence specified is:

(i)	“Omission”, then the Averaging Reference Date corresponding to such original date will be deemed not to be a relevant Averaging Reference Date for the purposes of determining the Index Level of the Basket Indices at the Valuation Time, provided that, if through the operation of this provision there would not be an Averaging Reference Date, then paragraph 10.2(iii) of these Index Linked Conditions will apply mutatis mutandis for the purposes of determining the relevant Index Level at the Valuation Time on the final Averaging Reference Date, as if such Averaging Reference Date were a Reference Date on which a Disrupted Day had occurred for the Basket Indices;

(ii)	“Postponement”, then paragraph 10.2 of these Index Linked Conditions will apply mutatis mutandis for the purposes of determining the Index Level at the Valuation Time on that Averaging Reference Date as if such original date were a Reference Date that was a Disrupted Day for each Basket Indices, irrespective of whether, pursuant to such determination, that deferred Averaging Reference Date would fall on a day that already is or is deemed to be an Averaging Reference Date; or

(iii)

“Modified Postponement”, then the Averaging Reference Date for each Basket Index shall be the first succeeding Basket Valid Date in relation to each such Basket Index. If the first succeeding Basket Valid Date in relation to each such Basket Index has not occurred as of the Valuation Time on the date which falls the number of consecutive Common Scheduled Trading Days equal in number to the Maximum Days of Disruption immediately following the original date that, but for the occurrence of another Averaging Reference Date or Disrupted Day, would have been the final Averaging Reference Date, then (a) that last consecutive Common Scheduled Trading Day shall be deemed the Averaging Reference Date

Schedule 6-2-14

(irrespective of whether that last consecutive Common Scheduled Trading Day is already an Averaging Reference Date) for all Basket Indices, and (b) the Calculation Agent shall determine the Index Level of each Basket Index at the Valuation Time for that Averaging Reference Date in accordance with paragraph 10.2(ii) and (iii) of these Index Linked Conditions, which shall apply mutatis mutandis as if such Averaging Reference Date were a Reference Date.

10.4	In relation to Basket Indices to which “Basket Valuation (Common Scheduled Trading Day Roll)” applies:

(i)	for each Reference Date for a Basket Index (unless otherwise, and to the extent, specified in the applicable Final Terms), if the original date that would have been such Reference Date is not a Common Scheduled Trading Day (as determined by the Calculation Agent), such Reference Date shall be the first succeeding Common Scheduled Trading Day. If such first succeeding Common Scheduled Trading Day is a Disrupted Day for one or more Basket Indices, then the Index Level of each Basket Index shall be determined in accordance with paragraph 1.1(ii), which shall apply mutatis mutandis as if the reference therein to “the relevant Scheduled Reference Date” in paragraph 1.1(ii)(a) were instead a reference to “such first succeeding Common Scheduled Trading Day” where “Basket Valuation (Common Disrupted Day Roll)” is not stated to apply or paragraph 10.2 of these Index Linked Conditions as specified in the applicable Final Terms; and

(ii)	for each Averaging Reference Date for a Basket Index (unless otherwise, and to the extent, specified in the applicable Final Terms), if the original date that would have been such Averaging Reference Date is not a Common Scheduled Trading Day (as determined by the Calculation Agent), such Averaging Reference Date shall be the first succeeding Common Scheduled Trading Day. If such first succeeding Common Scheduled Trading Day is a Disrupted Day for one or more Basket Indices, then the Index Level of each Basket Index shall be determined in accordance with paragraph 1.2, which shall apply mutatis mutandis where “Basket Valuation (Common Disrupted Day Roll)” is not stated to apply or paragraph 10.3 of these Index Linked Conditions, which shall apply mutatis mutandis where “Basket Valuation (Common Disrupted Day Roll)” is stated to apply, as specified in the applicable Final Terms.

10.5	The following terms and expressions shall have the following meanings in relation to any Notes to which these Index Linked Conditions apply and to which “Basket Valuation (Common Disrupted Day Roll)” and/or “Basket Valuation (Common Scheduled Trading Day Roll)” shall apply:

“Basket Valid Date” means a Common Scheduled Trading Day for all Basket Indices that is not a Disrupted Day for any Basket Index and on which another Averaging Reference Date does not or is not deemed to occur.

“Common Observation Date” means, in respect of Basket Indices and a Common Observation Period, and unless otherwise provided in the applicable Final Terms, in respect of the Basket Indices, each Common Scheduled Trading Day falling in the Common Observation Period which is not a Disrupted Day for any Basket Index.

“Common Observation Period” means, in respect of Basket Indices, the period commencing on the Common Observation Period Start Date and ending on the Common Observation Period End Date.

“Common Observation Period End Date” means, in respect of Basket Indices, the date specified as such in the applicable Final Terms, which shall be the last day of the relevant Common

Schedule 6-2-15

Observation Period. Such day shall be included in or excluded from such Common Observation Period, as specified in the applicable Final Terms.

“Common Observation Period Start Date” means, in respect of Basket Indices, the date specified as such in the applicable Final Terms, which shall be the first day of the relevant Common Observation Period. Such day shall be included in or excluded from such Common Observation Period, as specified in the applicable Final Terms.

“Common Scheduled Trading Day” means, in respect of all Basket Indices, each day which is a Scheduled Trading Day for all Basket Indices.

Schedule 6-2-16

ANNEX 2

ADDITIONAL TERMS AND CONDITIONS FOR SHARE LINKED NOTES

The terms and conditions applicable to Share Linked Notes shall comprise the Terms and Conditions of the Notes and the additional Terms and Conditions set out below (the “Share Linked Conditions”), in each case subject to completion and/or amendment in the applicable Final Terms. In the event of any inconsistency between the Terms and Conditions of the Notes and the Share Linked Conditions, the Share Linked Conditions shall prevail. In the event of any inconsistency between (i) the Terms and Conditions of the Notes and/or the Share Linked Conditions and (ii) the Final Terms, the Final Terms shall prevail.

1.	Consequences of Disrupted Days

1.1	In relation to a Share or a Share Basket, the following provisions shall apply to each Reference Date (unless otherwise, and to the extent, specified in the applicable Final Terms):

(i)	where the Notes are specified in the applicable Final Terms to relate to a single Share, if the Calculation Agent determines that any Reference Date is a Disrupted Day, then the Reference Date for such Share shall be the first succeeding Scheduled Trading Day that the Calculation Agent determines is not a Disrupted Day in respect of such Share, unless the Calculation Agent determines that each of the consecutive Scheduled Trading Days equal in number to the Maximum Days of Disruption in respect of such Share immediately following the Scheduled Reference Date is a Disrupted Day. In that case:

(a)	that last consecutive Scheduled Trading Day shall be deemed to be the Reference Date for such Share, notwithstanding the fact that such day is a Disrupted Day; and

(b)	the Calculation Agent shall determine its good faith estimate of the value for the Share as of the Valuation Time on that last consecutive Scheduled Trading Day (and such determination by the Calculation Agent pursuant to this paragraph (b) shall be deemed to be the Share Price at the Valuation Time in respect of the relevant Reference Date).

(ii)	where the Notes are specified in the applicable Final Terms to relate to a Share Basket, then (a) the Reference Date for each Share not affected by the occurrence of a Disrupted Day (as determined by the Calculation Agent) shall be the relevant Scheduled Reference Date, and (b) the Reference Date for each Share affected by the occurrence of a Disrupted Day (as determined by the Calculation Agent) shall be the first succeeding Scheduled Trading Day which the Calculation Agent determines is not a Disrupted Day relating to that Share, unless the Calculation Agent determines that each of the consecutive Scheduled Trading Days equal in number to the Maximum Days of Disruption immediately following the Scheduled Reference Date is a Disrupted Day relating to that Share. In that case:

(a)	that last consecutive Scheduled Trading Day shall be deemed to be the Reference Date for such Share, notwithstanding the fact that such day is a Disrupted Day; and

(b)	the Calculation Agent shall determine its good faith estimate of the value for the Share as of the Valuation Time on that last consecutive Scheduled Trading Day (and such determination by the Calculation Agent pursuant to this paragraph (b) shall be deemed to be the Share Price at the Valuation Time in respect of the relevant Reference Date).

Schedule 6-2-17

1.2	In relation to a Share or Share Basket, if the Calculation Agent determines that any Averaging Reference Date is a Disrupted Day in respect of a Share and, if in the applicable Final Terms the consequence specified is:

(i)	“Omission”, then such Averaging Reference Date will be deemed not to be a relevant Averaging Reference Date for the purposes of determining the Share Price at the Valuation Time, provided that, if through the operation of this provision there would not be an Averaging Reference Date, then paragraph 1.1 of these Share Linked Conditions will apply mutatis mutandis for the purposes of determining the relevant Share Price at the Valuation Time on the final Averaging Reference Date, as if such Averaging Reference Date were a Reference Date that was a Disrupted Day;

(ii)	“Postponement”, then paragraph 1.1 of these Share Linked Conditions will apply mutatis mutandis for the purposes of determining the Share Price at the Valuation Time on that Averaging Reference Date as if such Averaging Reference Date were a Reference Date that was a Disrupted Day, irrespective of whether, pursuant to such determination, that deferred Averaging Reference Date would fall on a day that already is or is deemed to be an Averaging Reference Date; or

(iii)	“Modified Postponement”, then:

(a)	where the Notes are specified in the applicable Final Terms to relate to a single Share, the Averaging Reference Date shall be the first succeeding Valid Date. If the first succeeding Valid Date has not occurred as of the Valuation Time on the date which falls the number of consecutive Scheduled Trading Days equal in number to the Maximum Days of Disruption immediately following the original date that, but for the occurrence of another Averaging Reference Date or Disrupted Day, would have been the final Averaging Reference Date, then (I) that last consecutive Scheduled Trading Day shall be deemed the Averaging Reference Date (irrespective of whether that last consecutive Scheduled Trading Day is already an Averaging Reference Date), and (II) the Calculation Agent shall determine the Share Price at the Valuation Time for that Averaging Reference Date in accordance with paragraph 1.1(i)(b) of these Share Linked Conditions (as if such Averaging Reference Date were a Reference Date); and

(b)	where the Notes are specified in the applicable Final Terms to relate to a Share Basket, (I) the Averaging Reference Date for each Share not affected by the occurrence of a Disrupted Day shall be the relevant Averaging Reference Date, and (II) the Averaging Reference Date for a Share affected by the occurrence of a Disrupted Day shall be the first succeeding Valid Date in relation to such Share. If the first succeeding Valid Date has not occurred as of the Valuation Time on the date which falls the number of consecutive Scheduled Trading Days equal in number to the Maximum Days of Disruption immediately following the original date that, but for the occurrence of another Averaging Reference Date or Disrupted Day, would have been the final Averaging Reference Date, then (y) that last consecutive Scheduled Trading Day shall be deemed the Averaging Reference Date (irrespective of whether that last consecutive Scheduled Trading Day is already an Averaging Reference Date) in respect of such Share, and (z) the Calculation Agent shall determine the Share Price at the Valuation Time for that Averaging Reference Date in accordance with paragraph 1.1(i)(b) of these Share Linked Conditions, which shall apply mutatis mutandis as if such Averaging Reference Date were a Reference Date.

Schedule 6-2-18

2.	Market Disruption

2.1	In relation to Notes relating to a single Share or a Share Basket, the following terms and expressions shall have the following meanings:

“Market Disruption Event” means, in respect of a Share, the occurrence or existence of (i) a Trading Disruption, (ii) an Exchange Disruption, which in either case the Calculation Agent determines is material, at any time during the one hour period that ends at the relevant Valuation Time, or (iii) an Early Closure.

“Disrupted Day” means any Scheduled Trading Day on which a relevant Exchange or any Related Exchange fails to open for trading during its regular trading session or on which a Market Disruption Event has occurred.

“Early Closure” means, in respect of a Share, the closure on any Exchange Business Day of the relevant Exchange relating to the Share or any Related Exchange(s) prior to its Scheduled Closing Time unless such earlier closing time is announced by such Exchange or Related Exchange(s) at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Exchange(s) or Related Exchange(s) on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the Exchange or Related Exchange system for execution at the Valuation Time on such Exchange Business Day.

“Exchange” means, in respect of a Share, each exchange or quotation system specified as such in the applicable Final Terms for such Share, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in such Share has temporarily relocated (provided that the Calculation Agent has determined that there is comparable liquidity relative to such Share on such temporary substitute exchange or quotation system as on the original Exchange).

“Exchange Business Day” means any Scheduled Trading Day on which each Exchange and each Related Exchange are open for trading during their respective regular trading sessions, notwithstanding any such Exchange or Related Exchange closing prior to its Scheduled Closing Time.

“Exchange Disruption” means, in respect of a Share, any event (other than an Early Closure) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (i) to effect transactions in, or obtain market values for, the Shares on the Exchange, or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to such Share on any relevant Related Exchange.

“Maximum Days of Disruption” means eight Scheduled Trading Days or such other number of Scheduled Trading Days (or other type of days) specified in the applicable Final Terms.

“Related Exchange” means, in respect of a Share, each exchange or quotation system, if any, specified as such in the applicable Final Terms, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in futures or options contracts relating to such Share has temporarily relocated (provided that the Calculation Agent has determined that there is comparable liquidity relative to the futures or options contracts relating to such Share on such temporary substitute exchange or quotation system as on the original Related Exchange), provided, however, that where “All Exchanges” is specified as the Related Exchange, “Related Exchange” shall mean each exchange or quotation system (as the Calculation Agent may select) where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to such Share or, in any such case, any transferee or

Schedule 6-2-19

successor exchange of such exchange or quotation system (provided that the Calculation Agent has determined that there is comparable liquidity relative to the futures or options contracts relating to such Share on such temporary substitute exchange or quotation system as on the original Related Exchange).

“Scheduled Closing Time” means, in respect of a Share and in respect of an Exchange or Related Exchange and a Scheduled Trading Day, the scheduled weekday closing time of such Exchange or Related Exchange on such Scheduled Trading Day, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled Trading Day” means, in respect of a Share, any day on which each Exchange and each Related Exchange specified in the applicable Final Terms are scheduled to be open for trading for their respective regular trading sessions.

“Trading Disruption” means, in respect of a Share, any suspension of, or limitation imposed on, trading by the relevant Exchange or Related Exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by the relevant Exchange or Related Exchange or otherwise, (i) relating to the Share on the Exchange or (ii) in futures or options contracts relating to the Share on any relevant Related Exchange.

“Valuation Time” means the time specified in the applicable Final Terms or, if no such time is specified, the Scheduled Closing Time on the relevant Exchange on the relevant day in relation to each Share to be valued. If the relevant Exchange closes prior to its Scheduled Closing Time and the specified Valuation Time is after the actual closing time for its regular trading session, then the Valuation Time shall be such actual closing time.

3.	The Calculation Agent shall give notice, as soon as practicable, to the Noteholders in accordance with Condition 14, as the case may be, of the occurrence of a Disrupted Day on any day that, but for the occurrence of a Disrupted Day would have been a Reference Date or an Averaging Reference Date. Any failure by the Calculation Agent to so notify the Noteholders of the occurrence of a Disrupted Day shall not affect the validity of the occurrence or the consequences of such Disrupted Day.

4.	Fallback Valuation Date

Notwithstanding any other terms of these Share Linked Conditions, if a Fallback Valuation Date is specified in the applicable Final Terms to be applicable to any Reference Date or Averaging Reference Date or any other relevant date (as specified in the applicable Final Terms) (any such date being, for the purposes of this paragraph 4, a “Relevant Date”) for a Share, and if, following adjustment of such Relevant Date pursuant to paragraphs 1 (Consequences of Disrupted Days) above or 10 (Additional Basket Valuation Provisions) below and/or owing to the original date on which such Relevant Date was scheduled to fall not being a Scheduled Trading Day for such Share (for the purposes of this paragraph 4, an “Affected Share”) the Relevant Date would otherwise fall after the specified Fallback Valuation Date in respect of such Affected Share, then (unless otherwise, and to the extent, specified in the applicable Final Terms) such Fallback Valuation Date shall be deemed to be such Relevant Date for such Affected Share. If such Fallback Valuation Date is not a Scheduled Trading Day or is a Disrupted Day in respect of such Affected Share, the Share Price as of the Valuation Time for the Relevant Date for such Affected Share shall be determined pursuant to paragraph 1.1(i)(b) of these Share Linked Conditions, as if each reference therein to “that last consecutive Scheduled Trading Day” were instead a reference to “such Fallback Valuation Date”.

Schedule 6-2-20

5.	Automatic Early Redemption

5.1	If Automatic Early Redemption is specified in the applicable Final Terms to be applicable to any Reference Date or Averaging Reference Date or any other relevant date (as specified in the applicable Final Terms) (any such date being, for the purposes of this paragraph 5, a “Relevant Date”) for a Share, and if the Calculation Agent determines that an Automatic Early Redemption Event has occurred in respect of such Relevant Date, then (unless otherwise, and to the extent, specified in the applicable Final Terms) the Notes will be redeemed on the Automatic Early Redemption Date corresponding to such Relevant Date.

5.2	The following terms and expressions shall have the following meanings in relation to Notes to which these Share Linked Conditions apply:

“Automatic Early Redemption Date” means, in respect of any Relevant Date, such date as is specified in the applicable Final Terms.

“Automatic Early Redemption Event” means, in respect of any Relevant Date, such event as is specified in the applicable Final Terms.

6.	Potential Adjustment Events, Merger Event, Tender Offer, Delisting, Nationalization, and Insolvency

6.1	“Potential Adjustment Event” means:

(i)	a subdivision, consolidation, or reclassification of relevant Shares (unless resulting in a Merger Event) or a free distribution or dividend of any such Shares to existing holders of the Shares by way of bonus, capitalization, or similar issue;

(ii)	a distribution, issue, or dividend to existing holders of the relevant Shares of (I) such Shares, or (II) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the Share Issuer equally or proportionately with such payments to holders of such Shares, or (III) share capital or other securities of another issuer acquired or owned (directly or indirectly) by the Share Issuer as a result of a spin-off or other similar transaction, or (IV) any other type of securities, rights, warrants, or other assets, in any case for payment (in cash or in other consideration) at less than the prevailing market price, all as determined by the Calculation Agent;

(iii)	an Extraordinary Dividend;

(iv)	a call by a Share Issuer in respect of relevant Shares that are not fully paid;

(v)	a repurchase by a Share Issuer or any of its subsidiaries of relevant Shares whether out of profits or capital and whether the consideration for such repurchase is cash, securities, or otherwise;

(vi)	in respect of a Share Issuer, an event that results in any shareholder rights being distributed or becoming separated from shares of common stock or other shares of the capital stock of such Share Issuer pursuant to a shareholder rights plan or arrangement directed against hostile takeovers that provides upon the occurrence of certain events for a distribution of preferred stock, warrants, debt instruments, or stock rights at a price below their market value, as determined by the Calculation Agent, provided that any adjustment effected as a result of such an event shall be readjusted upon any redemption of such rights; or

Schedule 6-2-21

(vii)	any other event having, in the opinion of the Calculation Agent, a diluting or concentrative effect on the theoretical value of the relevant Shares.

Following the determination by the Calculation Agent that a Potential Adjustment Event has occurred or following any adjustment to the settlement terms of listed options or futures contracts on the relevant Shares traded on a Related Exchange, the Calculation Agent will, in its sole and absolute discretion, (i) determine whether such Potential Adjustment Event or adjustment to the settlement terms of listed options or futures contracts on the relevant Shares traded on a Related Exchange has a diluting or concentrative effect on the theoretical value of the Shares and, if so, will make the corresponding adjustment, if any, to any one or more of the terms of the Notes, including without limitation, any variable or term relevant to the settlement or payment under the Notes, as the Calculation Agent, in its sole and absolute discretion, determines appropriate to account for that diluting or concentrative effect (provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate, or liquidity relative to the relevant Share), and (ii) determine the effective date of that adjustment. The Calculation Agent may, but need not, determine the appropriate adjustment by reference to the adjustment in respect of such Potential Adjustment Event made by an options exchange to options on the Shares traded on that options exchange.

Upon the making of any such adjustment by the Calculation Agent, the Calculation Agent shall give notice as soon as practicable to the Noteholders in accordance with Condition 14, as the case may be, stating the adjustment to the terms of the Notes, and giving brief details of the Potential Adjustment Event.

6.2	If a Merger Event, Tender Offer, Delisting, Nationalization, or Insolvency occurs in relation to any Share, the Issuer in its sole and absolute discretion, may:

(i)	require the Calculation Agent to determine, in its sole and absolute discretion, the appropriate adjustment, if any, to be made to any one or more of the terms of the Notes, including without limitation, any variable or term relevant to the settlement or payment under the Notes, as the Calculation Agent determines, in its sole and absolute discretion, appropriate to account for the Merger Event, Tender Offer, Delisting, Nationalization, or Insolvency, as the case may be, and determine the effective date of that adjustment. The relevant adjustments may include, without limitation, adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Shares or to the Notes. The Calculation Agent may (but need not) determine the appropriate adjustment by reference to the adjustment in respect of the Merger Event, Tender Offer, Delisting, Nationalization, or Insolvency made by any options exchange to options on the Shares traded on that options exchange; or

(ii)

in the case of Share Linked Notes relating to a Share Basket, redeem the Notes in part by giving notice to Noteholders in accordance with Condition 14, as the case may be. If the Notes are so redeemed in part, the portion (the “Redeemed Amount”) of each Note representing the affected Share(s) shall be redeemed and the Issuer will (a) pay to each Noteholder in respect of each Note held by such Noteholder an amount equal to the fair market value of the Redeemed Amount, taking into account the Merger Event, Tender Offer, Delisting, Nationalization, or Insolvency, as the case may be, adjusted to account fully for any reasonable expenses and costs of the Issuer and/or its Affiliates of unwinding any underlying and/or relating hedging and funding arrangements (including, without limitation, any equity options, equity swaps, or other securities of any type whatsoever hedging the Issuer’s obligations under the Notes (unless otherwise provided in the applicable Final Terms)), all as determined by the Calculation Agent in good faith and in a commercially

Schedule 6-2-22

reasonable manner, and (b) require the Calculation Agent to determine, in its sole and absolute discretion, the appropriate adjustment, if any, to be made to any one or more of the terms of the Notes, including without limitation, any variable or term relevant to the settlement or payment under the Notes, as the Calculation Agent determines, in its sole and absolute discretion, appropriate to account for such redemption in part. For the avoidance of doubt the remaining part of each Note after such cancellation and adjustment shall remain outstanding with full force and effect. Payments will be made in such manner as shall be notified to the Noteholders in accordance with Condition 14, as the case may be; or

(iii)	having given notice to Noteholders in accordance with Condition 14, as the case may be, redeem all, but not some only, of the Notes, each Note being redeemed by payment of an amount equal to the Early Redemption Amount of such Note. Payments will be made in such manner as shall be notified to the Noteholders in accordance with Condition 14, as the case may be; or

(iv)	following such adjustment to the settlement terms of options on the Shares traded on such exchange(s) or quotation system(s) as the Issuer, in its sole discretion, shall select (the “Options Exchange”), require the Calculation Agent to make the appropriate adjustment, if any, to any one or more of terms of the Notes, including without limitation, any variable or term relevant to the settlement or payment under the Notes, as the Calculation Agent determines, in its sole and absolute discretion, appropriate, which adjustment will be effective as of the date determined by the Calculation Agent to be the effective date of the corresponding adjustment made by the Options Exchange. If options on the Shares are not traded on the Options Exchange, the Calculation Agent will make such adjustment, if any, to any one or more of the terms of the Notes, including without limitation, any variable or term relevant to the settlement or payment under the Notes as the Calculation Agent in its sole and absolute discretion determines appropriate, with reference to the rules and precedents (if any) set by the Options Exchange to account for the Merger Event, Tender Offer, Delisting, Nationalization, or Insolvency, as the case may be, that in the judgment of the Calculation Agent would have given rise to an adjustment by the Options Exchange if such options were so traded; or

(v)	if the applicable Final Terms provide that “Share Substitution” is applicable, then on or after the relevant Merger Date, Tender Offer Date, or the date of the Nationalization, Insolvency, or Delisting (as the case may be), require the Calculation Agent to adjust the Share Basket to include shares selected by it (the “Substitute Shares”) in place of the Shares (the “Affected Share(s)”) which are affected by such Merger Event, Tender Offer, Nationalization, Insolvency, or Delisting, and the Substitute Shares and their issuer will be deemed “Shares” and a “Share Issuer” for the purposes of the Share Linked Conditions, respectively, and the Calculation Agent may make such adjustment, if any, to any one or more of terms of the Notes, including without limitation, any variable or term relevant to the settlement or payment under the Notes, as the Calculation Agent determines, in its sole and absolute discretion, appropriate. In this regard:

(a)	such substitution and the relevant adjustment to the terms of the Notes will be deemed to be effective as of the date selected by the Calculation Agent (the “Substitution Date”), in its absolute discretion, and specified in the notice referred to in paragraph 6.3 below which may, but need not, be the Merger Date or Tender Offer Date or the date of the Nationalization, Insolvency, or Delisting (as the case may be);

Schedule 6-2-23

(b)	the weighting of each Substitute Share in the relevant basket will be equal to the weighting of the relevant Affected Share, unless otherwise determined by the Calculation Agent in its sole and absolute discretion;

(c)	if a Merger Event or a Tender Offer occurs between two or more Shares of the relevant basket, Share Substitution will apply; and

(d)	in order to be selected as a Substitute Share, each relevant share must be a share which, in the sole and absolute discretion of the Calculation Agent:

(I)	is not already the Affected Share or comprised in the Share Basket, as the case may be;

(II)	belongs to a similar economic sector as the Affected Share; and

(III)	is of comparable market capitalization, international standing, and exposure as the Affected Share.

6.3	Upon the occurrence of a Merger Event, Tender Offer, Delisting, Nationalization, or Insolvency, the Issuer shall give notice as soon as practicable to the Noteholders, in accordance with Condition 14, as the case may be, stating the occurrence of the Merger Event, Tender Offer, Delisting, Nationalization or Insolvency, as the case may be, giving details thereof and the action proposed to be taken in relation thereto, including, in the case of Substitute Shares, the identity of the Substitute Shares, and the Substitution Date.

7.	Correction of Share Price

If the applicable Final Terms specify that corrections shall be applicable for a relevant Share, then, in the event that any Share Price published on the Exchange on any date which is utilized for any calculation or determination is subsequently corrected and the correction is published by the Exchange within one Settlement Cycle after the original publication, the Calculation Agent will make any determination or determine the amount that is payable or deliverable as a result of that correction, and, to the extent necessary, will adjust any relevant terms of the Notes to account for such correction, provided that, if a Correction Cut-off Date is applicable for a relevant Share for any relevant date, corrections published after such Correction Cut-off Date will be disregarded by the Calculation Agent for the purposes of determining or calculating any relevant amount, and/or whether any event specified in the applicable Final Terms has occurred.

8.	Additional Disruption Events

8.1	If any Additional Disruption Event is specified in the applicable Final Terms to be applicable to the Notes, and such Additional Disruption Event occurs, the Issuer, in its sole and absolute discretion, may:

(i)	require the Calculation Agent to determine, in its sole and absolute discretion, the adjustment, if any, to be made to any one or more of the terms of the Notes, including without limitation, any variable or term relevant to the settlement or payment under the Notes, as the Calculation Agent determines appropriate to account for the Additional Disruption Event and determine the effective date of that adjustment; or

(ii)

redeem the Notes by giving notice to Noteholders in accordance with Condition 14, as the case may be. If the Notes are so redeemed, the Issuer will pay to each Noteholder, in respect of each Note held by such Noteholder, an amount equal to the Early Redemption Amount of

Schedule 6-2-24

such Note. Payments will be made in such manner as shall be notified to the Noteholders in accordance with Condition 14, as the case may be; or

(iii)	if the applicable Final Terms provide that “Share Substitution” is applicable upon the occurrence of an Additional Disruption Event, then on or after the relevant Additional Disruption Event, the Calculation Agent may adjust the Share Basket to include a share selected by it (the “Substitute Shares”) in place of the Shares (the “Affected Share(s)”) which are affected by such Additional Disruption Event and such Substitute Shares will be deemed “Shares” and their issuer a “Share Issuer” for the purposes of the Shares, respectively, and the Calculation Agent may make such adjustment to any one or more of the terms of the Notes, including without limitation, any variable or term relevant to the settlement or payment under the Notes, as the Calculation Agent determines appropriate, and/or any of the other terms of these Share Linked Conditions and/or the applicable Final Terms as the Calculation Agent, in its sole and absolute discretion, determines appropriate. In this regard:

(a)	such substitution and the relevant adjustment to the terms of the Notes will be deemed to be effective as of the date selected by the Calculation Agent (the “Substitution Date”), in its absolute discretion, and specified in the notice referred to in paragraph 8.2 below;

(b)	the weighting of each Substitute Share in the relevant basket will be equal to the weighting of the relevant Affected Share, unless otherwise determined by the Calculation Agent in its sole and absolute discretion;

(c)	in order to be selected as a Substitute Share, any relevant share must be a share which, in the sole and absolute discretion of the Calculation Agent:

(I)	is not already the Affected Share or comprised in the Share Basket, as the case may be;

(II)	belongs to a similar economic sector as the Affected Share; and

(III)	is of comparable market capitalization, international standing, and exposure as the Affected Share.

8.2	Upon the occurrence of an Additional Disruption Event, the Issuer shall give notice as soon as practicable, to the Noteholders in accordance with Condition 14, as the case may be, stating the occurrence of the Additional Disruption Event, giving details thereof and the action proposed to be taken in relation thereto.

9.	Definitions

“Additional Disruption Event” means any Change in Law, Failure to Deliver, Hedging Disruption, Increased Cost of Hedging, Increased Cost of Stock Borrow, Insolvency Filing, and/or Loss of Stock Borrow, in each case as specified in the applicable Final Terms.

“Averaging Date” means, in respect of a Share, each date specified as such or otherwise determined as provided in the applicable Final Terms (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

“Averaging Reference Date” means, in respect of a Share, each Initial Averaging Date, Averaging Date or such other date as specified, or otherwise determined in respect of that Share, as specified

Schedule 6-2-25

in the applicable Final Terms (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

“Change in Law” means that, on or after the Trade Date (as specified in the applicable Final Terms), due to (i) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law), or (ii) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), the Calculation Agent determines, in its sole and absolute discretion, that (y) it has become illegal for the Issuer and/or any of its Affiliates to hold, acquire or dispose of relevant Hedge Positions including any relevant Share, or (z) the Issuer and/or any of its Affiliates will incur a materially increased cost in performing its obligations under the Notes (including, without limitation, due to any increase in tax liability, decrease in tax benefit, or other adverse effect on its tax position).

“Clearance System” means, in respect of a Share, a clearance system as specified in the applicable Final Terms. If the applicable Final Terms does not specify a Clearance System, the Clearance System will be the principal domestic clearance system customarily used for settling trades in the relevant Shares on any relevant date.

“Clearance System Business Day” means, in respect of a Clearance System, any day on which such Clearance System is (or, but for the occurrence of a Settlement Disruption Event, would have been) open for the acceptance and execution of settlement instructions.

“Correction Cut-off Date” means, in respect of any Share, the date(s) specified as such in the applicable Final Terms.

“Delisting” means, in respect of any relevant Shares, the Exchange announces that pursuant to the rules of that Exchange, such Shares cease (or will cease) to be listed, traded, or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer) and are not immediately re-listed, re-traded, or re-quoted on an exchange or quotation system located in the same country as the Exchange (or, where the Exchange is within the European Union, in a member state of the European Union).

“Extraordinary Dividend” means, in respect of a Share, an amount per Share specified or otherwise determined as provided in the applicable Final Terms. If no Extraordinary Dividend is specified in or otherwise determined as provided in the applicable Final Terms, then the Extraordinary Dividend shall be determined by the Calculation Agent in its absolute and sole discretion.

“Failure to Deliver” means failure of the Issuer and/or any of its Affiliates to deliver, when due, the relevant Shares in respect of any relevant Hedge Positions, where such failure to deliver is due to illiquidity in the market for such Shares.

“Fallback Valuation Date” means, in respect of any Share, the date(s) specified as such in the applicable Final Terms.

“Hedge Positions” means any purchase, sale, entry into or maintenance of one or more (i) positions or contracts in securities, options, futures, derivatives, or foreign exchange (including any relevant Shares), (ii) stock loan transactions or (iii) other instruments or arrangements (howsoever described) by the Issuer and/or any of its Affiliates in order to hedge its obligations under the Notes, individually or on a portfolio basis.

“Hedging Disruption” means that the Issuer and/or any of its Affiliates is unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind,

Schedule 6-2-26

or dispose of any transaction(s) or asset(s) it deems necessary to hedge the equity or other price risk of the Issuer issuing and performing its obligations with respect to the Notes, or (ii) realize, recover, or remit the proceeds of any such transaction(s) or asset(s).

“Hedging Shares” means the number of Shares that the Issuer deems necessary to hedge the equity or other price risk of entering into and performing its obligations with respect to the Notes.

“Increased Cost of Hedging” means that the Issuer and/or any of its Affiliates would incur a materially increased (as compared with circumstances existing on the Trade Date) amount of tax, duty, expense, or fee (other than brokerage commissions) to (a) acquire, establish, re-establish, substitute, maintain, unwind, or dispose of any transaction(s) or asset(s) it deems necessary to hedge the equity or other price risk of the Issuer issuing and performing its obligations with respect to the Notes, or (b) realize, recover, or remit the proceeds of any such transaction(s) or asset(s), provided that any such materially increased amount that is incurred solely due to the deterioration of the creditworthiness of the Issuer and/or any of its Affiliates shall not be deemed an Increased Cost of Hedging.

“Increased Cost of Stock Borrow” means that the Issuer and/or any of its Affiliates would incur a rate to borrow any Share that is greater than the Initial Stock Loan Rate.

“Initial Averaging Date” means, in respect of a Share, each date specified as such or otherwise determined as provided in the applicable Final Terms (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

“Initial Stock Loan Rate” means, in respect of a Share, the initial stock loan rate specified in relation to such Share in the applicable Final Terms.

“Initial Valuation Date” means, in respect of a Share, each date specified as such or otherwise determined as provided in the applicable Final Terms (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

“Insolvency” means that by reason of the voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution, or winding-up of or any analogous proceeding affecting the Share Issuer, (i) all the Shares of that Share Issuer are required to be transferred to a trustee, liquidator, or other similar official, or (ii) holders of the Shares of that Share Issuer become legally prohibited from transferring them.

“Insolvency Filing” means that a Share Issuer institutes, or has instituted against it by a court, regulator, supervisor, or any similar official with primary insolvency, rehabilitative, or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, or it consents to a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor, or similar official or it consents to such a petition, provided that proceedings instituted or petitions presented by creditors and not consented to by the Share Issuer shall not be deemed an Insolvency Filing.

“Interest Valuation Date” means, in respect of a Share, each date specified as such or otherwise determined as provided in the applicable Final Terms (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

“Loss of Stock Borrow” means that the Issuer and/or any Affiliate is unable, after using commercially reasonable efforts, to borrow (or maintain a borrowing of) any Share in an amount equal to the Hedging Shares at a rate equal to or less than the Maximum Stock Loan Rate.

Schedule 6-2-27

“Maximum Stock Loan Rate” means, in respect of a Share, the Maximum Stock Loan Rate specified in the applicable Final Terms.

“Merger Date” means the closing date of a Merger Event or, where a closing date cannot be determined under the local law applicable to such Merger Event, such other date as determined by the Calculation Agent.

“Merger Event” means, in respect of any relevant Shares, any (i) reclassification or change of such Shares that results in a transfer of, or an irrevocable commitment to transfer all such Shares outstanding to another entity or person, (ii) consolidation, amalgamation, merger, or binding share exchange of a Share Issuer with or into another entity or person (other than a consolidation, amalgamation, merger, or binding share exchange in which such Share Issuer is the continuing entity and which does not result in a reclassification or change of all of such Shares outstanding), (iii) takeover offer, tender offer, exchange offer, solicitation, proposal, or other event by any entity or person to purchase or otherwise obtain 100 per cent. of the outstanding Shares of the Share Issuer that results in a transfer of, or an irrevocable commitment to transfer, all such Shares (other than such Shares owned or controlled by such other entity or person), or (iv) consolidation, amalgamation, merger, or binding share exchange of the Share Issuer or its subsidiaries with or into another entity in which the Share Issuer is the continuing entity and which does not result in a reclassification or change of all such Shares outstanding but results in the outstanding Shares (other than Shares owned or controlled by such other entity) immediately prior to such event collectively representing less than 50 per cent. of the outstanding Shares immediately following such event, in each case if the Merger Date is on or before (y) in the case of Cash Settled Notes, the last occurring Valuation Date or where Averaging is specified in the applicable Final Terms, the final Averaging Date in respect of the relevant Note, or (z) in the case of Physical Delivery Notes, the relevant Maturity Date.

“Nationalization” means that all the Shares or all or substantially all the assets of the Share Issuer are nationalized, expropriated, or are otherwise required to be transferred to any governmental agency, authority, entity, or instrumentality thereof.

“Observation Date” means, in respect of a Share and an Observation Period and unless otherwise provided in the applicable Final Terms, in respect of each Share, each Scheduled Trading Day which is not a Disrupted Day for such Share falling in the Observation Period.

“Observation Period” means, in respect of a Share, the period commencing on the Observation Period Start Date and ending on the Observation Period End Date.

“Observation Period End Date” means, in respect of a Share, the date specified as such in the applicable Final Terms, which shall be the last day of the relevant Observation Period. Such day shall be included in or excluded from such Observation Period, as specified in the applicable Final Terms.

“Observation Period Start Date” means, in respect of a Share, the date specified as such in the applicable Final Terms, which shall be the first day of the relevant Observation Period. Such day shall be included in or excluded from such Observation Period, as specified in the applicable Final Terms.

“Options Exchange” means the exchange or quotation system specified as such in the applicable Final Terms, any successor to such exchange or quotation system or any substitute exchange or quotation system, to which trading in options contracts relating to the relevant Share has temporarily relocated (provided that the Calculation Agent has determined that there is comparable liquidity relative to such options contracts on such temporary substitute exchange or quotation

Schedule 6-2-28

system as on the original Options Exchange) or, if no such exchange or quotation system is specified in the applicable Final Terms, the Related Exchange (if such Related Exchange trades options contracts relating to the relevant Share) or, if more than one such Related Exchange is specified in the applicable Final Terms, the Related Exchange selected by the Calculation Agent as the primary market for listed options contracts relating to the relevant Share.

“Reference Date” means, in respect of a Share, each Initial Valuation Date, Interest Valuation Date, Valuation Date or such other date as specified or otherwise determined in respect of that Share, as specified in the applicable Final Terms (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

“Scheduled Initial Averaging Date” means, in respect of a Share, any original date that, but for the occurrence of an event causing a Disrupted Day, would have been an Initial Averaging Date.

“Scheduled Initial Valuation Date” means, in respect of a Share, any original date that, but for the occurrence of an event causing a Disrupted Day, would have been an Initial Valuation Date.

“Scheduled Interest Valuation Date” means, in respect of a Share, any original date that, but for the occurrence of an event causing a Disrupted Day, would have been an Interest Valuation Date.

“Scheduled Reference Date” means, in respect of a Share, each Scheduled Initial Valuation Date, Scheduled Interest Valuation Date, Scheduled Valuation Date, or such other date specified or otherwise determined in respect of that Share, as specified in the applicable Final Terms.

“Scheduled Valuation Date” means, in respect of a Share, any original date that, but for the occurrence of an event causing a Disrupted Day, would have been a Valuation Date.

“Settlement Cycle” means, in respect of a Share, the period of Clearance System Business Days following a trade in the Share on the Exchange in which settlement will customarily occur according to the rules of such Exchange.

“Share” means in the case of an issue of Notes relating to a Share Basket, each Share and, in the case of an issue of Notes relating to a single Share, the Share, in each case specified in the applicable Final Terms, and related expressions shall be construed accordingly.

“Share Basket” means a basket composed of Shares in the relative proportions or numbers of Shares, as specified in the applicable Final Terms.

“Share Issuer” means, in respect of a Share, the issuer of the relevant Share.

“Share Price” means the price per Share as determined by the Calculation Agent as at the relevant date.

“Tender Offer” means a takeover offer, tender offer, exchange offer, solicitation, proposal, or other event by any entity or person that results in such entity or person purchasing, or otherwise obtaining, or having the right to obtain, by conversion or other means, greater than 10 per cent. and less than 100 per cent. of the outstanding voting shares of a Share Issuer, as determined by the Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the Calculation Agent deems relevant.

“Tender Offer Date” means, in respect of a Tender Offer, or, the date on which voting Shares in the amount of the applicable percentage threshold are actually purchased or otherwise obtained (as determined by the Calculation Agent).

Schedule 6-2-29

“Trade Date” means the date as specified in the applicable Final Terms, or as otherwise determined by the Calculation Agent, in its sole discretion.

“Valid Date” means a Scheduled Trading Day that is not a Disrupted Day and on which another Averaging Reference Date does not or is not deemed to occur.

“Valuation Date” means, in respect of a Share, each date specified as such or otherwise determined as provided in the applicable Final Terms (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

10.	Additional Basket Valuation Provisions

10.1	In relation to any Notes to which these Share Linked Conditions apply, if the applicable Final Terms specify that:

(i)	“Basket Valuation (Common Disrupted Day Roll)” shall apply to any two or more Shares (such Shares being “Basket Shares” and each a “Basket Share”), then, notwithstanding the provisions of paragraph 1 above, the provisions of paragraphs 10.1, 10.2, 10.3, and 10.5 of the Share Linked Conditions shall apply to each such Basket Share; or

(ii)	“Basket Valuation (Common Scheduled Trading Day Roll)” shall apply to any two or more Shares (such Shares being “Basket Shares” and each a “Basket Share”), then, notwithstanding the provisions of paragraph 1 above, the provisions of paragraphs 10.1, 10.4, and 10.5 of these Share Linked Conditions shall apply to each such Basket Share.

10.2	In relation to Basket Shares to which “Basket Valuation (Common Disrupted Day Roll)” applies, for each Reference Date for a Basket Share (unless otherwise, and to the extent, specified in the applicable Final Terms), if the original date that would have been such Reference Date is affected by the occurrence of a Disrupted Day for any Basket Share (as determined by the Calculation Agent), such Reference Date shall be the first succeeding Common Scheduled Trading Day which the Calculation Agent determines is not a Disrupted Day for any Basket Share, unless the Calculation Agent determines that each of the consecutive Common Scheduled Trading Days equal in number to the Maximum Days of Disruption immediately following the original date that would have been such Reference Date is a Disrupted Day for one or more Basket Shares (such Basket Shares being “Affected Basket Shares” for such Reference Date, and each such Basket Share being an “Affected Basket Share” for such Reference Date). In that case:

(i)	that last consecutive Common Scheduled Trading Day shall be deemed to be such Reference Date, notwithstanding the fact that such day is a Disrupted Day for the Affected Basket Shares;

(ii)	for each Basket Share other than an Affected Basket Share, the relevant Share Price shall be determined by the Calculation Agent at the applicable Valuation Time on such last consecutive Common Scheduled Trading Day; and

(iii)	for each Affected Basket Share, the Calculation Agent shall determine its good faith estimate of the value for the Affected Basket Share as of the Valuation Time on that last consecutive Common Scheduled Trading Day (and such determination by the Calculation Agent pursuant to this paragraph (iii) shall be deemed to be the Share Price at the Valuation Time of such Affected Basket Share in respect of the relevant Reference Date).

10.3

In relation to the Basket Shares to which “Basket Valuation (Common Disrupted Day Roll)” applies, for each Averaging Reference Date for a Basket Share (unless otherwise, and to the extent, specified in the applicable Final Terms), if the original date that would have been an Averaging

Schedule 6-2-30

Reference Date is affected by the occurrence of a Disrupted Day for any Basket Share (as determined by the Calculation Agent), and, if in the applicable Final Terms the consequence specified is:

(i)	“Omission”, then the Averaging Reference Date corresponding to such original date will be deemed not to be a relevant Averaging Reference Date for the purposes of determining the Share Price of each Basket Share at the Valuation Time, provided that, if through the operation of this provision there would not be an Averaging Reference Date, then paragraph 10.2(iii) of these Share Linked Conditions will apply mutatis mutandis for the purposes of determining the relevant Share Price at the Valuation Time on the final Averaging Reference Date, as if such Averaging Reference Date were a Reference Date on which a Disrupted Day had occurred for the relevant Basket Share;

(ii)	“Postponement”, then paragraph 10.2 of these Share Linked Conditions will apply mutatis mutandis for the purposes of determining the Share Price at the Valuation Time on that Averaging Reference Date as if such original date were a Reference Date that was not a Common Scheduled Trading Day and/or was a Disrupted Day for one or more Basket Shares, irrespective of whether, pursuant to such determination, that deferred Averaging Reference Date would fall on a day that already is or is deemed to be an Averaging Reference Date; or

(iii)	“Modified Postponement”, then the Averaging Reference Date for each Basket Share shall be the first succeeding Basket Valid Date in relation to such Basket Shares. If the first succeeding Basket Valid Date in relation to such Basket Shares has not occurred as of the Valuation Time on the date which falls the number of consecutive Common Scheduled Trading Days equal in number to the Maximum Days of Disruption immediately following the original date that, but for the occurrence of another Averaging Reference Date or Disrupted Day, would have been the final Averaging Reference Date, then (a) that last consecutive Common Scheduled Trading Day shall be deemed the Averaging Reference Date (irrespective of whether that last consecutive Common Scheduled Trading Day is already an Averaging Reference Date) for all Basket Shares, and (b) the Calculation Agent shall determine the Share Price of each Basket Share at the Valuation Time for that Averaging Reference Date in accordance with paragraph 10.2(ii) and (iii) of these Share Linked Conditions, which shall apply mutatis mutandis as if such Averaging Reference Date were a Reference Date.

10.4	In relation to Basket Shares to which “Basket Valuation (Common Scheduled Trading Day Roll)” applies:

(i)	for each Reference Date for a Basket Share (unless otherwise, and to the extent, specified in the applicable Final Terms), if the original date that would have been such Reference Date is not a Common Scheduled Trading Day (as determined by the Calculation Agent), such Reference Date shall be the first succeeding Common Scheduled Trading Day. If such first succeeding Common Scheduled Trading Day is a Disrupted Day for one or more Basket Shares, then the Share Price of each Basket Share shall be determined in accordance with paragraph 1.1(ii) or paragraph 10.2 of these Share Linked Conditions as specified in the applicable Final Terms; and

(ii)

for each Averaging Reference Date for a Basket Share (unless otherwise, and to the extent, specified in the applicable Final Terms), if the original date that would have been such Averaging Reference Date is not a Common Scheduled Trading Day (as determined by the Calculation Agent), such Averaging Reference Date shall be the first succeeding Common Scheduled Trading Day. If such first succeeding Common Scheduled Trading Day is a

Schedule 6-2-31

Disrupted Day for one or more Basket Share, then the Share Price of each Basket Share shall be determined in accordance with paragraph 1.2 or paragraph 10.3 of these Share Linked Conditions as specified in the applicable Final Terms.

10.5	The following terms and expressions shall have the following meanings in relation to any Notes to which these Share Linked Conditions apply and to which “Basket Valuation (Common Disrupted Day Roll)” and/or “Basket Valuation (Common Scheduled Trading Day Roll)” shall apply:

“Basket Valid Date” means a Common Scheduled Trading Day for all Basket Shares that is not a Disrupted Day for any Basket Share and on which another Averaging Reference Date does not or is not deemed to occur.

“Common Observation Date” means, in respect of the Basket Shares and a Common Observation Period, and unless otherwise provided in the applicable Final Terms, in respect of the Basket Shares, each Common Scheduled Trading Day falling in the Common Observation Period which is not a Disrupted Day for any Basket Shares.

“Common Observation Period” means, in respect of Basket Shares, the period commencing on the Common Observation Period Start Date and ending on the Common Observation Period End Date.

“Common Observation Period End Date” means, in respect of Basket Shares, the date specified as such in the applicable Final Terms, which shall be the last day of the relevant Common Observation Period. Such day shall be included in or excluded from such Common Observation Period, as specified in the applicable Final Terms.

“Common Observation Period Start Date” means, in respect of Basket Shares, the date specified as such in the applicable Final Terms, which shall be the first day of the relevant Common Observation Period. Such day shall be included in or excluded from such Common Observation Period, as specified in the applicable Final Terms.

“Common Scheduled Trading Day” means, in respect of Basket Shares, each day which is a Scheduled Trading Day for all Basket Shares.

11.	ADR Provisions

In relation to any Notes to which these Share Linked Conditions apply and for which the applicable Final Terms specify that the ADR Provisions shall be applicable, the provisions of, and the terms and expressions defined in, this paragraph 11, shall, unless otherwise specified in the applicable Final Terms, apply:

(i)	The definition of “Potential Adjustment Event” in paragraph 6.1 of these Share Linked Conditions shall include, in relation to the ADRs:

(a)	the occurrence of any Potential Adjustment Event in relation to the Underlying Share or any other shares or securities represented by the ADRs; and

(b)	the making of any amendment or supplement to the terms of the Deposit Agreement.

(ii)	The definition of “Merger Event” in paragraph 9 of these Share Linked Conditions shall include, in relation to ADRs, the occurrence of any Merger Event in relation to the Underlying Share.

(iii)	If the Deposit Agreement is terminated, then on or after the date of such termination, references to ADRs shall be replaced by references to the Underlying Share and the

Schedule 6-2-32

Calculation Agent will adjust any relevant terms and will determine the effective date of such replacement and adjustments.

(iv)	The definitions of “Nationalization” and “Insolvency” in paragraph 9 of these Share Linked Conditions shall be construed in relation to the ADRs as if references herein to the ADRs of the Share Company were references to the Underlying Share.

(v)	The definition of “Market Disruption Event” in paragraph 2.1 of these Share Linked Conditions shall include, in relation to the ADRs, the occurrence of a Market Disruption Event in relation to the Underlying Share, and, only for the purpose of determining whether a Market Disruption Event has occurred in relation to an Underlying Share, each reference in these Share Linked Conditions to “Share” or “Shares” shall be construed as a reference to “Underlying Share” or “Underlying Shares”, respectively.

(vi)	The following terms shall have the following meanings in relation to ADRs:

“ADRs” means the American depositary receipts specified in the applicable Final Terms.

“Deposit Agreement” means the agreement or other instrument constituting the ADRs, as from time to time amended or supplemented in accordance with its terms.

“Depositary” means the depositary of the ADRs appointed as such in or under the terms of the Deposit Agreement or any successor depositary thereunder.

“Share Company” means (a) both the Depositary and the Underlying Share Issuer in respect of the ADRs, and (b) for all other purposes in relation to the Notes, the Depositary.

“Underlying Shares” means such shares of the Underlying Share Issuer as are specified in the applicable Final Terms.

“Underlying Share Issuer” shall be as specified in the applicable Final Terms.

Schedule 6-2-33

ANNEX 3

ADDITIONAL TERMS AND CONDITIONS FOR INFLATION LINKED NOTES

The terms and conditions applicable to Inflation Linked Notes shall comprise the Terms and Conditions of the Notes and the additional Terms and Conditions set out below (the “Inflation Linked Conditions”), in each case subject to completion and/or amendment in the applicable Final Terms. In the event of any inconsistency between the Terms and Conditions of the Notes, and the Inflation Linked Conditions, the Inflation Linked Conditions shall prevail. In the event of any inconsistency between (i) the Terms and Conditions of the Notes and/or the Inflation Linked Conditions and (ii) the Final Terms, the Final Terms shall prevail.

1.	Delay of Publication

1.1	If any level of the Index for a Reference Month which is relevant for any calculation of any value or payment of any amount under the Notes (a “Relevant Level”) has not been published or announced by the Inflation Cut-Off Date in respect of any payment date under the Notes, the Calculation Agent shall determine a substitute Index level (“Substitute Index Level”) in place of such Relevant Level by using the following methodology:

(a)	if applicable, the Calculation Agent will take the same action to determine the Substitute Index Level for the Affected Payment Date as that taken by the calculation agent pursuant to the terms and conditions of the Related Bond;

(b)	if (a) does not result in a Substitute Index Level for the Affected Payment Date for any reason, then the Calculation Agent shall determine the Substitute Index Level as follows:

Substitute Index Level = Base Level x (Latest Level/Reference Level)

Where:

“Base Level” means the level of the Index (excluding any “flash” estimates) published or announced by the Index Sponsor in respect of the month which is 12 calendar months prior to the month for which the Substitute Index Level is being determined.

“Latest Level” means the latest level of the Index (excluding any “flash” estimates) published or announced by the Index Sponsor prior to the month in respect of which the Substitute Index Level is being calculated.

“Reference Level” means the level of the Index (excluding any “flash” estimates) published or announced by the Index Sponsor in respect of the month that is 12 calendar months prior to the month referred to in “Latest Level” above.

1.2	If a Relevant Level is published or announced at any time after the Inflation Cut-Off Date in respect of any payment date under the Notes, such Relevant Level will not be used in any calculations. The Substitute Index Level so determined pursuant to paragraph 1.1 above will be the definitive level of the Index for that Reference Month.

2.	Cessation of Publication

If a level for the Index has not been published or announced for two consecutive months or the Index Sponsor announces that it will no longer continue to publish or announce the Index, then the Calculation Agent shall determine a successor to a Successor Index (in lieu of any previously applicable Index) with respect to the Notes by using the following methodology:

Schedule 6-2-34

(i)	If at any time (other than after an Additional Termination Event has been designated by the Calculation Agent pursuant to paragraph 2(v) below) a successor index has been designated by the calculation agent pursuant to the terms and conditions of the Related Bond (if applicable), such successor index shall be designated a “Successor Index” for the purposes of all subsequent payment dates in relation to the Notes, notwithstanding that any other Successor Index may previously have been determined under paragraphs 2(ii), (iii), or (iv) below.

(ii)	If a Successor Index has not been determined under paragraph 2(i) above (and there has been no designation of an Additional Termination Event pursuant to paragraph 2(v) below), and a notice has been given or an announcement has been made by an Index Sponsor, specifying that the Index will be superseded by a replacement index specified by the Index Sponsor, and the Calculation Agent determines that such replacement index is calculated using the same or substantially similar formula or method of calculation as used in the calculation of the previously applicable Index, then such replacement index shall be the Index from the date that such replacement Index comes into effect.

(iii)	If a Successor Index has not been determined under paragraphs 2(i) or (ii) above (and there has been no designation of an Additional Termination Event pursuant to paragraph 2(v) below), the Calculation Agent shall ask five leading independent dealers to state what the replacement index for the Index should be. If between four and five responses are received, and of those four or five responses, three or more leading independent dealers state the same index, that index will be deemed the “Successor Index”. If three responses are received, and two or more leading independent dealers state the same index, that index will be deemed the “Successor Index” in respect of the Notes from the date such index is deemed the “Successor Index”. If fewer than three responses are received, the “Successor Index” will be determined under paragraph 2(iv) below.

(iv)	If a Successor Index has not been determined under paragraphs 2(i), (ii), or (iii) above, by the Inflation Cut-Off Date falling before the next payment date to occur under the Notes, the Calculation Agent will, in its sole discretion, determine an appropriate alternative index for such Affected Payment Date, and such index will be deemed a “Successor Index”.

(v)	If the Calculation Agent determines that there is no appropriate alternative index, an “Additional Termination Event” shall be deemed to occur.

3.	Rebasing of the Index

If the Calculation Agent determines that the Index has been or will be rebased at any time, the Index as so rebased (the “Rebased Index”) will be used for purposes of determining the level of the Index from the date of such rebasing; provided, however, that the Calculation Agent shall make adjustments as are made by the calculation agent pursuant to the terms and conditions of the Related Bond, if any, to the levels of the Rebased Index so that the Rebased Index levels reflect the same rate of inflation as the Index before it was rebased. If there is no Related Bond, the Calculation Agent shall make such adjustments to the levels of the Rebased Index so that the Rebased Index levels reflect the same rate of inflation as the Index before it was rebased. Any such rebasing shall not affect any prior payments made under the Notes.

4.	Material Modification prior to Payment Date

If, on or prior to the Inflation Cut-Off Date in respect of any payment date under the Notes, the Index Sponsor for the Index announces that it will make a material change to the Index, then the Calculation Agent shall make any such adjustments to the Index consistent with the adjustments made to

Schedule 6-2-35

the Related Bond, or, if there is no Related Bond, only those adjustments necessary for the modified Index to continue as the Index.

5.	Manifest Error in Publication

If (i) within 30 days of publication, or (ii) if an earlier and if a Correction Cut-off Date is specified in the applicable Final Terms to be applicable to the relevant payment date under the Notes, on or before such Correction Cut-off Date, the Calculation Agent determines that the Index Sponsor has corrected the level of the Index to remedy a manifest error in its original publication, the Calculation Agent will determine the amount that is payable as a result of that correction and, to the extent necessary, will adjust any relevant terms of the Notes to account for any such correction.

6.	Additional Termination Event

(i)	If an Additional Termination Event occurs, the Issuer, in its sole and absolute discretion, may:

(A)	require the Calculation Agent to determine, in its sole and absolute discretion, the appropriate adjustment, if any, to be made to any of the terms of these Conditions and/or the applicable Final Terms to account for the Additional Termination Event and determine the effective date of that adjustment; or

(B)	redeem the Notes by giving notice to Noteholders in accordance with Condition 14, as the case may be. If the Notes are so redeemed, the Issuer will pay to each Noteholder, in respect of each Note held by such Noteholder, an amount equal to the Early Redemption Amount of such Note. Payments will be made in such manner as shall be notified to the Noteholders in accordance with Condition 14, as the case may be.

(ii)	Upon the occurrence of an applicable Additional Termination Event, the Issuer shall give notice, as soon as practicable, to the Noteholders in accordance with Condition 14, as the case may be stating the occurrence of the Additional Termination Event, giving details thereof and the action proposed to be taken in relation thereto.

7.	Definitions

“Affected Payment Date” means each payment date under the Notes in respect of which an Index level has not been published or announced.

“Correction Cut-off Date” means, in respect of a payment date under the Notes, the fifth Business Day prior to such payment date, or such other date specified in the applicable Final Terms.

“Fallback Bond” means a bond selected by the Calculation Agent and issued by the government of the country to whose level of inflation the Index relates and which pays a coupon or redemption amount which is calculated by reference to the Index, with a maturity date which falls on (i) the same day as the Maturity Date or the Settlement Date, as the case may be, (ii) the next longest maturity after the Maturity Date or the Settlement Date, as the case may be, if there is no such bond maturing on the Maturity Date or the Settlement Date, as the case may be, or (iii) the next shortest maturity before the Maturity Date or the Settlement Date, as the case may be, if no bond defined in (i) or (ii) above is selected by the Calculation Agent. If the Index relates to the level of inflation across the European Monetary Union, the Calculation Agent will select an inflation-linked bond that is a debt obligation of one of the governments (but not any government agency) of France, Italy, Germany, or Spain and which pays a coupon or redemption amount which is calculated by reference to the level of inflation in the European Monetary Union. In each case, the Calculation Agent will select the Fallback Bond from those inflation-linked bonds issued on or before the Issue Date and, if there is more than one inflation-linked bond maturing on the same date, the Fallback

Schedule 6-2-36

Bond shall be selected by the Calculation Agent from those bonds. If the Fallback Bond is redeemed, the Calculation Agent will select a new Fallback Bond on the same basis, but selected from all eligible bonds in issue at the time the original Fallback Bond redeems (including any bond for which the redeemed bond is exchanged).

“Index” means each index specified as such in the applicable Final Terms, which may be specified by reference to an Index Description or otherwise, or any Successor Index.

“Index Description” means any description of an Index as set out in the 2006 ISDA Inflation Derivatives Definitions, published by the International Swaps and Derivatives Association, Inc., as amended up to and including the date of the applicable Final Terms.

“Index Sponsor” means the entity specified as such in the applicable Final Terms, or, if none is specified the entity that publishes or announces (directly or through an agent) the level of the relevant Index.

“Inflation Cut-Off Date” means, in respect of each payment date under the Notes, the fifth Business Day prior to such payment date, or such other date specified as such in the applicable Final Terms.

“Reference Month” means each calendar month for which the level of the Index was reported, regardless of when such information is published or announced. If the period for which the level of the Index was reported is a period other than a month, the Reference Month is the period for which the level of the Index was reported (as determined by the Calculation Agent).

“Related Bond” means the bond specified as such in the applicable Final Terms, or, if no bond is so specified, the Fallback Bond. If no bond is specified as the Related Bond and “Fallback Bond” is specified in the applicable Final Terms as being “Not Applicable”, there shall be no Related Bond for the purposes of the Notes. If a bond is specified as the Related Bond, and that bond is redeemed or matures prior to the Maturity Date or the Settlement Date, as the case may be, unless “Fallback Bond” is specified in the applicable Final Terms as being “Not Applicable”, the Calculation Agent shall use the Fallback Bond for any Related Bond determination in respect of the Notes.

“Successor Index” means an alternative index determined pursuant to the provisions of Inflation Linked Condition 2.

Schedule 6-2-37

ANNEX 4

ADDITIONAL TERMS AND CONDITIONS FOR COMMODITY LINKED NOTES

The terms and conditions applicable to Commodity Linked Notes shall comprise the Terms and Conditions of the Notes and the additional Terms and Conditions set out below (the “Commodity Linked Conditions”), in each case subject to completion and/or amendment in the applicable Final Terms. In the event of any inconsistency between the Terms and Conditions of the Notes, and the Commodity Linked Conditions, the Commodity Linked Conditions shall prevail. In the event of any inconsistency between (i) the Terms and Conditions of the Notes and/or the Commodity Linked Conditions and (ii) the Final Terms, the Final Terms shall prevail.

1.	Consequences of Market Disruption Events

If the Calculation Agent determines that a Market Disruption Event has occurred or exists on a day that is a Pricing Date (or, if different, the day on which prices for that Pricing Date would, in the ordinary course, be published or announced by the Price Source), the Relevant Price for that Pricing Date will be determined in accordance with the first Disruption Fallback (applied in accordance with its terms) specified as being applicable in the applicable Final Terms. The applicable Final Terms may provide that one or more Disruption Fallbacks may apply to any Pricing Date, and that such applicable Disruption Fallbacks may apply concurrently or sequentially, in such manner as specified in the applicable Final Terms.

2.	Market Disruption Events

“Market Disruption Event” means, in respect of a relevant Commodity, an event that, if provided by the applicable Final Terms to be applicable to the Notes, or if otherwise deemed to be applicable pursuant to this paragraph 2, would give rise, in accordance with an applicable Disruption Fallback, to an alternative basis for determining the Relevant Price in respect of a specified Commodity Reference Price were the event to occur or exist on a day that is a Pricing Date (or, if different, the day on which prices for that Pricing Date would, in the ordinary course, be published or announced by the Price Source).

The following events, if specified in the applicable Final Terms to be applicable, shall be Market Disruption Events:

(a)	“Price Source Disruption” means (A) the failure of the Price Source to announce or publish the Specified Price (or the information necessary for determining the Specified Price) for the relevant Commodity Reference Price; (B) the temporary or permanent discontinuance or unavailability of the Price Source; (C) if the Commodity Reference Price is “Commodity-Reference Dealers”, the failure to obtain at least three quotations as requested from the relevant Reference Dealers; or (D) if a Price Materiality Percentage is specified in the applicable Final Terms, the Specified Price for the relevant Commodity Reference Price differs from the Specified Price determined in accordance with the Commodity Reference Price “Commodity — Reference Dealers” by such Price Materiality Percentage.

(b)	“Trading Disruption” means the material suspension of, or the material limitation imposed on, trading in the Futures Contract or the Commodity on the Exchange, or in any additional futures contract, options contract, or commodity on any Exchange as specified in the applicable Final Terms or as determined by the Calculation Agent. For these purposes:

(i)	a suspension of the trading in the Futures Contract or the Commodity on any Commodity Business Day shall be deemed to be material only if:

Schedule 6-2-38

(1)	all trading in the Futures Contract or the Commodity is suspended for the entire Pricing Date; or

(2)	all trading in the Futures Contract or the Commodity is suspended subsequent to the opening of trading on the Pricing Date, trading does not recommence prior to the regularly scheduled close of trading in such Futures Contract, or such Commodity on such Pricing Date and such suspension is announced less than one hour preceding its commencement; and

(ii)	a limitation of trading in the Futures Contract or the Commodity on any Commodity Business Day shall be deemed to be material only if the Exchange establishes limits on the range within which the price of the Futures Contract or the Commodity may fluctuate and the closing or settlement price of the Futures Contract or the Commodity on such day is at the upper or lower limit of that range.

(c)	“Disappearance of Commodity Reference Price” means (A) the permanent discontinuation of trading in the relevant Futures Contract on the relevant Exchange; (B) the disappearance of, or of trading in, the relevant Commodity; or (C) the disappearance or permanent discontinuation or unavailability of the Commodity Reference Price, notwithstanding the availability of the Price Source or the status of trading in the relevant Futures Contracts or the relevant Commodity.

(d)	“Material Change in Formula” means the occurrence since the Trade Date of a material change in the formula for or the method of calculating the relevant Commodity Reference Price.

(e)	“Material Change in Content” means the occurrence since the Trade Date of a material change in the content, composition, or constitution of the Commodity or relevant Futures Contract.

(f)	“Tax Disruption” means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording, or similar tax on, or measured by reference to, the relevant Commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the Trade Date, if the direct effect of such imposition, change, or removal is to raise or lower the Relevant Price on the day that would otherwise be a Pricing Date from what it would have been without that imposition, change, or removal.

If the applicable Final Terms do not specify any Market Disruption Events as being applicable, the Market Disruption Events specified in paragraphs 2(a) to 2(e) (inclusive) shall be deemed to apply, except where the “Additional Bullion Provisions” are specified in the applicable Final Terms to be applicable, in which case the Market Disruption Events specified in paragraphs 2(a) to 2(c) (inclusive) shall be deemed to apply.

3.	Disruption Fallbacks

The following events, if specified in the applicable Final Terms to be applicable in respect of a Pricing Date, shall be “Disruption Fallbacks” (provided that (i) different Disruption Fallbacks may be applicable in respect of different Pricing Dates, as specified in the applicable Final Terms, and (ii) unless otherwise provided in the applicable Final Terms, for each Pricing Date, the Calculation Agent Determination shall be deemed to be specified as the final, or if no other Disruption Fallback is specified or if Disruption Fallback is specified not to be applicable, Disruption Fallback):

Schedule 6-2-39

(i)	“Fallback Reference Dealers” means that the Relevant Price will be determined in accordance with the Commodity Reference Price, “Commodity — Reference Dealers”.

(ii)	“Fallback Reference Price” means that the Calculation Agent will determine the Relevant Price based on the price for that Pricing Date of the first alternate Commodity Reference Price, if any, specified in the applicable Final Terms and not subject to a Market Disruption Event.

(iii)	“Postponement” means that the Pricing Date will be deemed, for the purposes of the application of this Disruption Fallback only, to be the first succeeding Commodity Business Day on which the Market Disruption Event ceases to exist, unless that Market Disruption Event continues to exist (measured from and including the original day that would otherwise have been the Pricing Date) (a) for consecutive Commodity Business Days equal in number to the Maximum Days of Disruption, or (b) if earlier, on the Fallback Pricing Date (if any) specified in the applicable Final Terms to be applicable to the Pricing Date. In that case, the next Disruption Fallback specified in the applicable Final Terms will apply, provided that if (b) above applies, the next Disruption Fallback shall be “Calculation Agent Determination”.

(iv)	“Calculation Agent Determination” means that the Calculation Agent will determine the Relevant Price (or a method for determining a Relevant Price), taking into consideration the latest available quotation for the relevant Commodity Reference Price and any other information that in good faith it deems relevant.

(v)	“Delayed Publication or Announcement” means that the Relevant Price for a Pricing Date will be determined based on the Specified Price in respect of the original day scheduled as such Pricing Date that is published or announced by the Price Source retrospectively on the first succeeding Commodity Business Day on which the Market Disruption Event ceases to exist, unless that Market Disruption Event continues to exist (measured from and including the original day that would otherwise have been the Pricing Date) or the Relevant Price continues to be unavailable (a) for consecutive Commodity Business Days equal in number to the Maximum Days of Disruption, or (b) if earlier, on the Fallback Pricing Date (if any) specified in the applicable Final Terms to be applicable to the Pricing Date. In that case, the next Disruption Fallback specified in the applicable Final Terms will apply, provided that if (b) above applies, the next Disruption Fallback shall be “Calculation Agent Determination”.

4.	Corrections to Published Prices

If the price published or announced on a given day and used or to be used by the Calculation Agent to determine a Relevant Price on any Pricing Date is subsequently corrected and the correction is published or announced by the person responsible for that publication or announcement (i) by the thirtieth (30th) calendar day (or such other time frame as may be specified in the applicable Final Terms; provided that different time frames may be specified in the applicable Final Terms for different days or Pricing Dates) after the original publication or announcement, or (ii) if earlier and if a Correction Cut-off Date is specified in the applicable Final Terms to be applicable to such Pricing Date, such Correction Cut-off Date, such corrected price shall be the Relevant Price, and the Calculation Agent, to the extent it deems necessary, may make such adjustments to any of the terms of the Notes that it determines in its sole and absolute discretion to account for such correction.

5.	Successor Entity Calculates and Reports a Price

If in respect of any relevant Pricing Date, either a Commodity Reference Price is (i) not calculated and announced by the Exchange but is calculated and announced by a successor entity acceptable to the

Schedule 6-2-40

Calculation Agent, or (ii) replaced by a successor commodity price calculated using, as determined by the Calculation Agent, the same or a substantially similar formula for and method of calculation as used in the calculation of such Commodity Reference Price, then in each case, such price as so calculated will be deemed to be the Commodity Reference Price.

6.	Definitions

The following terms and expressions shall have the following meanings in relation to Notes to which these Commodity Linked Conditions apply:

“Commodity” means the commodity specified in the applicable Final Terms.

“Commodity Business Day” means:

(i)	where the Commodity Reference Price is a price announced or published by an Exchange, a day that is (or, but for the occurrence of a Market Disruption Event, would have been) a day on which that Exchange is open for trading during its regular trading session, notwithstanding any such Exchange closing prior to its scheduled closing time; and

(ii)	where the Commodity Reference Price is not a price announced or published by an Exchange, a day that is (or, but for the occurrence of a Market Disruption Event, would have been) a day in respect of which the relevant Price Source published (or, but for the occurrence of a Market Disruption Event, would have published) a price.

“Commodity Definitions” means the 2005 ISDA Commodity Definitions, published by the International Swaps and Derivatives Association, Inc., as amended, up to and including the date of the applicable Final Terms.

“Commodity-Reference Dealers” means that the price for a Pricing Date will be determined on the basis of quotations provided by Reference Dealers on that Pricing Date of that day’s Specified Price for a Unit of the relevant Commodity for delivery on the Delivery Date. If four quotations are provided as requested, the price for that Pricing Date will be the arithmetic mean of the Specified Prices for that Commodity provided by each Reference Dealer, without regard to the Specified Prices having the highest and lowest values. If exactly three quotations are provided as requested, the price for that Pricing Date will be the Specified Price provided by the relevant Reference Dealer that remains after disregarding the Specified Prices having the highest and lowest values. For this purpose, if more than one quotation has the same highest or lowest value, then the Specified Price of one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the price for the Pricing Date cannot be determined.

“Commodity Reference Price” means such reference price as is specified in the applicable Final Terms by reference to the Commodity Reference Prices set out in the Annex to the Commodity Definitions, provided that the applicable Final Terms may specify a Commodity Reference Price that is not set forth in that Annex and instead specify:

(i)	if that Commodity Reference Price is a price announced or published by an Exchange, (1) the relevant Commodity (including, if relevant, the type or grade of that Commodity, the location of delivery, and any other details); (2) the relevant Unit; (3) the relevant Exchange; (4) the relevant currency in which the Specified Price is expressed; (5) the Specified Price and; if applicable, (6) the Delivery Date, in which case the price for a Pricing Date will be that day’s Specified Price per Unit of that Commodity on that Exchange and, if applicable, for delivery on that Delivery Date, stated in that currency, as announced or published by that Exchange on that Pricing Date; and

Schedule 6-2-41

(ii)	if that Commodity Reference Price is not a price announced or published by an Exchange, (1) the relevant Commodity (including, if relevant, the type or grade of that Commodity, the location of delivery and any other details); (2) the relevant Unit; (3) the relevant Price Source (and, if applicable, the location in that Price Source of the Specified Price (or the prices from which the Specified Price is calculated)); (4) the relevant currency in which the Specified Price is expressed; (5) the Specified Price; and (6) if applicable, the Delivery Date, in which case the price for a Pricing Date will be that day’s Specified Price per Unit of that Commodity and, if applicable, for that Delivery Date, stated in that currency, published (or shown) in the issue of that Price Source that reports prices effective on that Pricing Date.

“Correction Cut-off Date” means, in respect of a Commodity Reference Price and any relevant date, each date specified in the applicable Final Terms in relation to such relevant date after which all corrections of the Specified Price or Commodity Reference Price, as the case may be, originally calculated and/or published by the Price Source or the Exchange, as the case may be, on or before such relevant date, shall be disregarded for the purposes of any calculations to be made using, or determinations to be made by reference to, such Specified Price or Commodity Reference Price.

“Delivery Date” means, in respect of a Commodity Reference Price, the relevant date or month for delivery of the underlying Commodity (which must be a date or month reported or capable of being determined from information reported in or by the relevant Price Source) as follows:

(i)	if a date is, or a month and year are, specified in the applicable Final Terms, that date or that month and year;

(ii)	if a Nearby Month is specified in the applicable Final Terms, the month of expiration of the relevant Futures Contract; and

(iii)	if a method is specified for the purpose of determining the Delivery Date in the applicable Final Terms, the date or the month and year determined pursuant to that method.

“Exchange” means the exchange or principal trading market specified in the applicable Final Terms or Commodity Reference Price.

“Fallback Pricing Date” means, in respect of a Commodity Reference Price and any relevant date, each date specified in the applicable Final Terms as the Fallback Pricing Date in relation to such relevant date.

“Futures Contract” means, in respect of a Commodity Reference Price, the contract for future delivery of a contract size in respect of the relevant Delivery Date relating to the Commodity referred to in that Commodity Reference Price.

“Maximum Days of Disruption” means the number of Commodity Business Days or such other type of days specified in the applicable Final Terms (generally or in respect of specified Pricing Dates) and, if no such number is so specified, five Commodity Business Days.

“Nearby Month”, when preceded by a numerical adjective, means, in respect of a Delivery Date and a Pricing Date, the month of expiration of the Futures Contract identified by that numerical adjective, so that, for example, (i) “First Nearby Month” means the month of expiration of the first Futures Contract to expire following the Pricing Date; (ii) “Second Nearby Month” means the month of expiration of the second Futures Contract to expire following the Pricing Date; and (iii) “Sixth Nearby Month” means the month of expiration of the sixth Futures Contract to expire following the Pricing Date.

Schedule 6-2-42

“Price Materiality Percentage” means the percentage specified as such in the applicable Final Terms.

“Price Source” means the publication (or such other origin of reference, including an Exchange) containing (or reporting) the Specified Price (or prices from which the Specified Price is calculated) specified in the relevant Commodity Reference Price or in the applicable Final Terms.

“Pricing Date” means, in respect of a Commodity, each date specified as such in the applicable Final Terms (or determined pursuant to a method specified for such purpose), which date is a day in respect of which a Relevant Price is to be determined, provided that:

(i)	if the Scheduled Pricing Date corresponding to such Pricing Date is not a Commodity Business Day for such Commodity, then such Pricing Date will be the (a) the next following Commodity Business Day for such Commodity or (b) if earlier and if a Fallback Pricing Date is specified in the applicable Final Terms to be applicable to such Pricing Date, such Fallback Pricing Date; and

(ii)	if such Pricing Date falls on the Fallback Pricing Date pursuant to (i) above and such Fallback Pricing Date is not a Commodity Business Day in respect of the relevant Commodity, then the Specified Price or Commodity Reference Price, as the case may be, of such Commodity on such Pricing Date shall be determined by the Calculation Agent on the basis that a Market Disruption Event has occurred on such Pricing Date in respect of the relevant Commodity.

“Reference Dealers” means, if the relevant Commodity Reference Price is “Commodity-Reference Dealers”, the four dealers specified in the applicable Final Terms or, if dealers are not so specified, four leading dealers in the relevant market selected by the Calculation Agent.

“Relevant Price” means, for any Pricing Date, the price, expressed as a price per Unit, determined with respect to that day for the relevant Commodity Reference Price.

“Scheduled Pricing Date” means, in respect of a Commodity and a Pricing Date, such original date that, but for such day not being a Commodity Business Day for such Commodity or for the occurrence of a Market Disruption Event in relation to the corresponding Pricing Date, would have been such Pricing Date.

“Specified Price” means, in respect of a Commodity Reference Price, any of the following prices (which must be a price reported in or by, or capable of being determined from information reported in or by, the relevant Price Source), as specified in the applicable Final Terms (and, if applicable, as of the time so specified): (A) the high price; (B) the low price; (C) the average of the high price and the low price; (D) the closing price; (E) the opening price; (F) the bid price; (G) the asked price; (H) the average of the bid price and the asked price; (I) the settlement price; (J) the official settlement price; (K) the official price; (L) the morning fixing; (M) the afternoon fixing; (N) the spot price; or (O) any other price specified in the applicable Final Terms.

“Trade Date” means the date as specified in the applicable Final Terms, or as otherwise determined by the Calculation Agent, in its sole discretion.

“Unit” means the unit of measure of the relevant Commodity, as specified in the relevant Commodity Reference Price or the applicable Final Terms.

Schedule 6-2-43

7.	Additional Bullion Provisions

7.1	In relation to any Notes to which these Commodity Linked Conditions apply, if the applicable Final Terms specify that the “Additional Bullion Provisions” shall apply to any Commodity, then, in respect of such Commodity, paragraphs 1 to 6 (inclusive) of these Commodity Linked Conditions shall be deemed to be amended as follows:

(i)	each reference to “Commodity Business Day” shall be deemed to be a reference to “Bullion Business Day”; and

(ii)	each reference to “Reference Dealers” shall be deemed to be a reference to “Bullion Reference Dealers”.

7.2	The following terms and expressions shall have the following meanings in relation to any Note to which the “Additional Bullion Provisions” shall apply:

“Bullion Business Day” means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London and New York and (if applicable) in such Bullion Business Day Centers specified in the applicable Final Terms.

“Bullion Business Day Centers” means such places as may be specified in the applicable Final Terms.

“Bullion Reference Dealers” means, if the relevant Commodity Reference Price is “Commodity-Reference Dealers”, the four major dealers that are members of The London Bullion Market Association (the “LBMA”) specified in the applicable Final Terms, or if no such Bullion Reference Dealers are specified, selected by the Calculation Agent, in each case, acting through their principal London offices.

“Gold” means gold bars or unallocated gold complying with the rules of the LBMA relating to good delivery and fineness from time to time in effect, unless otherwise specified in the applicable Final Terms.

“Ounce” means, in the case of Gold, a fine troy ounce, and in the case of Silver, Platinum, and Palladium, a troy ounce.

“Palladium” means palladium ingots or plate or unallocated palladium complying with the rules of The London Platinum and Palladium Market (the “LPPM”) relating to good delivery and fineness from time to time in effect, unless otherwise specified in the applicable Final Terms.

“Platinum” means platinum ingots or plate or unallocated platinum complying with the rules of the LPPM relating to good delivery and fineness from time to time in effect, unless otherwise specified in the applicable Final Terms.

“Silver” means silver bars or unallocated silver complying with the rules of the LBMA relating to good delivery and fineness from time to time in effect, unless otherwise specified in the applicable Final Terms.

8.	Additional Common Pricing Provisions

In relation to any Notes to which these Commodity Linked Conditions apply, if the applicable Final Terms specify that the “Common Pricing” shall apply to any two or more Commodity Reference Prices, no date will be a Pricing Date unless such date is a day on which all referenced Commodity Reference Prices (for which such date would otherwise be a Pricing Date) are scheduled to be published or

Schedule 6-2-44

announced, as determined on the Trade Date or, if none is specified in the applicable Final Terms, on the date of the applicable Final Terms.

Schedule 6-2-45

ANNEX 5

ADDITIONAL TERMS AND CONDITIONS FOR FX LINKED NOTES

The terms and conditions applicable to FX Linked Notes shall comprise the Terms and Conditions of the Notes and the additional Terms and Conditions set out below (the “FX Linked Conditions”), in each case subject to completion and/or amendment in the applicable Final Terms. In the event of any inconsistency between the Terms and Conditions of the Notes and the FX Linked Conditions, the FX Linked Conditions shall prevail. In the event of any inconsistency between (i) the Terms and Conditions of the Notes and/or FX Linked Conditions and (ii) the Final Terms, the Final Terms shall prevail.

1.	Consequences of Disruption Events

If the Calculation Agent determines that a Disruption Event has occurred and is continuing in relation to a relevant Calculation Rate for an FX Valuation Date (or, if different, the day on which rates for that FX Valuation Date would, in the ordinary course, be published or announced by the relevant price source), then the Calculation Rate for such FX Valuation Date will be determined in accordance with the terms of the first applicable Disruption Fallback. The applicable Final Terms may provide that one or more Disruption Fallbacks may apply to any FX Valuation Date, and that such applicable Disruption Fallbacks may apply concurrently or sequentially, in such manner as specified in the applicable Final Terms.

2.	Disruption Events

“Disruption Event” means, in respect of an FX Valuation Date, an event that, if provided by the applicable Final Terms to be applicable to the Notes, or if deemed to be applicable to the Notes pursuant to this paragraph 2, would give rise, in accordance with an applicable Disruption Fallback, to an alternative basis for determining a Calculation Rate for such FX Valuation Date.

The following events, if specified in the applicable Final Terms to be applicable, shall be Disruption Events:

(i)	“Dual Exchange Rate” means, with respect to the Settlement Rate Option applicable to determining the Calculation Rate for the relevant FX Valuation Date, that the currency exchange rate specified in such Settlement Rate Option splits into dual or multiple currency exchange rates.

(ii)	“General Inconvertibility” means the occurrence of any event that generally makes it impossible to convert the Event Currency into the Non-Event Currency in the Event Currency Jurisdiction through customary legal channels.

(iii)	“General Non-Transferability” means the occurrence of any event that generally makes it impossible to deliver (A) the Non-Event Currency from accounts inside the Event Currency Jurisdiction to accounts outside the Event Currency Jurisdiction or (B) the Event Currency between accounts inside the Event Currency Jurisdiction or to a party that is a non-resident of the Event Currency Jurisdiction.

(iv)

“Governmental Authority Default” means, with respect to any security or indebtedness for borrowed money of, or guaranteed by, any Governmental Authority, the occurrence of a default, event of default, or other similar condition or event (however described) including, but not limited to, (A) the failure of timely payment in full of any principal, interest, or other amounts due (without giving effect to any applicable grace periods) in respect of any such security, indebtedness for borrowed money, or guarantee, (B) a declared moratorium, standstill, waiver, deferral, Repudiation, or rescheduling of any principal, interest, or other

Schedule 6-2-46

amounts due in respect of any such security, indebtedness for borrowed money, or guarantee or (C) the amendment or modification of the terms and conditions of payment of any principal, interest, or other amounts due in respect of any such security, indebtedness for borrowed money, or guarantee without the consent of all holders of such obligation. The determination of the existence or occurrence of any default, event of default, or other similar condition or event shall be made without regard to any lack or alleged lack of authority or capacity of such Governmental Authority to issue or enter into such security, indebtedness for borrowed money, or guarantee.

(v)	“Illiquidity” means it becomes impossible to obtain a firm quote of the Calculation Rate for the Minimum Amount (either in one transaction or a commercially reasonable number of transactions that, when taken together, total the Minimum Amount) on the relevant FX Valuation Date (or, if different, the day on which rates for that FX Valuation Date would in the ordinary course, be published or announced by the relevant price source) or by any Illiquidity Valuation Date as is specified for such purpose in the related Confirmation. If an Illiquidity Valuation Date is specified in the applicable Final Terms and an Illiquidity occurs on such date, then for purposes of any relevant Disruption Fallbacks, the Illiquidity Valuation Date will be deemed to be the relevant FX Valuation Date.

(vi)	“Inconvertibility/Non-Transferability” means the occurrence of any event which constitutes a General Inconvertibility, a General Non-Transferability, a Specific Inconvertibility, or a Specific Non-Transferability Disruption Event.

(vii)	“Nationalization” means any expropriation, confiscation, requisition, nationalization, or other action by any Governmental Authority which deprives the Issuer (or any of its Affiliates), of all or substantially all of its assets in the Event Currency Jurisdiction.

(viii)	“Price Materiality” means the Primary Rate differs from the Secondary Rate by at least the Price Materiality Percentage.

(ix)	“Price Source Disruption” means it becomes impossible to obtain the Calculation Rate on the relevant FX Valuation Date (or, if different, the day on which rates for that FX Valuation Date would in the ordinary course, be published or announced by the relevant price source).

(x)	“Specific Inconvertibility” means the occurrence of any event that makes it impossible for the Issuer (or any of its Affiliates) to convert the Minimum Amount of the Event Currency into the Non-Event Currency in the Event Currency Jurisdiction, other than where such impossibility is due solely to the failure by the Issuer (or any of its Affiliates, as the case may be) to comply with any law, rule, or regulation enacted by any Governmental Authority (unless such law, rule, or regulation is enacted after the Issue Date and it is impossible for the Issuer (or Affiliate, as the case may be), due to an event beyond the control of the Issuer (or Affiliate), to comply with such law, rule, or regulation).

(xi)	“Specific Non-Transferability” means the occurrence of any event that makes it impossible for the Issuer (or any of its Affiliates) to deliver (A) the Non-Event Currency from accounts inside the Event Currency Jurisdiction to accounts outside the Event Currency Jurisdiction or (B) the Event Currency between accounts inside the Event Currency Jurisdiction or to a party that is a non-resident of the Event Currency Jurisdiction, other than where such impossibility is due solely to the failure by the Issuer (or any of its Affiliates, as the case may be) to comply with any law, rule, or regulation enacted by any Governmental Authority (unless such law, rule, or regulation is enacted after the Issue Date and it is impossible for the Issuer (or Affiliate, as the case may be), due to an event beyond the control of the Issuer (or Affiliate), to comply with such law, rule, or regulation).

Schedule 6-2-47

(xii)	“Benchmark Obligation Default” means, with respect to any Benchmark Obligation, the occurrence of a default, event of default or other similar condition or event (however described) including but not limited to, (A) the failure of timely payment in full of any principal, interest or other amounts due (without giving effect to any applicable grace periods) in respect of such Benchmark Obligations, (B) a declared moratorium, standstill, waiver, deferral, Repudiation or rescheduling of any principal, interest or other amounts due in respect of such Benchmark Obligation or (C) the amendment or modification of the terms and conditions of payment of any principal, interest or other amounts due in respect of such Benchmark Obligation without the consent of all holders of such Benchmark Obligation. The determination of the existence or occurrence of any default, event of default or other similar condition or event shall be made without regard to any lack or alleged lack of authority or capacity of the relevant entity to issue or enter into such Benchmark Obligation.

(xiii)	“Material Change in Circumstance” means the occurrence of any event not specified in sub- paragraphs (i) to (xii) (inclusive) above in the Event Currency Jurisdiction beyond the control of the parties to a Hedging Transaction which makes it impossible (A) for a party to fulfil its obligations under that Hedging Transaction and (B) generally to fulfil obligations similar to such party’s obligations under that Hedging Transaction.

Whether or not the applicable Final Terms do specify any Disruption Events as being applicable, “Price Source Disruption” shall automatically be deemed to have been specified as applicable.

If “General Inconvertibility/Non-Transferability” is specified in the applicable Final Terms as a Disruption Event, then the Disruption Events in sub-paragraphs (ii) and (iii) above will be applicable. If “Party Specific Events” is specified in the applicable Final Terms as a Disruption Event, then the Disruption Events in sub-paragraphs (x) and (xi) above will be applicable.

3.	Disruption Fallbacks

The following events, if specified in the applicable Final Terms to be applicable in respect of an FX Valuation Date, shall be “Disruption Fallbacks” (provided that (i) different Disruption Fallbacks may be applicable in respect of different FX Valuation Dates, as specified in the applicable Final Terms, and (ii) unless otherwise provided in the applicable Final Terms, for each FX Valuation Date, the Calculation Agent Determination shall be deemed to be specified as the final, or if no other Disruption Fallback is specified, the, Disruption Fallback):

(i)	“Calculation Agent Determination” means that the Calculation Agent will determine the Calculation Rate (or a method for determining the Calculation Rate), taking into consideration all available information that in good faith it deems relevant.

(ii)	“Fallback Reference Price” means, in respect of a Disruption Event which is Dual Exchange Rate, Illiquidity, Price Source Disruption Event, or Price Materiality, that the Calculation Agent will determine the Calculation Rate on the relevant FX Valuation Date (or, if different, the day on which rates for that FX Valuation Date would, in the ordinary course, be published or announced) pursuant to the first of the alternate Settlement Rate Options, if any, specified as a Fallback Reference Price for such purpose in the applicable Final Terms that is not subject to a Disruption Event.

(iii)

“Postponement” means, in relation to Notes to which these FX Linked Conditions apply, that the relevant FX Valuation Date will be deemed to be the first succeeding FX Business Day on which the applicable Disruption Event ceases to exist, unless that Disruption Event continues to exist (measured from the original date that, but for the occurrence of a Disruption Event, would have been the relevant FX Valuation Date) for consecutive FX

Schedule 6-2-48

Business Days equal in number to the Maximum Days of Disruption. In that case, the last such consecutive FX Business Day will be the relevant FX Valuation Date and the next Disruption Fallback specified in the applicable Final Terms will apply.

4.	Certain Published and Displayed Sources

4.1	If the currency exchange rate specified in any applicable Settlement Rate Option is published or announced by more than one price source and the price source referred to in such Settlement Rate Option fails to publish or announce that currency exchange rate on any relevant FX Valuation Date (or, if different, the day on which rates for that date would, in the ordinary course, be published or announced by such price source), then the Calculation Rate for such FX Valuation Date will be determined unless otherwise specified in the applicable Final Terms, as if the applicable Final Terms had specified any other available price source which actually publishes or announces such currency exchange rate on such FX Valuation Date (or, if different, the day on which rates for that date would in the ordinary course, be published or announced by the relevant price source) as the applicable Settlement Rate Option.

4.2	If the currency exchange rate specified in the applicable Settlement Rate Option is reported, sanctioned, recognized, published, announced, or adopted (or other similar action) by the relevant Governmental Authority, and such currency exchange rate ceases to exist and is replaced by a successor currency exchange rate that is reported, sanctioned, recognized, published, announced, or adopted (or other similar action) by such Governmental Authority (the “Official Successor Rate”), then the Calculation Rate for the relevant FX Valuation Date will be determined, unless otherwise specified in the applicable Final Terms, as if the applicable Final Terms had specified any available price source which publishes or announces the Official Successor Rate (including, but not limited to, an official publication of that Governmental Authority) on such FX Valuation Date (or, if different, the day on which rates for that date would in the ordinary course, be published or announced by the relevant price source) as the applicable Settlement Rate Option.

5.	Corrections to Published Prices

For purposes of determining the Calculation Rate for any FX Valuation Date:

(a)	In any case where the Calculation Rate for an FX Valuation Date is based on information obtained from the Reuter Monitor Money Rates Service or the Dow Jones Telerate Service, the Calculation Rate will be subject to the corrections, if any, to that information subsequently displayed by that source within one hour of the time when such rate is first displayed by such source.

(b)	Notwithstanding subsection (a) above, in any case where the Calculation Rate for an FX Valuation Date is based on information published or announced by any Governmental Authority in the relevant country, the Calculation Rate will be subject to the corrections, if any, to that information subsequently published or announced by that source within 5 FX Business Days of the FX Valuation Date.

6.	Definitions

The following terms and expressions shall have the following meanings in relation to Notes to which these FX Linked Conditions apply:

“Benchmark Obligation” means the Benchmark Obligation, if any, specified in the applicable Final Terms.

Schedule 6-2-49

“Calculation Rate” means, for any FX Valuation Date, the currency exchange rate determined in accordance with the specified (or deemed specified) Settlement Rate Option, or if a Settlement Rate Option is not specified (or deemed specified), the currency exchange rate at the time at which such rate is to be determined for foreign exchange transactions in the relevant Currency Pair on the relevant FX Valuation Date (or, if different, the day on which rates for that FX Valuation Date would, in the ordinary course, be published or announced by the relevant price source), as determined in good faith and in a commercially reasonable manner by the Calculation Agent.

“Currency” means any Reference Currency, Settlement Currency, Event Currency, or Non-Event Currency, or any other currency, as specified in the applicable Final Terms, and any lawful successor currency (the “Successor Currency”) to any such currency. If, after the Issue Date and on or before any relevant payment date under the Notes, a country has lawfully eliminated, converted, redenominated, or exchanged its currency in effect on the Issue Date or any Successor Currency thereto, as the case may be (the “Original Currency”), for a Successor Currency, then for the purposes of calculating any Calculation Rate or any other amounts in respect of the Notes, any Original Currency amounts will be converted to the Successor Currency by multiplying the amounts of Original Currency by a ratio of Successor Currency to Original Currency, which ratio will be calculated on the basis of the exchange rate set forth by such country for converting the Original Currency into the Successor Currency on the date on which the elimination, conversion, redenomination, or exchange took place. If there is more than one such date, the date (as selected by the Calculation Agent) closest to such relevant payment will be selected by the Calculation Agent.

“Currency Pair” means the Reference Currency and the Settlement Currency.

“Event Currency” means, in respect of an FX Valuation Date, the currency specified as such in the applicable Final Terms or, if such a currency is not specified, the Reference Currency.

“Event Currency Jurisdiction” means, in respect of an FX Valuation Date, the country for which the Event Currency is the lawful currency.

“FX Business Day” means, in respect of any FX Valuation Date and any Calculation Rate, any day on which commercial banks are open (or, but for the occurrence of any applicable Disruption Event, would have been open) for business (including dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in the Principal Financial Center of the relevant Reference Currency and in such other financial centers as may be specified in the applicable Final Terms.

“FX Definitions” means the 1998 FX and Currency Option Definitions, published by the International Swaps and Derivatives Association, Inc., as amended, up to and including the date of the applicable Final Terms.

“FX Valuation Date” means, in respect of Notes to which these FX Linked Conditions are applicable, each date specified as such in the applicable Final Terms (or determined pursuant to a method specified for such purpose) or determined in accordance with paragraph 2(v) above, which date is a day in respect of which a Calculation Rate is to be determined, provided that unless the applicable Final Terms specify otherwise, if the date corresponding to such FX Valuation Date is not an FX Business Day for the relevant Settlement Rate Option, then such FX Valuation Date will instead by the first preceding day that is an FX Business Day.

“Governmental Authority” means any de facto or de jure government (or any agency or instrumentality thereof), court, tribunal, administrative, or other governmental authority or any other

Schedule 6-2-50

entity (private or public) charged with the regulation of the financial markets (including the central bank) of the Event Currency Jurisdiction.

“Hedging Transaction” means, in respect of an issuance of FX Linked Notes, any transaction entered into by the Issuer with another party in order to hedge the Issuer’s obligations in respect of such Notes.

“Maximum Days of Disruption” means the number of FX Business Days or such other type of days specified in the applicable Final Terms (generally or in respect of specified FX Valuation Dates) and, if no such number is so specified, five FX Business Days.

“Minimum Amount” means, in respect of an FX Valuation Date, the amount specified as such in the applicable Final Terms and for purposes of the definition of Specific Inconvertibility, the Event Currency equivalent of U.S.$ 1.

“Non-Event Currency” means, in respect of an FX Valuation Date, the currency of the Currency Pair that is not the Event Currency.

“Price Materiality Percentage” means, in respect of an FX Valuation Date and for purposes of the definition of Price Materiality, the percentage specified as such in the applicable Final Terms.

“Primary Rate” means, in respect of an FX Valuation Date and for purposes of the definition of Price Materiality, the rate determined using the applicable Settlement Rate Option specified for such purpose in the applicable Final Terms.

“Principal Financial Center” means the financial center or centers specified in the applicable Final Terms.

“Reference Currency” means the currency specified as the Reference Currency or the local currency, as the case may be, in the applicable Final Terms.

“Repudiation” means that, in respect of an FX Valuation Date and (i) for purposes of the definition of Governmental Authority Default, the relevant Governmental Authority disaffirms. disclaims, repudiates, or rejects, in whole or in part, or challenges the validity of any security, indebtedness for borrowed money, or guarantee of such Governmental Authority in any material respect, and (ii) for purposes of the definition of Benchmark Obligations, the issuer of, or any party to, as the case may be, the relevant Benchmark Obligation disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of the Benchmark Obligation in any material respect.

“Secondary Rate” means, in respect of an FX Valuation Date and for purposes of the definition of Price Materiality, the rate determined using the applicable Settlement Rate Option specified for such purpose in the applicable Final Terms.

“Settlement Currency” means the currency specified as the Settlement Currency in the applicable Final Terms.

“Settlement Rate Option” means, in respect of the calculation of a Calculation Rate, such currency exchange rate as is specified in the applicable Final Terms by reference to the Settlement Rate Option set out in Annex A to the FX Definitions, provided that, the applicable Final Terms may specify and describe a Settlement Rate Option that is not set forth in Annex A to the FX Definitions.

Schedule 6-2-51

Schedule 7 to

Amended and Restated Agency Agreement

FORM OF CERTIFICATE TO BE PRESENTED
BY EUROCLEAR OR CLEARSTREAM, LUXEMBOURG

BANK OF AMERICA CORPORATION
(the “Issuer”)

EURO MEDIUM-TERM NOTES DUE [YEAR OF MATURITY DATE/
REDEMPTION MONTH]

Series No. [ ]
Tranche No. [ ]

(the “Notes”)

[This is to certify that, based solely on certifications we have received in writing or by electronic transmission from member organizations appearing in our records as persons being entitled to a portion of the principal or notional amount set forth below (our “Member Organizations”) substantially to the effect set forth in the Amended and Restated Agency Agreement dated July 25, 2008 among the Issuer, The Bank of New York Mellon, as principal agent, The Bank of New York (Luxembourg) S.A., as registrar and transfer agent, and the other agents named therein, as of the date hereof, $                     principal or notional amount of the above-captioned Notes (i) is owned by persons that are not citizens or residents of the United States, domestic partnerships, domestic corporations, any estate the income of which is subject to United States federal income taxation regardless of its source or any trust with respect to which a court within the United States is able to exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of its substantial decisions or any other persons deemed a U.S. person under Section 7701(a)(30) of the Internal Revenue Code (taking into account changes thereto and associated effective dates, elections, and transition rules) (“U.S. persons”), (ii) is owned by U.S. persons that (a) are foreign branches of United States financial institutions (as defined in U.S. Treasury Regulations Section 1.165-12(c)(1)(iv)) (“financial institutions”) purchasing for their own account or for resale, or (b) acquired the Notes through foreign branches of United States financial institutions and who hold the Notes through such United States financial institutions on the date hereof (and in either case (a) or (b), each such United States financial institution has agreed, on its own behalf or through its agent, that we may advise the Issuer or the Issuer’s agent that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder), or (iii) is owned by United States or foreign financial institutions for purposes of resale during the Restricted Period (as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)), and to the further effect that United States or foreign financial institutions described in Clause (iii) above (whether or not also described in Clause (i) or (ii)) have certified that they have not acquired the Notes for purposes of resale directly or indirectly to a U.S. person or to a person within the United States or its possessions.

Any such certification by electronic transmission satisfies the requirements set forth in U.S. Treasury Regulation Section 1.163-5(c)(2)(i)(D)(3)(ii). We will retain all certificates received from Member Organizations for the period specified in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(i).

As used herein, “United States” means the United States of America (including the States and the District of Columbia) and its “possessions” include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

We further certify (i) that we are not making available herewith for exchange (or, if relevant, exercise of any rights or collection of any interest) any portion of the bearer temporary global Note excepted in such certifications and (ii) that as of the date hereof we have not received any notification from any of our Member Organizations to the effect that the statements made by such Member Organizations with respect to any portion of the part submitted herewith for exchange (or, if relevant, exercise of any rights or collection of any interest) are no longer true and cannot be relied upon as of the date hereof.

We understand that this certification is required in connection with certain tax laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification to any interested party in such proceedings.]

Dated                     , [20    ] 1

Yours faithfully,

[Euroclear Bank S.A./N.V.,

as operator of the

Euroclear System]

or

[Clearstream Banking, société anonyme]

By:________________________________

[1]	To be dated no earlier than the date to which this certification relates, namely (a) the payment date, or (b) the Exchange Date.

Schedule 8 to

Amended and Restated Agency Agreement

FORM OF CERTIFICATE OF BENEFICIAL OWNER

BANK OF AMERICA CORPORATION
(the “Issuer”)

EURO MEDIUM-TERM NOTES DUE [YEAR OF MATURITY DATE/
REDEMPTION MONTH]

Series No. [ ]
Tranche No. [ ]

(the “Notes”)

[This is to certify that, as of the date hereof, and except as set forth below, the above-captioned Notes held by you for our account (i) are owned by person(s) that are not citizens or residents of the United States, domestic partnerships, domestic corporations, any estate the income of which is subject to United States federal income taxation regardless of its source or any trust with respect to which a court within the United States is able to exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of its substantial decisions or any other persons deemed a U.S. person under Section 7701(a)(30) of the Internal Revenue Code (taking into account changes thereto and associated effective dates, elections and transition rules) (“U.S. persons”), (ii) are owned by U.S. person(s) that (a) are foreign branches of a United States financial institution (as defined in U.S. Treasury Regulations Section 1.165-12(c)(1)(iv)) (“financial institutions”) purchasing for their own account or for resale, or (b) acquired the Notes through foreign branches of United States financial institutions and who hold the Notes through such United States financial institutions on the date hereof (and in either case (a) or (b), each such United States financial institution hereby agrees, on its own behalf or through its agent, that you may advise the Issuer or the Issuer’s agent that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder), or (iii) are owned by United States or foreign financial institution(s) for purposes of resale during the Restricted Period (as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)), and in addition if the owner of the Notes is a United States or foreign financial institution described in Clause (iii) above (whether or not also described in Clause (i) or (ii)) this is to further certify that such financial institution has not acquired the Notes for purposes of resale directly or indirectly to a U.S. person or to a person within the U.S. or its possessions.

As used herein, “United States” means the United States of America (including the States and the District of Columbia); and its “possessions” include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

We undertake to advise you promptly by facsimile or email on or prior to the date on which you intend to submit your certification relating to the Notes held by you for our account in accordance with your operating procedures if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

This certification excepts and does not relate to [    ] of such interest in the above Notes in respect of which we are not able to certify and as to which we understand exchange and delivery of Definitive Notes (or, if relevant, exercise of any right or collection of any interest) cannot be made until we do so certify.

We understand that this certification is required in connection with certain tax laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification to any interested party in such proceedings.]

Dated:                     , 20    1

By:
As, or as agent for, the beneficial owner(s) of the Notes to which this certification relates.

[1]	To be dated no earlier than the fifteenth day prior to the date to which the certification relates, namely (a) the payment date, or (b) the Exchange Date.

Schedule 9 to

Amended and Restated Agency Agreement

PROVISION FOR MEETINGS OF NOTEHOLDERS

1. Terms used, but not otherwise defined in this Schedule shall have the respective meanings set forth in the Amended and Restated Agency Agreement dated July 25, 2008 among Bank of America Corporation, as issuer, The Bank of New York Mellon, as principal agent, The Bank of New York (Luxembourg) S.A., as registrar and transfer agent, and the other agents named therein. As used in this Schedule, the following expressions shall have the following meanings, unless the context otherwise requires:

(i) “voting certificate” shall mean an English language certificate issued by a Paying Agent and dated in which it is stated:

(a) that on the date thereof Bearer Notes (not being Notes in respect of which a block voting instruction has been issued and is outstanding in respect of the meeting specified in such voting certificate and any adjourned such meeting) bearing specified serial numbers were deposited with such Paying Agent or (to the satisfaction of such Paying Agent) were held to its order or under its control and that no such Bearer Notes will cease to be so deposited or held until the first to occur of:

(1)	the conclusion of the meeting specified in such certificate or, if applicable, any adjourned such meeting; and

(2)	the surrender of the certificate to the Paying Agent who issues the same;

(b) that the bearer thereof is entitled to attend and vote at such meeting and any adjourned such meeting in respect of the Bearer Notes represented by such certificate;

(ii) “block voting instruction” shall mean an English language document issued by a Paying Agent and dated in which:

(a) it is certified that Bearer Notes (not being Notes in respect of which a voting certificate has been issued and is outstanding in respect of the meeting specified in such block voting instruction and any adjourned such meeting) have been deposited with such Paying Agent or (to the satisfaction of such Paying Agent) were held to its order or under its control and that no such Notes will cease to be so deposited or held until the first to occur of:

(1)	the conclusion of the meeting specified in such document or, if applicable, any adjourned such meeting; and

(2)	the surrender to the Paying Agent not less than 48 hours before the time for which such meeting or any adjourned such meeting is convened of the receipt issued by such Paying Agent in respect of each such deposited Note which is to be released or (as the case may require) the Bearer Note or Bearer Notes ceasing with the agreement of the Paying Agent to the Issuer in accordance with paragraph 17 hereof of the necessary amendment to the block voting instruction;

(b) it is certified that each holder of such Bearer Notes has instructed such Paying Agent that the vote(s) attributable to the Bearer Note or Bearer Notes so deposited or held should be cast in a particular way in relation to the resolution or resolutions to be put to such meeting or any adjourned such meeting and that all such instructions are during the period commencing 48 hours prior to the time for which such meeting or any adjourned such meeting is convened and ending at the conclusion or adjournment thereof neither revocable nor capable of amendment;

(c) the total number and (in the case only of Bearer Definitive Notes) the serial numbers of the Bearer Notes so deposited or held are listed distinguishing with regard to each such resolution between those in respect of which instructions have been so given that the votes attributable thereto should be cast against the resolution; and

(d) one or more persons (who need not be Noteholders) named in such document (each hereinafter called a “Proxy”) is or are authorized and instructed by such Paying Agent to cast the votes attributable to the Notes so listed in accordance with the instructions referred to in paragraph (c) above as set out in such document.

The holder of any voting certificate or the proxies named in any block voting instruction shall for all purposes in connection with the relevant meeting or adjourned meeting of Noteholders be deemed to be the holder of the Bearer Notes to which such voting certificate or block voting instruction related and the Paying Agent with which such Bearer Notes have been deposited or the person holding the same to the order or under the control of such Paying Agent shall be deemed for such purposes not to be the holder of those Notes.

(iii) References herein to the “Notes” are to the Notes in respect of which the relevant meeting is convened.

2. A holder of a Registered Note may, by an instrument in writing in the form available from the specified office of a Transfer Agent in the English language executed by or on behalf of the holder and delivered to the Transfer Agent at least 24 hours before the time fixed for a meeting, appoint a Proxy to act on such holders’ behalf in connection with that meeting. A Proxy need not be a Noteholder. A corporation which holds a Registered Note may by delivering to a Transfer Agent at least 24 hours before the time fixed for a meeting a certified copy of a resolution of its directions or other governing body (with, if it is not in English, a certified translation into English) authorize any person to act as its representative in connection with that meeting.

3. The Principal Agent may at any time and, upon a requisition in writing of Noteholders holding not less than 33% in principal amount of the Notes for the time being outstanding, shall convene a meeting of the Noteholders and if the Principal Agent makes default for a period of seven days in convening such a meeting the same may be convened by the Issuer or the requisitionists. Whenever the Principal Agent is about to convene any such meeting it shall forthwith give notice in writing to the Issuer and the Dealers of the day, time and place thereof and of the nature of the business to be transacted thereat. Every such meeting shall be held at such time and place in the City of New York or London as the Principal Agent may approve.

4. Notice of every meeting of Noteholders shall be published on behalf and at the expense of the Issuer in accordance with Condition 14. Such notice shall set forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, and shall be published at least twice, the first publication to be not less than 21 nor more than 180 calendar days prior to the date fixed for the meeting. Such notice shall include a statement to the effect that Notes may be deposited with Paying Agents for the purpose of obtaining voting certificates or appointing proxies not less than 24 hours before the time fixed for the meeting or that, in the case of corporations, they may appoint representatives by resolution of their directors or other governing body. A copy of the notice shall be sent by post to the Issuer (unless the meeting is convened by the Issuer).

5. In case at any time the Issuer or the holders of at least 33% in aggregate principal amount of the Notes outstanding shall have requested the Principal Agent to call a meeting of Noteholders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Principal Agent shall not have given the first notice of such meeting within 21 calendar days after receipt of such request or shall not thereafter proceed to cause the meeting to be held as provided herein, then the Issuer or Noteholders of Notes in the amount above specified may determine the time and the place in either of the locations designated in paragraph 3 hereof for such meeting and may call such meeting by giving notice thereof as provided in paragraph 4 hereof.

6. Any person (who may but need not be a Noteholder) nominated in writing by the Issuer shall be entitled to the chair at every such meeting but if no such nomination is made or if at any meeting the person nominated shall not be present within 15 minutes after the time appointed for holding the meeting the Noteholders present shall choose one of their number to be Chairman. To be entitled to vote at any meeting of Noteholders, a person shall be (i) a Noteholder of one or more Notes, or (ii) a Proxy. The only persons who shall be entitled to be present or to speak at any meeting of Noteholders shall be the persons entitled to vote at such meeting and their counsel and any representatives of the Principal Agent and its counsel and any representatives of the Issuer and its counsel.

7. At any such meeting, one or more persons present holding Notes or voting certificates or being proxies and holding or representing in the aggregate not less than a majority in principal amount of the Notes shall (except for the purpose of passing an Extraordinary Resolution) form a quorum for the transaction of business and no business (other than the choosing of a Chairman) shall be transacted at any meeting unless the requisite quorum be present at the commencement of business. The quorum at any such meeting for passing an Extraordinary Resolution shall (subject as provided below) be one or more persons present holding Notes or voting certificates or being proxies and holding or representing in the aggregate 67% in principal amount of the Notes for the time being outstanding, provided that, at any meeting the business of which includes any of the following matters (each of which shall only be capable of being effected after having been approved by an Extraordinary Resolution) namely:

(i)	modification of the Maturity Date or, as the case may be, redemption month of the Notes or reduction or cancellation of the principal amount payable upon maturity; or

(ii)	reduction or cancellation of the amount payable or modification of the payment date in respect of any interest in respect of the Notes or variation of the method of calculating the Rate of Interest (if applicable) in respect of the Notes; or

(iii)	reduction of any Minimum Interest Rate and/or Maximum Interest Rate specified in the applicable Final Terms of any Floating Rate Note; or

(iv)	modification of the currency in which payment under the Notes and/or any Coupons appertaining thereto are to be made; or

(v)	modification of the majority required to pass an Extraordinary Resolution; or

(vi)	the sanctioning of any such scheme or proposal as is described in paragraph 20(F) below; or

(vii)	alteration of this proviso or the proviso to paragraph 8 below;

the quorum shall be one or more persons present holding Notes or voting certificates or being Proxies and holding or representing in the aggregate not less than two-thirds in principal amount of the Notes for the time being outstanding. An Extraordinary Resolution passed at any meeting of the holders of Notes will be binding on all holders of Notes whether or not they are present at the meeting, and on all holders of Coupons appertaining to such Notes.

8. In the absence of a quorum within 30 minutes of the time appointed for any such meeting, the meeting shall, if convened at the request of the Noteholders (as provided in Section 5 hereof), be dissolved. In any other case, the meeting shall be adjourned for a period of not less than 10 calendar days as determined by the chairman of the meeting prior to the adjournment of such adjourned meeting. Notice of the reconvening of any adjourned meeting shall be given as provided in paragraph 4 hereof except that such notice need be published only once but must be given not less than five calendar days prior to the date on which the meeting is scheduled to be reconvened. Subject to the foregoing, at the reconvening of any meeting adjourned for a lack of a quorum the persons entitled to vote 33% in principal amount of the Notes shall constitute a quorum for the taking of any action set forth in the notice of the original meeting. Notice of the reconvening of an adjourned meeting shall state expressly the percentage of the aggregate principal amount of the Notes that shall constitute a quorum. At a meeting or an adjourned meeting duly reconvened and at which a quorum is present as aforesaid, any resolution and all matters (except as limited by Condition 15) shall be effectively passed and decided if passed or decided by the persons entitled to vote a majority in principal amount of the Notes represented and voting at such meeting, provided that such amount shall be not less than 33% in principal amount of the Notes outstanding. Any Noteholder who has executed and delivered an instrument in writing appointing a person as his Proxy shall be deemed to be present for the purposes of determining a quorum and be deemed to have voted; provided, however, that such Noteholder shall be considered as present or voting only with respect to the matters covered by such instrument in writing. Any resolution effectively passed or decision taken at any meeting of the Noteholders duly held in accordance with this paragraph 8 shall be binding on all Noteholders whether or not present or represented at the meeting and whether or not notation of such decision is made upon the Notes.

9. Notice of any adjourned meeting at which an Extraordinary Resolution is to be submitted shall be given in the same manner as notice of an original meeting but as if 10 were substituted for 21 in paragraph 4 above and such notice shall (except in cases where the proviso to paragraph 6 above shall apply when it shall state the relevant quorum) state that one or more persons present holding Notes or voting certificates or being proxies at the adjournment meeting whatever the principal amount of the Notes held or represented by them will form a quorum. Subject as aforesaid it shall not be necessary to give any notice of an adjourned meeting.

10. Every question submitted to a meeting shall be decided in the first instance by a show of hands and in case of equality of votes the Chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a Noteholder or as a holder of a voting certificate or as a Proxy.

11. At any meeting, unless a poll is (before or on the declaration of the results of the show of hands) demanded by the Chairman or the Issuer or by one or more persons present holding Notes or voting certificates or being Proxies and holding or representing in the aggregate not less than two percent in principal amount of the Notes for the time being outstanding, a declaration by the Chairman that a resolution has been carried or carried by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

12. Subject to paragraph 14 below, if at any such meeting a poll is so demanded it shall be taken in such manner and subject as hereinafter provided either at once or after an adjournment as the Chairman directs and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded as at the date of the asking of the poll. The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the motion on which the poll has been demanded.

13. The Chairman may with the consent of (and shall if directed by) any such meeting adjourn the same from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully (but for lack of required quorum) have been transacted at the meeting from which the adjournment took place.

14. Any poll demanded at any such meeting on the election of a Chairman or on any question of adjournment shall be taken at the meeting without adjournment.

15. Any director or officer of the Issuer and its lawyers and other professional advisers may attend and speak at any meeting. Save as aforesaid, but without prejudice to the proviso to the definition of “outstanding” in sub-clause 1(b) of this Agreement, no person shall be entitled to attend and speak nor shall any person be entitled to vote at any meeting of the Noteholders or join with others in requisitioning the convening of such a meeting unless he either produces the Note or Notes of which he is the holder or a voting certificate or is a Proxy. Neither the Issuer nor any of its subsidiaries shall be entitled to vote at any meeting in respect of Notes held by it for the benefit of any such company and no other person shall be entitled to vote at any meeting in respect of Notes held by it for the benefit of any such company. Nothing herein contained shall prevent any of the Proxies named in any block voting instruction from being a director, officer or representative of or otherwise connected with the Issuer.

16. Subject as provided in paragraph 15 hereof at any meeting:

(A) on a show of hands every person who is present in person and produces a Note or voting certificate or is a Proxy shall have one vote; and

(B) on a poll every person who is so present shall have one vote in respect of:

(i) in the case of a meeting of the holders of Notes all of which are denominated in a single currency, each minimum integral amount of such currency; and

(ii) in the case of a meeting of the holders of Notes denominated in more than one currency, each U.S. $1.00 or, in the case of a Note denominated in a currency other than U.S. Dollars, the equivalent of U.S. $l.00 in such currency at the Principal Agent’s spot buying rate for the relevant currency against U.S. Dollars at or about 11:00 a.m. (London time) on the date of publication of the notice of the relevant meeting (or of the original meeting of which such meeting is an adjournment), or such other amount as the Principal Agent shall in its absolute discretion stipulate in principal amount of Notes so produced or represented by the voting certificate so produced or in respect of which he is a Proxy.

Without prejudice to the obligation of the proxies named in any block voting instructions, any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

17. The proxies named in any block voting instruction need not be Noteholders.

18. Each block voting instruction together (if so requested by the Issuer) with proof satisfactory to the Issuer of its due execution on behalf of the relevant Paying Agent shall be deposited at such place as the Principal Agent shall approve not less than 24 hours before the time appointed for holding the meeting or adjourned meeting at which the proxies named in the block voting instruction propose to vote and in default the block voting instruction shall not be treated as valid unless the Chairman of the meeting decides otherwise before such meeting or adjourned meeting proceeds to business. A certified copy of each block voting instruction shall be deposited with the Principal Agent before the commencement of the meeting or adjourned meeting, but the Principal Agent shall not thereby be obliged to investigate or be concerned with the validity of or the authority of the proxies named in any such block voting instruction.

19. Any vote given in accordance with the terms of a block voting instruction shall be valid notwithstanding the previous revocation or amendment of the block voting instruction or of any of the Noteholders’ instructions pursuant to which it was executed, provided that no intimation in writing of such revocation or amendment shall have been received from the relevant Paying Agent by the Issuer at its registered office (or such other place as may have been approved by the Principal Agent of the purpose) by the time being 24 hours before the time appointed for holding the meeting or adjourned meeting at which the block voting instruction is to be used.

20. A meeting of the Noteholders shall, in addition to the powers hereinbefore given, have the following powers exercisable by Extraordinary Resolution (subject to the provisions relating to quorum contained in paragraphs 7 and 8 above) only namely:

(A) Power to sanction any compromise or arrangement proposed to be made between the Issuer and the Noteholders, the Receiptholders (if applicable) and the Couponholders (if applicable) or any of them.

(B) Power to sanction any abrogation, modification, compromise or arrangement in respect of the rights of the Noteholders, the Receiptholders (if applicable) and the Couponholders (if applicable) against the Issuer or against any of its property whether such rights shall arise under this Agreement, the Notes, the Receipts (if applicable), the Coupons (if applicable) or otherwise.

(C) Power to assent to any modification of the provisions contained in this Agreement or the Terms and Conditions, the Notes, the Receipts (if applicable) or the Coupons (if applicable) which shall be proposed by the Issuer.

(D) Power to give any authority or sanction which under the provisions of this Agreement or the Notes is required to be given by Extraordinary Resolution.

(E) Power to appoint any persons (whether Noteholders or not) as a committee or committees to represent the interest of the Noteholders and to confer upon such committee or committees any powers or descriptions which the Noteholders could themselves exercise by Extraordinary Resolution.

(F) Power to sanction any scheme or proposal for the exchange or sale of the Notes for, or the conversion of the Notes into or the cancellation of the Notes in consideration of, shares, stock, notes, bonds, debentures, debenture stock and/or other obligations and/or securities of the Issuer or any other company formed or to be formed, or for or into or in consideration of cash, or partly for or into or in consideration of such shares, stock, notes, bonds, debentures, debenture stock and/or other obligations and/or securities as aforesaid and partly for or into or in consideration of cash.

(G) Power to approve the substitution of any entity in place of the Issuer (or any previous substitute) as the principal debtor in respect of the Notes, the Receipts (if applicable) and the Coupons (if applicable).

21. Any resolution passed at a meeting of the Noteholders duly convened and held in accordance with this Agreement shall be binding upon all the Noteholders whether present or not present at such meeting and whether or not voting and upon all Receiptholders (if applicable) and Couponholders (if applicable) and each of them shall be bound to give effect thereto accordingly and the passing of any such resolution shall be conclusive evidence that the circumstances justify the passing thereof. Notice of the result of the voting on any resolution duly considered by the Noteholders shall be published in accordance with Condition 14 by the Issuer within 14 calendar days of such result being known, provided that the non-publication of such notice shall not invalidate such resolution.

22. The expression “Extraordinary Resolution” when used in this Agreement or the Terms and Conditions means a resolution passed at a meeting of the Noteholders duly convened and held in accordance with the provisions herein contained by a majority consisting of not less than 66-2/3% of the votes given on such poll.

23. Minutes of all resolutions and proceedings at every such meeting aforesaid if purporting to be signed by the Chairman of the meeting at which such resolutions were passed or proceedings had shall be conclusive evidence of the matters therein contained and until the contrary is proved every such meeting in respect of the proceedings of which minutes have been made shall be deemed to have been duly held and convened and all resolutions passed or proceedings had thereat to have been duly passed or had.

24. The vote upon any resolution submitted to any meeting of Noteholders shall be by written ballots on which shall be subscribed the signatures of Noteholders or of their representatives by Proxy (and the serial number or numbers of the Notes held or represented by them). The permanent chairperson of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in triplicate of all votes cast at the meeting. A record, at least in triplicate, of the proceedings of each meeting of Noteholders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was published as provided in paragraph 3 hereof and, if applicable, paragraph 8 hereof. Each copy shall be signed and verified by the affidavits of the chairperson and secretary of the meeting, and one such copy shall be delivered to the Issuer and another to the Principal Agent to be preserved by the Principal Agent, the copy delivered to the Principal Agent to have attached thereto the ballots voted at the meeting. Any record so signed and verified shall be conclusive evidence of the matters therein stated.

25. Subject to all the provisions contained herein the Principal Agent may without the consent of the Issuer, the Noteholders or the Couponholders (if applicable) prescribe such further regulations regarding the requisition and/or the holding of meetings of Noteholders and attendance and voting thereat as the Principal Agent may in its sole discretion think fit.

Schedule 10 to

Amended and Restated Agency Agreement

FORM OF PUT NOTICE

BANK OF AMERICA CORPORATION

EURO MEDIUM-TERM NOTES DUE

[year of Maturity Date/Redemption Month]

Series No. [        ]

Tranche No. [            ]

In respect of Bearer Notes

Principal Agent

To:	The Bank of New York Mellon

One Canada Square

London E14 5AL

Attention: Corporate Trust Administration

Telephone: + 44 20 7964 8851

Facsimile: + 44 20 7964 2536

[or in respect of Registered Notes

Transfer Agent and Registrar:

To	The Bank of New York (Luxembourg) S.A.

Aerogolf Center

1A, Hoehenhof

L-1736 Senningerberg

Attention: Corporate Trust Administration

Telephone: + 352 34 20 90 5630

Facsimile: + 352 34 20 90 6035]

By depositing this duly completed Notice with any Paying Agent or Transfer Agent for the Notes of the above Series (the “Notes”) the undersigned holder of such of the Notes [as are surrendered/ in respect of which an authority to Euroclear or Clearstream, Luxembourg is delivered] with this Notice and referred to below irrevocably exercises its option to have such Notes redeemed on [        ] under Condition 6(e) of the Notes.

The Notice relates to Notes in the aggregate principal amount of                                                                      , in the case of Bearer Definitive Notes or Registered Definitive Certificates bearing the following serial numbers:

If the Notes referred to above are to be returned to the undersigned under Clause 12(5) of the Amended and Restated Agency Agreement dated July 25, 2008 among Bank of America Corporation, as Issuer, The Bank of New York Mellon, as Principal Agent, The Bank of New York (Luxembourg) S.A., as the Transfer Agent and Registrar, and the other agents named therein (the “Agency Agreement”) they should be returned by post to (See Note (1) below):

To: _____________________________________________________________________________________

Address: _________________________________________________________________________________

Payment Instructions for Notes Held Outside of Euroclear or Clearstream, Luxembourg

Please make payment in respect of the above-mentioned Notes as follows:

Receiving Bank Correspondent: ________________________________________________________________

SWIFT:

Bank Name

Swift Code:

Beneficiary Account Name:

Account No.:

Reference:

For:

By:

Signature:

Print Name:

Telephone No.:

E-mail:

Dated:

To be completed by recipient Paying Agent or Transfer Agent in respect of notes held outside of Euroclear or Clearstream, Luxembourg

Received by: __________________________________________

Signature and stamp of Paying Agent/Transfer Agent

At its office at: ________________________________________

On: ___________________________________________

Time: _________________________________________

Notes

(1) The Agency Agreement provides that Notes or authorities so returned will be sent by post, uninsured and at the risk of the Noteholder, unless the Noteholder otherwise requests and pays the costs of such insurance in advance to the relevant Paying Agent or Transfer Agent.

(2) This Put Notice is not valid unless all of the paragraphs requiring completion are duly completed.

(3) The Paying Agent or Transfer Agent with whom the above-mentioned Bearer Notes or Registered Certificates are deposited will not in any circumstances be liable to the depositing Noteholder or any other person for any loss or damage arising from any act, default or omission of such Paying Agent or Transfer Agent in relation to the Bearer Notes or Registered Certificates or any of them unless such loss or damage was caused by the fraud or gross negligence of such Paying Agent or Transfer Agent or its directors, officers or employees.

Schedule 11 to

Amended and Restated Agency Agreement

FORM OF

CALCULATION AGENCY AGREEMENT

THIS CALCULATION AGENCY AGREEMENT (this “Agreement”) is made as of —, 2008 AMONG:

(A) BANK OF AMERICA CORPORATION, a Delaware corporation (the “Issuer”); and

(B) [—] (the “Calculation Agent”, which expression shall include its successor or successors as calculation agent hereunder).

WHEREAS:

(C) The Issuer has entered into an Amended and Restated Program Agreement (the “Program Agreement”) with the Dealers named therein dated as of July 25, 2008, under which the Issuer may issue Euro Medium-Term Notes (the “Notes”). The Issuer and the Dealers may amend and restate the Program Agreement from time to time in order to, inter alia, increase the aggregate principal amount of Notes that the Issuer may have outstanding at any one time under the Program.

(D) The Notes will be issued subject to and with the benefit of an Amended and Restated Agency Agreement (the “Agency Agreement”) dated as of July 25, 2008 and entered into among the Issuer, The Bank of New York Mellon, as Principal Agent (the “Principal Agent” which expression shall include its successor or successors under the Agency Agreement), The Bank of New York (Luxembourg) S.A., as Registrar, and Transfer Agent, and the other agents named therein. The Agency Agreement may be further amended and restated from time to time in connection with any amendment and restatement of the Program Agreement.

NOW IT IS HEREBY AGREED that:

1.	Appointment of the Calculation Agent

(1) The Issuer hereby appoints [] as Calculation Agent, and the Calculation Agent hereby accepts such appointment, in respect of each relevant Series of Notes (the “Relevant Notes”) for the purposes set out in Clause 2 below, all upon the terms set forth herein. The agreement of the parties hereto that this Agreement is to apply to a specific Series of Relevant Notes shall be evidenced by the naming of the Calculation Agent as such in the applicable Final Terms. As used herein, “Series” means a Tranche of Notes, together with any further Tranche or Tranche of Notes which are (i) expressed to be consolidated and form a single series and (ii) are identical in all respects (including as to listing) except for the date on which such Notes will be issued (the “Issue Date”), for interest bearing Notes, the date from which such Notes bear interest (if different from the Issue Date) and/or the price (expressed as a percentage of the principal amount of the Notes) at which such Notes will be issued. As used herein, “Tranche” means Notes (whether global or Definitive form or both) which are identical in all respects (including as to listing).

(2) The appointment of the Calculation Agent shall continue as the Program may be amended from time to time until terminated in accordance with Clause 6.

(3) Terms and expressions defined or specifically interpreted in the Agency Agreement shall have the same meanings or interpretations in this Agreement, except where the context requires otherwise.

2.	Duties of Calculation Agent

(1) The Calculation Agent shall, in relation to each Series of Relevant Notes, perform promptly all the functions and duties imposed on the Calculation Agent by the terms and conditions of the Relevant Notes (the “Terms and Conditions”).

(2) Without prejudice to Clause 2(1), the Calculation Agent promptly shall notify (and confirm in writing to) the Issuer, the other Paying Agents and (in respect of a Series of Notes listed on a stock exchange), the relevant stock exchange of, inter alia, each Rate of Interest, Interest Amount, Interest Payment Date, or other amounts, rates and dates which it is obliged to determine or calculate under the Terms and Conditions, as soon as practicable after the determination thereof (and in any event no later than the tenth Business Day, as defined in Clause 9(2) of the Agency Agreement, immediately preceding the date on which payment is to be made to the Principal Agent pursuant to Clause 9(1) of the Agency Agreement, and of any subsequent amendment thereto pursuant to the Terms and Conditions.

(3) The Calculation Agent shall use its best efforts to cause each Rate of Interest, Interest Amount, Interest Payment Date, other amounts, rates and dates which it is obliged to determine or calculate under the Terms and Conditions, to be published as required in accordance with the Terms and Conditions as soon as possible after their determination or calculation.

(4) If the Calculation Agent does not at any material time for any reason determine and/or calculate and/or publish the Rate of Interest, Interest Amount and/or Interest Payment Date in respect of any Interest Period or any other amount, rate or date which it is obliged to determine or calculate under the Terms and Conditions, it forthwith shall notify the Issuer and the Paying Agents of such fact.

3.	Fees

The Issuer will pay the compensation of the Calculation Agent at such rates as shall be agreed upon between the Issuer and the Calculation Agent from time to time. Upon receiving an accounting from the Calculation Agent, the Issuer also will pay the Calculation Agent for its reasonable out-of-pocket expenses (including reasonable counsel fees and expenses), disbursements and advances incurred or made in accordance with any provision of this Agreement. If the Calculation Agent shall cease to be the Calculation Agent hereunder, it shall repay to the Issuer the unearned portion, calculated on a pro rata basis, of its compensation.

4.	Indemnity

(1) The Issuer shall indemnify and keep indemnified the Calculation Agent and any of its directors, officers, employees and agents against any losses, liabilities, costs, claims, actions, demands or expenses (including, but not limited to, all reasonable costs, legal fees, charges and expenses paid or incurred in disputing or defending any of the foregoing) which it may reasonably incur or which may be made against it as a result of or in connection with its appointment or the exercise of its powers and duties under this Agreement except such as may result from its own willful default, negligence or bad faith or that of its officers, directors, agents or employees, or the material breach by it of the terms of this Agreement.

(2) The Calculation Agent shall indemnify the Issuer and any of its directors, officers, employees and agents against any losses, liabilities, costs, claims, actions, demands or expenses (including, but not limited to, all reasonable costs, legal fees, charges and expenses paid or incurred in disputing or defending any of the foregoing) which the Issuer may reasonably incur or which may be made against the Issuer as a result of the Calculation Agent’s willful default, negligence or bad faith or that of its officers, directors, agents or employees or the material breach by it of the terms of this Agreement.

5.	Conditions of Appointment

(1) In acting hereunder and in connection with the Relevant Notes, the Calculation Agent shall act solely as agent of the Issuer and shall not assume thereby any obligations towards or relationship of agency or trust for or with any of the owners or holders of the Relevant Notes or the receipts or coupons (if any) appertaining thereto (the “Receipts” and the “Coupons,” respectively).

(2) In relation to each issue of Relevant Notes, the Calculation Agent hereby undertakes to the Issuer to perform such obligations and duties, and shall be obliged to perform such duties and only such duties as are herein and in the Terms and Conditions specifically set forth, and no implied duties or obligations shall be read into this Agreement or the Terms and Conditions against the Calculation Agent. If the Terms and Conditions are

amended on or after a date on which the Calculation Agent accepts any appointment in a way which affects the duties expressed to be performed by the Calculation Agent, the Calculation Agent shall not be obliged to perform such duties as so amended unless it has delivered to the Issuer its prior written consent to the relevant amendments.

(3) The Calculation Agent may consult with legal and other professional advisers, and the written opinion of such advisers shall be full and complete protection in respect of any action taken, omitted or suffered hereunder in good faith and in accordance with the opinion of such advisers.

(4) The Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken, omitted or suffered in reliance upon any instruction, request or order from the Issuer or any notice, resolution, direction, consent, certificate, affidavit, statement, cable or other paper or document which it reasonably believes to be genuine and to have been delivered, signed or sent by the proper party or parties or upon written instructions from the Issuer or notification by any reference bank or other entity from which information is obtained for purposes of making the calculations required hereunder.

(5) The Calculation Agent, and any of its officers, directors and employees, may become the owner of, or acquire any interest in, any Notes, Receipts or Coupons (if any) with the same rights that it or he would have if the Calculation Agent were not appointed hereunder, and may engage or be interested in any financial or other transaction with the Issuer or any of its Affiliates and may act on, or as depositary, trustee or agent for, any committee or body of holders of Notes or Coupons (if any) or in connection with any other obligations of the Issuer as freely as if the Calculation Agent were not appointed hereunder.

6.	Termination of Appointment

(1) The Issuer may terminate the appointment of the Calculation Agent at any time by giving to the Calculation Agent at least 45 calendar days’ prior written notice to that effect, provided that, for so long as any of the Relevant Notes are outstanding:

(a) such notice shall not expire less than 45 calendar days before any date upon which any payment is due in respect of any Relevant Notes; and

(b) notice shall be given in accordance with Condition 14 to the holders of the Relevant Notes at least 30 calendar days prior to any removal of the Calculation Agent; and

(c) upon giving notice of the intended termination of the appointment of the Calculation Agent, the Issuer shall use all reasonable efforts to appoint a further financial institution of good standing as successor Calculation Agent.

(2) Notwithstanding the provisions of sub-clause (1) above, if at any time:

(a) the Calculation Agent becomes incapable of acting, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of an administrator, liquidator or administrative or other receiver of all or any substantial part of its property, or admits in writing its inability to pay or meet its debts as they may mature or suspends payment thereof, or if any order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law or if a receiver of it or of all or a substantial part of its property is appointed or if any officer takes charge or control of it or of its property or affairs for the purpose of rehabilitation, conservation or liquidation; or

(b) the Calculation Agent fails duly to perform any function or duty imposed upon it by the Terms and Conditions and this Agreement,

the Issuer may forthwith without notice terminate the appointment of the Calculation Agent, in which event notice thereof shall be given to the holders of the Relevant Notes in accordance with Condition 14 as soon as practicable thereafter.

(3) The termination of the appointment pursuant to sub-clause (1) or (2) above of the Calculation Agent hereunder shall not entitle the Calculation Agent to any amount by way of compensation but shall be without prejudice to any amount then accrued due.

(4) The Calculation Agent may resign its appointment hereunder at any time by giving to the Issuer at least 90 calendar days prior written notice to that effect. Following receipt of a notice of resignation from the Calculation Agent, the Issuer promptly shall give notice thereof to the holders of the Relevant Notes in accordance with Condition 14.

(5) Notwithstanding the provisions of sub-clauses (1), (2) and (4) above, so long as any of the Relevant Notes are outstanding, the termination of the appointment of the Calculation Agent (whether by the Issuer or by the resignation of the Calculation Agent) shall not be effective unless upon the expiration of the relevant notice a successor Calculation Agent has been appointed. The Issuer agrees with the Calculation Agent that if, by the day falling 10 calendar days before the expiration of any notice under sub-clause (1) or (4) above, the Issuer has not appointed a replacement Calculation Agent, the Calculation Agent, on behalf of the Issuer, shall be entitled to appoint as a successor Calculation Agent in its place a reputable financial institution of good standing (acting through its principal London Office) which the Issuer shall approve (such approval not to be unreasonably withheld or delayed).

(6) Upon its appointment becoming effective, a successor Calculation Agent shall without further act, deed or conveyance, become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of its predecessor with like effect as if originally named as the Calculation Agent hereunder.

(7) If the appointment of the Calculation Agent hereunder is terminated (whether by the Issuer or by the resignation of the Calculation Agent), the Calculation Agent shall on the day on which such termination takes effect deliver to the successor Calculation Agent all records concerning the Relevant Notes maintained by it (except such documents and records as it is obliged by law or regulation to retain or not to release), but shall have no other duties or responsibilities hereunder.

(8) Any entity into which the Calculation Agent may be merged or converted, or any entity with which the Calculation Agent may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any entity to which the Calculation Agent shall sell or otherwise transfer all or substantially all of its assets, on the date when such merger, consolidation or transfer becomes effective and to the extent permitted by any applicable laws, shall become the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, unless otherwise required by the Issuer, and after the said effective date, all references in this Agreement to the Calculation Agent shall be deemed to be references to such entity. Written notice of any such merger, conversion, consolidation or transfer forthwith shall be given to the Issuer and the Principal Agent.

7.	Communications

Any notice or communication given hereunder shall be sufficiently given or served:

(a) if delivered in person to the relevant address specified on the signature pages hereof and, if so delivered, shall be deemed to have been delivered at the time of receipt;

(b) if sent by facsimile to the relevant number specified on the signature pages hereof and, if so sent, shall be deemed to have been delivered immediately after transmission provided the sending facsimile machine prints a successful confirmation of transmission (in the case of facsimile); or

(c) if sent by email to the relevant email address specified on the signature pages hereof, and if so sent, shall be deemed to have been delivered at the time of receipt.

Where a communication is received after business hours it shall be deemed to be received and become effective on the next business day in such place. Every communication shall be irrevocable except in respect of any manifest error therein.

8.	Descriptive Headings and Counterparts

(1) The descriptive headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

(2) This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement.

9.	Governing Law and Jurisdiction

(1) This Agreement is governed by, and shall be construed in accordance with the laws of the State of New York, notwithstanding any otherwise applicable conflicts of law principles.

(2) The Issuer and the Calculation Agent each hereby irrevocably submit to the non-exclusive jurisdiction of any United States federal court sitting in New York City, the Borough of Manhattan over any suit, action or proceeding arising out of or related to this Agreement (together, the “Proceedings”). The Issuer and the Calculation Agent each irrevocably waive, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of the Proceedings brought in such a court and any claim that the Proceedings have been brought in an inconvenient forum. The Issuer and the Calculation Agent each agree that final judgment in the Proceedings brought in such a case may be enforced in any court in the jurisdiction to which the Issuer or the Calculation Agent is subject by a suit upon such judgment, provided that the service of process is effected upon the Issuer and the Calculation Agent in the manner specified in sub-clause (3) below or as otherwise permitted by law.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first above written.

BANK OF AMERICA CORPORATION Bank of America Corporate Center NC1-007-07-13 100 North Tryon Street Charlotte, North Carolina 28255-0065 U.S.A.

E-mail: securities.administration@bankofamerica.com Telephone: (980) 386-5972 Facsimile: (980) 387-8794 Attention: Corporate Treasury – Securities Administration

By:
Name:
Title:

[CALCULATION AGENT] [insert address details] Telephone: [—] Facsimile: [—] Email: [—] Attention: [—]

By:
Name:
Title:

Schedule 12 to

Amended and Restated Agency Agreement

FORM OF

DELIVERY AGENCY AGREEMENT

EURO MEDIUM-TERM NOTES PROGRAM

THIS DELIVERY AGENCY AGREEMENT (this “Agreement”) is made as of [—], 2008 among:

1.	BANK OF AMERICA CORPORATION, a Delaware corporation (the “Issuer”); and

2.	[—] (the “Delivery Agent,” which expression shall include its successor or successors for the time being as delivery agent hereunder).

WHEREAS:

The Issuer proposes to issue from time to time notes (the “Notes”) in accordance with the terms of an Amended and Restated Program Agreement dated July 25, 2008 (as amended or supplemented, the “Program Agreement”) among the Issuer and the Dealers named therein or appointed thereunder, relating to the Issuer’s Euro Medium-Term Note Program.

The Notes will be issued pursuant to, and will have the benefit of, an Amended and Restated Agency Agreement dated July 25, 2008 (as amended or supplemented, the “Agency Agreement”) among the Issuer, The Bank of New York Mellon, as Principal Agent, The Bank of New York (Luxembourg) S.A., as Registrar and Transfer Agent, and the other agents named therein.

The Issuer wishes to appoint the Delivery Agent as delivery agent for the purpose of delivering to (or at the direction of) the holders of the Notes the relevant Physical Delivery Amount(s) in respect of each Series of Notes where specified in the relevant Final Terms (the “Physical Delivery Notes”), in accordance with the Terms and Conditions of the Notes set out in Schedule 6-1 of the Agency Agreement (including the applicable Product Annexes set out in Schedule 6-2 of the Agency Agreement) as amended and modified by the information set out in the relevant Final Terms (together, the “Terms and Conditions”) as the Issuer and the Dealer(s) shall agree.

NOW IT IS HEREBY AGREED that:

(i)	Interpretation

Expressions used and not defined in this Agreement shall, unless the context otherwise requires, have the meanings set forth in the Terms and Conditions and the Program Agreement.

(ii)	Appointment of the Delivery Agent

The Issuer hereby appoints the Delivery Agent as agent for the purposes of delivering to (or at the direction of) the holders of any Physical Delivery Notes the relevant Physical Delivery Amount(s) to which such Physical Delivery Notes relate as are agreed between the Issuer and the Dealer(s) (and set forth in the Terms and Conditions). The Delivery Agent hereby accepts its appointment upon the following terms and conditions. The agreement of the Issuer and the Delivery Agent that this Agreement is to apply to a specific Series of Physical Delivery Notes (the “Relevant Physical Delivery Notes”) shall be evidenced by the naming of the Delivery Agent as such in the relevant Final Terms. As used herein, “Series” means a Tranche of Notes, together with any further Tranche or Tranche of Notes which are (i) expressed to be consolidated and form a single series and (ii) are identical in all respects (including as to listing) except for the date on which such Notes will be issued (the “Issue Date”), for interest bearing Notes, the date from which such Notes bear interest (if different from the Issue Date) and/or the price (expressed as a percentage or amount of the principal amount of the Notes) at which such Notes will be issued.

As used herein “Tranche” means Notes (whether in global or definitive form or both) which are identical in all respects (including as to listing, if any).

(iii)	Duties of Delivery Agent

(1)	The Delivery Agent shall, in relation to each Series of Relevant Physical Delivery Notes, perform promptly all the functions and duties imposed on the Delivery Agent by the Terms and Conditions of the Relevant Physical Delivery Notes.

(2)	Without prejudice to Clause 3(1) above, and subject as provided below, the Delivery Agent shall, in respect of each Series of Relevant Physical Delivery Notes in relation to which it is appointed as Delivery Agent, deliver to (or at the direction of) the holders of such Relevant Physical Delivery Notes the relevant Physical Delivery Amount(s) in accordance with the relevant Asset Transfer Notice (or any other notice delivered in connection with the delivery of the Physical Delivery Amount(s) pursuant to the Terms and Conditions) or otherwise at the reasonable instruction of the Issuer or its agents. All deliveries in respect of any Relevant Physical Delivery Notes shall be made outside the United States and its possessions and shall not be made by transfer to an account at a bank, or delivered to an address, located inside the United States or its possessions. Terms used in the preceding sentence shall have the meanings given to them by the U.S. Internal Revenue Code of 1986, as amended and regulations thereunder.

(3)	In no event will the Delivery Agent be required to perform any obligation under this Agreement unless the Issuer redeems such Relevant Physical Delivery Note in whole or in part by delivery of the relevant Physical Delivery Amount(s)) and the Issuer has delivered or caused to be delivered the relevant Underlying Assets to the Delivery Agent.

(4)	The Delivery Agent shall notify the Agent of any Physical Delivery Amount(s) delivered to the holders of the Relevant Physical Delivery Note.

(5)	If the Delivery Agent does not deliver to (or at the direction of) the holders of such Relevant Physical Delivery Note the relevant Physical Delivery Amount(s)) which it has agreed to deliver, it shall forthwith notify the Issuer and the Principal Agent.

(6)	The Delivery Agent shall comply with appropriate procedures acceptable to the Issuer to ensure that any tax withholding and reporting obligations will be complied with and that all required tax certifications have been received. Such procedures shall include those matters set forth in Clause 11 of the Agency Agreement.

(iv)	Expenses

The Issuer will pay the compensation of the Delivery Agent at such rates as shall be agreed upon between the Issuer and the Delivery Agent from time to time. Upon receiving an accounting from the Delivery Agent, the Issuer also will pay the Delivery Agent for its reasonable out-of-pocket expenses (including reasonable counsel fees and expenses), disbursements and advances incurred or made in accordance with any provision of this Agreement. If the Delivery Agent shall cease to be the Delivery Agent hereunder, it shall repay to the Issuer the unearned portion, calculated on a pro rata basis, of its compensation.

(v)	Indemnity

The Issuer shall indemnify and keep indemnified the Delivery Agent and any of its directors, officers, employees and agents against any losses, liabilities, costs, claims, actions, demands or expenses (including, but not limited to, all reasonable costs, legal fees, charges and expenses paid or incurred in disputing or defending any of the foregoing) which it may reasonably incur or which may be made against it as a result of or in connection with its appointment or the exercise of its powers and duties under this Agreement except such as may result from its own willful default, gross negligence or bad faith or that of its officers, directors, agents or employees, or the material breach by it of the terms of this Agreement.

The Delivery Agent shall indemnify the Issuer and any of its directors, officers, employees and agents against any losses, liabilities, costs, claims, actions, demands or expenses (including, but not limited to, all reasonable costs, legal fees, charges and expenses paid or incurred in disputing or defending any of the foregoing) which the Issuer may reasonably incur or which may be made against the Issuer as a result of the Delivery Agent’s willful default, gross negligence or bad faith or that of its officers, directors, agents or employees or the material breach by it of the terms of this Agreement.

(vi)	Conditions of Appointment

(1)	In acting hereunder and in connection with the Relevant Physical Delivery Note, the Delivery Agent shall act solely as agent of the Issuer, and shall not assume thereby any obligations towards or relationship of agency or trust for or with any of the owners or holders of the Relevant Physical Delivery Note or the receipts or coupons (if any) appertaining thereto (the “Receipts” and the “Coupons,” respectively).

(2)	In relation to each issue of Relevant Physical Delivery Notes, the Delivery Agent hereby undertakes to the Issuer to perform such obligations and duties, and shall be obliged to perform such duties and only such duties as are herein and in the Terms and Conditions specifically set forth, and no implied duties or obligations shall be read into this Agreement or the Terms and Conditions against the Delivery Agent. If the Terms and Conditions are amended on or after a date on which the Delivery Agent accepts any appointment in a way which affects the duties expressed to be performed by the Delivery Agent, the Delivery Agent shall not be obliged to perform such duties as so amended unless it has delivered to the Issuer its prior written consent to the relevant amendment.

(3)	The Delivery Agent may consult with legal and other professional advisers, and the written opinion of such advisers shall be full and complete protection in respect of any action taken, omitted or suffered hereunder in good faith and in accordance with the opinion of such advisers.

(4)	The Delivery Agent shall be protected and shall incur no liability for or in respect of any action taken, omitted or suffered in reliance upon any instruction, request or order from the Issuer or any notice, resolution, direction, consent, certificate, affidavit, statement, cable or other paper or document which it reasonably believes to be genuine and to have been delivered, signed or sent by the proper party or parties or upon written instructions from the Issuer.

(5)	The Delivery Agent, and any of its officers, directors and employees, may become the owner of, or acquire any interest in, any Notes, Receipts or Coupons (if any) with the same rights that it or he would have if the Delivery Agent were not appointed hereunder, and may engage or be interested in any financial or other transaction with the Issuer and any of its Affiliates, and may act on, or as depositary, trustee or agent for, any committee or body of holders of Notes or Coupons (if any) or in connection with any other obligations of the Issuer and any of its Affiliates as freely as if the Delivery Agent were not appointed hereunder.

(vii)	Termination of Appointment

(1)	The Issuer may terminate the appointment of the Delivery Agent at any time by giving to the Delivery Agent at least 45 calendar days’ prior written notice to that effect, provided that, for so long as any of the Relevant Physical Delivery Notes are outstanding:

a.	such notice shall not expire less than 45 calendar days before any date upon which any payment is due in respect of any Relevant Physical Delivery Notes;

b.	notice shall be given in accordance with Condition 14, as applicable, to the holders of the Relevant Physical Delivery Notes at least 30 calendar days prior to any removal of the Delivery Agent; and

c.	upon giving notice of the intended termination of the appointment of the Delivery Agent, the Issuer shall use all reasonable efforts to appoint a further financial institution of good standing as successor Delivery Agent.

(2)	Notwithstanding the provisions of sub-clause (1) above, if at any time:

a.	the Delivery Agent becomes incapable of acting, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of an administrator, liquidator or administrative or other receiver of all or any substantial part of its property, or admits in writing its inability to pay or meet its debts as they may mature or suspends payment thereof, or if any order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law or if a receiver of it or of all or a substantial part of its property is appointed or if any officer takes charge or control of it or of its property or affairs for the purpose of rehabilitation, conservation or liquidation; or

b.	the Delivery Agent fails duly to perform any function or duty imposed upon it by the Terms and Conditions and this Agreement,

the Issuer may forthwith, without notice, terminate the appointment of the Delivery Agent, in which event notice thereof shall be given to the holders of the Relevant Physical Delivery Notes by the Issuer in accordance with Condition 14, as soon as practicable thereafter.

(3)	The termination of the appointment pursuant to sub-clause (1) or (2) above of the Delivery Agent hereunder shall not entitle the Delivery Agent to any amount by way of compensation, but shall be without prejudice to any amount then accrued due.

(4)	The Delivery Agent may resign its appointment hereunder at any time by giving to the Issuer at least 90 calendar days prior written notice to that effect. Following receipt of a notice of resignation from the Delivery Agent, the Issuer promptly shall give notice thereof to the holders of the Relevant Physical Delivery Notes in accordance with Condition 14.

(5)	Notwithstanding the provisions of sub-clauses (1), (2) and (4) above, so long as any of the Relevant Physical Delivery Notes are outstanding, the termination of the appointment of the Delivery Agent (whether by the Issuer or by the resignation of the Delivery Agent) shall not be effective unless upon the expiration of the relevant notice, a successor Delivery Agent has been appointed by the Issuer. The Issuer agrees with the Delivery Agent that if, by the day falling 10 calendar days before the expiration of any notice under sub-clause (1) or (4) above, the Issuer has not appointed a replacement Delivery Agent, the Delivery Agent, on behalf of the Issuer, shall be entitled to appoint as a successor Delivery Agent in its place a reputable financial institution of good standing (acting through its principal London office) which the Issuer shall approve (such approval not to be unreasonably withheld or delayed).

(6)	Upon its appointment becoming effective, a successor Delivery Agent shall, without further act, deed or conveyance, become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of its predecessor with like effect as if originally named as the Delivery Agent hereunder.

(7)	If the appointment of the Delivery Agent hereunder is terminated (whether by the Issuer or by the resignation of the Delivery Agent), the Delivery Agent shall, on the day on which such termination takes effect, deliver to the successor Delivery Agent all records concerning the Relevant Physical Delivery Notes maintained by it (except such documents and records as it is obliged by law or regulation to retain or not to release), but shall have no other duties or responsibilities hereunder.

(8)	Any entity into which the Delivery Agent may be merged or converted, or any entity with which the Delivery Agent may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Delivery Agent shall be a party, or any entity to which the Delivery Agent shall sell or otherwise transfer all or substantially all of its assets, on the date when such merger, consolidation or transfer becomes effective and to the extent permitted by any applicable laws, shall become the successor Delivery Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, unless otherwise required by the Issuer, and after the said effective date, all references in this Agreement to the Delivery Agent shall be deemed to be references to such entity. Written notice of any such merger, conversion, consolidation or transfer forthwith shall be given to the Issuer and the Principal Agent by the Delivery Agent.

(viii)	Communications

Any notice or communication given hereunder shall be sufficiently given or served:

(a)	if delivered in person to the relevant address specified on the signature pages hereof and, if so delivered, shall be deemed to have been delivered at the time of receipt;

(b)	if sent by facsimile to the relevant number specified on the signature pages hereof and, if so sent, shall be deemed to have been delivered immediately after transmission when an acknowledgment of receipt is received (in the case of facsimile); or

(c)	if sent by email to the relevant email address specified on the signature pages hereof and, if so sent, shall be deemed to have been delivered at the time of receipt.

Where a communication is received after business hours, it shall be deemed to be received and become effective on the next Business Day in such place. Every communication shall be irrevocable, except in respect of any manifest error therein.

(ix)	Descriptive Headings and Counterparts

(1)	The descriptive headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

(2)	This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same instrument.

(x)	Governing Law and Jurisdiction

(1)	This Agreement is governed by, and shall be construed in accordance with the laws of the State of New York, notwithstanding any otherwise applicable conflicts of law principles.

(2)

The Issuer and the Delivery Agent each hereby irrevocably submit to the non-exclusive jurisdiction of any United States federal court sitting in New York City, the Borough of Manhattan over any suit, action or proceeding arising out of or related to this Agreement (together, the “Proceedings”). The Issuer and the Delivery Agent each irrevocably waive, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of the Proceedings brought in such a court and any claim that the Proceedings have been brought in an inconvenient forum. The Issuer and the Delivery Agent each agree that final judgment in the Proceedings brought in such a case may be enforced in any court in the jurisdiction to which the Issuer or the Delivery Agent is subject by a suit upon such judgment, provided that the service of process is effected upon the Issuer in the manner specified in sub-clause (3) below or as otherwise permitted by law.

IN WITNESS WHEREOF, this Agreement has been entered into the day and year first above written.

BANK OF AMERICA CORPORATION Bank of America Corporate Center NC1-007-07-13 100 North Tryon Street Charlotte, North Carolina 28255-0065 U.S.A.

E-mail: securities.administration@bankofamerica.com Telephone: (980) 386-5972 Telefax: (980) 387-8794 Attention: Corporate Treasury – Securities Administration

By: ___________________________
Name:
Title:
Telephone: [ ]
Attention: [ ]

By: ___________________________
Name:
Title:
Telephone: [ ]
Attention: [ ]

By: ___________________________
Name:
Title:

DELIVERY AGENT

[insert address details]

E-mail: [—]

Telephone: [ —]

Attention: [—]

Email: [—]

By: ___________________________
Name:
Title:
Telephone: [ ]
Attention: [ ]

Schedule 13 to

Amended and Restated Agency Agreement

FORM OF ASSET TRANSFER NOTICE

EURO MEDIUM-TERM NOTE PROGRAM

NOTES DUE
[year of Maturity Date/Redemption Month]

ISIN [ ]

Principal Agent
To:	The Bank of New York Mellon
One Canada Square
London
E14 5AL
United Kingdom
Attention: Corporate Trust Administration
Telephone: +44 20 7964 8851
Facsimile: +44 20 7964 2536

By depositing this duly completed Notice with the Paying Agent or the Transfer Agent, as provided in Condition 5(h), the undersigned holder of such of the Notes referred to below irrevocably sets forth its instruction to have the Physical Delivery Amount in respect of the Notes delivered, or in respect of which the Certificate is delivered, as set forth herein under Condition 5(h).

The Notice relates to Notes in the aggregate principal amount of

_________________________

            (            ), in the case of Bearer Definitive Notes or Registered Definitive Certificates bearing the following serial numbers:

If the Notes/Certificate referred to above are to be returned to the undersigned under Clause 12(6) of the Amended and Restated Agency Agreement dated July 25, 2008 among Bank of America Corporation, as issuer, The Bank of New York Mellon, as principal agent, The Bank of New York (Luxembourg) S.A., as transfer agent and registrar, and the other agents named therein (the “Agency Agreement”), they should be returned by post to (See Note (1) below):

To:

Address:

For the Attention of:

Delivery Instructions for Notes Held Outside of Euroclear or Clearstream, Luxembourg

Please make delivery of the Physical Delivery Amount and/or any cash amounts to be paid in respect of the above-mentioned Notes as follows:

by transfer to the following account:

For Physical Delivery Amount:\ Clearing System:

Account Number:

Account Name:

For Cash Amounts:

Receiving Bank Correspondent:

SWIFT:

Bank Name

Swift Code:

Beneficiary Account Name:

Account No.:

Reference:

Additional Agreements:

(i)     The undersigned hereby undertakes to pay all Expenses with respect to the relevant Notes, including any applicable depositary charges, transactions or exercise charges, stamp duty, stamp duty reserve tax and/or other taxes or duties arising from the delivery or transfer of the Physical Delivery Amount to or to the order of the undersigned.

(ii)    The undersigned certifies that the beneficial owner of each Note is not a U.S. person (as defined in the Regulation S under the Securities Act of 1933, as amended), the Note is not being redeemed within the United States or on behalf of a U.S. person and no cash, securities or other property have been or will be delivered within the United States or its possessions or to, or for the account or benefit of, a U.S. person in connection with the transfer contemplated hereby.

(iii)  The undersigned authorizes the production of this Asset Transfer Notice, including the certifications herein, in any applicable governmental, judicial, administrative or legal proceedings.

For:

By:

Signature:

Print Name:

Telephone No.:

E-mail:

Dated:

To be completed by recipient Paying Agent or Transfer Agent in respect of notes held outside of Euroclear or Clearstream, Luxembourg

Received by:____________________________________________________________________

Signature and stamp of Paying Agent/Transfer Agent

At its office at:___________________________________________________________________

On:____________________________________________________________________________

Time:__________________________________________________________________________

Notes

(1) The Agency Agreement provides that Notes or authorities so returned will be sent by post, uninsured and at the risk of the Noteholder, unless the Noteholder otherwise requests and pays the costs of such insurance in advance to the relevant Paying Agent.

(2) This Asset Transfer Notice is not valid unless all of the paragraphs requiring completion are duly completed.

(3) The Paying Agent or Transfer Agent with whom the above-mentioned Bearer Notes or Registered Certificates are deposited will not in any circumstances be liable to the depositing Noteholder or any other person for any loss or damage arising from any act, default or omission of such Paying Agent or Transfer Agent in relation to the said Bearer Notes or Registered Certificates or any of them unless such loss or damage was caused by the fraud or gross negligence of such Paying Agent or Transfer Agent or its directors, officers or employees.

Schedule 14 to

Amended and Restated Agency Agreement

REGULATIONS CONCERNING THE TRANSFER AND REGISTRATION OF NOTES IN REGISTERED

FORM

These provisions are applicable separately to each Series of Notes.

1. Each Registered Certificate shall represent an integral number of Registered Notes.

2. Unless otherwise requested by the holder and agreed by the relevant Issuer and save as provided in the Terms and Conditions, each holder of more than one Registered Note shall be entitled to receive only one Registered Certificate in respect of its holding.

3. Unless otherwise requested by the joint holders and agreed by the relevant Issuer and save as provided in the Terms and Conditions, the joint holders of one or more Registered Notes shall be entitled to receive only one Registered Certificate in respect of their joint holding which shall, except where they otherwise direct, be delivered to the joint holder whose name appears first in the register of the holders of Registered Notes in respect of the joint holding. All references to “Noteholder”, “Transferor” and “Transferee” shall include joint holders, transferors and transferees.

4. The executors or administrators of a deceased holder of Registered Notes (not being one of several joint holders) and, in the case of the death of one or more of joint holders, the survivor or survivors of such joint holders shall be the only persons recognised by the relevant Issuer as having any title to such Registered Notes.

5. Any person becoming entitled to Registered Notes in consequence of the death or bankruptcy of the holder of such Registered Notes may, upon producing such evidence that such person holds the position in respect of which that person proposes to act under this paragraph or of his title as the Transfer Agent or the Registrar shall require (including legal opinions), be registered as the holder of such Registered Notes or, subject to the preceding paragraphs as to transfer, may transfer such Registered Notes. The Issuer, the Transfer Agent and the Registrar may retain any amount payable upon the Registered Notes to which any person is so entitled until such person shall be so registered or shall duly transfer the Registered Notes.

6. The Registered Note(s) are transferable by execution of the form of transfer at Schedule 15 of this Agency Agreement (as defined below) under the hand of the Transferor or, where the Transferor is a corporation or other entity, either under its common seal or under the hand of two of its officers duly authorized in writing. In each case, the form of transfer must be duly completed and executed and duly stamped (where applicable) and must be accompanied by the Registered Certificate in respect of such Registered Note and such documents, evidence and information as may be required pursuant to the Terms and Conditions and such other evidence as the Issuer, the Registrar or the Transfer Agent may reasonably require to prove the title of the Transferor or the Transferor’s right to transfer the Registered Note(s) and, if the form of transfer is executed by some other person on the Transferor’s behalf or in the case of the execution of a form of transfer on behalf of a corporation by its officers, the authority of that person or those persons to do so. In the case of a transfer of part only of a holding of Registered Notes represented by one Registered Certificate to a person who is already a holder of Registered Notes, the Registrar shall only issue a new Registered Certificate representing the enlarged holding against surrender of the existing Registered Certificate, and a further new Registered Certificate in respect of the balance of the holding not transferred shall be issued to the Transferor.

7. All transfers of, and exercises of options relating to and deliveries of Registered Certificates representing, Registered Notes shall be made in accordance with the Terms and Conditions.

8. Without prejudice to any applicable restrictions on transfer, upon acceptance for transfer of an interest in Notes evidenced by a Registered Global Certificate for individual Registered Definitive Certificates as provided herein, the Registrar shall record the entries in the Register in respect of the Registered Notes accordingly.

All capitalized terms used in this Schedule 14 shall have the meanings given to them in the Agency Agreement.

Schedule 15 to

Amended and Restated Agency Agreement

FORM OF TRANSFER

BANK OF AMERICA CORPORATION

To:	The Bank of New York (Luxembourg) S.A.
Aerogolf Centre
1A, Hoehenhof
L-1736 Senningerberg
Luxembourg

For the attention of:	[Peter Bun – New Issues Department]
Fax Number:	[+352 342 090 6035]

FOR VALUE RECEIVED

(Please print or type name and address (including postal code) of Transferor)

Registration name: ______________________________

Address:

Contact Name:___________________________             Telephone number:______________________

_______________________________________

hereby sell(s), assign(s) and transfer(s) to:

(Please print or type name and address (including postal code) and account details of transferee)

Registration name: ______________________________

Address:

Contact Name:___________________________             Telephone number:______________________

_______________________________________

Bank Account Details:

[            ] Notes and all rights in respect thereof, hereby irrevocably constituting and appointing the Registrar as attorney to transfer such principal amount of the Notes in the register maintained by the Registrar with full power of substitution.

Signature(s)

______________________________

______________________________

______________________________

Date: ______________________________

N.B.:

1.	This form of transfer must be accompanied by such documents, evidence and information as may be required pursuant to the Terms and Conditions of the Notes and the Amended and Restated Agency Agreement dated July 25, 2008, among Bank of America Corporation, as issuer, The Bank of New York Mellon, as principal agent, and The Bank of New York (Luxembourg) S.A., as transfer agent and registrar, and the other agents named therein, must be executed under the hand of the Transferor or, if the Transferor is a corporation, either under the hand of two of its officers duly authorized in writing and, in such latter case, the document so authorizing such officers must be delivered with this form of transfer.

2.	In each case, the signature(s) must be supported by such evidence as the Transfer Agent or the Registrar may reasonably require.

3.	The signature(s) on this form of transfer must correspond with the name(s) as it/they appear(s) on the face of this form of transfer in every particular, without alteration or enlargement or any change whatever.